   As filed with the Securities and Exchange Commission on October 21, 1994.
                                                       Registration No. 33-55923

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          ----------------------------

                             FIRST BANK SYSTEM, INC.
             (Exact name of registrant as specified in its charter)

       Delaware                       6711                      41-0255900
    (State or other            (Primary Standard             (I.R.S. Employer
    jurisdiction of        Industrial Classification          Identification
   incorporation or               Code Number)                    Number)
     organization)

                                First Bank Place
                             601 Second Avenue South
                        Minneapolis, Minnesota 55402-4302
                                 (612) 973-1111
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Richard A. Zona
                                First Bank Place
                             601 Second Avenue South
                        Minneapolis, Minnesota 55402-4302
                                 (612) 973-1111
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          ----------------------------

                                   COPIES TO:
          Lee R. Mitau, Esq.                     Bruce A. Machmeier, Esq.
           Dorsey & Whitney                    Oppenheimer Wolff & Donnelly
        220 South Sixth Street                    45 South Seventh Street
   Minneapolis, Minnesota 55402-1498           Minneapolis, Minnesota  55402

                          ----------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             FIRST BANK SYSTEM, INC.

                              ---------------------

                              CROSS REFERENCE SHEET
                    PURSUANT TO ITEM 501(b) OF REGULATION S-K


                   ITEM NO. IN FORM S-4                                     LOCATION IN PROSPECTUS
A.   INFORMATION ABOUT THE TRANSACTION

     1.   Forepart of Registration Statement and Outside         Facing page of registration statement; outside
          Front Cover Page of Prospectus                         front cover page of Prospectus

     2.   Inside Front and Outside Back Cover Pages of           Available Information; Incorporation of Certain
          Prospectus                                             Documents by Reference; Table of Contents

     3.   Risk Factors, Ratio of Earnings to Fixed Charges       Summary
          and Other Information

     4.   Terms of the Transaction                               Summary; The Merger

     5.   Pro Forma Financial Information                        Unaudited Pro Forma Combined Financial Information

     6.   Material Contacts with the Company Being Acquired      The Merger

     7.   Additional Information Required for Reoffering by      *
          Persons and Parties Deemed to Be Underwriters

     8.   Interests of Named Experts and Counsel                 Legal Opinions

     9.   Disclosure of Commission Position on                   *
          Indemnification for Securities Act Liabilities

B.   INFORMATION ABOUT THE REGISTRANT

     10.  Information with Respect to S-3 Registrants            Incorporation of Certain Documents by Reference;
                                                                 Summary; Business of FBS; Description of FBS
                                                                 Capital Stock

     11.  Incorporation of Certain Information by Reference      Incorporation of Certain Documents by Reference

     12.  Information with Respect to S-2 or S-3 Registrants     *

     13.  Incorporation of Certain Information by Reference      *

     14.  Information with Respect to Registrants other than
          S-3 or S-2 Registrants                                 *

C.   INFORMATION ABOUT THE COMPANY BEING ACQUIRED

     15.  Information with Respect to S-3 Companies              Incorporation of Certain Documents by Reference;
                                                                 Summary; Business of MFC; Description of MFC
                                                                 Capital Stock

     16.  Information with Respect to S-2 or S-3 Companies       *

     17.  Information with Respect to Companies other than       *
          S-3 or S-2 Companies

D.   VOTING AND MANAGEMENT INFORMATION

     18.  Information if Proxies, Consents or Authorizations     Incorporation of Certain Documents by Reference;
          are to be Solicited                                    Information Concerning the FBS Special Meeting;
                                                                 Information Concerning the MFC Special Meeting;
                                                                 The Merger; Management and Additional Information

     19.  Information if Proxies, Consents or Authorizations     *
          are not to be Solicited or in an Exchange Offer

- -------------------------
     *    Answer is negative or item is not applicable.

                                   [FBS LOGO]
                            FIRST BANK SYSTEM, INC.
                                FIRST BANK PLACE
                            601 SECOND AVENUE SOUTH
                       MINNEAPOLIS, MINNESOTA 55402-4302

                                                                    [DATE], 1994

Dear Shareholder:

    A Special Meeting of Shareholders of First Bank System, Inc. ("FBS") has been scheduled for [DAY], [DATE], 1994, at [LOCATION], Minneapolis, Minnesota, at [TIME] local time. The accompanying Notice of Special Meeting, Joint Proxy Statement/Prospectus and Proxy Card set forth the formal business to be transacted at the meeting. I encourage you to review these materials and to attend the special meeting.


    At the special meeting, FBS' common shareholders are being asked to approve and adopt the Agreement of Merger and Consolidation by and between FBS and Metropolitan Financial Corporation ("MFC") dated July 21, 1994 (the "Merger Agreement"), and the transactions contemplated thereby, pursuant to which FBS would acquire MFC through a merger of MFC into FBS. Based on the total number of shares and rights to acquire shares of MFC common stock outstanding at September 30, 1994, and assuming there is no adjustment to the exchange ratio as described in the enclosed materials, a maximum of 22,644,943 new shares of FBS common stock could be issued to persons other than FBS in connection with the merger, or approximately 16.5% of the total number of such shares outstanding at September 30, 1994, after giving effect to such issuance. Under certain circumstances described in the enclosed materials, the number of shares issued by FBS in connection with the merger would exceed 20% of the FBS common stock outstanding prior to the merger. In such event, Delaware law requires FBS shareholders to approve the Merger Agreement and the rules of the New York Stock Exchange require a vote of holders of FBS common stock to approve issuance of the FBS common stock to be issued pursuant to the Merger Agreement. Therefore, FBS is seeking shareholder approval of the Merger Agreement and the transactions contemplated thereby. The affirmative vote of at least a majority of the total number of outstanding shares of FBS common stock entitled to vote is required to approve and adopt the Merger Agreement.



    Consummation of the merger is conditioned upon, among other things, the receipt of all required shareholder and regulatory approvals. FBS' shareholders also are being asked to approve the adjournment of the special meeting to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve and adopt the Merger Agreement and the transactions contemplated thereby. Approval of the adjournment requires the affirmative vote of at least a majority of the votes cast provided that a quorum is present at the FBS special meeting.



    It is expected that all of the 1,527,608 shares of FBS common stock (excluding shares subject to stock options) beneficially owned by directors and executive officers of FBS and their affiliates at the record date for the FBS special meeting (1.3% of the total number of outstanding shares of FBS common stock at such date) will be voted for approval and adoption of the Merger Agreement and for adjournment of the FBS special meeting if necessary to permit further solication of proxies.



    If the accompanying Proxy Card is properly executed and returned to FBS in time to be voted at the FBS special meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND FOR THE PROPOSAL TO ADJOURN THE FBS SPECIAL MEETING IF NECESSARY TO PERMIT FURTHER SOLICATION OF PROXIES. The presence of a shareholder at the FBS special meeting will not automatically revoke such shareholder's proxy. A shareholder may, however, revoke a proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, Michael J. O'Rourke, Secretary, First Bank System, Inc., First Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302, or by attending the FBS special meeting and voting in person.

    The FBS Board of Directors has unanimously approved the Merger Agreement and the transactions contemplated thereby, and believes that these actions are in the best interests of FBS and its shareholders. Accordingly, the Board recommends that you vote in favor of the Merger Agreement and in favor of adjournment of the special meeting as described above. I urge you to complete, sign, date and return the accompanying proxy card as soon as possible, even if you plan to attend the special meeting. This procedure will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

                                          Very truly yours,
                                          John F. Grundhofer
                                          CHAIRMAN, PRESIDENT AND CHIEF
                                          EXECUTIVE OFFICER

                            FIRST BANK SYSTEM, INC.
                                FIRST BANK PLACE
                            601 SECOND AVENUE SOUTH
                       MINNEAPOLIS, MINNESOTA 55402-4302

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON [DATE], 1994

    NOTICE IS HEREBY GIVEN that a Special Meeting (the "Special Meeting") of holders of Common Stock of First Bank System, Inc. ("FBS") will be held on [DAY], [DATE], 1994, at [LOCATION], Minneapolis, Minnesota, at [TIME] local time. A Proxy Card and Joint Proxy Statement/Prospectus for the Special Meeting are enclosed.

    The Special Meeting is for the purpose of considering and acting upon:

    1. A proposal to approve and adopt the Agreement of Merger and Consolidation by and between FBS and Metropolitan Financial Corporation ("MFC") dated July 21, 1994 (the "Merger Agreement"), and the transactions contemplated thereby. Pursuant to the Merger Agreement, among other things, MFC will be merged with and into FBS (the "Merger"), and each outstanding share of MFC Common Stock will be exchanged for 0.6803 share of FBS Common Stock (with cash paid in lieu of fractional shares) and each outstanding share of MFC Series B Preferred Stock will be converted into the right to receive $27.00 (plus accumulated and unpaid dividends) in cash, except shares of MFC Series B Preferred Stock as to which statutory dissenters' rights have been exercised and not effectively withdrawn or otherwise lost. The exchange ratio for the MFC Common Stock will be adjusted if the average closing price of FBS Common Stock during the 20 trading days ending three business days before the last date of the meetings of shareholders of MFC and FBS scheduled to consider the Merger is less than $33.00 or more than $40.50.

    2. A proposal to adjourn the Special Meeting to a later date to permit further solicitation of proxies in the event an insufficient number of shares is present in person or by proxy at the Special Meeting to approve and adopt the Merger Agreement and the transactions contemplated thereby.

    3. Such other matters as may properly come before the Special Meeting or any adjournments thereof.

    The Board of Directors is not aware of any other business to come before the Special Meeting.

    Any action may be taken on any one of the foregoing proposals at the Special Meeting on the date specified above or on any date to which the Special Meeting may properly be adjourned. Pursuant to the Bylaws, the Board has fixed the close of business on [RECORD DATE] as the record date for determination of the shareholders entitled to vote at the Special Meeting and any adjournments thereof.

    You are requested to complete and sign the accompanying Proxy Card, which is solicited by the Board of Directors, and mail it promptly in the enclosed envelope. All proxies are important, so please complete each Proxy Card sent to you and return it in the envelope provided. No proxy will be used if you attend and vote at the Special Meeting in person.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Michael J. O'Rourke
                                          SECRETARY

Minneapolis, Minnesota
[DATE], 1994

IMPORTANT: PLEASE RETURN EACH PROXY CARD SENT TO YOU. THE PROMPT RETURN OF PROXIES WILL SAVE FBS THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ASSURE A QUORUM. AN ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                   [MFC LOGO]

                                                                    [DATE], 1994

Dear Fellow Stockholder:

    You are cordially invited to attend a Special Meeting of Stockholders ("Special Meeting") of Metropolitan Financial Corporation ("MFC") to be held on [DAY], [DATE], 1994 at [TIME], local time, at [LOCATION], Minneapolis, Minnesota.


    At the Special Meeting you will be asked to consider and vote upon a proposed Agreement of Merger and Consolidation dated July 21, 1994 (the "Merger Agreement"), and the transactions contemplated thereby, pursuant to which MFC will be merged with and into First Bank System, Inc. ("FBS") (the "Merger"). If the proposed Merger described in the accompanying Joint Proxy Statement/Prospectus becomes effective, stockholders of MFC will receive .6803 of a share of FBS Common Stock for each share of MFC Common Stock and the right to receive $27.00 (plus accumulated and unpaid dividends) in cash for each share of Series B Preferred Stock of MFC owned by them. The exchange ratio for the MFC Common Stock will be adjusted if the average closing price of FBS Common Stock during the 20 trading days ending three business days before the last date of the meetings of stockholders of MFC and FBS scheduled to consider the Merger (the "Average Price") is less than $33.00 or more than $40.50. Thus, if the Average Price is less than $33.00, the exchange ratio would increase and result in the receipt by MFC shareholders of more than .6803 share of FBS Common Stock for each share of MFC Common Stock, and, if the Average Price is greater than $40.50, the exchange ratio would decrease and result in the receipt by MFC shareholders of less than .6803 share of FBS Common Stock for each share of MFC. Any fractional share of FBS resulting from the application of the exchange ratio will be paid in cash. Based on the last reported sale price of FBS Common Stock on the New York Stock Exchange on October 17, 1994, the exchange ratio would result in a per share purchase price for a share of MFC Common Stock of $24.23. If the Merger is completed, MFC stockholders will no longer hold any interest in MFC following the Merger other than through their interest in shares of FBS Common Stock.



    The proposed Merger has been approved by the Boards of Directors of MFC and FBS and is subject to approval by holders of a majority of the outstanding MFC Common Stock and FBS Common Stock in addition to the approval of bank and thrift regulators. MFC shareholders also are being asked to approve the adjournment of the Special Meeting to permit the further solicitation of proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the Merger. Approval of the adjournment requires the affirmative vote of at least a majority of the votes cast, provided that a quorum is present at the Special Meeting.


    The Board of Directors of MFC believes that the Merger is in the best interests of MFC and its stockholders and therefore recommends that you vote in favor of the Merger. Details of the background and reasons for the proposed Merger appear and are explained in the Joint Proxy Statement/Prospectus. Additional information regarding MFC and FBS also is set forth in the Joint Proxy Statement/Prospectus or is incorporated by reference therein from other documents. I urge you to read this material carefully.

    MFC's Board of Directors has received opinions of Dain Bosworth Incorporated and Montgomery Securities, MFC's financial advisers, that the consideration being offered in the Merger is fair from a financial point of view to MFC's common stockholders. A copy of these opinions are included as Appendices B and C to the Joint Proxy Statement/Prospectus.


    It is expected that all of the [________] shares of MFC Common Stock (excluding shares subject to stock options) beneficially owned by directors and executive officers of MFC and their affiliates at the record date for the Special Meeting ([_____]% of the total number of outstanding shares of MFC Common Stock at such date) will be voted for approval and adoption of the Merger Agreement and for adjournment of the Special Meeting if necessary to permit further solication of proxies.



    If the accompanying Proxy Card is properly executed and returned to MFC in time to be voted at the Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND FOR THE PROPOSAL TO ADJOURN THE SPECIAL MEETING IF NECESSARY TO PERMIT FURTHER SOLICATION OF PROXIES. The presence of a shareholder at the

Special Meeting will not automatically revoke such shareholder's proxy. A shareholder may, however, revoke a proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, Charles D. Kalil, Secretary, Metropolitan
Financial Corporation, 1000 Metropolitan Centre, 333 South Seventh Street, Minneapolis, Minnesota 55402, or by attending the Special Meeting and voting in person.


    It is important that you consider carefully the terms of the proposed Merger which are described in the Joint Proxy Statement/Prospectus. In order to ensure that your vote is represented at the meeting, please indicate your choice on the enclosed proxy form, date and sign it, and return it in the enclosed envelope. You are welcome to attend the Special Meeting and vote in person even if you have previously returned the proxy card.

    Please do not send in any stock certificates at this time. If the Merger is adopted you will be sent instructions regarding the surrender of your existing stock certificates.

                                          Sincerely,
                                          Norman M. Jones
                                          CHAIRMAN OF THE BOARD
                                            AND CHIEF EXECUTIVE OFFICER

                       METROPOLITAN FINANCIAL CORPORATION
                            1000 METROPOLITAN CENTRE
                            333 SOUTH SEVENTH STREET
                          MINNEAPOLIS, MINNESOTA 55402

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON [DATE], 1994

    NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Metropolitan Financial Corporation ("MFC") will be held at [LOCATION], Minneapolis, Minnesota at [TIME], local time, on [DAY], [DATE], 1994 to consider and take action on the following:

    1. A proposal to approve and adopt the Agreement of Merger and Consolidation by and between First Bank System, Inc. ("FBS") and MFC dated July 21, 1994 (the "Merger Agreement") and the transactions contemplated thereby. Pursuant to the Merger Agreement, among other things, MFC will be merged with and into FBS (the "Merger"), and each outstanding share of MFC Common Stock will be exchanged for 0.6803 share of FBS Common Stock (with cash paid in lieu of fractional shares) and each outstanding share of MFC Series B Preferred Stock will be converted into the right to receive $27.00 (plus accumulated and unpaid dividends) in cash, except shares of MFC Series B Preferred Stock as to which statutory dissenters' rights have been exercised and not effectively withdrawn or otherwise lost. The exchange ratio for the MFC Common Stock will be adjusted if the average closing price of FBS Common Stock during the 20 trading days ending three business days before the last date of the meetings of stockholders of MFC and FBS scheduled to consider the Merger is less than $33.00 or more than $40.50.

    2. A proposal to adjourn the Special Meeting to a later date to permit further solicitation of proxies in the event an insufficient number of shares is present in person or by proxy at the Special Meeting to approve and adopt the Merger Agreement and the transactions contemplated thereby.

    3. Such other matters as may properly come before the Special Meeting or any adjournments thereof.

    The Board of Directors is not aware of any other business to come before the Special Meeting.

    Only stockholders of record of MFC Common Stock at the close of business on [RECORD DATE], 1994 are entitled to notice of, and to vote at, the meeting.

    It is important that all stockholders of MFC Common Stock be represented at the meeting. We urge you to sign and return the enclosed Proxy as promptly as possible--whether or not you plan to attend the meeting. The Proxy should be returned to American Stock Transfer & Trust Company, transfer agent for MFC, in the enclosed envelope. The Proxy may be revoked at any time prior to its exercise. No proxy will be used if you attend and vote at the Special Meeting in person.

                                          By Order of the Board of Directors

                                          Charles D. Kalil
                                          SECRETARY

Date: [DATE], 1994

                            FIRST BANK SYSTEM, INC.
                                      AND
                       METROPOLITAN FINANCIAL CORPORATION
                             JOINT PROXY STATEMENT

                            ------------------------

                                   PROSPECTUS
                                       OF
                            FIRST BANK SYSTEM, INC.
                         COMMON STOCK, $1.25 PAR VALUE

                            ------------------------

    This Joint Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") is being furnished to the holders of common stock of First Bank System, Inc. ("FBS") and of Metropolitan Financial Corporation ("MFC") in connection with the solicitation of proxies by the respective Board of Directors of FBS and MFC for use at special meetings of such holders (respectively, the "FBS Special Meeting" and the "MFC Special Meeting," and collectively, the "Special Meetings") to be held on [DATE], 1994, in the case of the FBS Special Meeting, and [DATE], 1994, in the case of the MFC Special Meeting. At the Special Meetings, MFC and FBS common shareholders will be asked to consider and act upon a proposal to approve and adopt the Agreement of Merger and Consolidation by and between FBS and MFC dated July 21, 1994 (the "Merger Agreement"), and the transactions contemplated thereby, pursuant to which, among other things, MFC would be acquired by FBS by means of a merger of MFC into FBS (the "Merger"). A copy of the Merger Agreement is attached hereto as Appendix A and is incorporated herein by reference.


    In the Merger, each outstanding share of MFC common stock, par value $.01 ("MFC Common Stock"), will be converted into .6803 share of FBS common stock, par value $1.25 per share ("FBS Common Stock"), subject to certain adjustments as described below, and each outstanding share of MFC preferred stock, par value $.01 ("MFC Preferred Stock"), other than shares of MFC Preferred Stock as to which dissenter's rights have been perfected, will be converted into the right to receive $27.00 (plus accumulated and unpaid dividends) in cash. The outstanding shares of FBS Common Stock are, and it is a condition to consummation of the Merger that the shares of FBS Common Stock to be issued in the Merger have been, listed on the New York Stock Exchange (the "NYSE") under the symbol "FBS." The last reported sale price of FBS Common Stock on the NYSE Composite Tape on October 17, 1994 was $35.625 per share. Based on such last reported sale price, the exchange ratio resulted in a per share purchase price for the MFC Common Stock of $24.23. Because the number of shares of FBS Common Stock to be received for each share of MFC Common Stock is fixed, except as described below, a change in the market price of FBS Common Stock before the Merger would affect the value of the FBS Common Stock to be received in the Merger in exchange for MFC Common Stock.


                                                        (CONTINUED ON NEXT PAGE)

                           --------------------------

THESE SECURITIES HAVE  NOT BEEN APPROVED  OR DISAPPROVED BY  THE SECURITIES  AND
   EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS THE
     SECURITIES  AND   EXCHANGE   COMMISSION  OR   ANY   STATE   SECURITIES
       COMMISSION   PASSED  UPON   THE  ACCURACY  OR   ADEQUACY  OF  THIS
           PROXY  STATEMENT/PROSPECTUS.  ANY  REPRESENTATION  TO  THE
                              CONTRARY IS A CRIMINAL OFFENSE.

THE  SHARES  OF  FBS  COMMON  STOCK OFFERED  HEREBY  ARE  NOT  SAVINGS ACCOUNTS,
   DEPOSITS OR OTHER OBLIGATIONS OF ANY  BANK OR SAVINGS ASSOCIATION AND  ARE
     NOT  INSURED  BY  THE  FEDERAL  DEPOSIT  INSURANCE  CORPORATION,  BANK
       INSURANCE  FUND,  SAVINGS  ASSOCIATION   INSURANCE  FUND  OR   ANY
                                   OTHER GOVERNMENTAL AGENCY.

     THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS [       ], 1994.

    Notwithstanding the foregoing, if the average of the closing prices of FBS Common Stock as quoted on the NYSE for the 20 trading days ending three business days prior to the last date of the Special Meetings (the "Average Price") is less than $33.00, then the exchange ratio of .6803 share of FBS Common Stock for each share of MFC Common Stock will be adjusted by multiplying .6803 by the quotient of (i) $33.00 divided by (ii) the Average Price. Thus, if the Average Price is less than $33.00, the exchange ratio would increase and result in the receipt by MFC shareholders of more than .6803 share of FBS Common Stock for each share of MFC Common Stock. If the Average Price is greater than $40.50, then the exchange ratio of .6803 share of FBS Common Stock for each share of MFC Common Stock will be adjusted by multiplying .6803 by the quotient of (i) $40.50 divided by (ii) the Average Price. Thus, if the Average Price is greater than $40.50, the exchange ratio would decrease and result in the receipt by MFC shareholders of less than .6803 share of FBS Common Stock for each share of MFC Common Stock. Each of FBS and MFC may, at their respective options, abandon and terminate the Merger Agreement before it takes effect if the Average Price is less than $29.50. For additional information regarding the terms of the Merger, see the Merger Agreement and "The Merger" herein.


    Consummation of the Merger is conditioned upon, among other things, receipt of all required shareholder and regulatory approvals. If there are not sufficient votes at the time of the MFC Special Meeting or the FBS Special Meeting to approve and adopt the Merger Agreement, the shareholders of the applicable company may be asked to approve adjournment of such company's Special Meeting to permit further solicitation of proxies. See "Adjournment of Special Meetings" herein. Because of the uncertainty of the timing of the receipt of regulatory approvals, the Merger may not be consummated for a substantial period of time after approval of the Merger by the shareholders of FBS and MFC. See "The Merger--Regulatory Approvals Required."

    J.P. Morgan Securities Inc. has rendered its opinion dated July 25, 1994, to the Board of Directors of FBS that the exchange ratio is fair to holders of FBS Common Stock from a financial point of view. See "The Merger-- Opinion of FBS Financial Adviser" herein. Dain Bosworth Incorporated and Montgomery Securities have each rendered their opinions dated July 21, 1994 and July 20, 1994, respectively, to the Board of Directors of MFC that the consideration being offered in the Merger is fair from a financial point of view to MFC's common shareholders (other than FBS and its affiliates). See "The Merger--Opinions of MFC Financial Advisers" herein.

    THE BOARD OF DIRECTORS OF FBS UNANIMOUSLY RECOMMENDS THAT FBS SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. THE BOARD OF DIRECTORS OF MFC UNANIMOUSLY RECOMMENDS THAT MFC SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    This Proxy Statement/Prospectus and the forms of proxies for the respective Special Meetings are first being mailed to the shareholders of FBS and MFC on or
about [       ], 1994.


    This Proxy Statement/Prospectus is included as part of a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, including documents and information incorporated by reference, the "Registration Statement") filed with the Securities and Exchange Commission by FBS, relating to the registration under the Securities Act of 1933, as amended, of up to 25,481,326 shares of FBS Common Stock to be issued in connection with the Merger.

                             AVAILABLE INFORMATION

    FBS and MFC are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning FBS and MFC can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and 1400 Northwestern Atrium Center, 500 Madison Street, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy statements and other information concerning FBS and MFC also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    FBS has filed a registration statement on Form S-4 (together with all amendments and exhibits thereto, including documents and information incorporated by reference, the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of FBS Common Stock to be issued in connection with the Merger. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements contained in this Proxy Statement/Prospectus as to the contents of any document are not necessarily complete, and in each instance reference is made to such document itself, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO FBS (EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO KARIN GLASGOW, FIRST BANK SYSTEM, INC., FIRST BANK PLACE, 601 SECOND AVENUE SOUTH, MINNEAPOLIS, MINNESOTA
55402-4302, TELEPHONE NUMBER (612) 973-2264. DOCUMENTS RELATING TO MFC (EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO PATRICIA HENNING, METROPOLITAN FINANCIAL CORPORATION, 1000 METROPOLITAN CENTRE, 333 SOUTH SEVENTH STREET, MINNEAPOLIS, MINNESOTA 55402, TELEPHONE NUMBER (612) 399-6000. IN ORDER TO
ENSURE TIMELY  DELIVERY  OF  THE  DOCUMENTS,  ANY  REQUEST  SHOULD  BE  MADE  BY
[       ], 1994 [FIVE BUSINESS DAYS BEFORE THE SPECIAL MEETINGS].


    The following FBS documents which have been filed by FBS with the Commission are hereby incorporated by reference in this Proxy Statement/Prospectus: (i) Annual Report on Form 10-K for the year ended December 31, 1993; (ii) quarterly reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994;
(iii) Current Reports on Form 8-K filed January 18, 1994, March 22, 1994, April 20, 1994, July 6, 1994 and August 5, 1994; (iv) Current Report on Form 8-K/A
filed September 9,  1994 (amending Current  Report on Form  8-K filed August  5,
1994); and (v) the description of FBS Common Stock contained in Item 1 of the FBS Registration Statement on Form 8-A dated March 19, 1984, as amended in its entirety by that Form 8 Amendment dated February 26, 1993 and that Form 8-A/A-2 dated October 6, 1994, and any amendment or report filed for the purpose of updating such description filed subsequent to the date of this Proxy Statement/Prospectus and prior to the termination of the offering described herein; and the description of the rights to purchase preferred stock contained in Item 1 of the FBS Registration Statement on Form 8-A dated December 21, 1988, as amended by that Form 8 Amendment dated June 11, 1990 and as amended in its entirety by that Form 8 Amendment dated February 26, 1993, and any amendment or report filed for the purpose of updating such description filed subsequent to the date of this Proxy Statement/Prospectus and prior to the termination of the offering described herein.


    The following MFC documents which have been filed by MFC with the Commission are hereby incorporated by reference in this Proxy Statement/Prospectus: (i) Annual Report on Form 10-K for the year ended December 31, 1993; (ii) quarterly reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994;
(iii) Current Report on Form 8-K filed on July 26, 1994; (iv) the description of MFC Common Stock contained in Item 1 of the MFC Registration Statement on Form 8-A dated November 4, 1985, and any amendment or report filed for the purpose of updating such description filed subsequent to the date of this Proxy Statement/Prospectus and prior to the termination of the offering described herein; and (v) the description of MFC's $2.875 Cumulative Perpetual Preferred Stock, Series B, contained in Item 1 of the MFC Registration Statement on Form 8-A dated October 4, 1990, as amended by that Form 8 Amendment dated November 19, 1990, and any amendment or report filed for the purpose of updating such description filed subsequent to the date of this Proxy Statement/Prospectus and prior to the termination of the offering described herein.

    All documents filed by FBS or MFC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and before the respective Special Meetings shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in another subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

    ALL INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS REGARDING MFC AND ITS AFFILIATES HAS BEEN FURNISHED BY MFC, AND ALL INFORMATION HEREIN REGARDING FBS AND ITS AFFILIATES HAS BEEN FURNISHED BY FBS. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES AND OFFERING MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FBS OR MFC. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES, IN ANY JURISDICTION IN WHICH SUCH SOLICITATION OR OFFER MAY NOT LAWFULLY BE MADE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT COVER ANY RESALES OF THE FBS COMMON STOCK OFFERED HEREBY TO BE RECEIVED BY SHAREHOLDERS OF MFC DEEMED TO BE AFFILIATES OF MFC OR FBS UPON THE CONSUMMATION OF THE MERGER. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF FBS OR MFC SINCE THE DATE HEREOF.
                            ------------------------
                               TABLE OF CONTENTS

                                                      PAGE
                                                      -----
Available Information............................           3
Incorporation of Certain Documents by
  Reference......................................           3
Summary..........................................           5
  The Companies..................................           5
  The Proposed Merger............................           5
  The Special Meetings...........................           6
  Votes Required.................................           6
  Recommendation of the FBS Board of Directors...           7
  Recommendation of the MFC Board of Directors...           7
  Interests of Certain Persons in the Merger.....           8
  Opinion of FBS Financial Adviser...............           9
  Opinions of MFC Financial Advisers.............           9
  Limitation on Negotiations; Option Granted to
    FBS; Termination Fee.........................           9
  Regulatory Approvals Required..................          10
  Conditions, Waiver and Amendment, and
    Termination..................................          10
  Effective Time of the Merger...................          11
  Exchange of MFC Stock Certificates.............          11
  Certain Federal Income Tax Consequences to MFC
    Shareholders.................................
  Resales of FBS Common Stock....................          12
  Accounting Treatment...........................          12
  Dissenters' Rights of Appraisal................          13
  Market and Market Prices.......................          13
  Differences in Rights of MFC Shareholders......          14
  Comparative Unaudited Per Share Data...........          15
  Selected Historical and Unaudited Pro Forma
    Financial Data...............................          17
Information Concerning the FBS Special Meeting...          23
  General........................................          23
  Solicitation, Voting and Revocability of
    Proxies......................................          23
Information Concerning the MFC Special Meeting...          25
  General........................................          25
  Solicitation, Voting and Revocability of
    Proxies......................................          25
The Merger.......................................          26
  Background of the Merger.......................          26
  Reasons of FBS for the Merger; Recommendation
    of FBS Board of Directors....................          28
  Opinion of FBS Financial Adviser...............          29
  Reasons of MFC for the Merger; Recommendation
    of MFC Board of Directors....................          32
  Opinions of MFC Financial Advisers.............          33
  Terms of the Merger; Consideration to be
    Received by MFC Shareholders.................          41
  Effective Time of the Merger...................          43

                                                      PAGE
                                                      -----
  Surrender of MFC Common Stock Certificates.....          43
  Conditions to Consummation of the Merger.......          43
  Regulatory Approvals Required..................          46
  Waiver and Amendment...........................          46
  Termination....................................          47
  Limitation on Negotiations.....................          47
  Option Granted to FBS..........................          48
  Conduct of MFC Business Pending the Merger.....          50
  Management and Operations of MFC Following the
    Merger.......................................          52
  Interests of Certain Persons in the Merger.....          53
  Effect on MFC Employee Benefit Plans and Stock
    Option Plans.................................          55
  MFC Warrants...................................          57
  Rights of MFC Dissenting Shareholders..........          57
  No Dissenters' Rights of FBS Shareholders......          57
  Certain Federal Income Tax Consequences to MFC
    Shareholders.................................          57
  Stock Exchange Listing of FBS Common Stock.....          58
  Resale of FBS Common Stock Received by MFC
    Shareholders.................................          58
  FBS Dividend Reinvestment and Common Stock
    Purchase Plan................................          58
  Accounting Treatment...........................          59
  Expenses.......................................          59
  Certain Differences in Rights of MFC
    Shareholders .                                         59
Business of FBS..................................          61
Business of MFC..................................          62
Description of FBS Capital Stock.................          62
  General........................................          62
  Preferred Stock................................          63
  Common Stock...................................          64
Description of MFC Capital Stock.................          67
Adjournment of Special Meetings..................          68
Legal Opinions...................................          68
Experts..........................................          68
Independent Public Accountants...................          69
Shareholder Proposals............................          69
Management and Additional Information............          69
Unaudited Pro Forma Combined Financial
  Information....................................         F-1
Appendix A--Agreement of Merger and
  Consolidation..................................         A-1
Appendix B--Opinion of Dain Bosworth
  Incorporated .                                          B-1
Appendix C--Opinion of Montgomery Securities.....         C-1
Appendix D--Opinion of J.P. Morgan Securities
  Inc............................................         D-1

                                    SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ALL RESPECTS BY THE MORE DETAILED INFORMATION INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS, THE APPENDICES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. AS USED IN THIS PROXY STATEMENT/PROSPECTUS, THE TERMS "FBS" AND "MFC" REFER TO FIRST BANK SYSTEM, INC. AND METROPOLITAN FINANCIAL CORPORATION, RESPECTIVELY, AND, WHERE THE CONTEXT SO REQUIRES, TO SUCH CORPORATIONS AND THEIR RESPECTIVE SUBSIDIARIES. ALL
INFORMATION CONCERNING FBS INCLUDED HEREIN HAS BEEN FURNISHED BY FBS, AND ALL INFORMATION INCLUDED HEREIN CONCERNING MFC HAS BEEN FURNISHED BY MFC.


THE COMPANIES


    FBS. FBS is a regional bank holding company headquartered in Minneapolis, Minnesota. FBS is comprised of 9 banks, and several trust and nonbank subsidiaries with 225 offices primarily in Minnesota, Colorado, Illinois, Montana, North Dakota, South Dakota and Wisconsin. Through its subsidiaries, FBS provides commercial and agricultural finance, consumer banking, trust, capital markets, cash management, investment management, data processing, leasing, mortgage banking and brokerage services. At September 30, 1994, FBS and its consolidated subsidiaries had consolidated assets of $26.3 billion, consolidated deposits of $18.8 billion and shareholders' equity of $2.3 billion.


    For further information concerning FBS, see "Business of FBS" herein and the FBS documents incorporated by reference herein as described under "Incorporation of Certain Documents by Reference." The principal executive offices of FBS are located at First Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302 (telephone (612) 973-1111).


    MFC. MFC is a regional thrift holding company organized as the parent of Metropolitan Federal Bank, fsb, a federally chartered stock savings bank (the "Bank") headquartered in Fargo, North Dakota, whose deposit accounts are insured by the Federal Deposit Insurance Corporation (the "FDIC"). The Bank's primary business is the solicitation of deposit accounts from the general public and the origination and servicing of single family real estate mortgage and secured consumer loans. MFC, through its subsidiaries, also conducts residential real estate brokerage operations and residential real estate title closing services and sells certain financial services products like annuities, uninsured investments (such as mutual funds) and insurance. At September 30, 1994, MFC and its consolidated subsidiaries had consolidated assets of $8.1 billion, consolidated deposits of $5.5 billion and shareholders' equity of $497.7 million.


    For further information concerning MFC, see "Business of MFC" herein and the MFC documents incorporated by reference herein as described under "Incorporation of Certain Documents by Reference." The principal executive offices of MFC are located at 1000 Metropolitan Centre, 333 South Seventh Street, Minneapolis, Minnesota 55402 (telephone (612) 399-6000).

THE PROPOSED MERGER


    The Merger Agreement provides for the merger of MFC with and into FBS, with FBS as the surviving corporation. Upon consummation of the Merger, each outstanding share of MFC Common Stock will be converted into .6803 share of FBS Common Stock, subject to certain adjustments as described below, with cash to be paid in lieu of fractional shares of FBS Common Stock, and each outstanding share of MFC Preferred Stock, other than shares of MFC Preferred Stock as to which dissenters' rights have been perfected, will be converted into the right to receive $27.00 (plus accumulated and unpaid dividends) in cash. If the Merger is completed, MFC shareholders will no longer hold any interest in MFC other than through their interest in shares of FBS Common Stock. See "The Merger--Terms of the Merger; Consideration to be Received by MFC Shareholders." Each outstanding share of FBS capital stock will remain outstanding and unchanged following the Merger. Based on the number of shares of MFC Common Stock actually outstanding on the record date for the MFC Special Meeting, and assuming that there is no adjustment to the exchange ratio as described below, holders of MFC Common Stock other than FBS would receive an aggregate of 20,897,422 shares of FBS Common Stock upon consummation of the Merger and would hold in the aggregate approximately 15.4% of the FBS Common Stock outstanding immediately after consummation of the Merger, based on the number of shares of FBS Common Stock outstanding at September 30, 1994. Based on the total number of shares and rights to acquire shares of MFC Common

Stock outstanding on such record date, and assuming there is no adjustment to the exchange ratio as described below, a maximum aggregate of 22,644,943 shares of FBS Common Stock could be issued to persons other than FBS in the Merger, or approximately 16.5% of the FBS Common Stock outstanding after consummation of the Merger, based on the number of shares of FBS Common Stock outstanding at September 30, 1994.



    Notwithstanding the foregoing, if the average of the closing prices of FBS Common Stock as quoted on the New York Stock Exchange (the "NYSE") for the 20 trading days ending three business days prior to the last date of the Special Meetings (the "Average Price") is less than $33.00, then the exchange ratio of .6803 share of FBS Common Stock for each share of MFC Common Stock will be adjusted by multiplying .6803 by the quotient of (i) $33.00 divided by (ii) the Average Price. If the Average Price is greater than $40.50, then the exchange ratio of .6803 share of FBS Common Stock for each share of MFC Common Stock will be adjusted by multiplying .6803 by the quotient of (i) $40.50 divided by (ii) the Average Price. Thus, if the Average Price is less than $33.00, the exchange ratio would increase and result in the receipt by MFC shareholders of more than .6803 share of FBS Common Stock for each share of MFC Common Stock, and, if the Average Price is greater than $40.50, the exchange ratio would decrease and result in the receipt by MFC shareholders of less than .6803 share of FBS Common Stock for each share of MFC Common Stock. Each of FBS and MFC may, at their respective options, abandon and terminate the Merger Agreement before it takes effect if the Average Price is less than $29.50. See "--Market and Market Prices," "The Merger--Terms of the Merger; Consideration to be Received by MFC Shareholders" and "--Termination."


THE SPECIAL MEETINGS


    FBS SPECIAL MEETING. The FBS Special Meeting to consider and vote upon the Merger Agreement will be held in Minneapolis, Minnesota, on [DAY], [DATE], 1994 at [TIME] local time. Only holders of record of FBS Common Stock at the close of business on [DATE], 1994 (the "FBS Record Date"), will be entitled to notice of and to vote at the Special Meeting. At the close of business on the FBS Record Date, there were outstanding and entitled to vote 114,233,513 shares of FBS Common Stock. Each share of FBS Common Stock is entitled to one vote on the Merger Agreement. See "Information Concerning the FBS Special Meeting."



    MFC SPECIAL MEETING. The MFC Special Meeting to consider and vote upon the Merger Agreement will be held in Minneapolis, Minnesota, on [DAY], [DATE], 1994 at [TIME] local time. Only holders of record of MFC Common Stock at the close of business on [DATE], 1994 (the "MFC Record Date"), will be entitled to notice of and to vote at the Special Meeting. At the close of business on the MFC Record Date, there were outstanding and entitled to vote 31,404,052 shares of MFC Common Stock. Each share of MFC Common Stock is entitled to one vote on the Merger Agreement. See "Information Concerning the MFC Special Meeting."


VOTES REQUIRED


    FBS VOTES REQUIRED. If the exchange ratio of .6803 share of FBS Common Stock for each share of MFC Common Stock is increased, pursuant to the adjustment described above, the number of shares of FBS Common Stock issued in connection with the Merger may exceed 20% of the FBS Common Stock outstanding prior to the Merger. In such event, shareholder approval of the Merger Agreement and the transactions contemplated thereby would be required by Delaware law and the rules of the NYSE. Pursuant to Delaware law, approval of the Merger
Agreement by shareholders of FBS requires the affirmative vote of at least a majority of all shares of FBS Common Stock outstanding and entitled to vote at the FBS Special Meeting. Under NYSE rules, the issuance of FBS Common Stock, as contemplated by the Merger Agreement, must be approved by a majority of the votes cast at the FBS Special Meeting, provided that over 50% of the shares of FBS Common Stock entitled to vote do vote at the FBS Special Meeting. Approval and adoption of the Merger Agreement by holders of FBS Common Stock will also constitute the approval required by the NYSE of the issuance by FBS of the shares of FBS Common Stock to be issued in connection with the Merger. Approval of the adjournment of the FBS Special Meeting requires the affirmative vote of at least a majority of the votes cast, provided that a quorum is present at the FBS Special Meeting.



    It is expected that all of the 1,527,608 shares of FBS Common Stock (excluding shares subject to stock options) beneficially owned by directors and executive officers of FBS and their affiliates at the FBS Record Date

(1.3% of the  total number of  outstanding shares  of FBS Common  Stock at  such date) will be voted for adoption and approval of the Merger Agreement and for adjournment of the FBS Special Meeting under the circumstances described herein. As of the FBS Record Date, MFC and its directors and executive officers and
their  affiliates beneficially owned [        ]  shares of FBS Common Stock. See
"Information Concerning the FBS Special Meeting--Solicitation, Voting and Revocability of Proxies."


    MFC VOTES REQUIRED. Pursuant to Delaware law, approval of the Merger Agreement requires the affirmative vote of at least a majority of all shares of MFC Common Stock outstanding and entitled to vote at the MFC Special Meeting. Approval of the adjournment of the MFC Special Meeting requires the affirmative vote of at least a majority of the votes cast, provided that a quorum is present at the MFC Special Meeting.


    It  is expected  that all  of the  [          ]  shares of  MFC Common Stock
(excluding shares subject to stock options) beneficially owned by directors and executive officers of MFC and their affiliates at the MFC Record Date ([ ]% of the total number of outstanding shares of MFC Common Stock at such date) will be voted for approval and adoption of the Merger Agreement and for adjournment of the MFC Special Meeting under the circumstances described herein. As of the MFC Record Date, FBS beneficially owned 686,100 shares of MFC Common Stock (excluding shares issuable to FBS under certain conditions as described under "The Merger-- Option Granted to FBS"), and directors and executive officers of FBS beneficially owned no shares of MFC Common Stock. FBS intends to vote all of its shares of MFC Common Stock for approval and adoption of the Merger Agreement and for adjournment of the MFC Special Meeting under the circumstances described herein. See "Information Concerning the MFC Special Meeting--Solicitation, Voting and Revocability of Proxies."


RECOMMENDATION OF THE FBS BOARD OF DIRECTORS


    The Board of Directors of FBS considered a variety of factors in evaluating the Merger, including that (i) the acquisition of MFC will expand FBS' retail franchise in Minnesota, North Dakota, South Dakota and Wisconsin and is expected to result in significant cost savings from personnel reductions, branch and operational consolidations and general reductions in corporate and administrative support functions; (ii) the acquisition of MFC will allow FBS to enter four new states (Iowa, Nebraska, Kansas and Wyoming) which fall into FBS' strategic market area, providing a base in such states which can be leveraged through further acquisitions; (iii) the acquisition of MFC will provide FBS access to over 300,000 additional households serving as a source for greater market penetration with FBS' broader product and service offerings; and (iv) the acquisition of MFC is expected to enhance the efficiency and increase the market share of FBS Mortgage, as MFC is a significant originator and servicer of residential mortgages. The Board of Directors of FBS also considered information concerning the financial position, results of operations and stock prices of MFC as well as the prospective financial performance of FBS and MFC on a combined basis and the opinion of J.P. Morgan Securities Inc. that the exchange ratio of FBS Common Stock for MFC Common Stock in the Merger is fair to holders of FBS Common Stock from a financial point of view. On the basis of these factors, the Board of Directors of FBS believes that the terms of the Merger are fair to and in the best interest of FBS and its shareholders and unanimously recommends that the shareholders of FBS vote FOR approval and adoption of the Merger Agreement. See "The Merger--Reasons of FBS for the Merger; Recommendation of FBS Board of Directors."


RECOMMENDATION OF THE MFC BOARD OF DIRECTORS

    The Board of Directors of MFC considered a variety of factors in evaluating the Merger, including: (i) MFC's business, results of operations, financial position and future prospects as an independent entity; (ii) economic conditions and prospects for future growth in the markets in which MFC operates in light of, among other things, intensifying competitive pressures in the financial services industry in general and, in particular, in MFC's markets; (iii) the consideration to be received by MFC shareholders in the Merger in relation to MFC's book value and earnings per share and the recent market prices of MFC Common Stock; (iv) the management, business, results of operations and financial condition of FBS; (v) the consideration to be received by MFC shareholders in the Merger compared with the risk of obtaining a higher price at some time in the future; (vi) the expectation that a business combination with FBS would enhance MFC's competitiveness and ability to serve its customers and the communities in which it operates; (vii) the future prospects of FBS and the anticipated strengths and synergies (including cost savings and efficiencies) anticipated from the combination of MFC and FBS; (viii) the expectation that the Merger will be a tax-free transaction to holders of MFC Common Stock;
(ix) the financial terms of other recent business combinations in the thrift industry; and (x) the financial advice rendered by Dain Bosworth Incorporated and Montgomery Securities and the opinions of Dain Bosworth and Montgomery Securities that the consideration to be received by MFC shareholders in the Merger was fair from a financial point of view. The MFC Board of Directors also concluded that the Merger is preferable to the other alternatives available to
MFC, such as remaining independent and growing internally or through future acquisitions, or remaining independent for a short period of time with a view toward being acquired in the future, or engaging in a merger of equals transaction with another party. Based on these factors the MFC Board of Directors believes that the terms of the Merger are in the best interests of MFC and its shareholders and unanimously recommends that the common shareholders of MFC vote FOR the approval and adoption of the Merger Agreement. See "The Merger--Reasons of MFC for the Merger; Recommendation of MFC Board of Directors."

INTERESTS OF CERTAIN PERSONS IN THE MERGER


    SEVERANCE PLANS. The Merger Agreement requires that FBS assume and perform the obligations under change in control severance pay plans of MFC adopted in 1993. Under these plans, after the Merger is effective, certain employees of MFC, including all executive officers, will become entitled to specified severance payments and benefit continuations if their employment is terminated under specified circumstances. Several executive officers are expected to become entitled to payments and benefits under such plans in connection with the Merger. Under such plans, the total severance payments, including the cash value of benefits, expected to be made in connection with the Merger are approximately $30 million. Based on current base salaries and target bonuses, assuming termination of employment qualifying for payments under the applicable plan, the five most highly compensated executive officers of MFC for the year ended December 31, 1993 would receive lump-sum cash payments (excluding tax "gross-up" payments) as follows: Norman M. Jones, $1,914,000; Ronald Peltier, $1,154,250; Jerry L. Record, $891,000; William P. Bartkowski, $830,250; J. Michael Nilles, $667,644. The executive will also be entitled to (a) continued coverage under MFC's welfare benefit plans and certain perquisite policies for up to three years ("grossed-up" for any additional taxes payable by the executive relative to taxes payable by an active employee), (b) receive outplacement counseling (for which MFC or its successors will pay up to 30% of the executive's base salary), and (c) credit for three additional years of service under any pension plan of MFC (or the value of such service credit if the credit would cause the plan to lose its tax-qualified status). The executive will also receive a "gross-up" payment which, net of all tax, is sufficient to pay any excise tax on "excess parachute" payments. See "The Merger--Interests of Certain Persons in the Merger--Severance Plans."



    AGREEMENTS WITH MFC OFFICERS. Pursuant to the Merger Agreement, FBS has agreed to use its best efforts to secure the election of Norman M. Jones, MFC Chairman of the Board and Chief Executive Officer, to the FBS Board of Directors for a term of at least three years, and has agreed to appoint Mr. Jones as Chairman of the Board of Directors of the Bank and to enter into a consulting agreement with Mr. Jones. FBS will pay Mr. Jones, for all of such services, total compensation equal to $200,000 annually. The Merger Agreement specifies that, on the effective date of the Merger, there shall exist a "termination" of Mr. Jones' employment with MFC under the terms of the Executive Management Change in Control Severance Pay Plan and FBS shall pay all benefits payable to Mr. Jones pursuant to the terms of such plan upon such termination. Based on his current base salary and target bonus, the total lump-sum cash payment to Mr. Jones upon such termination pursuant to such plan would be approximately
$1,914,000 (assuming no tax "gross-up" payment). See "The Merger--Interests of Certain Persons in the Merger--Agreements with Norman M. Jones." J. Michael Nilles, Executive Vice President and General Counsel of MFC, has an employment agreement with MFC expiring on December 31, 1995, which FBS has agreed does not constitute a severance plan. If Mr. Nilles' employment were terminated and he became eligible for payments and benefits under MFC's Executive Management Change in Control Severance Pay Plan, he may also have claims for payments under his employment agreement. Mr. Nilles annual base salary under the employment agreement is currently $164,850.



    STOCK OPTIONS. Upon effectiveness of the Merger, with the consent of the holders of each outstanding option to purchase shares of MFC Common Stock issued pursuant to the MFC 1984 Stock Option and Incentive Plan, the MFC 1990 Stock Option Plan, the MFC 1993 Non-Employee Director Stock Option Plan and the MFC 1993 Stock Incentive Plan, each of such stock options will be converted into a right to receive, in lieu of all other rights under such options (which will be terminated and canceled), shares of FBS Common Stock with a value as of the effective date of the Merger equal to the "fair value" of such option as determined by an independent third party expert to be mutually selected by FBS and MFC. In the event that each of such stock options is not so converted, then, as of the effective date of the Merger, such stock options shall be assumed by FBS. See "The Merger--Effect on MFC Employee Benefit Plans and Stock Option Plans."


    INDEMNIFICATION AND INSURANCE. The Merger Agreement requires FBS, for a period of five years after the Merger becomes effective, to indemnify present and former officers, directors and employees of MFC (including its subsidiaries) against certain losses and other expenses in connection with claims which arise out of such persons' having served in such capacities and pertain to matters or facts arising, existing or occurring before the Merger becomes effective. The Merger Agreement also requires FBS to use its best efforts to maintain in effect, for three years after the Merger becomes effective, officers' and directors' liability insurance with respect to claims arising from facts or events which occurred before the Merger became effective of at least the same coverage and amounts, and containing terms and conditions no less advantageous, as the coverage currently provided by MFC, subject to a stated maximum annual premium. Additionally, MFC has entered into indemnification agreements with each of its directors and executive officers which FBS is obligated to honor. See "The Merger--Interests of Certain Persons in the Merger--Indemnification and Insurance."



    DIRECTORS' RETIREMENT PLAN. The Merger Agreement provides that MFC shall calculate and pay in cash on the effective date of the Merger all amounts reasonably estimated to be owing to any MFC director pursuant to the MFC
Directors' Retirement Plan, including any estimated tax "gross up" payment payable as provided therein. To the extent that any such gross up payment remains payable after the effective date of the Merger, FBS has agreed to promptly pay such amounts in full in accordance with the terms of such plan. Under such arrangements, the following MFC directors would be entitled to receive the aggregate amounts indicated (excluding tax "gross-up" payments) upon closing of the Merger, based on the current annual retainers and assuming closing occurs on December 31, 1994: William O. Nilles, $405,868; Charles D. Kalil, $306,531; Trueman E. Tryhus, $416,992; R. Douglas Larsen, $431,046; William Marcil, $206,474; Lawrence Davis, $145,862; Karol D. Emmerich, $59,605; and Steven D. Rothmeier, $38,185. The aggregate of all such payments, assuming consummation of the Merger occurs on December 31, 1994, is $2,010,563. See "The Merger--Interests of Certain Persons in the Merger-- Director Retirement Plan."


OPINION OF FBS FINANCIAL ADVISER

    FBS' financial adviser, J.P. Morgan Securities Inc., has rendered its opinion to the FBS Board of Directors that the exchange ratio is fair to holders of FBS Common Stock from a financial point of view. A copy of such opinion, dated July 25, 1994 is attached hereto as Appendix D and should be read in its entirety with respect to the assumptions made, other matters considered and limitations on the reviews undertaken.

OPINIONS OF MFC FINANCIAL ADVISERS


    MFC's financial advisers, Dain Bosworth Incorporated and Montgomery Securities, have each rendered their opinion to the MFC Board of Directors that the consideration payable in the Merger to the holders of MFC Common Stock is fair from a financial point of view to MFC's common shareholders (other than FBS and its affiliates). A copy of the Dain Bosworth Incorporated opinion of July 21, 1994 is attached as Appendix B hereto and a copy of the Montgomery Securities opinion dated July 20, 1994 is attached as Appendix C hereto. The MFC Board of Directors sought the opinion of both Dain Bosworth Incorporated and Montgomery Securities to ensure that it received the best possible financial advice in connection with a transaction as significant to the MFC shareholders as the Merger. Each opinion should be read in its entirety with respect to the assumptions made, other matters considered and limitations on the reviews undertaken.


LIMITATION ON NEGOTIATIONS; OPTION GRANTED TO FBS; TERMINATION FEE

    The Merger Agreement provides that MFC (including its subsidiaries) will not, and will cause its officers, directors, employees, agents and affiliates, not to, directly or indirectly, solicit, authorize, initiate or encourage submission of, any proposal, offer, tender offer or exchange offer from any person or entity (including officers or employees of MFC or such subsidiaries) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets or deposits of, or any equity interest in,

MFC or any of its subsidiaries, or, unless MFC shall have determined, after receipt of a written opinion of counsel to MFC (a copy of which opinion shall be delivered to FBS), that the Board of Directors of MFC has a fiduciary duty to do so, (i) participate in any negotiations in connection with or in furtherance of any of the foregoing or (ii) permit any person other than FBS and its representatives to have any access to the facilities of, or furnish to any person other than FBS and its representatives any non-public information with respect to, MFC or any of its subsidiaries in connection with or in furtherance of any of the foregoing. See "The Merger--Limitation on Negotiations."

    Simultaneously with, and as a condition to, the execution of the Merger Agreement, MFC granted FBS an option (the "Option") to purchase authorized but unissued or treasury shares of MFC Common Stock in a number approximately equal to 19.9% of the number of shares of MFC Common Stock outstanding immediately before exercise of the Option. The exercise price of the Option is $24.66 per share, subject to adjustment under specified circumstances. The Option is exercisable only upon the occurrence of specified events relating generally to the making by third parties of offers to acquire MFC and the acquisition by third parties of specified percentages of MFC Common Stock. To the best knowledge of MFC and FBS, no event giving rise to the right to exercise the Option has occurred as of the date of this Proxy Statement/Prospectus. See "The Merger--Option Granted to FBS."


    If the Merger Agreement is terminated by MFC by reason of the failure of a condition with respect to receipt of a financial adviser's opinion, by MFC or FBS in connection with certain third party offers to acquire MFC or by FBS as a result of the failure of a condition to consummation of the transaction relating to the accuracy of the representations and warranties of MFC in the Merger
Agreement and the compliance of MFC to perform its obligations thereunder because of the willful and material breach by MFC of any obligation, agreement or covenant referred to therein, then MFC is required to pay to FBS, within three business days of such termination, a termination fee of $35,000,000. Pursuant to the terms of the Option, FBS would be obligated to reimburse MFC for all or a portion of the termination fee paid by MFC in an amount generally equal to the cash value received by FBS (net of commissions, fees, underwriting discounts, costs and expenses) upon the disposition (including an MFC repurchase) of the Option or the Option shares. See "The Merger--Termination" and "--Option Granted to FBS."


    The foregoing provisions may have the effect of discouraging competing offers to acquire or merge with MFC.

REGULATORY APPROVALS REQUIRED


    The Merger is subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended, and by the Office of Thrift Supervision (the "OTS") under the Home Owners' Loan Act. After submission and review in draft form, the formal Federal Reserve Board Application was submitted by FBS on September 9, 1994 and FBS supplemented the application on September 30, 1994, October 4, 1994 and October 13, 1994. The application was accepted by the Federal Reserve Board for processing on October 12, 1994. The OTS application was submitted on September 6, 1994. There can be no assurance that the Federal Reserve Board or the OTS will approve the Merger or as to the date of such regulatory approval. See "The Merger--Regulatory Approvals Required."


CONDITIONS, WAIVER AND AMENDMENT, AND TERMINATION

    The respective obligations of FBS and MFC to consummate the Merger are subject to the satisfaction of certain conditions, including, among others, (i) the receipt of all required regulatory approvals with respect to the Merger,
(ii) the approval of the Merger Agreement by the requisite votes of FBS shareholders and MFC shareholders, (iii) no event shall have occurred which, in the reasonable opinion of FBS and concurred in by Ernst & Young LLP, would prevent the Merger from being accounted for as a pooling of interests, and FBS shall have received from Ernst & Young LLP an opinion that the Merger shall qualify as a pooling of interests for accounting purposes and (iv) certain other conditions customary in transactions of this kind. A failure of any such conditions to be satisfied, if not waived, would prevent consummation of the Merger. If an event occurred which precluded pooling of interests accounting treatment and the condition requiring such treatment were proposed to be waived (which is not anticipated), proxies from FBS and MFC shareholders would be resolicited with updated revised pro forma financial statements. See "The Merger--Conditions to Consummation of the Merger."


    At any time before the Merger becomes effective, any party to the Merger Agreement may (i) extend the time for performance of any obligations or other acts of any other party under the Merger Agreement or (ii) waive compliance with any agreements contained in the Merger Agreement of any other party thereto or with any conditions contained therein to its own obligations, to the extent that such obligations, agreements and conditions are intended for its own benefit. In addition, the Merger Agreement may be amended by written instrument signed on behalf of each of the parties thereto. The Merger Agreement may be amended without the approval of FBS shareholders or MFC shareholders, except that no such amendment will be made following approval and adoption of the Merger Agreement by FBS shareholders and MFC shareholders if such amendment changes the number of shares of FBS Common Stock for which the MFC Common Stock is to be exchanged or otherwise materially adversely affects the rights of such shareholders. See "The Merger--Waiver and Amendment."


    The Merger Agreement may be terminated at any time before the Merger becomes effective (i) by mutual consent of FBS and MFC; (ii) by either FBS or MFC, if any of the conditions to such party's obligation to consummate the transactions contemplated in the Merger Agreement shall have become impossible to satisfy;
(iii) by either FBS or MFC, if the Merger is not duly approved by the shareholders of MFC and the shareholders of FBS; (iv) by FBS or MFC if the Merger has not become effective on or before September 30, 1995 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate the Merger Agreement in breach of such party's obligations under such agreement); (v) by either FBS or MFC, if the Average Price is less than $29.50; (vi) by MFC if specified events relating generally to the making by third parties of offers to acquire MFC occur and MFC's Board of Directors determines that such offer is a material economic improvement to MFC's shareholders when compared to the Merger and that such Board's failure to recommend such an offer or accept such proposal would be likely to result in a breach of the directors' fiduciary duties (subject to the expiration of a five business day period after written notice of such offer or proposal has been delivered to FBS); (vii) by FBS if any person (other than FBS or any affiliate of FBS) shall have commenced a bona fide tender offer or exchange offer to acquire at least 20% of the then outstanding shares of MFC Common Stock, or if the Board of Directors of MFC shall have withdrawn, modified or changed its recommendation of the Merger Agreement or the Merger; and (viii) by FBS if there shall have occurred specified events relating generally to the making by third parties of offers to acquire MFC and the acquisition by third parties of specified percentages of MFC Common Stock. See "The Merger--Termination."

EFFECTIVE TIME OF THE MERGER


    The Merger will become effective upon the filing of a certificate of merger relating thereto with the Secretary of State of Delaware. The Merger Agreement provides that the parties thereto will cause such a certificate of merger to be filed as soon as practicable after receipt of all necessary regulatory approvals provided that each of the conditions to consummation of the Merger has been satisfied or waived. The Merger cannot become effective until FBS and MFC shareholders have approved and adopted the Merger Agreement and all required regulatory approvals and actions have been obtained and taken. The Merger Agreement may be terminated by either FBS or MFC if the Merger has not become effective on or before September 30, 1995 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate the Merger Agreement in breach of such party's obligations thereunder). Thus, there can be no assurance as to whether or when the Merger will become effective. See "The Merger--Effective Time of the Merger," "--Conditions to Consummation of the Merger," "--Regulatory Approvals Required" and "--Termination."


EXCHANGE OF MFC STOCK CERTIFICATES

    Promptly following the Merger, First Chicago Trust Company of New York (the "Exchange Agent") will send a notice and transmittal form, with instructions, to each holder of MFC Common Stock and MFC Preferred Stock of record at the time the Merger becomes effective advising such holder of the effectiveness of the Merger and of the procedure for surrendering to the Exchange Agent their certificates formerly evidencing MFC Common Stock in exchange for new certificates evidencing newly issued FBS Common Stock and their certificates formerly evidencing MFC Preferred Stock in exchange for cash. MFC SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE NOTICE AND TRANSMITTAL FORM FROM THE EXCHANGE AGENT. See "The Merger-- Surrender of MFC Common Stock and Preferred Stock Certificates."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO MFC SHAREHOLDERS


    The obligations of both MFC and FBS to consummate the Merger are conditioned on, among other things, the receipt of an opinion of counsel of Oppenheimer Wolff & Donnelly, counsel to MFC, to the effect that for federal income tax purposes (i) the Merger will qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) no gain or loss will be recognized by any MFC shareholder (except in connection with the receipt of cash) upon the exchange of MFC Common Stock for FBS Common Stock in the Merger, (iii) the basis of the FBS Common Stock received by an MFC shareholder who exchanges MFC Common Stock for FBS Common Stock will be the same as the basis of the MFC Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of the receipt of cash in lieu of a fractional share of FBS Common Stock), (iv) the holding period of the FBS Common Stock received by an MFC shareholder receiving FBS Common Stock will include the period during which the MFC Common Stock surrendered in exchange therefor was held (provided that the MFC Common Stock of such MFC shareholder was held as a capital asset as of the effective date of the Merger), and (v) cash received by an MFC shareholder in lieu of a fractional share interest of FBS Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of FBS Common Stock which such MFC shareholder would otherwise be entitled to receive, and will qualify as capital gain or loss (assuming the MFC Common Stock was a capital asset in such MFC shareholder's hands at the effective date of the Merger). Oppenheimer Wolff & Donnelly has delivered to MFC an opinion of counsel to the foregoing effect, which opinion is based upon various representations and is subject to a number of assumptions and conditions. EACH MFC SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISER CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES OF THE
MERGER,  AS  WELL  AS  ANY  APPLICABLE  STATE,  LOCAL,  FOREIGN  OR  OTHER   TAX
CONSEQUENCES, BASED UPON SUCH SHAREHOLDER'S OWN PARTICULAR FACTS AND CIRCUMSTANCES. See "The Merger--Certain Federal Income Tax Consequences to MFC Shareholders."


RESALES OF FBS COMMON STOCK

    The shares of FBS Common Stock issuable to shareholders of MFC upon consummation of the Merger may be traded freely by those shareholders who are not "affiliates" of MFC or FBS. MFC has agreed in the Merger Agreement to use its best efforts to obtain signed representations from each shareholder of MFC who may reasonably be deemed an "affiliate" of MFC (as such term is used in Rule 145 under the Securities Act) to the effect that (i) such person will not dispose of shares issued to him or her pursuant to the Merger except in compliance with Rule 145 under the Securities Act, in a transaction that is otherwise exempt from the registration requirements under the Securities Act or in an offering registered under the Securities Act, and (ii) such person will not dispose of, or in any way reduce his risk with respect to, shares issued to him pursuant to the Merger until such time as financial results covering at least 30 days of post-Merger combined operations of FBS and MFC have been published by FBS. See "The Merger--Resale of FBS Common Stock Received by MFC Shareholders" and "--Accounting Treatment."

ACCOUNTING TREATMENT

    FBS intends to account for the Merger using the pooling of interests method under generally accepted accounting principles. The obligation of FBS to consummate the Merger is conditioned on, among other things, no event having occurred which, in the reasonable opinion of FBS and concurred in by Ernst & Young LLP, would prevent the Merger from being accounted for as a pooling of interests, and the receipt by FBS from Ernst & Young LLP of an opinion that the Merger shall qualify as a pooling of interests for accounting purposes. In order for the Merger to qualify for pooling of interests accounting treatment, FBS Common Stock must be issued in exchange for at least 90 percent of the outstanding MFC Common Stock and several additional conditions must be satisfied. MFC Common Stock as to which cash is paid in lieu of the issuance of fractional shares of FBS Common Stock, and MFC Common Stock owned by FBS, does not count toward this 90 percent. See "The Merger--Terms of the Merger; Consideration to be Received by MFC Shareholders" and "Information Concerning the MFC Special Meeting--Solicitation, Voting and Revocability of Proxies." If an event occurred which precluded pooling of interests accounting treatment (which is not anticipated) and the condition to consummation of the Merger requiring such treatment were proposed to be waived, proxies would be resolicited from MFC and FBS shareholders with updated revised pro forma financial statements. See "The Merger--Conditions to Consummation of the Merger" and "--Accounting Treatment" and Unaudited Pro Forma Combined Financial Information.

DISSENTERS' RIGHTS OF APPRAISAL

    Pursuant to Section 262(b)(1) of the Delaware General Corporation Law, MFC shareholders will not have any dissenters' rights of appraisal with respect to shares of MFC Common Stock as a result of the matters to be voted upon at the MFC Special Meeting. Pursuant to Section 262 of the Delaware General Corporation Law, holders of MFC Preferred Stock may elect to have the "fair value" of their shares of MFC Preferred Stock (determined in accordance with Delaware law) individually appraised and paid to them, if the Merger is consummated and if they comply with Section 262 of the Delaware General Corporation Law. See "The Merger--Rights of MFC Dissenting Shareholders."

    FBS shareholders will not have any dissenters' rights of appraisal as a result of the matters to be voted upon at the FBS Special Meeting. See "The Merger--No Dissenters' Rights of FBS Shareholders."

MARKET AND MARKET PRICES


    FBS Common Stock is listed on the NYSE under the symbol "FBS" and MFC Common Stock is listed on the NYSE under the symbol "MFC." The following table sets forth the closing price per share of FBS Common Stock, the closing price per share of the MFC Common Stock and the "equivalent per share price" (as defined below) of MFC Common Stock as of (i) June 30, 1994, the last trading day before FBS announced that it had signed a letter of intent to acquire MFC, and (ii) October 17, 1994. The "equivalent per share price" of the MFC Common Stock as of such dates equals the closing price per share of FBS Common Stock on such dates multiplied times .6803, which is the number of shares of FBS Common Stock to be issued in exchange for each share of MFC Common Stock pursuant to the Merger Agreement, subject to certain adjustments. See "The Merger--Terms of the Merger; Consideration to be Received by MFC Shareholders."



                     MARKET                        FBS COMMON      MFC COMMON     EQUIVALENT PER
                 PER SHARE AT:                        STOCK           STOCK         SHARE PRICE
               ------------------                 -------------  ---------------  ---------------
June 30, 1994...................................    $  36.25        $   15.75        $   24.66
October 17, 1994................................    $  35.625       $   23.25        $   24.23


FBS and MFC believe that MFC Common Stock presently trades on the basis of the value of the FBS Common Stock expected to be issued in exchange for such MFC Common Stock in the Merger, discounted for the time value of money and for the uncertainties associated with any transaction. Apart from the publicly disclosed information concerning FBS which is included and incorporated by reference in this Proxy Statement/Prospectus, FBS does not know what factors account for changes in the market price of its stock.


    MFC shareholders are advised to obtain current market quotations for FBS Common Stock and MFC Common Stock. No assurance can be given as to the market prices of FBS Common Stock or MFC Common Stock at any time before the Merger becomes effective or as to the market price of FBS Common Stock at any time thereafter. Because the exchange ratio of FBS Common Stock for MFC Common Stock is fixed within the range of Average Prices from $33.00 to $40.50 and will not increase or decrease due to fluctuations in the Average Price within such range, it will not compensate MFC shareholders for certain decreases in the market price of FBS Common Stock which could occur before the Merger becomes effective. As a result, in the event the market price of FBS Common Stock decreases, the value of the FBS Common Stock to be received in the Merger in exchange for MFC Common Stock would decrease, subject to certain limitations if the Average Price is less than $33.00. In the event the market price of FBS Common Stock instead increases, the value of the FBS Common Stock to be received in the Merger in exchange for MFC Common Stock would increase, subject to certain limitations if the Average Price is greater than $40.50. MFC shareholders should note that each of FBS and MFC may, at their respective options, abandon and terminate the Merger Agreement before it takes effect if the Average Price is less than $29.50. See "--The Proposed Merger" above and "The Merger--Terms of the Merger; Consideration to be Received by MFC Shareholders" and "--Termination."

    Following the Merger, MFC Common Stock will no longer exist and, as a result, will no longer be listed on the NYSE.

DIFFERENCES IN RIGHTS OF MFC SHAREHOLDERS

    Upon consummation of the Merger, holders of MFC Common Stock will become holders of FBS Common Stock. As a result, their rights as shareholders, which are now governed by Delaware corporate law and MFC's Certificate of Incorporation and Bylaws, will be governed by Delaware corporate law and FBS' Certificate of Incorporation and Bylaws. Because of certain differences between the provisions of MFC's Certificate of Incorporation and Bylaws and FBS' Certificate of Incorporation and Bylaws, the current rights of MFC shareholders will change after the Merger. For a discussion of various differences between the rights of shareholders of MFC and the rights of shareholders of FBS, see "The Merger--Certain Differences in the Rights of MFC Shareholders."

                      COMPARATIVE UNAUDITED PER SHARE DATA

    The following table presents selected comparative unaudited per share data for FBS on a historical and pro forma combined basis, and for MFC on a historical and pro forma equivalent basis, giving effect to the Merger using the pooling of interests method of accounting. The information presented below is derived from the consolidated historical financial statements of FBS and MFC, including the related notes thereto, incorporated by reference into this Proxy Statement/Prospectus. This information should be read in conjuction with such historical and pro forma financial statements and the related notes thereto. See "Incorporation of Certain Documents by Reference" and Unaudited Pro Forma Combined Financial Information.

    The per share data included within is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have been achieved had the Merger been consummated prior to the periods indicated.


                                                               FBS COMMON STOCK          MFC COMMON STOCK
                                                           ------------------------  ------------------------
                                                                         PRO FORMA                 PRO FORMA
                                                           HISTORICAL    COMBINED    HISTORICAL   EQUIVALENT
                                                           -----------  -----------  -----------  -----------
BOOK VALUE (1):
  June 30, 1994..........................................   $   18.74    $   18.92    $   15.74    $   12.83
  December 31, 1993......................................       18.09        18.92        15.79        12.87

DIVIDENDS DECLARED (2):
  Six Months Ended:
    June 30, 1994........................................        0.58         0.58         0.40         0.39
  Year Ended:
    December 31, 1993....................................        1.00         1.00         0.39         0.68
    December 31, 1992....................................        0.88         0.88         0.27         0.60
    December 31, 1991....................................        0.82         0.82         0.19         0.56

INCOME BEFORE EXTRAORDINARY ITEM AND CUMULATIVE EFFECT OF
 CHANGES IN ACCOUNTING PRINCIPLES (3):
  Six Months Ended:
    June 30, 1994........................................        1.71         1.63         0.81         1.11
  Year Ended:
    December 31, 1993....................................        2.39         2.48         2.01         1.69
    December 31, 1992....................................        1.18         1.52         2.34         1.03
    December 31, 1991....................................        1.79         2.05         2.42         1.39

                 NOTES TO COMPARATIVE UNAUDITED PER SHARE DATA

(1) The pro forma combined book values per share of FBS Common Stock are based upon the pro forma total common equity for FBS and MFC, divided by the total pro forma common shares outstanding of the combined entity assuming the conversion of the MFC Common Stock at the exchange ratio. The pro forma equivalent book values per share of MFC Common Stock represent the pro forma combined amounts multiplied by the exchange ratio. See "The Merger--Terms of the Merger; Consideration to be Received by MFC Shareholders."

(2) The pro forma combined dividends declared assume no changes in the historical dividends declared per FBS common share. The pro forma equivalent dividends per share of MFC Common Stock represent the cash dividends declared on a share of FBS Common Stock multiplied by the exchange ratio. See "The Merger-- Terms of the Merger; Consideration to be Received by MFC Shareholders."

(3) The pro forma combined income before extraordinary item and cumulative effect of changes in accounting principles per share are based upon the pro forma combined income for FBS and MFC, divided by the average pro forma common shares of the combined entity. The pro forma equivalent income before extraordinary item and cumulative effect of changes in accounting principles per share of MFC Common Stock represents the pro forma combined income multiplied by the exchange ratio. See "The Merger--Terms of the Merger; Consideration to be Received by MFC Shareholders."


           FBS expects to achieve operating cost savings primarily through reductions in staff, the consolidation and elimination of certain office facilities, and the consolidation of certain data processing and other back office operations. No adjustment has been included in the unaudited pro forma combined financial statements for the anticipated operating cost savings.


          The FBS results of operations for the year ended December 31, 1993 include merger-related charges of $50.0 million ($0.44 per share), on an after-tax basis, associated with the acquisition of Colorado National Bankshares, Inc.

         The FBS results of operations for the year ended December 31, 1992 include merger-related charges of $81.8 million ($0.78 per share), on an after-tax basis, associated with the acquisition of Western Capital Investment Corporation and Bank Shares Incorporated.

           SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

    The following tables set forth certain selected historical consolidated financial information for FBS and MFC, and certain unaudited pro forma combined financial information giving effect to the Merger with MFC using the pooling of interests method of accounting. For a description of the pooling of interests method of accounting with respect to the Merger and the related effects on the historical financial statements of FBS, see "The Merger-- Accounting Treatment." The historical selected financial data for the five years ended December 31, 1993 is derived from audited consolidated financial statements of FBS and MFC. The historical selected financial data for the six months ended June 30, 1994 and 1993 is derived from the unaudited historical financial statements of FBS and MFC and reflect, in the respective opinions of management of FBS and MFC, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. This information should be read in conjunction with the consolidated financial statements of FBS and MFC, and the related notes thereto, included in documents incorporated by reference in this Proxy Statement/Prospectus, and in conjunction with the unaudited pro forma financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference" and Unaudited Pro Forma Combined Financial Information.

    The pro forma combined financial information included within is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have been achieved had the Merger been consummated prior to the periods presented.

                       HISTORICAL SELECTED FINANCIAL DATA
                            FIRST BANK SYSTEM, INC.


                                              SIX MONTHS ENDED
                                                  JUNE 30,                          YEAR ENDED DECEMBER 31,
                                            --------------------  -----------------------------------------------------------
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)       1994       1993      1993 (3)     1992 (4)      1991       1990      1989 (5)
                                            ---------  ---------  -----------  -----------  ---------  ---------  -----------
                                                (UNAUDITED)
CONSOLIDATED INCOME STATEMENT DATA
  Interest income.........................  $   818.4  $   835.9   $ 1,661.8    $ 1,681.3   $ 1,962.0  $ 2,377.8   $ 2,709.9
  Interest expense........................      240.8      277.9       528.9        686.2     1,055.2    1,553.2     1,874.7
                                            ---------  ---------  -----------  -----------  ---------  ---------  -----------
    Net interest income...................      577.6      558.0     1,132.9        995.1       906.8      824.6       835.2
  Provision for credit losses.............       47.0       71.2       125.2        183.4       202.2      215.4       335.8
                                            ---------  ---------  -----------  -----------  ---------  ---------  -----------
  Net interest income after provision for
    credit losses.........................      530.6      486.8     1,007.7        811.7       704.6      609.2       499.4
  Noninterest income......................      305.5      281.7       569.6        535.7       497.7      437.6       485.1
  Noninterest expense.....................      515.5      589.5     1,100.5      1,114.3       969.3      981.0     1,091.1
                                            ---------  ---------  -----------  -----------  ---------  ---------  -----------
  Income (loss) before income taxes and
    cumulative effect of changes in
    accounting principles.................      320.6      179.0       476.8        233.1       233.0       65.8      (106.6)
  Applicable income taxes (credit)........      119.4       68.0       178.8         78.6        25.9        8.5       (19.8)
                                            ---------  ---------  -----------  -----------  ---------  ---------  -----------
  Income (loss) before cumulative effect
    of changes in accounting principles...      201.2      111.0       298.0        154.5       207.1       57.3       (86.8)
  Cumulative effect of changes in
    accounting principles.................         --         --          --        157.3          --         --          --
                                            ---------  ---------  -----------  -----------  ---------  ---------  -----------
  Net income (loss).......................  $   201.2  $   111.0   $   298.0    $   311.8   $   207.1  $57.3.....  $   (86.8)
                                            ---------  ---------  -----------  -----------  ---------  ---------  -----------
                                            ---------  ---------  -----------  -----------  ---------  ---------  -----------
  Average common and common equivalent
    shares................................      113.5      113.7       113.1        105.4       102.5       93.3        86.1

PER SHARE
  Income (loss) before cumulative effect
    of changes in accounting principles...  $    1.71  $    0.85   $    2.39    $    1.18   $    1.79  $    0.36   $   (1.23)
  Net income (loss).......................       1.71       0.85        2.39         2.67        1.79       0.36       (1.23)
  Dividends paid..........................       0.58       0.50        1.00         0.88        0.82       0.82        1.44
  Common shareholders' equity.............      18.74      17.25       18.09        17.09       14.37      13.22       13.52

CONSOLIDATED BALANCE SHEET DATA AT PERIOD
 END
  Assets..................................  $  25,932  $  25,580   $  26,385    $  26,625   $  23,851  $  24,804   $  27,229
  Securities..............................      3,863      4,153       3,319        4,196       2,841      3,406       4,047
  Loans...................................     18,704     17,964      18,779       17,076      16,365     16,829      19,546
  Deposits................................     18,917     20,366      21,031       21,188      19,145     19,378      20,436
  Long-term debt..........................      1,312        857       1,015          822         948      1,506       1,733
  Shareholders' equity....................      2,245      2,329       2,245        2,318       1,852      1,600       1,440

SELECTED FINANCIAL DATA AT PERIOD END
  Common shareholders' equity to assets...        8.3%       7.6%        7.5%         7.3%        6.2%       5.4%        4.3%
  Total shareholders' equity to assets....        8.7        9.1         8.5          8.7         7.8        6.5         5.3
  Tier 1 capital ratio (1)................        8.3        9.5         9.2          9.5         8.3        6.6         5.1
  Total capital ratio (1).................       12.6       13.0        13.3         12.6        11.3        9.7         8.2
  Allowance for credit losses.............  $     440  $     435   $     423    $     448   $     427  $     454   $     480
    Percentage of loans...................       2.35%      2.42%       2.25%        2.62%       2.61%      2.70%       2.46%
  Nonperforming assets (2)................  $     202  $     329   $     226    $     412   $     550  $     665   $     649
    Percentage of total assets............       0.78%      1.29%       0.86%        1.55%       2.31%      2.68%       2.38%

SELECTED FINANCIAL DATA FOR THE PERIOD
 ENDED
  Return on average assets before
    cumulative effect of changes in
    accounting principles.................       1.59%      0.89%       1.17%        0.65%       0.90%      0.22%       (.30)%
  Return on average assets................       1.59        .89        1.17         1.32         .90        .22        (.30)
  Return on average common equity before
    cumulative effect of changes in
    accounting principles.................       18.9        9.9        13.8          7.3        13.1        2.8        (7.9)
  Return on average common equity.........       18.9        9.9        13.8         16.4        13.1        2.8        (7.9)
  Net interest margin on a tax-equivalent
    basis.................................       5.19       5.11        5.07         4.85        4.50       3.70        3.45
  Net interest margin without taxable-
    equivalent increments.................       5.12       5.03        4.99         4.74        4.34       3.49        3.20


                See notes to historical selected financial data

                       HISTORICAL SELECTED FINANCIAL DATA
                       METROPOLITAN FINANCIAL CORPORATION

                                                      SIX MONTHS ENDED
                                                          JUNE 30,                        YEAR ENDED DECEMBER 31,
                                                    --------------------  -------------------------------------------------------
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)               1994       1993       1993      1992 (4)      1991       1990       1989
                                                    ---------  ---------  ---------  -----------  ---------  ---------  ---------
                                                        (UNAUDITED)
CONSOLIDATED INCOME STATEMENT DATA
  Interest income.................................  $   257.4  $   227.7  $   472.7   $   424.8   $   407.0  $   367.5  $   371.7
  Interest expense................................      148.7      133.2      274.6       272.2       301.9      291.8      305.9
                                                    ---------  ---------  ---------  -----------  ---------  ---------  ---------
    Net interest income...........................      108.7       94.5      198.1       152.6       105.1       75.7       65.8
  Provision for credit losses.....................        5.6        3.9        7.8         8.3         8.0        6.0        6.4
                                                    ---------  ---------  ---------  -----------  ---------  ---------  ---------
  Net interest income after provision for credit
    losses........................................      103.1       90.6      190.3       144.3        97.1       69.7       59.4
  Noninterest income..............................       41.1       36.7       88.5       113.7        88.8       64.2       67.9
  Noninterest expense.............................      101.3       93.8      192.3       147.9       124.1      108.6      113.4
                                                    ---------  ---------  ---------  -----------  ---------  ---------  ---------
  Income before income taxes cumulative effect of
    changes in accounting principles and
    extraordinary item............................       42.9       33.5       86.5       110.1        61.8       25.3       13.9
  Applicable income taxes (credit)................       16.3        3.1       21.3        42.6         4.4       (2.0)     (10.2)
                                                    ---------  ---------  ---------  -----------  ---------  ---------  ---------
  Income before cumulative effect of changes in
    accounting principles.........................       26.6       30.4       65.2        67.5        57.4       27.3       24.1
  Extraordinary item..............................         --         --         --        (6.3)         --         --         --
  Cumulative effect of changes in accounting
    principles....................................         --         --         --        75.9          --        1.0         --
                                                    ---------  ---------  ---------  -----------  ---------  ---------  ---------
  Net income......................................  $    26.6  $    30.4  $    65.2   $   137.1   $    57.4  $    28.3  $    24.1
                                                    ---------  ---------  ---------  -----------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  -----------  ---------  ---------  ---------
  Average common and common equivalent shares.....       32.1       31.2       31.7        28.4        21.6       18.8       18.9
PER SHARE
  Income before extraordinary item and cumulative
    effect of changes in accounting principles....  $    0.81  $    0.95  $    2.01   $    2.34   $    2.42  $    1.25  $    1.20
  Net income......................................       0.81       0.95       2.01        4.78        2.42       1.30       1.20
  Dividends paid..................................       0.40       0.19       0.39        0.27        0.19       0.17       0.15
  Common shareholders' equity.....................      15.74      14.96      15.79       14.15       10.51       8.52       7.91
CONSOLIDATED BALANCE SHEET DATA AT PERIOD END
  Assets..........................................  $   8,015  $   6,905  $   7,007   $   6,147   $   4,668  $   4,546  $   3,822
  Securities......................................      2,220      2,044      1,756       2,044       1,903      1,716      1,230
  Loans...........................................      5,241      4,292      4,689       3,454       2,379      1,967      1,698
  Deposits........................................      5,631      5,480      5,355       5,207       3,824      3,394      2,719
  Long-term debt..................................      1,110        672        890         298         277        368        397
  Shareholders' equity............................        503        473        504         427         279        226        189
SELECTED FINANCIAL DATA AT PERIOD END
  Common shareholders' equity to assets...........        6.1%       6.7%       7.0%        6.7%        4.7%       3.7%       3.7%
  Total shareholders' equity to assets............        6.3        6.9        7.2         6.9         6.0        5.0        4.9
  Core capital (1)................................       5.82       6.87       7.44        6.91        5.36       4.52       4.30
  Risk based capital (1)..........................      10.35      12.80      13.52       13.89       12.35      12.33      12.60
  Allowance for credit losses.....................  $      40  $      46  $      43   $      36   $      26  $      30  $      27
    Percentage of loans...........................       0.76%      1.07%      0.92%       1.04%       1.09%      1.53%      1.59%
  Nonperforming assets (2)........................  $      84  $     138  $     115   $      98   $     108  $      72  $      35
    Percentage of total assets....................       1.05%      2.00%      1.65%       1.60%       2.32%      1.58%      0.91%
SELECTED FINANCIAL DATA FOR THE PERIOD ENDED
  Return on average assets before extraordinary
    item and cumulative effect of changes in
    accounting principles.........................       0.71%      0.97%      0.98%       1.28%       1.25%      0.68%      0.60%
  Return on average assets........................        .71        .97        .98        2.61        1.25        .70        .60
  Return on average equity before extraordinary
    item and cumulative effect of changes in
    accounting principles.........................       10.6       13.9       14.0        17.0        22.8       13.8       16.0
  Return on average equity........................       10.6       13.9       14.0        34.6        22.8       14.4       16.0
  Net interest margin on a tax-equivalent basis...       3.08       3.25       3.21        3.13        2.44       2.02       1.75
  Net interest margin without taxable-equivalent
    increments....................................       3.08       3.25       3.21        3.13        2.44       2.02       1.75

                See notes to historical selected financial data

                  NOTES TO HISTORICAL SELECTED FINANCIAL DATA

(1) FBS capital ratios are computed based on 1992 Federal Reserve Board rules and regulations. MFC's historical capital ratios are computed using OTS guidelines and transition rules and therefore are not computed on a consolidated basis, but pertain only to Metropolitan Federal Bank (the "Bank"). MFC's risk-based capital ratio is the ratio of the Bank's regulatory capital to its risk-weighted assets.

(2) Includes non-accrual and restructured loans, other nonperforming assets and other real estate owned.

(3) The FBS results of operations for the year ended December 31, 1993 include merger-related charges of $50.0 million ($0.44 per share), on an after-tax basis, associated with the acquisition of Colorado National Bankshares, Inc.

(4) The FBS results of operations for the year ended December 31, 1992 include merger-related charges of $81.8 million ($0.78 per share), on an after-tax basis, associated with the acquisition of Western Capital Investment Corporation ("WCIC") and Bank Shares Incorporated. The results of operations for that year also include the effect of adopting two new accounting standards: Statement of Financial Accounting Standards No. ("SFAS") 109, "Accounting for Income Taxes," and SFAS 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." The cumulative effect of adopting SFAS 109 was an increase of $188.9 million in net income. The cumulative effect of adopting SFAS 106 was a decrease of $31.6 million in net income.

    The MFC results of operations for the year ended December 31, 1992 also include the effect of adopting SFAS 109. The cumulative effect of adopting SFAS 109 was an increase of $75.9 million in net income. Also included in MFC results of operations for 1992 was an extraordinary expense item of $6.3 million representing the after-tax penalty for prepaying $525 million of Federal Home Loan Bank advances.

(5) The FBS net loss for the year ended December 31, 1989 is primarily the result of a large provision for losses on loans and writedowns of other real estate owned recorded by Bank Western, an FBS subsidiary acquired through the WCIC acquisition completed in 1992, which was accounted for as a pooling of interests. Total provision and writedowns of $92.0 million were recorded by Bank Western in 1989. This was directly related to a severe economic downturn and resulting recession in Colorado, the Rocky Mountain region and the Southwest, which in turn led to declining real estate values in the regions. Financial results in 1989 also included a provision recorded by FBS for restructuring of $37.5 million.

              UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL DATA
          FIRST BANK SYSTEM, INC. AND METROPOLITAN FINANCIAL CORPORATION


                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,            YEAR ENDED DECEMBER 31,
                                                               --------------------  -------------------------------
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)                          1994       1993       1993       1992       1991
                                                               ---------  ---------  ---------  ---------  ---------
CONSOLIDATED INCOME STATEMENT DATA
  Interest income............................................  $ 1,075.8  $ 1,063.6  $ 2,134.5  $ 2,106.1  $ 2,369.0
  Interest expense...........................................      389.5      411.1      803.5      958.4    1,357.1
                                                               ---------  ---------  ---------  ---------  ---------
    Net interest income......................................      686.3      652.5    1,331.0    1,147.7    1,011.9
  Provision for credit losses................................       52.6       75.1      133.0      191.7      210.2
                                                               ---------  ---------  ---------  ---------  ---------
  Net interest income after provision for credit losses......      633.7      577.4    1,198.0      956.0      801.7
  Noninterest income.........................................      328.8      301.5      621.9      615.5      558.4
  Noninterest expense........................................      599.0      668.0    1,259.7    1,231.4    1,065.4
                                                               ---------  ---------  ---------  ---------  ---------
  Income before income taxes, extraordinary item and
    cumulative effect of changes in accounting principles....      363.5      210.9      560.2      340.1      294.7
  Applicable income taxes....................................      135.6       70.4      198.6      119.8       30.3
                                                               ---------  ---------  ---------  ---------  ---------
  Income before extraordinary item and cumulative effect of
    changes in accounting principles.........................      227.9      140.5      361.6      220.3      264.4
  Extraordinary item.........................................         --         --         --       (6.3)        --
  Cumulative effect of changes in accounting principles......         --         --         --      233.2         --
                                                               ---------  ---------  ---------  ---------  ---------
  Net income.................................................  $   227.9  $   140.5  $   361.6  $   447.2  $   264.4
                                                               ---------  ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------  ---------
  Average common and common equivalent shares................      135.3      134.9      134.6      124.7      117.3

PER SHARE
  Income before extraordinary item and cumulative effect of
    changes in accounting principles.........................  $    1.63  $    0.93  $    2.48  $    1.52  $    2.05
  Net income.................................................       1.63       0.93       2.48       3.34       2.05
  Dividends paid.............................................       0.58       0.50       1.00       0.88       0.82
  Common shareholders' equity................................      18.92      17.99      18.92      17.65      14.50
CONSOLIDATED BALANCE SHEET DATA AT PERIOD END
  Assets (1).................................................  $  32,975  $  32,485  $  33,392  $  32,772  $  28,519
  Securities.................................................      6,029      6,197      5,075      6,240      4,744
  Loans......................................................     23,945     22,256     23,468     20,530     18,744
  Deposits (1)...............................................     23,596     25,846     26,386     26,395     22,969
  Long-term debt.............................................      2,422      1,529      1,905      1,120      1,225
  Shareholders' equity (1)...................................      2,667      2,802      2,749      2,745      2,131
SELECTED FINANCIAL DATA AT PERIOD END
  Common shareholders' equity to assets......................        7.8%       7.4%       7.4%       7.2%       5.9%
  Total shareholders' equity to assets.......................        8.1        8.6        8.2        8.4        7.5
  Tier 1 capital ratio (2)...................................        8.0        9.6        9.4        9.6        8.5
  Total capital ratio (2)....................................       12.2       13.1       13.4       12.8       11.3
  Allowance for credit losses (1)............................  $     494  $     481  $     466  $     484  $     453
    Percentage of loans......................................       2.06%      2.16%      1.99%      2.36%      2.42%
  Nonperforming assets (3)...................................  $     286  $     467  $     341  $     510  $     658
    Percentage of total assets...............................       0.86%      1.44%      1.02%      1.56%      2.31%

SELECTED FINANCIAL DATA FOR THE PERIOD ENDED
  Return on average assets before extraordinary item and
    cumulative effect of changes in accounting principles....       1.43%      0.90%      1.12%      0.76%      0.95%
  Return on average assets...................................       1.43        .90       1.12       1.55        .95
  Return on average common equity before extraordinary item
    and cumulative effect of changes in accounting
    principles...............................................       17.8       10.6       13.8        9.0       15.1
  Return on average common equity............................       17.8       10.6       13.8       19.8       15.1
  Net interest margin on a tax-equivalent basis..............       4.69       4.73       4.67       4.53       4.15
  Net interest margin without taxable-equivalent
    increments...............................................       4.64       4.66       4.61       4.44       4.01


                See notes to historical selected financial data

         NOTES TO UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL DATA


(1) The pro forma statements assume that in 1994 MFC will, consistent with generally accepted accounting principles, establish such additional accruals and credit loss reserves as may be necessary to reflect the plans of FBS with respect to the conduct of MFC's business following the Merger, including the anticipated timing of and strategies with respect to the disposition of problem assets, and to provide for certain costs and expenses relating to the Merger. Accordingly, it is expected that additional credit-related reserves of approximately $14 million will be established and accruals aggregating approximately $67 million will be recorded to reflect specific expenses and identified restructuring charges expected to be incurred within one year of closing. The amount of the adjustments discussed are preliminary estimates. The actual amount of the adjustments to be made by MFC will be based on information available at that time and could be different from the estimates. These adjustments are not reflected in the pro forma combined statements of income as they are not expected to have a continuing impact on FBS. In addition to these adjustments, FBS expects to take the following actions:



        (a) Subsequent to the merger, FBS proposes to sell the deposit relationships associated with approximately 60 excess branch locations. In addition, certain fixed assets which are used to service those deposit relationships will be sold. Earning assets will not be sold.



        (b) Because of regulatory restrictions on nonbanking activities, FBS expects that within two years of the closing of the merger, it will sell Edina Realty, Inc., MFC's real estate brokerage subsidiary.


        (c) In conjunction with the Merger, each of the 488,750 shares of MFC Preferred Stock will be converted into a right to receive $27.00 cash, plus any accumulated and unpaid dividends on such shares.


    The pro forma amounts reflect the effects of these transactions. See Unaudited Pro Forma Combined Financial Information included elsewhere in this Proxy Statement/Prospectus for additional details on these transactions.



    In addition, FBS expects to achieve operating cost savings primarily through reductions in staff, the consolidation and elimination of certain office facilities, and the consolidation of certain data processing and other back office operations. The operating cost savings are expected to be achieved in various amounts at various times during the year subsequent to the closing and not ratably over, or at the beginning or end of, such period. No adjustment has been included in the unaudited pro forma combined financial statements for the anticipated operating cost savings.


(2) Capital ratios are computed based on 1992 Federal Reserve Board rules and regulations.

(3) Includes non-accrual and restructured loans, other nonperforming assets and other real estate owned.

                 INFORMATION CONCERNING THE FBS SPECIAL MEETING

GENERAL

    This Proxy Statement/Prospectus is being furnished to holders of FBS Common Stock as part of the solicitation of proxies by the FBS Board of Directors for use at the FBS Special Meeting to be held on [DATE], 1994 and at any adjournment thereof. This Proxy Statement/Prospectus, and the accompanying Proxy Card, are being first mailed to FBS shareholders on or about [DATE], 1994.


    The principal purpose of the FBS Special Meeting is to consider and vote upon the proposal to approve and adopt the Merger Agreement, which sets forth the terms and conditions of the Merger, and the transactions contemplated thereby. If the exchange ratio of .6803 share of FBS Common Stock for each share of MFC Common Stock increased, pursuant to the adjustment described below, the number of shares of FBS Common Stock issued in connection with the Merger may exceed 20% of the FBS Common Stock outstanding prior to the Merger. In such event, shareholder approval of the Merger Agreement and the transactions contemplated thereby would be required by Delaware law and the rules of the NYSE. Therefore, FBS is seeking shareholder approval of the Merger Agreement and the transactions contemplated thereby. Upon consummation of the Merger, each outstanding share of MFC Common Stock will be converted into .6803 share of FBS Common Stock, subject to certain adjustments as described below, with cash paid in lieu of fractional shares. Notwithstanding the foregoing, if the Average Price is less than $33.00, then the exchange ratio of .6803 share of FBS Common Stock for each share of MFC Common Stock will be adjusted by multiplying .6803 by the quotient of (i) $33.00 divided by (ii) the Average Price. Thus, if the Average Price is less than $33.00, the exchange ratio would increase and result in the receipt by MFC shareholders of more than .6803 share of FBS Common Stock for each share of MFC Common Stock. If the Average Price is greater than $40.50, then the exchange ratio of .6803 share of FBS Common Stock for each share of MFC Common Stock will be adjusted by multiplying .6803 by the quotient of (i) $40.50 divided by (ii) the Average Price. Thus, if the Average Price is greater than $40.50, the exchange ratio would decrease and result in the receipt by MFC shareholders of less than .6803 share of FBS Common Stock for each share of MFC Common Stock. MFC shareholders should note that each of FBS and MFC may, at their respective options, abandon and terminate the Merger Agreement before it takes effect if the Average Price is less than $29.50.


    Upon consummation of the Merger, each outstanding share of MFC Preferred Stock, other than shares as to which dissenters' rights have been perfected, shall be converted into the right to receive $27.00 in cash, plus any accumulated and unpaid dividends on such shares of MFC Preferred Stock to, but excluding, the date the Merger becomes effective calculated as set forth in the terms of such MFC Preferred Stock, without interest, from FBS.


    Based on the number of shares of MFC Common Stock outstanding at the MFC Record Date, consummation of the Merger would result in the issuance of 20,897,422 shares of FBS Common Stock to persons other than FBS (approximately 15.4% of the total number of shares of FBS Common Stock outstanding at September 30, 1994, after giving effect to such issuance), assuming no adjustment is required with respect to the exchange ratio. Based on the total number of shares and rights to acquire shares of MFC Common Stock outstanding on such record date, a maximum aggregate of 22,644,943 shares of FBS Common Stock could be issued to persons other than FBS in the Merger, or approximately 16.5% of the FBS Common Stock outstanding after consummation of the Merger (based on the number of shares of FBS Common Stock outstanding at September 30, 1994), assuming no adjustment is required with respect to the exchange ratio. The Merger is subject to a number of conditions, including the receipt of required regulatory and shareholder approvals.


    In addition to approval and adoption of the Merger Agreement and the transactions contemplated thereby, the shareholders of FBS may be asked to approve a proposal to adjourn the FBS Special Meeting to permit further solicitation of proxies in the event there are not sufficient votes at the time of the FBS Special Meeting to approve and adopt the Merger Agreement.

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

    The Board of Directors of FBS has fixed the close of business on [RECORD DATE], 1994 (the "FBS Record Date") as the record date for the determination of the shareholders of FBS entitled to notice of and to vote at the FBS Special Meeting. Accordingly, only holders of record of shares of FBS Common Stock at the close of business on such date will be entitled to vote at the FBS Special Meeting, with each share entitling its owner to one vote on all matters properly presented at the FBS Special Meeting. On the FBS Record Date, there were approximately [_______] holders of record of the 114,803,786 shares of FBS Common Stock then outstanding. The presence, in person or by proxy, of not less than one-third of the total number of outstanding shares of FBS Common Stock entitled to vote at the FBS Special Meeting is necessary to constitute a quorum at the FBS Special Meeting. Under Delaware law, the affirmative vote of at least a majority of the total number of outstanding shares of FBS Common Stock entitled to vote is required to approve and adopt the Merger Agreement. Under NYSE rules, the issuance of FBS Common Stock as contemplated by the Merger Agreement must be approved by a majority of the votes cast at the FBS Special Meeting, provided that over 50% of the shares of FBS Common Stock entitled to vote do vote at the FBS Special Meeting. Approval and adoption of the Merger Agreement by holders of FBS Common Stock will also constitute the approval required by the NYSE of the issuance by FBS of the shares of FBS Common Stock to be issued in connection with the Merger. Approval of the adjournment of the FBS Special Meeting requires the affirmative vote of at least a majority of the votes cast, provided that a quorum is present at the FBS Special Meeting. If an executed proxy card is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor as to such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter.



    It is expected that all of the 1,527,608 shares of FBS Common Stock (excluding shares subject to stock options) beneficially owned by directors and executive officers of FBS and their affiliates at the FBS Record Date 1.3% of the total number of outstanding shares of FBS Common Stock at such date) will be voted for approval and adoption of the Merger Agreement and for adjournment of the FBS Special Meeting under the circumstances described herein. As of the FBS Record Date, MFC and its directors and executive officers and their affiliates
beneficially owned [      ] shares of FBS Common Stock.


    If the accompanying Proxy Card is properly executed and returned to FBS in time to be voted at the FBS Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND FOR THE PROPOSAL TO ADJOURN THE FBS SPECIAL MEETING IF NECESSARY TO PERMIT FURTHER SOLICITATION OF PROXIES. The Board of Directors of FBS does not know of any matters other than those described in the notice of the FBS Special Meeting that are to come before the FBS Special Meeting. If any other matters are properly brought before the FBS Special Meeting, one or more of the persons named in the proxy card will vote the shares represented by such proxy upon such matters as determined in their discretion.

    THE BOARD OF DIRECTORS OF FBS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF FBS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.


    The  presence  of  a  shareholder  at  the  FBS  Special  Meeting  will  not automatically revoke such shareholder's proxy. A shareholder may, however, revoke a proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, Michael J. O'Rourke, Secretary, First Bank System, Inc., First Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302, or by attending the FBS Special Meeting and voting in person.



    The cost of soliciting proxies for the FBS Special Meeting will be borne by FBS. In addition to use of the mails, proxies may be solicited personally or by telephone or telegraph by directors, officers and employees of FBS, who will not be specially compensated for such activities. FBS will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. FBS will reimburse such persons for their reasonable expenses incurred in that connection. FBS has retained Morrow & Co., Inc. to assist in the solicitation of proxies at a cost of approximately $15,000 plus customary expenses.

                 INFORMATION CONCERNING THE MFC SPECIAL MEETING

GENERAL

    This Proxy Statement/Prospectus is being furnished to holders of MFC Common Stock as part of the solicitation of proxies by the MFC Board of Directors for use at the MFC Special Meeting to be held on [DATE], 1994 and at any adjournment thereof. This Proxy Statement/Prospectus, and the accompanying Proxy Card, are being first mailed to MFC shareholders on or about [DATE], 1994.


    The principal purpose of the MFC Special Meeting is to consider and vote upon the proposal to approve and adopt the Merger Agreement, which sets forth the terms and conditions of the Merger, and the transactions contemplated thereby. Upon consummation of the Merger, each outstanding share of MFC Common Stock will be converted into .6803 share of FBS Common Stock, subject to certain adjustments as described below, with cash paid in lieu of fractional shares. Notwithstanding the foregoing, if the Average Price is less than $33.00, then the exchange ratio of .6803 share of FBS Common Stock for each share of MFC Common Stock will be adjusted by multiplying .6803 by the quotient of (i) $33.00 divided by (ii) the Average Price. Thus, if the Average Price is less than $33.00, the exchange ratio would increase and result in the receipt by MFC shareholders of more than .6803 share of FBS Common Stock for each share of MFC Common Stock. If the Average Price is greater than $40.50, then the exchange ratio of .6803 share of FBS Common Stock for each share of MFC Common Stock will be adjusted by multiplying .6803 by the quotient of (i) $40.50 divided by (ii) the Average Price. Thus, if the Average Price is greater than $40.50, the exchange ratio would decrease and result in the receipt by MFC shareholders of less than .6803 share of FBS Common Stock for each share of MFC Common Stock. MFC shareholders should note that each of FBS and MFC may, at their respective options, abandon and terminate the Merger Agreement before it takes effect if the Average Price is less than $29.50. Upon consummation of the Merger, each outstanding share of MFC Preferred Stock, other than shares as to which dissenters' rights have been perfected, shall be converted into the right to receive $27.00 in cash, plus any accumulated and unpaid dividends on such shares of MFC Preferred Stock to, but excluding, the date the Merger becomes effective calculated as set forth in the terms of such MFC Preferred Stock, without interest, from FBS. The Merger is subject to a number of conditions, including the receipt of required regulatory and shareholder approvals.


    In  addition  to  approval  and  adoption  of  the  Merger  Agreement,   the
shareholders of MFC may be asked to approve a proposal to adjourn the MFC Special Meeting to permit further solicitation of proxies in the event there are not sufficient votes at the time of the MFC Special Meeting to approve and adopt the Merger Agreement.

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES


    The Board of Directors of MFC has fixed the close of business on [DATE], 1994 (the "MFC Record Date") as the record date for the determination of the shareholders of MFC entitled to notice of and to vote at the MFC Special Meeting. Accordingly, only holders of record of shares of MFC Common Stock at the close of business on such date will be entitled to vote at the MFC Special Meeting, with each share entitling its owner to one vote on all matters properly presented at the MFC Special Meeting. On the MFC Record Date, there were
approximately [       ] holders of record of the 31,404,052 shares of MFC Common
Stock then outstanding. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of MFC Common Stock entitled to vote at the MFC Special Meeting is necessary to constitute a quorum at the MFC Special Meeting. Under Delaware law, the affirmative vote of at least a majority of the total number of outstanding shares of MFC Common Stock entitled to vote at the MFC Special Meeting is required to approve and adopt the Merger Agreement. Approval of the adjournment of the MFC Special Meeting requires the affirmative vote of at least a majority of the votes cast, provided that a quorum is present at the MFC Special Meeting. If an executed proxy card is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor as to such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter.

    It  is expected  that all  of the  [          ]  shares of  MFC Common Stock
(excluding shares subject to stock options) beneficially owned by directors and executive officers of MFC and their affiliates at the MFC Record Date ( % of the total number of outstanding shares of MFC Common Stock at such date) will be voted for approval and adoption of the Merger Agreement and for adjournment of the MFC Special Meeting under the circumstances described herein. As of the MFC Record Date, FBS beneficially owned 686,100 shares of MFC Common Stock (excluding shares issuable to FBS under certain conditions as described under "The Merger-- Option Granted to FBS"), and directors and executive officers of FBS beneficially owned no shares of MFC Common Stock. FBS intends to vote all of its shares of MFC Common Stock for approval and adoption of the Merger Agreement and for adjournment of the MFC Special Meeting under the circumstances described herein.


    If the accompanying Proxy Card is properly executed and returned to MFC in time to be voted at the MFC Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND FOR THE PROPOSAL TO ADJOURN THE MFC SPECIAL MEETING IF NECESSARY TO PERMIT FURTHER SOLICITATION OF PROXIES. The Board of Directors of MFC does not know of any matters other than those described in the notice of the MFC Special Meeting that are to come before the MFC Special Meeting. If any other matters are properly brought before the MFC Special Meeting, one or more of the persons named in the proxy card will vote the shares represented by such proxy upon such matters as determined in their discretion.

    THE BOARD OF DIRECTORS OF MFC UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF MFC VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.


    The  presence  of  a  shareholder  at  the  MFC  Special  Meeting  will  not automatically revoke such shareholder's proxy. A shareholder may, however, revoke a proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, Charles D. Kalil, Secretary, Metropolitan Financial Corporation, 1000 Metropolitan Centre, 333 South Seventh Street, Minneapolis, Minnesota 55402, or by attending the MFC Special Meeting and voting in person.



    The cost of soliciting proxies for the MFC Special Meeting will be borne by MFC. In addition to use of the mails, proxies may be solicited personally or by telephone or telegraph by directors, officers and employees of MFC, who will not be specially compensated for such activities. MFC will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. MFC will reimburse such persons for their reasonable expenses incurred in that connection. MFC has retained Kissel Blake Inc. to assist in the solicitation of proxies at a cost of approximately $25,000 plus customary expenses.


                                   THE MERGER

    This section of the Proxy Statement/Prospectus describes certain aspects of the proposed Merger. To the extent that it relates to the Merger Agreement, the following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Appendix A and is incorporated herein by reference. All shareholders are urged to read the Merger Agreement and the other appendices hereto in their entirety.

BACKGROUND OF THE MERGER

    The past several years have been a period of significant consolidation in the financial services industry. MFC has been an active participant in the consolidation process as an acquiror. Since its conversion from a federally chartered mutual savings and loan to a stock company in March 1983, MFC has acquired all or part of nearly 30 financial institutions. In connection with implementing its acquisition strategy, the executive management of MFC had a number of conversations with at least four companies since the fall of 1993 exploring the possibility of a merger and/or acquisition. These discussions, however, were primarily concerned with the concept of a merger of equals between MFC and similar sized regional financial services companies. MFC's concept of a merger of equals involved a business combination in which neither merging company would receive a significant premium for its stock.

    For a variety of reasons, discussions with three of these companies did not result in any significant analysis or follow through by executives or the Board of Directors of MFC. However, in mid May 1994, Norman M. Jones, MFC's Chairman and Chief Executive Officer, had serious discussions with the chairman and chief executive officer of another large regional thrift holding company about a possible combination to be structured as a merger of equals. The structure of that transaction seemed much better timed and more appropriate than the three that had been discussed previously. On June 1, 1994, Mr. Jones and another senior executive of MFC met with a number of executives of this institution. At this meeting, MFC and this financial institution decided to proceed towards the execution of a letter of intent. On June 2, 1994, MFC retained Dain Bosworth Incorporated ("Dain Bosworth") as a financial adviser in connection with the proposed transaction. Dain Bosworth was requested to analyze the transaction and advise the Board of Directors concerning the proposed transaction at a special meeting of MFC's Board of Directors to take place on June 10, 1994. In connection with Dain Bosworth's preparations for the June 10, 1994 meeting, Mr. Jones told Dain Bosworth that in addition to the discussions with three other companies relative to a merger of equals, he had had very informal discussions with Richard A. Zona, Vice Chairman and Chief Financial Officer of FBS, relative to a business combination. Mr. Zona and Mr. Jones are friends whose relationship goes back nearly 15 years in both a personal and professional capacity. Mr. Jones told Dain Bosworth that the discussions were casual and very informal. Mr. Jones did note, however, that if the Board were ever serious about the sale of MFC, as opposed to a merger of equals, he believed that FBS might have some serious interest.



    At the special meeting of MFC's Board of Directors scheduled for June 10, 1994, the Board was to consider authorizing the execution of a letter of intent concerning this proposed merger of equals. Management, MFC's legal counsel and Dain Bosworth were to make presentations concerning the proposed transaction and Dain Bosworth was prepared to deliver a fairness opinion concerning the transaction. Before that meeting began, the chairman and chief executive officer of the financial institution with whom the merger was contemplated called and informed members of MFC's management that he and his board had reconsidered the transaction and decided not to pursue it any further.



    Although the scheduled board meeting was not held, Dain Bosworth made its presentation to the directors. As a part of its presentation, Dain Bosworth presented three valuations of MFC. The first was as a stand-alone entity; the second, as a participant in a merger of equals; and the third, the valuation that MFC might receive in an outright sale. See "--Opinions of MFC Financial Advisers." Members of the Board then discussed with Mr. Jones his views and the views of management relative to the Dain Bosworth presentation.



    At a regularly scheduled Board meeting held on June 28, 1994, a special committee was formed to discuss ways of enhancing shareholder value through appropriate means and was made up of Mr. Jones and the following members of the MFC Board who are not current or former employees of MFC or its subidiairies:
Dr. Trueman E. Tryhus, R. Douglas Larsen, Karol D. Emmerich, and Steven D. Rothemeier. Following the regular board meeting, this committee met. The outside board members asked Mr. Jones if, in his view, it was possible to achieve the price that Dain Bosworth had suggested could be obtained in a sale of MFC. Mr. Jones stated that he was not sure, but that if the Board were serious about exploring such an idea, FBS would be the first company he would talk to given FBS' informal expression of interest in the past. This committee suggested that that would be an appropriate course of action.



    On June 29, 1994, Mr. Jones met with Mr. Zona. Mr. Zona confirmed that FBS had more than a casual interest in acquiring MFC and price was then discussed. After some discussion, it was determined that an exchange ratio ranging from .6803 to .7347 shares of FBS Common Stock for each share of MFC Common Stock (equivalent to a price of $25 to $27 per share of MFC Common Stock based on the closing price of FBS Common Stock on June 28, 1994) would likely be acceptable to the parties. Mr. Zona and Mr. Jones also agreed to instruct legal counsel to prepare a letter of intent reflecting the terms of the transaction for review by the MFC and FBS Boards. The determination of the final amount to be paid for each share of MFC Common Stock was to be based, in part, on additional due diligence by FBS concerning MFC prior to the execution of a definitive Merger Agreement.

    Later in the day on June 29, 1994, Mr. Jones informed the special committee about his preliminary discussions with Mr. Zona. The special committee then met on Thursday, June 30, 1994. In addition to the committee members, representatives of Dain Bosworth and outside legal counsel were in attendance. At this meeting, members of MFC's senior management, together with its legal and financial advisors, reviewed with the special committee, among other things, the background of the transaction, the duties and responsibilities of MFC's directors under relevant corporate law and regulatory requirements and various financial analyses of the transaction. In addition, the committee reviewed and approved the terms of the letter of intent between MFC and FBS. At the conclusion of the meeting, Dain Bosworth indicated that it expected it would be able to issue an opinion that the consideration to be received by holders of MFC Common Stock would be fair from a financial point of view. Mr. Zona informed Mr. Jones early in the afternoon that the FBS Board of Directors had approved the terms of the letter of intent. The letter of intent was executed shortly before 3:00 p.m. on June 30, 1994.



    Following the execution of the letter of intent, FBS commenced an in-depth due diligence investigation of MFC. Concurrently with this due diligence investigation, officers of FBS and MFC, with the assistance of legal counsel for FBS and MFC, negotiated the terms of the definitive Merger Agreement and the Stock Option Agreement. Based upon the completion of its due diligence, FBS proposed an exchange ratio of .6803 share of FBS Common Stock for each share of MFC Common Stock, subject to certain adjustments. See "--Terms of Merger; Consideration to be Received by MFC Shareholders."



    On July 20, 1994, the MFC Board of Directors held a special meeting to consider the Merger Agreement and the Stock Option Agreement, and the transactions contemplated thereby. At such meeting, members of MFC's senior management, together with its legal and financial advisors, reviewed with MFC's Board of Directors, among other things, the background of the proposed transaction, the potential benefits of the transaction, including the strategic rationale for the transactions, and a summary of the financial and valuation analyses of the transaction and the terms of the definitive Merger Agreement and Stock Option Agreement. At the conclusion of the meeting, Dain Bosworth delivered its oral opinion (subsequently confirmed in writing) that the consideration to be received by holders of MFC Common Stock and MFC Preferred Stock would be fair to such stockholders from a financial point of view and Montgomery Securities delivered its oral opinion (subsequently confirmed in writing) that the consideration to be received by holders of MFC Common Stock would be fair to such stockholders from a financial point of view. As discussed above, the consideration to be received by MFC shareholders was determined through negotiations between MFC and FBS and not by Dain Bosworth or Montgomery. See "--Opinions of MFC Financial Advisers" for a discussion of the factors considered and the analytical methods employed by Dain Bosworth and Montgomery Securities in reaching such conclusions. The MFC Board of Directors, by a unanimous vote of those directors present at the meeting, approved the Merger Agreement and Stock Option Agreement and the transactions contemplated thereby.


    The Board of Directors of FBS approved the Merger Agreement and Stock Option Agreement at a meeting also held on July 20, 1994, by the unanimous vote of directors present. Officers of FBS and representatives of J.P. Morgan Securities Inc. made presentations at the special meeting. See "--Reasons of FBS for the Merger; Recommendation of FBS Board of Directors" and "--Opinion of FBS Financial Adviser."

REASONS OF FBS FOR THE MERGER; RECOMMENDATION OF FBS BOARD OF DIRECTORS

    The Board of Directors of FBS approved the Merger Agreement by the unanimous vote of all directors present at the July 20, 1994 meeting. The Board of Directors of FBS believes that the terms of the Merger are fair and that the Merger is in the best interest of FBS and its shareholders and recommends that the shareholders of FBS vote FOR the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

    In reaching its determination to approve the Merger Agreement, the Board of Directors of FBS considered a variety of factors, although it did not assign any relative or specific weight to the factors considered. The factors considered included the following:

         (i) The acquisition of MFC will expand FBS' retail franchise in Minnesota, North Dakota, South Dakota and Wisconsin. The acquisition will allow FBS to leverage its existing presence in these states, providing the opportunity to realize substantial economies from consolidation. Significant cost savings are expected to result from personnel reductions, branch and operational consolidations and general reductions in corporate and administrative support functions.

        (ii) The acquisition of MFC will allow FBS to enter four new states (Iowa, Nebraska, Kansas and Wyoming) which fall into FBS' strategic market area. The acquisition will provide FBS with a base in these states which can be leveraged through further acquisitions.


        (iii) The acquisition of MFC will provide FBS access to over 300,000 additional households. While MFC has a high level of retail assets relative to other thrifts, FBS' broader product and service offerings will allow greater penetration of these households. Additionally, MFC is a significant originator and servicer of residential mortgages. The acquisition of MFC will enhance the efficiency and increase the market share of FBS Mortgage.


        (iv) The Board of Directors also considered information concerning the financial position, results of operations and stock prices of MFC as well as the prospective financial performance of FBS and MFC on a combined basis. See "--Opinion of FBS Financial Adviser." In addition, the Board noted that the acquisition of MFC is expected to be accretive to FBS' earnings per share beginning in 1995. The Board also considered the extensive due diligence review which had been conducted by FBS personnel with respect to MFC's loan portfolio and operations.


        (v) In addition, the Board of Directors considered the oral opinion of J.P. Morgan Securities Inc. delivered July 20, 1994, confirmed by a written opinion dated July 25, 1994, that the exchange ratio of FBS Common Stock for MFC Common Stock in the Merger is fair to holders of FBS Common Stock from a financial point of view. See "--Opinion of FBS Financial Adviser."


OPINION OF FBS FINANCIAL ADVISER


    The Board of Directors of FBS retained the investment banking firm of J.P. Morgan Securities Inc. ("J.P. Morgan") to render its opinion as to the fairness to the holders of FBS Common Stock of the exchange ratio of .6803 share of FBS Common Stock to be paid for each share of MFC Common Stock (the "Exchange Ratio") pursuant to the Merger Agreement.


    J.P. Morgan has delivered its written opinion to the Board of Directors of FBS to the effect that, as of July 25, 1994, the Exchange Ratio pursuant to the Merger Agreement is fair to the holders of FBS Common Stock. The written opinion confirmed the oral opinion delivered to the FBS Board of Directors at its July 20, 1994 meeting.


    A copy of J.P. Morgan's written opinion dated as of July 25, 1994, which sets forth the assumptions made, matters considered and limits on the review taken is attached as Appendix D to this Proxy Statement Prospectus and is incorporated herein by reference. FBS shareholders are urged to read the opinion in its entirety. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion and letter. J.P. Morgan's opinion is addressed only to the Board of Directors of FBS, is directed only to the Exchange Ratio and does not constitute a recommendation to any FBS shareholder as to how such shareholder should vote at the FBS Special Meeting.



    In arriving at its written opinion dated as of July 25, 1994, J.P. Morgan, among other things: (i) reviewed the Merger Agreement, the Stock Option Agreement dated July 21, 1994; (ii) reviewed MFC's Annual Reports, Forms 10-K and related financial information for the five fiscal years ending December 31, 1989 through December 31, 1993, and MFC's Form 10-Q for the quarter ending March 31, 1994, and unaudited financial results for the five month period ending May 31, 1994; (iii) reviewed FBS' Annual Reports, Forms 10-K for each of the five years ending December 31, 1989 through December 31, 1993, and the Quarterly Report on Form 10-Q for the quarter ending March 31, 1994; (iv) held discussions with members of the senior management of MFC and FBS regarding the Merger, certain aspects of past and current business operations, financial condition and future prospects of their respective companies, and the effects of the Merger on the financial condition and future prospects of FBS; (v) reviewed the historical market prices and trading activity for the FBS Common Stock and MFC Common Stock and compared them with those of certain publicly traded companies which it deemed to be relevant; (vi) compared the financial terms of the transaction contemplated by the Merger Agreement with the financial terms of certain other mergers and acquisitions which it deemed to be relevant; (vii) considered the pro forma effect of the Merger on FBS' capitalization ratios, earnings, and book value per share; and (viii) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as it deemed necessary.

    J.P. Morgan has relied, without independent verification, upon the accuracy and completeness of all of the financial and other information reviewed by it for the purpose of its opinion. J.P. Morgan also relied upon the management of FBS and MFC as to the reasonableness and achieveability of the financial and other operating forecasts (and the assumptions and bases therefor) provided to it. In that regard, J.P. Morgan assumed with FBS' consent that such forecasts, including, without limitation, projected cost savings and operating synergies resulting from the Merger and projections regarding underperforming and nonperforming assets, net charge-offs and the adequacy of reserves, reflect the best currently available estimates and judgments of such respective matters. J.P. Morgan is not an expert in the evaluation of allowances for loan losses and it has not made an independent evaluation of the adequacy of the allowance for loan losses of FBS or MFC nor has it reviewed any individual credit files. In addition, J.P. Morgan has not made an independent evaluation or appraisal of the assets and liabilities of FBS or MFC or any of their subsidiaries, and has not been furnished with any such evaluation or appraisal.

    J.P. Morgan's opinion has been rendered without regard to the necessity for, or level of, any restrictions which may be imposed or divestitures which may be required in the course of obtaining regulatory approvals for the Merger.

    Set forth below is a summary of selected analyses performed by J.P. Morgan in reaching its opinion delivered on July 25, 1994.

    SUMMARY OF PROPOSAL. J.P. Morgan described the terms of the proposed transaction as reflected in the Merger Agreement, including the Exchange Ratio. Based on the aggregate consideration offered, using a July 19, 1994 price for the Common Stock of FBS, J.P. Morgan calculated the price to market, price to book, price to tangible book, price to earnings, and price to asset ratios for MFC. This analysis yielded a price to market multiple of 10.2%, a price to book multiple of 1.59x, a price to tangible book multiple of 2.0x, and a price to earnings multiple of 13.1x (based on MFC's net earnings for the twelve months ended March 31, 1994).

    PRO FORMA MERGER ANALYSIS. J.P. Morgan analyzed certain pro forma effects resulting from the Merger. This analysis indicated that the transaction would result in earnings dilution per FBS Common Stock equivalent share in 1994 and an earnings pickup per FBS Common Stock equivalent share in 1995 (based upon projections provided by FBS and giving effect to merger synergies assumptions provided by FBS). In this analysis, J.P. Morgan assumed that MFC performed in accordance with the earnings forecast provided to J.P. Morgan by FBS management.

    DISCOUNTED DIVIDEND STREAM ANALYSIS. Using a discounted dividend stream analysis, J.P. Morgan estimated the present value of the future streams of after tax cash flows that MFC could produce through 2002 and distribute to shareholders ("dividendable net income"). In this analysis, J.P. Morgan assumed that MFC performed in accordance with the earnings forecasts provided to J.P. Morgan by FBS' management and that MFC could pay out up to 100% of its adjusted net income with the constraint that MFC's common equity to asset ratio be maintained at a minimum level of 6%. J.P. Morgan estimated the terminal values for the MFC Common Stock using 2%, 3% and 4% perpetual growth rates for 2002 estimated net income as projected by FBS. The dividendable net income streams and terminal values were then discounted to present values using different discount rates (ranging from 11% to 13%) chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of FBS Common Stock. This discounted dividend stream analysis indicated a reference range of between $25.90 and $34.20 per share of MFC Common Stock. This analysis was based upon FBS' management projections, which were based upon many factors and assumptions, many of which are beyond the control of FBS and MFC. As indicated below, this analysis is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future.

    ANALYSIS OF SELECTED THRIFT MERGER TRANSACTIONS. J.P. Morgan reviewed a number of thrift merger transactions which had occurred since January 1, 1993. These transactions included mergers and acquisitions of thrifts in the midwest for which the transaction size exceeded $50 million, and all thrift transactions exceeding $200 million in value. J.P. Morgan calculated the price to market, price to earnings, price to book value and price to asset ratios in the contemplated transaction and such selected bank merger transactions. This analysis, (using a July 19, 1994 price for FBS Common Stock), yielded a range of price to market multiples of approximately 12.1% to 119.2% with a mean of 44.4% and a median of 39.0% (compared with a price to market multiple of 10.2% for MFC), a range of price to book value multiples of approximately 0.85x to 2.1x with a mean of 1.65x and a median of 1.67x (compared with a price to book multiple of 2.0x for MFC using a July 19, 1994 price for FBS Common Stock) and a range of price to asset value multiples of approximately 6.6% to 20.0% with a mean of 14.25% and a median of 14.85% (compared with a price to asset multiple of 10.10% for MFC using a July 19, 1994 price for FBS Common Stock). This analysis yielded an overall imputed reference range per share of MFC Common Stock of $25.59 to $34.75, and of $25.90 to $36.21 based on the mean and median imputed range.

    No company or transaction used in the above analyses as a comparison is identical to FBS, MFC or the contemplated transaction. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies which were compared. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable company or transaction data.

    COMPARISON OF SELECTED COMPANIES. In connection with the rendering of its opinion, J.P. Morgan compared selected operating and stock market data for MFC to the corresponding data of Charter One Financial, FirstFed Michigan Corp., First Financial Corp., St. Paul Bancorp. Inc., Standard Federal Bank and TCF Financial Corp. (collectively, the "Metropolitan Composite"). This comparison showed, among other things, that (i) as of July 19, 1994, the ratio of MFC's market price to its earnings per share estimate for 1994 was 10.6x, compared to a mean of 8.5x and a median of 8.0x for the Metropolitan Composite; (ii) as of July 19, 1994, the ratio of MFC's market price to its book value per share was 1.4x, compared to a mean of 1.3x and a median of 1.2x for the Metropolitan Composite; (iii) for the twelve month period ending March 31, 1994, MFC's return on average assets was 0.68%, compared to a mean of 1.04% and a median of 1.01% for the Metropolitan Composite; and (iv) for the twelve month period ending March 31, 1994, MFC's return on average equity was 9.68%, compared to a mean of 15.77% and a median of 16.34% for the Metropolitan Composite. Earnings per share estimates used in this analysis were the median Institutional Brokers Estimate System ("IBES") estimates as of July 7, 1994. IBES is a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts regarding companies of interest to institutional investors.


    The summary of the J.P. Morgan Fairness Opinion set forth above provides a description of the principal elements of the analyses performed by J.P. Morgan in arriving at its opinion. It does not purport to be a complete description of such analyses. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that its analyses and the summary set forth above must be considered as a whole and that selected portions of its analyses, without considering all analyses, or selecting all or part of the above summary, without considering all factors and analyses, would create an incomplete view of the procedures underlying the J.P. Morgan opinion. In addition, while J.P. Morgan gave the various analyses approximately similar weight it may have used them for different purposes, and may have deemed various assumptions more or less reliable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be J.P. Morgan's view of the actual value of MFC or FBS. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given more weight than any other analyses.



    In performing its analyses, J.P. Morgan made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of MFC or FBS. The analyses performed by J.P. Morgan are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of J.P. Morgan's analysis of the fairness of the Exchange Ratio to holders of FBS Common Stock, the conclusions of which were provided to FBS' Board of Directors. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, J.P. Morgan's opinion to the FBS Board of Directors is just one of many factors taken into consideration by the FBS Board of Directors.

    J.P. Morgan is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger and is familiar with FBS and its business. As part of its investment banking business, J.P. Morgan is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

    Pursuant to its engagement letter, J.P. Morgan will receive a fee of $250,000 for the delivery of its fairness opinion letter to FBS' Board of Directors. J.P. Morgan will also be reimbursed for its reasonable out-of-pocket expenses incurred in connection with its services, including reasonable attorneys' fees and disbursements, and will be indemnified against certain liabilities, including liabilities arising under the securities laws.

REASONS OF MFC FOR THE MERGER; RECOMMENDATION OF MFC BOARD OF DIRECTORS

    The MFC Board of Directors has determined that the Merger, the Merger Agreement and the Stock Option Agreement, including the exchange ratio, are fair to, and in the best interest of, MFC and its shareholders. In the course of reaching its determination, the MFC Board of Directors consulted with its legal counsel with respect to the legal duties of the Board, regulatory matters, and the Merger Agreement, the Stock Option Agreement and issues related thereto and with its financial advisers with respect to the financial aspects and fairness of the transaction, as well as with senior management, and, without assigning any relative or specific weights, considered a number of factors, including but not limited to the following:

         (i) MFC's business, results of operations, financial position and prospects were it to remain independent;

        (ii) economic conditions and prospects for the markets in which MFC operates in light of, among other things, intensifying competitive pressures in the financial services industry in general and, in particular, in the markets in which MFC operates;

        (iii) the consideration offered by FBS in the Merger Agreement in relation to the market value, book value and earnings per share of MFC and the prospect for a higher current trading value for shares of FBS Common Stock and better prospects for future growth than if MFC were to remain independent;

        (iv) the management, business, results of operations and financial condition of FBS;

        (v) the price obtainable for MFC's shares at this time compared with the risks involved and possible price available at a later time;

        (vi) the expectation that a business combination with the larger FBS would enhance MFC's competitiveness and ability to serve its customers and the communities in which it operates;

       (vii) the future prospects of FBS and the anticipated strengths and synergies (including cost savings and efficiencies) anticipated from the combination of MFC and FBS;

       (viii) the expectation that the Merger will be a tax-free transaction to MFC stockholders, MFC and FBS and accounted for under the pooling of interests method of accounting;

        (ix) the financial terms of other recent business combinations in the thrift industry;

         (x) the financial advice rendered by Dain Bosworth and Montgomery Securities to the MFC Board of Directors and the opinions rendered by Dain Bosworth and Montgomery Securities, described below, to the effect that the consideration being offered in the Merger was fair from a financial point of view to holders of MFC Common Stock; and

        (xi) the financial advice rendered by Dain Bosworth to the MFC Board of Directors and the opinion rendered by Dain Bosworth to the effect that the consideration being offered in the Merger is fair from a financial point of view to holders of MFC Preferred Stock.

    In addition, the MFC Board of Directors considered the impact of the Merger on its depositors, employees, customers and communities.


    The MFC Board of Directors also determined that the Merger is preferable to the other alternatives available to MFC, such as remaining independent and growing internally or through future acquisitions, or remaining independent for a short period of time with a view toward being acquired in the future, or engaging in a merger of equals transaction with another party. As discussed in greater detail under "--Opinions of MFC Financial Advisers," even if MFC were to engage in an aggressive restructuring program, the value realized per share of MFC Common Stock would be unlikely to be greater than between $20 and $23, which may be less than the value of the consideration offered in the Merger. Remaining independent pending a future transaction did not seem advisable to the MFC Board, as the presentations of both of MFC's financial advisers suggested that the consideration offered by FBS in connection with the Merger was very competitive with the consideration being offered in comparable transactions. Finally, a merger of equals would likely involve an insignificant premium over the then current price of MFC Common Stock. In the view of the MFC Board, the proposed acquisition by FBS offered the MFC shareholders a greater return than could have been achieved in a merger of equals transaction.


    MFC's Board of Directors also considered that the structure of the Merger was not designed to exclude additional bona fide bids to acquire MFC and that under the Merger Agreement and Stock Option Agreement the Board retains the right, if required in the exercise of its fiduciary obligations, to negotiate with other potential bidders and, if another offer constitutes a material economic improvement to MFC's stockholders compared to the terms of the Merger, to accept such offer and terminate the Merger Agreement. In this regard, the Board was aware that the Merger Agreement provides for a termination fee of $35,000,000 under certain conditions and that FBS would, under certain conditions, be able to exercise its option under the terms of the Stock Option Agreement. See "--Termination" and "--Option Granted to FBS." While the Board considered that such provisions would likely decrease the amount a third party would be willing to pay to acquire MFC, the Board was aware that such an agreement was specifically bargained for by FBS and was a necessary inducement for FBS to enter into the Merger Agreement. In addition, while the Merger Agreement prohibits MFC from shopping or soliciting another offer, the Board of Directors did not believe this was a meaningful limitation. Specifically, the Merger would be publicly announced and well known and MFC would file a Current Report on Form 8-K that would announce the Merger and contain as an exhibit the full text of the Merger Agreement. As a result, any party interested in approaching MFC would have full access to the terms of the Merger Agreement. Further, while the Merger Agreement requires MFC to take action necessary to convene a special meeting of MFC's common shareholders and obligates the Board to use its best efforts to obtain necessary approval of shareholders, the Merger Agreement specifically contemplates that the Board may withdraw its recommendation that the shareholders approve the Merger Agreement in the exercise of its fiduciary duties.

    The MFC Board of Directors also believes that FBS is currently well managed and possesses compatible management philosophies and strategic focus, that MFC will benefit through access to FBS' business strengths resulting in a well-diversified combined institution and that the enhanced capitalization of the combined institution will allow it to take advantage of future acquisition opportunities which otherwise are unavailable to MFC.

    Finally, the MFC Board of Directors believes that the Merger will allow the combined institution to compete effectively in the rapidly changing marketplace for financial services and to take advantage of opportunities for growth and diversification that would not be available to either MFC or FBS on its own.

    For the reasons set forth above, the Board of Directors of MFC unanimously recommends that holders of MFC Common Stock vote FOR the approval and adoption of the Merger Agreement.

OPINIONS OF MFC FINANCIAL ADVISERS

    MFC has retained Dain Bosworth and Montgomery Securities ("Montgomery") to act as its financial advisers in connection with the Merger. Both Dain Bosworth and Montgomery have provided an opinion to the Board of

Directors of MFC as to the fairness, from a financial point of view, to the holders of MFC Common Stock of the consideration to be received by them in connection with the Merger, copies of which are attached as Appendicies B and C to this Proxy Statement/Prospectus. In addition, Dain Bosworth has provided an opinion to the Board of Directors of MFC as to the fairness, from a financial point of view, to the holders of MFC Preferred Stock of the cash consideration to be received by them in connection with the Merger. The consideration to be received by MFC shareholders was determined through negotiations between MFC and FBS and not by Dain Bosworth or Montgomery. See "--Background of the Merger."


  DAIN BOSWORTH OPINION

    PRIOR ENGAGEMENT

    On June 2, 1994, a representative from Dain Bosworth met with Norman M. Jones, MFC's Chairman and Chief Executive Officer, to discuss a proposed merger of equals transaction with a large regional thrift holding company (the "Proposed Merger Partner"). On June 3, 1994, the management of MFC gave Dain Bosworth approval to begin conducting due diligence and preparing their analysis in order to be in the position to provide an opinion to the Board of Directors of MFC by June 10, 1994 as to the fairness of the proposed transaction from a financial point of view. Despite the decision that morning not to proceed with the proposed merger, Dain Bosworth provided to members of the MFC Board of Directors on June 10, 1994 a financial analysis which looked at the valuation of MFC under three different scenarios: (i) remain independent and begin an aggressive restructuring program; (ii) a possible sale of MFC; or (iii) the proposed merger of equals with the Proposed Merger Partner. Dain Bosworth did not provide a fairness opinion in connection with this analysis.

    For purposes of its analysis, Dain Bosworth reviewed and analyzed certain publicly available information relating to MFC and the Proposed Merger Partner, as well as other information provided by MFC including certain financial forecasts, business plans and internal management reports. Dain Bosworth analyzed the historical reported market prices and trading activity of MFC, as well as earnings, rates of return, capitalization, dividends, and other relevant factors associated with MFC. Dain Bosworth visited the headquarters and primary facilities of MFC and the Proposed Merger Partner. Dain Bosworth also held discussions with members of the senior management of MFC regarding its past and current business operations, financial condition and future prospects. Dain Bosworth used the foregoing information to further its understanding of MFC and the market for MFC Common Stock. Dain Bosworth also held discussions with the senior management of the Proposed Merger Partner regarding its past and current business operations and future plans in connection with the integration of MFC and the Proposed Merger Partner in the contemplated merger of equals.

    The analysis performed by Dain Bosworth and described below was prepared for discussion purposes only and no opinion as to the attractiveness of each scenario was provided by Dain Bosworth to the MFC Board of Directors.

    REMAIN INDEPENDENT AND BEGIN AGGRESSIVE RESTRUCTURING. Dain Bosworth assessed the present values of the future cash flows that the business of MFC could be expected to generate over a defined period of time and the residual value of the business at the end of the projected period, assuming the implementation of an aggressive restructuring program by the management of MFC (the "Stand Alone Analysis"). In preparing the Stand Alone Analysis, the management of MFC provided to Dain Bosworth its strategic plan through 1998 which outlined the proposed restructuring program. The proposed restructuring program included, among other things, the closing of 60 smaller branches, the continued integration of the recent Rocky Mountain Financial Corporation acquisition, the acquisition and consolidation of a realty operation in addition to Edina Realty, increased emphasis on the development of fee income services and the centralization of certain management functions to MFC headquarters.


    The projections were evaluated with respect to various assumptions regarding discount rates and the residual value of MFC at the end of the projection period. The residual value was estimated using a multiple of book value method. Based upon the Stand Alone Analysis, Dain Bosworth estimated the valuation range to be from $20.00 to $23.00 on a fully diluted per share basis.

    SALE OF MFC. In an effort to estimate a value that the shareholders could expect to receive in connection with the sale of MFC, Dain Bosworth reviewed and summarized the terms of 50 selected pending and completed acquisitions of thrifts. These transactions were selected on the basis of the comparability of the acquired thrifts to MFC with respect to several factors. These factors included assets size and transaction value. Dain Bosworth concentrated its analysis on transactions that occurred during the trailing twelve months period beginning July 1, 1993.

    For purposes of estimating a potential purchase price for all of the MFC Common Stock, Dain Bosworth calculated valuation multiples for each of the selected transactions based upon several variables including book value, tangible book value and trailing twelve months earnings per share. These valuation multiples were then applied to the financial results for MFC in an effort to arrive at an estimate of the value MFC shareholders might expect to receive in a sale transaction. The following table lists the results of Dain Bosworth's analysis.

                                                                     COMPARABLE TRANSACTIONS           IMPLIED
                                                                                                 PER SHARE VALUATION
                                                          MFC             MULTIPLE RANGE                RANGE
                                                       PER SHARE   ----------------------------  --------------------
                                                        RESULTS         LOW           HIGH          LOW       HIGH
                                                      -----------  -------------  -------------  ---------  ---------
Price/Book value multiple...........................   $   15.75          1.4x           1.7x    $   22.05  $   26.78
Price/Tangible book value...........................       12.94          1.6x           1.9x        20.70      24.59
Price/Trailing twelve months EPS....................        1.89         12.0x          14.0x        22.68      26.46
Price/Estimated Fiscal 1994 EPS.....................        2.00         10.0x(1)       12.0x(1)     20.00      24.00

- ----------
(1)  Subjective estimate only.


    Based on the sale of the business analysis, Dain Bosworth estimated the valuation range to be from $21.00 to $27.00 on a fully diluted per share basis.



    PROPOSED MERGER OF EQUALS. Dain Bosworth assessed the present values of future cash flows expected from the combination of MFC and Proposed Merger Partner as a result of a merger of equals and the residual value of the business at the end of the projected period (the "Merger of Equals Analysis"). In preparing the Merger of Equals Analysis, the management of MFC provided to Dain Bosworth its strategic plan through fiscal 1998, the Proposed Merger Partner's estimate of future performance and a list of potential synergies which could be realized through the merger of equals including, but not limited to, the consolidation of consumer and mortgage lending backroom functions, reductions in administrative and corporate staffs, and the consolidation of management information systems functions.



    The combined projections were evaluated with respect to various assumptions regarding discount rates and the residual value of the combined entity at the end of the projection period. The residual value was estimated using a multiple book value method. Based on the Merger of Equals Analysis, Dain Bosworth estimated the valuation range to be from $22.00 to $25.00 on a fully diluted per share basis.


    ENGAGEMENT IN CONNECTION WITH THE MERGER

    On June 29, 1994, MFC again retained Dain Bosworth to act as its financial adviser in connection with the Merger and to provide an opinion to the Board of Directors of MFC as to fairness, from a financial point of view, of the consideration to be received by holders of MFC Common Stock in connection with the Merger. Following is a summary of the procedures and analyses that Dain Bosworth performed in rendering such opinion to the Board of Directors of MFC. No limitations were imposed on Dain Bosworth with respect to the scope of its investigation, except that Dain Bosworth was instructed not to solicit and did not solicit proposals from other parties regarding the acquisition of MFC. As set forth in its opinion, Dain Bosworth relied on, and did not independently verify, the accuracy, completeness and fairness of the financial and other information furnished to it by MFC and FBS. Dain Bosworth did not make an independent evaluation or appraisal of the assets and liabilities of MFC and FBS, and expressed no opinion regarding the liquidation value of any entity. Holders of MFC Common Stock are urged to read Dain Bosworth's opinion in its entirety for a description of the procedures followed, the factors considered and the assumptions made by Dain Bosworth in rendering its opinion.

    For purposes of its opinion, Dain Bosworth reviewed and analyzed certain publicly available information relating to MFC, as well as other information provided by MFC including certain financial forecasts and internal management reports. Dain Bosworth analyzed the historical reported market prices and trading activity of MFC Common Stock, as well as earnings, rates of return, capitalization, dividends and other relevant factors associated with MFC. Dain Bosworth held discussions with members of the senior management of MFC regarding its past and current business operations, financial condition and future prospects. Dain Bosworth used the foregoing information to further its understanding of MFC and the market for MFC Common Stock. Dain Bosworth also held discussions with the senior management of FBS regarding its past and current business operations and future plans in connection with the integration of MFC.

    In conducting the review and in performing the analysis described below, Dain Bosworth did not attribute any particular weight to any information or analysis considered by it, but rather made qualitative judgments as to the significance and relevance of each factor and analysis. Accordingly, Dain Bosworth believes that the information reviewed and the analysis conducted must be considered as a whole and that considering any portion of such information or analyses, without considering all of such information and analyses, could create a misleading or incomplete view of the process underlying the opinion.

    ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES. Dain Bosworth compared MFC's financial information and recent prices of MFC Common Stock to similar information for selected publicly traded midwestern thrifts including: Anchor BanCorp Wisconsin; Commercial Federal Corporation; First Federal Capital; First Financial Corporation; Investors Bank Corp.; St. Paul Bancorp, Inc.; Standard Federal Bank; and TCF Financial Corp. (the "Comparable Companies"). Of the thrifts that operate in this region, the Comparable Companies were those public companies determined by Dain Bosworth to be most comparable to MFC based on a number of criteria including asset size, capital ratios and asset quality.

    Dain Bosworth calculated valuation ratios based on published stock prices for each of the Comparable Companies. The valuation ratios were based upon several variables, including net income for the last twelve months, estimated earnings per share ("EPS") for fiscal 1994, estimated EPS for fiscal 1995, book value and tangible book value. The estimates of EPS were based upon consensus earnings estimates for these companies prepared by research analysts from various investment firms as generated by a national reporting system.

    The results of Dain Bosworth's analysis of the historical performance and expectations for the Comparable Companies were then compared with those of MFC and the price of its Common Stock as follows: (i) on June 30, 1994, one day prior to the announcement of the Merger, based on the closing prices of MFC Common Stock on such date; (ii) on July 19, 1994, the day prior to Dain Bosworth's presentation to the Board of Directors of MFC, based on the closing prices of MFC Common Stock on such date; and (iii) as of the closing date of the Merger using an exchange ratio of .6803 shares of FBS Common Stock for each share of MFC Common Stock, based upon a per share price for FBS Common Stock of $36.625, the closing price on July 19, 1994. This analysis was intended to provide the directors with information regarding: (i) the market valuation of MFC Common Stock against the Comparable Companies prior to the impact on the price of MFC Common Stock from the announcement of the Merger; (ii) how the market was valuing MFC Common Stock given the release to the public of information relative to the Merger; and (iii) the value of the Merger assuming the low end of the proposed exchange ratio outlined in the letter of intent and the price of FBS Common Stock on July 19, 1994. The following table lists the results of Dain Bosworth's analysis of Comparable Companies:

                                                                        METROPOLITAN FINANCIAL CORPORATION
                                                              ------------------------------------------------------
                                                                COMPARABLE                                EXCHANGE
                                                                 COMPANIES      JUNE 30,     JULY 19,     RATIO OF
                                                                  MEDIAN          1994         1994         .6803
                                                              ---------------  -----------  -----------  -----------
Price/LTM EPS...............................................          8.9            8.4          12.0        13.2
Price/1994 estimated EPS....................................          9.1            7.9          11.2        12.3
Price/1995 estimated EPS....................................          8.2            6.4           9.1        10.1
Price/Book value............................................          1.27           1.00          1.42        1.57
Price/Tangible book value...................................          1.54           1.22          1.74        1.91

    ANALYSIS  OF SELECTED  MERGER AND  ACQUISITION TRANSACTIONS.   Dain Bosworth
reviewed and summarized the terms of 41 selected pending and completed acquisitions of thrifts with assets greater than $500 million and a subset of this list which included 21 selected pending and completed acquisitions of thrifts with assets greater than $1 billion (the "Comparable Acquisitions"). The Comparable Acquisitions were selected on the basis of the comparability of the acquired thrifts to MFC with respect to several factors, including asset size, capital ratios and asset quality. Dain Bosworth concentrated on transactions that occurred since January 1, 1993, and those for which relevant financial data was available.

    For purposes of evaluating the acquisition of MFC by FBS, valuation multiples were calculated for each of the Comparable Acquisitions based upon several variables, including book value, tangible book value and net earnings for the last twelve months. These valuation multiples were then compared to the valuation multiples proposed by FBS for the MFC Common Stock assuming an exchange ratio of .6803 share of FBS Common Stock for each share of MFC Common Stock and a price per share of FBS Common Stock of $36.625 on July 19, 1994. The following table lists the results of Dain Bosworth's analysis of Comparable Companies.

                                                                                  COMPARABLE ACQUISITIONS
                                                                      -----------------------------------------------
                                                                                                              MFC
                                                                       ASSETS GREATER    ASSETS GREATER    EXCHANGE
                                                                      THAN $500 MILLION  THAN $1 BILLION   RATIO OF
                                                                      -----------------  ---------------  -----------
Price/Book value
  High..............................................................          2.62x             2.01x
  Low...............................................................          0.65x             0.65x
  Median............................................................          1.49x             1.50x           1.57x
Price/Tangible book value
  High..............................................................          2.63x             2.07x
  Low...............................................................          1.08x             1.11x
  Median............................................................          1.63x             1.63x           1.91x
Price/LTM Earnings
  High..............................................................         32.2x             32.2x
  Low...............................................................          5.8x              8.6x
  Median............................................................         13.4x             13.4x           13.2x

    PRO FORMA DILUTION AND CONTRIBUTION ANALYSES. Dain Bosworth analyzed certain balance sheet and income statement data for MFC and FBS for 1993 on an actual and proforma combined basis, and for MFC and FBS on a projected pro forma combined basis for fiscal years 1994 and 1995. The analysis showed, among other things, that the Merger would result in little if any dilution in earnings per share of FBS Common Stock in fiscal year 1994, followed by an increase in fully diluted earnings per share of FBS Common Stock for fiscal 1995. The analysis showed that, assuming a cost savings of approximately 30% projected by FBS, the accretion to earnings per share of FBS Common Stock in fiscal year 1995 would range from 8.0% to 9.0%. The contribution analysis showed that the shareholders of MFC would own 16.3% of the combined entity and contribute 15.2% of the income of the combined entity for fiscal 1995, on a pro forma combined basis.

    DISCOUNTED CASH FLOW ANALYSIS. Dain Bosworth performed a discounted cash flow analysis using discount rates ranging from 10% to 20% and sets of terminal values based upon multiples of 1998 estimated earnings ranging from 9.0x to 12.0x and multiples of 1998 estimated book value ranging from 1.30x to 1.70x. In preparing the discounted cash flow analysis, the management of MFC provided to Dain Bosworth its strategic plan through fiscal 1998. This plan incorporated the continued growth in non-thrift assets, including the residential realty brokerage and title business, along with the closing of a number of relatively small branches. Assumptions were made by MFC in its strategic plan as to the amount of cash dividends distributed and the number of options exercised under MFC's existing stock option plan.

    This analysis resulted in fully diluted per share prices for MFC Common Stock ranging from $16.69 to $31.35 using the 1998 estimated earnings multiples and ranging from $14.97 to $27.19 using the 1998 estimated book value multiple to calculate the residual value.

    Dain Bosworth did not assign any particular weight to the individual analyses described above, which represents a summary of the material analyses performed by Dain Bosworth. Dain Bosworth's determination regarding the fairness of the transaction is not based on a mathematical model but rather upon the body of information obtained from such analysis and qualitative factors.

    Based on these analyses, Dain Bosworth rendered an oral opinion to the MFC Board of Directors on June 30, 1994 that the consideration being offered in the Merger was fair from a financial point of view to the holders of MFC Common Stock. In connection with the written opinion dated July 21, 1994, Dain Bosworth also confirmed the appropriateness of its reliance on the analysis used to render its June 30, 1994 oral opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith. For Dain Bosworth's preparation of a preliminary and final opinion to MFC's Board of Directors, MFC has paid to Dain Bosworth a fee of $650,000. In addition MFC has agreed to pay Dain Bosworth a fixed fee in the amount of $50,000 for each additional updated opinion, if any, requested by MFC's Board of Directors. MFC has also paid to Dain Bosworth a fee of $75,000 for the delivery of an opinion to the MFC Board of Directors dated July 19, 1994 to the effect that the $27.00 plus accrued and unpaid dividends for each share of MFC Preferred Stock that is being proposed by FBS is fair from a financial point of view to such shareholders. MFC has also agreed to reimburse Dain Bosworth for its reasonable out-of-pocket expenses and to indemnify Dain Bosworth against certain liabilities, including those arising under securities laws.

    Dain Bosworth was selected by MFC on the basis of its experience in valuing securities in connection with mergers and acquisitions, knowledge of MFC, and expertise in transactions involving financial institutions. Dain Bosworth is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the past, Dain Bosworth has provided financial advisory and investment banking services to MFC and has received customary fees for the rendering of such services. Dain Bosworth has from time to time issued research reports and recommendations on MFC Common Stock and FBS Common Stock. In the course of its trading activities, Dain Bosworth may, from time to time, have a long or short position in, and buy and sell securities of, MFC and FBS. Dain Bosworth also periodically publishes research reports regarding other financial institutions.

  MONTGOMERY SECURITIES OPINION

    Pursuant to an engagement letter dated July 7, 1994, as amended by the letter dated July 20, 1994 (together the "Engagement Letter"), MFC engaged Montgomery to render an opinion with respect to the fairness, from a financial point of view, of the consideration to be received by the holders of MFC Common Stock pursuant to the Merger, as of the date of the opinion. Montgomery is a nationally recognized investment banking and securities brokerage firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. MFC selected Montgomery as its financial adviser on the basis of its experience and expertise in transactions similar to the Merger and its reputation in the financial institutions and investment communities.


    At the July 20, 1994 meeting of MFC's Board of Directors, Montgomery delivered its oral opinion, subsequently confirmed in writing as of such date, that the consideration to be received by holders of MFC Common Stock in the Merger is fair to holders of MFC Common Stock from a financial point of view. No limitations were imposed by MFC on Montgomery with respect to the investigations made or procedures followed in rendering its opinion. THE FULL TEXT OF MONTGOMERY'S WRITTEN OPINION TO MFC'S BOARD OF DIRECTORS, WHICH SETS FORTH THE ASSUMPTIONS MADE, IS ATTACHED HERETO AS APPENDIX C AND IS INCORPORATED HEREIN BY REFERENCE AND SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY IN CONNECTION WITH THIS PROXY STATEMENT. THE FOLLOWING SUMMARY OF MONTGOMERY'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. MONTGOMERY'S OPINION DOES NOT CONSTITUTE A REPORT OR VALUATION WITHIN THE MEANING OF SECTION 11 OF THE SECURITIES ACT AND SHOULD NOT BE ACCORDED THE DEGREE OF RELIANCE PLACED ON SUCH REPORTS AND VALUATIONS. MONTGOMERY HAS NOT

ASSUMED RESPONSIBILITY FOR PERFORMING THE LEVEL OF DILIGENCE OR INDEPENDENT VERIFICATION THAT WOULD BE REQUIRED FOR IT TO RENDER A REPORT OR VALUATION FOR PURPOSES OF THE SECURITIES ACT. MONTGOMERY'S OPINION IS ADDRESSED TO MFC'S BOARD OF DIRECTORS ONLY AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY MFC SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE MFC SPECIAL MEETING.



    Montgomery has informed MFC that in arriving at its opinion, Montgomery, among other things: (i) reviewed certain publicly available financial and other data with respect to MFC and FBS including the consolidated financial statements for recent years and the interim periods ended June 30, 1993 and 1994 and certain other relevant financial and operating data relating to MFC and FBS made available to Montgomery from published sources and from the internal records of MFC; (ii) reviewed the form of the Merger Agreement; (iii) reviewed certain historical market prices and trading volumes of the MFC Common Stock and the FBS Common Stock as reported by the New York Stock Exchange; (iv) compared MFC and FBS from a financial point of view with certain other companies in the banking industry that Montgomery deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent acquisitions of depository institutions that Montgomery deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of MFC and FBS certain information of a business and financial nature regarding MFC and FBS, furnished to Montgomery by MFC and FBS, including financial forecasts and related assumptions of MFC; (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with MFC's counsel; and (viii) performed such other analyses and examinations as Montgomery deemed appropriate.



    In connection with its review, Montgomery did not assume any responsibility for the independent verification of and assumed and relied upon the accuracy and completeness of all financial and other information reviewed by it for purposes of its opinion. With respect to the financial forecasts for MFC provided to Montgomery by MFC's management, financial forecasts for FBS obtained from publicly available sources and FBS' future strategy and financial prospects provided to Montgomery by FBS, Montgomery assumed for purposes of its opinion that the forecasts, including without limitation, projected cost savings and operating synergies, were reasonably prepared on bases reflecting the best available estimates and judgments of MFC's and FBS' managements at the time of preparation as to the future financial performance of MFC, FBS or the combined entity, as the case may be, and that the forecasts provided a reasonable basis upon which Montgomery could form its opinion. Montgomery also assumed that there were no material changes in MFC's or FBS' assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to Montgomery. Montgomery relied on advice of counsel to MFC as to all legal matters with respect to MFC, the Merger, the Proxy Statement and the Merger Agreement. In addition, Montgomery did not assume responsibility for making an independent evaluation, appraisal or physical inspection of the assets or individual properties of MFC or FBS and was not furnished with any such appraisals. In particular, Montgomery is not an expert in the evaluation of loan loss or other reserves, and has not made an independent evaluation of the adequacy of the allowances for loan losses of MFC or FBS, nor has it reviewed any individual credit files, and it has assumed that the aggregate allowance for loan losses is adequate to cover such losses.
Further, Montgomery's opinion was based on economic, monetary and market conditions existing on, and the information made available to Montgomery as of, July 20, 1994 and on the assumption that the Merger Agreement will be consummated in accordance with the terms thereof, without any amendments thereto, and without waiver by MFC of any of the conditions to its obligations thereunder.


    In connection with rendering its opinion dated July 20, 1994, Montgomery performed a variety of financial analyses, including those summarized below. The summary set forth below does not purport to be a complete description of the presentation by Montgomery to MFC's Board of Directors or of the analyses performed by Montgomery. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a summary description. Accordingly, Montgomery believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying Montgomery's opinion. In addition, Montgomery may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described below should not be taken to be Montgomery's view of the actual value of MFC, FBS or the combined company. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given more weight than any other analysis.


    In performing its analyses, Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of MFC or FBS. The analyses performed by Montgomery are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Montgomery's analysis of the fairness of the Merger to holders of MFC Common Stock and were provided to MFC's Board of Directors in connection with the delivery of Montgomery's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Montgomery used in its analyses various projections of future performance prepared by the management of MFC. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections. In addition, as described above, Montgomery's opinion and presentation to MFC's Board of Directors were among the many factors taken into consideration by MFC's Board of Directors in making its determination to approve the Merger.

    Set forth below is a brief summary of selected analyses presented by Montgomery to MFC's Board of Directors in connection with its July 20, 1994 opinion.


    SUMMARY OF PROPOSAL. Montgomery reviewed the terms of the proposed transaction, including the exchange ratio and the aggregate transaction value. Montgomery reviewed the implied value of the consideration offered based upon the closing share price of FBS Common Stock on July 20, 1994 (the "July 20, 1994 FBS Stock Price"). This analysis showed that the implied value of the consideration to be received in the merger proposal, based on a conversion ratio of .6803 shares of FBS for each fully-diluted share of MFC (the "Exchange Ratio"), was approximately $24.66 per share of MFC Common Stock.


    ANALYSIS OF OTHER SELECTED TRANSACTIONS. Montgomery reviewed the consideration paid in recently announced transactions whereby certain thrifts and banks were acquired. Specifically, Montgomery reviewed transactions announced since January 1990, emphasizing selected transactions involving acquisitions of Minnesota thrifts, Midwest (Iowa, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, North Dakota, Nebraska, Ohio, South Dakota, and Wisconsin) thrifts, Midwest thrifts in which the announced consideration was greater than $100 million (the "Midwest Focus Group"), national thrifts in which the announced consideration was greater than $100 million and involving targets with a return on average assets greater than 0.50% (the "National Focus Group"), Minnesota banks, and FBS' acquisitions in which the announced consideration was greater than $100 million in value.


    For each such transaction Montgomery calculated, among other things, the ratio of premium (i.e., price over book value) to core deposits, price to deposits, price to tangible book value and price to last twelve-months' ("LTM") earnings. The calculations for the transactions announced yielded (i) a median percentage of premium to core deposits for Minnesota thrifts, Midwest thrifts, Midwest Focus Group, National Focus Group, Minnesota banks, and FBS' acquisitions of 2.53%, 3.14%, 7.70%, 7.30%, 3.00% and 6.36%, respectively, (ii)
a median ratio of price to deposits of 7.94%, 11.73%, 17.66%, 18.59%, 12.19% and 14.65%, respectively, (iii) a median ratio of price to tangible book value of 1.36x, 1.33x, 1.79x, 1.70x, 1.35x and 1.80x, respectively and (iv) a median ratio of price to LTM earnings of 14.3x, 12.1x, 14.9x, 14.2x, 12.8x and 22.3x, respectively. In comparison, Montgomery determined that, based on the closing price of FBS Common Stock on July 20, 1994 of $36.25, the consideration to be paid to holders of MFC Common Stock in the Merger represented a percentage of premium to core deposits of 7.56%, a ratio of price to deposits of 14.48%, a ratio of price to tangible book value of 1.91x, and a ratio of price to LTM earnings of 13.3x.


    No other company or transaction used in the above analysis as a comparison is identical to MFC, FBS or the Merger. Accordingly, an analysis of the results of the foregoing involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which MFC, FBS and the Merger are being compared. Mathematical analysis (such as determining average or median) is not, in itself, a meaningful method or using comparable transaction data.


    CONTRIBUTION ANALYSIS. Montgomery analyzed the contribution of each of MFC and FBS to, among other things, total equity and net income of the pro forma combined company for the year ended 1993 and for the six-month period ended June 30, 1994. This analysis showed, among other things, that based on pro forma combined balance sheets and income statements for MFC and FBS as of and for the year ended December 31, 1993 and as of and for the six months ended June 30, 1994, MFC would have contributed 18.3% and 18.3%, respectively, of the total equity and 14.9% and 11.6%, respectively, of the pretax income of the combined company. At the exchange ratio of .6803, holders of MFC Common Stock would own 16.5% of the combined company.



    DILUTION ANALYSIS. Using estimates prepared by MFC management for MFC and First Call consensus estimates for FBS, Montgomery compared the estimated calendar year 1994 earnings per share of FBS Common Stock and MFC Common Stock to the estimated calendar year 1994 earnings per share of the common stock of the pro forma combined company. Based on such analysis, the proposed transaction would be dilutive to FBS' earnings per share and accretive to MFC's earnings per share in 1994, prior to projected cost savings.



    RETURN TO SHAREHOLDERS. Montgomery analyzed the compound quarterly return to holders of MFC Common Stock for the ten years since it converted from a mutual to a stock company. Based on a $24.66 per share offer price, for holders of MFC Common Stock who purchased stock at conversion ($2.13 per share adjusted for stock splits, including dividends), the annualized quarterly compound return through the first quarter of 1994 would be approximately 24%.


    COMPARABLE ANALYSIS OF PUBLICLY-TRADED COMPANIES. Using public and other available information, Montgomery compared the historical trading price of MFC Common Stock and FBS Common Stock since January 1, 1988 and certain financial ratios of both companies (including equity to assets, return on average assets, return on average equity, non-performing assets to assets) as of March 31, 1994 to 14 selected midwest thrifts in MFC's case, and selected Top 50 commercial banking companies as measured in terms of assets in FBS' case. No company used in the analysis is identical to MFC or FBS. The analysis necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies.


    Pursuant to the Engagement Letter, MFC paid to Montgomery a fee of $250,000 following the delivery of Montgomery's opinion. MFC has also agreed to reimburse Montgomery for its reasonable out-of-pocket expenses. MFC has also agreed to indemnify Montgomery, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.


    In the past, Montgomery has provided financial advisory and investment banking services to MFC and has received customary fees for the rendering of such services. In the ordinary course of its business, Montgomery actively trades securities of MFC and FBS for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Certain partners of Montgomery may also own shares of MFC Common Stock and FBS Common Stock.

TERMS OF THE MERGER; CONSIDERATION TO BE RECEIVED BY MFC SHAREHOLDERS


    At the time the Merger becomes effective, MFC will merge with and into FBS, with FBS as the surviving corporation. The certificate of incorporation and bylaws of FBS as in effect immediately prior to the Merger will be the certificate of incorporation and bylaws of the surviving corporation until further amended as provided therein and in accordance with law. When the Merger becomes effective, each issued and outstanding share of MFC Common Stock will be converted into .6803 share of FBS Common Stock, subject to certain adjustments as described below. See "Description of FBS Capital Stock." Notwithstanding the foregoing, if the Average Price is less than $33.00, then the exchange ratio of .6803 share of FBS Common Stock for each share of MFC Common Stock will be adjusted by multiplying .6803 by the quotient of (i) $33.00 divided by (ii) the Average Price. Thus, if the Average Price is less than $33.00, the exchange ratio would increase and result in the receipt by MFC shareholders of more than .6803 share of FBS Common Stock for each share of MFC Common Stock. If the Average Price is greater than $40.50, then the exchange ratio of .6803 share of FBS Common Stock for each share of MFC Common Stock will be adjusted by multiplying .6803 by the quotient of (i) $40.50 divided by (ii) the Average Price. Thus, if the Average Price is greater than $40.50, the exchange ratio would decrease and result in the receipt by MFC shareholders of less than .6803 share of FBS Common Stock for each share of MFC Common Stock. If the Average Price is less than $33.00, the applicable adjustment to the exchange ratio will result in MFC shareholders receiving that number of shares of FBS Common Stock having an Average Price equal to $22.45 for each share of MFC Common Stock. If the Average Price is greater than $40.50, the applicable adjustment to the exchange ratio will result in MFC shareholders receiving that number of shares of FBS Common Stock having an Average Price equal to $27.55 for each share of MFC Common Stock. FBS and MFC may, at their respective options, abandon and terminate the Merger Agreement before it takes effect if the Average Price is less than $29.50. Upon effectiveness of the Merger, each outstanding share of MFC Preferred Stock, other than shares as to which dissenters' rights have been perfected, shall be converted into the right to receive $27.00 in cash, plus any accumulated and unpaid dividends on such shares of MFC Preferred Stock to, but excluding, the date the Merger becomes effective calculated as set forth in the terms of such MFC Preferred Stock, without interest, from FBS. If the Merger is completed, MFC shareholders will no longer hold any interest in MFC other than through their interest in shares of FBS Common Stock. See "Description of MFC Capital Stock."


    Upon effectiveness of the Merger, with the consent of the holders of each outstanding option to purchase shares of MFC Common Stock issued pursuant to the MFC 1984 Stock Option and Incentive Plan, the MFC 1990 Stock Option Plan, the MFC 1993 Non-Employee Director Stock Option Plan and the MFC 1993 Stock Incentive Plan, each of such stock options will be converted into a right to receive, in lieu of all other rights under such options (which will be terminated and canceled), shares of FBS Common Stock with a value as of the effective date of the Merger equal to the "fair value" of such option as determined by an independent third party expert to be mutually selected by FBS and MFC. In the event that each of such stock options is not so converted, then, as of the effective date of the Merger, such stock options shall be assumed by FBS. See "--Effect on MFC Employee Benefit and Stock Option Plans--Stock Options."

    Also upon effectiveness of the Merger, (i) each outstanding option issued pursuant to the MFC Employee Stock Purchase Plan or the Edina Realty Sales Associate Stock Purchase Plan shall be deemed to constitute an option to acquire FBS Common Stock with appropriate adjustments and (ii) all outstanding warrants to purchase shares of MFC Common Stock issued pursuant to the Warrant Agreement dated as of November 20, 1990 between MFC and American Stock Transfer and Trust Company, as warrant agent, shall be assumed by FBS and modified to provide for the issuance of FBS Common Stock upon exercise thereof. See "--Effect on MFC Employee Benefit and Stock Option Plans--Stock Options" and "--MFC Warrants."


    Because the exchange ratio of FBS Common Stock for MFC Common Stock is fixed within the range of Average Prices from $33.00 to $40.50, and will not increase or decrease due to fluctuations in the Average Price within such range, MFC shareholders will not be compensated for certain decreases in the market price of FBS Common Stock which could occur before the Merger becomes effective. As a result, in the event the market price of FBS Common Stock decreases, the value of the FBS Common Stock to be received in the Merger in exchange for MFC Common Stock would decrease, subject to certain limitations described above if the Average Price is less than $33.00. In the event the market price of FBS Common Stock instead increases, the value of the FBS Common Stock to be received in the Merger in exchange for MFC Common Stock would increase, subject to certain limitations described above if the Average Price is greater than $40.50. The market prices of FBS Common Stock and MFC Common Stock as of a recent date are set forth herein under "Summary--Markets and Market Prices," and MFC shareholders are advised to obtain recent market quotations for FBS Common Stock and MFC Common Stock. No assurance can be given as to the market prices of FBS Common Stock or MFC Common Stock on the date the Merger becomes effective or as to the market price of FBS Common Stock thereafter.


    The Merger Agreement provides that if, between execution of the Merger Agreement and the effectiveness of the Merger, shares of FBS Common Stock are changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon is declared with a record date within such period, then the number of shares of FBS Common

Stock issued to holders of MFC Common Stock as a result of the Merger will be appropriately and proportionately adjusted so that holders of MFC Common Stock will receive that number of shares of FBS Common Stock which they would have received if the record date for such reclassification, recapitalization, split-up, combination, exchange of shares, readjustment or stock dividend had been immediately following the effectiveness of the Merger.

    No fractional shares of FBS Common Stock will be issued in the Merger. Instead, the Merger Agreement provides that in lieu of any fractional share, FBS will pay to each holder of MFC Common Stock who otherwise would be entitled to receive a fractional share of FBS Common Stock an amount of cash (without interest) determined by multiplying (i) the closing price per share of FBS Common Stock on the date the Merger becomes effective times (ii) the fractional share interest to which such holder would otherwise be entitled.

    Shares of FBS capital stock issued and outstanding at the time the Merger becomes effective will remain issued and outstanding thereafter and will not be affected by the Merger.

EFFECTIVE TIME OF THE MERGER


    The Merger will become effective upon the filing of a certificate of merger relating thereto with the Secretary of State of Delaware. The Merger Agreement provides that the parties thereto will cause such certificate of merger to be filed as soon as practicable after receipt of all necessary regulatory approvals provided that each of the conditions to consummation of the Merger has been satisfied or waived. See "--Conditions to Consummation of the Merger." The Merger cannot become effective until the holders of FBS Common Stock and MFC Common Stock have approved and adopted the Merger Agreement and all required regulatory approvals and actions have been obtained and taken. See "--Regulatory Approvals Required." The Merger Agreement may be terminated by either FBS or MFC if the Merger has not become effective on or before September 30, 1995 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate the Merger Agreement in breach of such party's obligations thereunder). See "--Termination." Thus, there can be no assurance as to whether or when the Merger will become effective.


SURRENDER OF MFC COMMON STOCK CERTIFICATES

    As soon as  practicable after  the Merger becomes  effective, First  Chicago
Trust Company of New York, the Exchange Agent, will send a notice and transmittal form to each holder of MFC Common Stock of record at the time the Merger becomes effective advising such holder of the effectiveness of the Merger and of the procedure for surrendering to the Exchange Agent their certificates formerly evidencing MFC Common Stock in exchange for new certificates evidencing FBS Common Stock. MFC SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS FROM THE EXCHANGE AGENT.

    Upon surrender to the Exchange Agent of one or more certificates formerly evidencing MFC Common Stock, together with a properly completed and signed letter of transmittal, there will be issued and mailed to the holder thereof a new certificate or certificates representing the number of whole shares of FBS Common Stock to which such holder is entitled under the Merger Agreement and, where applicable, a check for the amount of cash payable in lieu of a fractional share of FBS Common Stock. A certificate representing FBS Common Stock or a check in lieu of a fractional share will be issued in a name other than the name in which the surrendered MFC Common Stock certificate was registered only if (i) the MFC Common Stock certificate surrendered is properly endorsed or accompanied by appropriate stock powers and is otherwise in proper form for transfer and
(ii) the person requesting the issuance of such certificate or check either pays to the Exchange Agent any transfer or other taxes required by reason of the issuance of such certificate or check in a name other than that of the
registered   holder  of  the  certificate  surrendered  or  establishes  to  the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

CONDITIONS TO CONSUMMATION OF THE MERGER

    The Merger will occur only if the Merger Agreement is approved and adopted by the requisite votes of FBS shareholders and MFC shareholders. In addition, consummation of the Merger is subject to the satisfaction of certain other conditions, unless waived (to the extent such waiver is permitted by law). A failure of any such conditions to be satisfied, if not waived, would prevent consummation of the Merger.

    The obligations of both FBS and MFC to consummate the Merger are subject to satisfaction of the following conditions, among others: (i) regulatory approval for the consummation of the transactions contemplated by the Merger Agreement shall have been obtained from the Federal Reserve Board, the OTS and any other governmental authority from whom approval is required, and all required regulatory waiting periods shall have lapsed; (ii) no injunction or other court order shall have been issued and remain in effect which would impair consummation of the transactions contemplated by the Merger Agreement; (iii) no law, statute, rule or regulation shall have been enacted or promulgated which would materially impair consummation of the transactions contemplated by the Merger Agreement; (iv) no party to the Merger Agreement shall have terminated such agreement as permitted therein; (v) the Registration Statement of which this Proxy Statement/Prospectus is a part shall have been declared effective and shall not be subject to a stop order of the Securities and Exchange Commission, and such Registration Statement shall not be subject to a stop order of any state securities commission; (vi) an opinion of Oppenheimer Wolff & Donnelly, counsel to MFC, shall have been obtained to the effect that for federal income tax purposes, (a) the Merger will qualify as a "reorganization" under Section 368(a) of the Code, (b) no gain or loss will be recognized by any MFC shareholder (except in connection with the receipt of cash) upon the exchange of MFC Common Stock for FBS Common Stock in the Merger, (c) the basis of the FBS Common Stock received by an MFC shareholder who exchanges MFC Common Stock for FBS Common Stock will be the same as the basis of the MFC Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of FBS Common Stock),
(d) the holding period of the FBS Common Stock received by an MFC shareholder receiving FBS Common Stock will include the period during which the MFC Common Stock surrendered in exchange thereof was held (provided that the MFC Common Stock of such MFC shareholder was held as a capital asset at the effective date of the Merger), and (e) cash received by an MFC shareholder in lieu of a fractional share interest of FBS Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of FBS Common Stock which such shareholder would otherwise be entitled to receive, and will qualify as capital gain or loss (assuming the MFC Common Stock was a capital asset in such shareholder's hands at the effective date of the Merger); and (vii) the FBS Common Stock to be issued to holders of MFC Common Stock in the Merger shall have been approved for listing on the NYSE on official notice of issuance. The Merger Agreement provides that no regulatory approval referred to in (i) above shall contain any conditions or restrictions that FBS reasonably believes will materially restrict or limit the business or activities of FBS or MFC or MFC's subsidiaries or have a material adverse effect on, or would be reasonably likely to have a material adverse effect on, the business, operations or financial condition of FBS and its subsidiaries taken as a whole, on the one hand, and MFC and its subsidiaries taken as a whole, on the other hand.

    In addition to the foregoing conditions, the obligation of MFC to consummate the Merger is subject to satisfaction of the following conditions, among others:
(i) the representations and warranties of FBS set forth in the Merger Agreement shall be true and correct as of the date of such agreement and as of the time the Merger becomes effective, except where the failure to be true and correct would not have, or would not reasonably be expected to have, a material adverse effect on the business, operations or financial condition of FBS and its subsidiaries, taken as a whole; and FBS shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it under the Merger Agreement at or prior to the time the Merger becomes effective; (ii) MFC shall have received an officer's certificate of the Vice Chairman and Chief Financial Officer of FBS to the effect that he has no reason to believe that the conditions set forth in (i) above have not been fulfilled; (iii) MFC shall have received a certificate of the Corporate Secretary or an assistant Corporate Secretary of FBS as to resolutions authorizing the corporate actions to approve the Merger Agreement and transactions contemplated thereby and as to the incumbency of certain officers of FBS; (iv) MFC shall have received an opinion letter of Michael J. O'Rourke, Executive Vice President and General Counsel of FBS, concerning the due incorporation and good standing of FBS, the due authorization and execution of the Merger Agreement by FBS, the noncontravention of the certificate of incorporation and bylaws of FBS and of agreements to which FBS is a party by the transactions contemplated by the Merger Agreement, the authorization of the FBS Common Stock to be issued in the Merger, and related matters; (v) since the date of the Merger Agreement, there shall have been no material adverse change in, and no event, occurrence or development in the business of FBS or its subsidiaries that, taken together with other events, occurrences and developments with respect to such business, would have or would reasonably be expected to have a material adverse effect on, the business, operations or financial condition of FBS and its subsidiaries, taken as a whole; and (vi) prior to the mailing of this Proxy Statement/Prospectus and immediately prior to effectiveness of the Merger, MFC shall have received a written opinion in form reasonably acceptable to MFC from Dain Bosworth Incorporated (or another investment banking firm reasonably acceptable to MFC) to the effect that the consideration to be delivered in the Merger is fair from a financial point of view to the holders of MFC Common Stock.

    In addition to the foregoing conditions, the obligation of FBS to consummate the Merger is subject to satisfaction of the following conditions, among others:
(i) the representations and warranties of MFC set forth in the Merger Agreement shall be true and correct as of the date of such agreement and as of the time the Merger becomes effective, except where the failure to be true and correct would not have, or would not reasonably be expected to have, a material adverse effect on the business, operations or financial condition of MFC and its subsidiaries taken as a whole; and MFC shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it under the Merger Agreement at or prior to the time the Merger becomes effective; (ii) FBS shall have received an officer's certificate of the Chief Executive Officer and the Chief Financial Officer of MFC to the effect that they have no reason to believe that the conditions set forth in (i) above have not been fulfilled; (iii) FBS shall have received a certificate of the Corporate Secretary or an Assistant Secretary of MFC as to resolutions authorizing the corporate actions to approve the Merger Agreement and transactions contemplated thereby and as to the incumbency of certain officers of MFC; (iv) FBS shall have received opinion letters of Oppenheimer Wolff & Donnelly, counsel to MFC, and, as to certain of the following matters,
J. Michael Nilles, Executive Vice President and General Counsel of MFC, concerning the due incorporation or organization and good standing of MFC, the Bank, and certain non-banking subsidiaries, the qualification of MFC, the Bank and certain non-banking subsidiaries to do business, the noncontravention of the charter and bylaws of MFC, the Bank and certain non-banking subsidiaries and, to such counsels knowledge, of agreements to which MFC, the Bank and certain non-banking subsidiaries are parties by the transactions contemplated by the Merger Agreement, the authorization of the outstanding capital stock of MFC, the Bank and certain non-banking subsidiaries, the due authorization and execution of the Merger Agreement by MFC, the absence to such counsel's knowledge of legal actions pending or threatened against MFC, the Bank and certain non-banking subsidiaries except as previously disclosed to FBS in schedules, and related matters; (v) MFC shall have delivered to FBS the letters from affiliates of MFC described under "--Resale of FBS Common Stock Received by MFC Shareholders";
(vi) no event shall have occurred which, in the reasonable opinion of FBS and concurred in by Ernst & Young LLP, would prevent the Merger from being accounted for as a pooling of interests, and FBS shall have received from Ernst & Young LLP an opinion that the Merger shall qualify as a pooling of interests for accounting purposes; (vii) there shall not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency seeking to take certain specified adverse actions; (viii) there shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by the Merger Agreement by any court, government or governmental authority or agency which would reasonably be expected to have specified adverse consequences; (ix) FBS shall not have discovered any fact or circumstance existing as of the date of the Merger Agreement which has not been disclosed to FBS, as of the date of such agreement, in such agreement, any schedule thereto, or any document specifically required to be furnished to FBS thereunder, regarding MFC or any of its subsidiaries which would, individually or in the aggregate with other such facts and circumstances, materially impair the consummation of the transactions contemplated by such agreement, or have a material adverse effect on the business, operations or financial condition of MFC and its subsidiaries, taken as a whole; (x) since the date of the Merger Agreement, there shall have been no material adverse change in, and no event, occurrence or development in the business of MFC or its subsidiaries that, taken together with other events, occurrences and developments with respect to such business, would have or would reasonably be expected to have a material adverse effect on, the business, operations or financial condition of MFC and its subsidiaries, taken as a whole.

REGULATORY APPROVALS REQUIRED

    Under the Merger Agreement, the obligations of both FBS and MFC to consummate the Merger are conditioned upon the receipt of all required regulatory approvals (without certain restrictions or limitations) and the lapse of all required regulatory waiting periods. See "--Conditions to Consummation of the Merger." There can be no assurance that any applicable regulatory authority will approve or take other required action with respect to the Merger or as to the date of such regulatory approval or other action. FBS and MFC are not aware of any governmental approvals or actions that are required in order to consummate the Merger except as described below. Should such other approval or action be required, it is contemplated that FBS and MFC would seek such approval or action. There can be no assurance as to whether or when any such other approval or action, if required, could be obtained.

    FEDERAL RESERVE BOARD. The Merger is subject to the prior approval of the Federal Reserve Board under Sections 4(c)(1) and 4(c)(8) of the Bank Holding Company Act. Under the Bank Holding Company Act, the Federal Reserve Board is required, in approving a transaction such as the Merger, to take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. The Bank Holding Company Act prohibits the Federal Reserve Board from approving the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. The Bank Holding Company Act also prohibits the Federal Reserve Board from approving the Merger if its effect in any section of the country may be substantially to lessen competition or tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board must take into account the record of performance of the existing institutions in meeting the needs of the entire community, including low-and moderate-income neighborhoods, served by such institutions. Additionally, the acquisition of MFC Common Stock by FBS pursuant to the Option issued to FBS by MFC at the time the parties entered into the Merger Agreement would be subject to approval by the Federal Reserve Board under Sections 4(c)(1) and 4(c)(8) of the Bank Holding Company Act. See "--Option Granted to FBS."

    OTS.   The  Merger is also  subject to the  prior approval of  the OTS under
Section 10 of the Home Owners' Loan Act. The factors required to be considered by the OTS under the Home Owners' Loan Act are substantially similar to those described above with respect to Federal Reserve Board approval. However, approval by the Federal Reserve Board will not constitute approval by the OTS, or vice versa.


    CURRENT STATUS OF REGULATORY APPROVALS. After submission and review in draft form, FBS submitted its final application to the Federal Reserve Bank of Minneapolis on September 9, 1994, and supplemented the application on September 30, 1994, October 4, 1994 and October 13, 1994. The application was accepted by the Federal Reserve Board for processing on October 12, 1994. The OTS application was submitted by FBS on September 6, 1994; the OTS staff's comments on completeness were received by FBS on October 5, 1994; and FBS is presently preparing its response to this review.


WAIVER AND AMENDMENT

    At any time before the Merger becomes effective, any party to the Merger Agreement may (i) extend the time for performance of any obligations or other acts of any other party under the Merger Agreement or (ii) waive compliance with any agreements contained in the Merger Agreement of any other party thereto or with any conditions contained therein to its own obligations, to the extent that such obligations, agreements and conditions are intended for its own benefit.

    The Merger Agreement may not be amended except by written instrument signed on behalf of each of the parties thereto. The Merger Agreement may be amended without the approval of FBS shareholders or MFC shareholders, except that no such amendment will be made following approval and adoption of the Merger

Agreement by FBS shareholders and MFC shareholders if such amendment changes the number of shares of FBS Common Stock for which the MFC Common Stock is to be exchanged or otherwise materially adversely affects the rights of such shareholders.


TERMINATION


    The Merger Agreement may be terminated at any time before the Merger becomes effective (i) by mutual consent of FBS and MFC; (ii) by either FBS or MFC, if any of the conditions to such party's obligation to consummate the transaction contemplated in the Merger Agreement have become impossible to satisfy; (iii) by either FBS or MFC, if the Merger Agreement and the Merger are not duly approved by the shareholders of each of MFC and FBS; (iv) by FBS or MFC if the Merger has not become effective on or before September 30, 1995 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate the Merger Agreement in breach of such party's obligations thereunder); (v) by either FBS or MFC, if the Average Price is less than $29.50; (vi) by MFC if specified events relating generally to the making by third parties of offers to acquire MFC occur and MFC's Board of Directors determines that such offer is a material economic improvement to MFC's shareholders when compared to the Merger and that such Board's failure to recommend such an offer or accept such proposal would be likely to result in a breach of the directors' fiduciary duties (subject to the expiration of five business days after written notice of such offer or proposal has been delivered to FBS) (the "Fiduciary Termination"); (vii) by FBS if any person (other than FBS or any affiliate of FBS) shall have commenced a bona fide tender offer or exchange offer to acquire at least 20% of the then outstanding shares of MFC Common Stock, or if the Board of Directors of MFC shall have withdrawn, modified or changed its recommendation of the Merger Agreement or the Merger ("Tender Offer Termination"); or (viii) by FBS if there shall have occurred specified events relating generally to the making by third parties of offers to acquire MFC and the acquisition by third parties of specified percentages of MFC Common Stock ("Third Party Offer Termination"). Any party desiring to terminate the Merger Agreement is required to give written notice of such termination and the reasons therefor to the other party. If the Merger Agreement is terminated pursuant to the foregoing provisions, such termination will be without liability of any party (or shareholder, officer, employee, agent, consultant or representative of such party) to any other party except (a) if such termination is by (i) MFC as a result of a failure of the condition of MFC with respect to the opinion of its financial adviser, (ii) MFC by reason of the Fiduciary Termination, (iii) FBS by reason of a Tender Offer Termination or a Third Party Offer Termination, or (iv) FBS as a result of the failure of the condition relating to the accuracy of the representations and warranties of MFC in the Merger Agreement and the failure of MFC to perform its obligations thereunder because of the willful and material breach by MFC of any obligation, agreement or covenant referred to therein, then MFC shall pay to FBS within three business days of such termination, a termination fee of $35,000,000, (b) as otherwise provided in law or equity and (c) for the survival of certain covenants relating to payment by the respective parties of their own expenses and to confidentiality of information provided.


LIMITATION ON NEGOTIATIONS

    The Merger Agreement provides that MFC (including its subsidiaries) will not, and will cause its officers, directors, employees, agents and affiliates, not to, directly or indirectly, solicit, authorize, initiate or encourage submission of, any proposal, offer, tender offer or exchange offer from any person or entity (including officers or employees of MFC or such subsidiaries) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets or deposits of, or any equity interest in, MFC or any of its subsidiaries, or, unless MFC shall have determined, after receipt of a written opinion of counsel to MFC (a copy of which opinion shall be delivered to FBS), that the Board of Directors of MFC has a fiduciary duty to do so, (i) participate in any negotiations in connection with or in furtherance of any of the foregoing or (ii) permit any person other than FBS and its representatives to have any access to the facilities of, or furnish to any person other than FBS and its representatives any non-public information with respect to, MFC or any of its subsidiaries in connection with or in furtherance of any of the foregoing. The Merger Agreement also requires MFC promptly to notify FBS if a proposal, offer, inquiry or contact is made with it concerning any such transactions and promptly to provide FBS with such information concerning such matters as FBS may request. The foregoing provisions of the Merger Agreement may have the effect of discouraging competing offers to acquire or merger with MFC.

OPTION GRANTED TO FBS

    Simultaneously with the execution of the Merger Agreement and as a condition to such execution, MFC and FBS executed a Stock Option Agreement dated July 21, 1994 (the "Stock Option Agreement"). The Stock Option Agreement has been filed as an exhibit to the registration statement of which this Proxy Statement/Prospectus is a part. The following description of the Stock Option Agreement does not purport to be complete and is qualified in its entirety by reference to the Stock Option Agreement, which is incorporated herein in its entirety. Exercise of the Option granted by the Stock Option Agreement is subject to the prior approval of the Federal Reserve Board under the Bank Holding Company Act. See "--Regulatory Approvals Required."

    Under the Stock Option Agreement, MFC granted FBS the Option to purchase newly authorized but unissued or treasury shares of MFC Common Stock in a number approximately equal to 19.9% of the number of shares of MFC Common Stock outstanding immediately before exercise of the Option. The exercise price of the Option is $24.66 per share, subject to adjustment under specified circumstances (such exercise price, as so adjusted, being referred to herein as the "Option Price"). The Option is exercisable only if both an "Initial Triggering Event" and a "Subsequent Triggering Event" occur prior to the occurrence of an "Exercise Termination Event," as such terms are defined below.

    The Stock Option Agreement defines the term "Initial Triggering Event" to mean any of the following events or transactions:

         (i) MFC or any of its subsidiaries, without having received the prior written consent of FBS, enters into an agreement to engage in an "Acquisition Transaction" (as defined below) with any person other than FBS or a subsidiary of FBS, or the MFC Board of Directors recommends that MFC shareholders approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement;

        (ii) Any person other than FBS or a subsidiary of FBS acquires beneficial ownership (as defined under Section 13(d) of the Exchange Act) or the right to acquire beneficial ownership of 10% or more of the outstanding shares of MFC Common Stock;

        (iii) The shareholders of MFC have not approved the transactions contemplated by the Merger Agreement at the MFC Special Meeting or any adjournment thereof, or such meeting has not been held or has been canceled prior to termination of the Merger Agreement, or MFC's Board of Directors has withdrawn or modified (or publicly announced its intention to withdraw or modify or interest in withdrawing or modifying) its recommendation that the shareholders of MFC approve the transactions contemplated by the Merger Agreement, or MFC or any MFC subsidiary, without having received FBS' prior written consent, has authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose or interest in authorizing, recommending or proposing) an agreement to engage in an Acquisition Transaction with any person other than FBS or an FBS subsidiary;

        (iv) Any person other than FBS or a subsidiary of FBS makes a bona fide proposal to MFC or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

        (v) MFC has breached any covenant or obligation contained in the Merger Agreement and such breach entitles FBS to terminate the Merger Agreement;

        (vi) Any person other than FBS or a subsidiary of FBS, other than in connection with a transaction to which FBS has given its prior written consent, files an application or notice with the Federal Reserve Board, the OTS or other federal or state bank regulatory authority, which is accepted for processing, for approval to engage in an Acquisition Transaction; or

       (vii) MFC terminates the Merger Agreement as a result of a failure of the condition of MFC with respect to the opinion of its financial adviser or by reason of the Fiduciary Termination.

As  used in the Stock Option Agreement, the term "Acquisition Transaction" means
(a) a merger or consolidation or any similar transaction, involving MFC or any "significant subsidiary" (as defined in accounting rules of the

Securities and Exchange Commission) of MFC, (b) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of MFC or any such significant subsidiary or (c) a purchase or other acquisition (including by merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of MFC or any such significant subsidiary.

    The Stock Option Agreement defines the term "Subsequent Triggering Event" to mean any of the following events or transactions: (i) The acquisition by any person of beneficial ownership of 20% or more of the then outstanding MFC Common Stock or (ii) MFC or any of its subsidiaries, without having received the prior written consent of FBS, enters into an agreement to engage in an Acquisition Transaction with any person other than FBS or a subsidiary of FBS, or the MFC Board of Directors recommends that MFC shareholders approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement; provided, that for purposes of the definition of "Subsequent Triggering Event," the percentage referred to in clause (c) of the definition of "Acquisition Transaction" above shall be 20% rather than 10%.

    The Stock Option Agreement defines the term "Exercise Termination Event" to mean any of (i) the time the Merger becomes effective, (ii) termination of the Merger Agreement in accordance with its provisions, if such termination occurs prior to the occurrence of an Initial Triggering Event, (iii) termination of the Merger Agreement based on the Average Price being less than $29.50, (iv) termination of the Merger Agreement by FBS as the result of the failure of certain conditions set forth in the Merger Agreement if neither MFC nor any of its affiliates, officers, directors, employees or agents took any actions that contributed in any way, directly or indirectly, to the occurrence of such event or (v) the passage of 12 months, subject to certain extensions, after termination of the Merger Agreement under certain circumstances if such termination follows the occurrence of an Initial Triggering Event.

    If the Option becomes exercisable, it may be exercised in whole or in part upon written notice from FBS within 12 months following the applicable Subsequent Triggering Event. FBS' right to exercise the Option and certain other rights under the Option Agreement are subject to an extension in order to obtain required regulatory approvals and comply with applicable regulatory waiting periods and to avoid liability under Section 16(b) of the Exchange Act. The Option Price will be reduced if MFC issues or agrees to issue shares of MFC Common Stock (other than pursuant to certain disclosed options, rights or plans) at a price less than the then current Option Price to such lesser price, and the Option Price and the number of shares issuable under the Option are subject to adjustment in the event of specified changes in the capital stock of MFC.

    Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, FBS will have the right for 12 months (subject to extension as described in the Stock Option Agreement) to demand that MFC register the shares of MFC Common Stock issued or issuable pursuant to the Option under the Securities Act, subject to specified conditions and limitations. The Stock Option Agreement grants two such demand registrations to FBS and provides that MFC will bear the costs of such demand registrations.

    The Stock Option Agreement also provides that if a Subsequent Triggering Event occurs prior to an Exercise Termination Event, upon notice delivered within 12 months (subject to extension as described in the Stock Option Agreement) of the Subsequent Triggering Event, MFC shall be obligated to repurchase all or any part of the Option and all or any part of the shares received upon exercise of the Option or any part ("Option Shares") from the holder thereof. Such repurchase for the Option or any part of it shall be at a price equal to the amount by which the "market/offer price" (as defined below) exceeds the Option exercise price (as adjusted), multiplied by the number of shares for which the Option may then be exercised, plus certain of FBS' expenses in connection with the transactions contemplated by the Merger Agreement. Such repurchase for any Option Shares shall be at a price equal to the "market/offer price" multiplied by the number of Option Shares to be repurchased, plus certain of FBS' expenses in connection with the transactions contemplated by the Merger Agreement. The term "market/ offer price" is defined to mean the highest of (i) the price per share at which a tender or exchange offer has been made for MFC Common Stock, (ii) the price per share of MFC Common Stock that any third party is to pay pursuant to an agreement with MFC, (iii) the highest closing price per share within the six-month period immediately preceding the date that notice to repurchase is given or (iv) in the event of a sale of all or substantially

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
all of MFC's assets or deposits, the sum of the price paid for such assets or deposits and the current market value of the remaining assets (as determined by a nationally recognized investment banking firm), divided by the number of shares of MFC Common Stock outstanding at the time of such sale.

    Pursuant to the terms of the Stock Option Agreement, in the event that, prior to an Exercise Termination Event, MFC enters into certain transactions in which MFC is not the surviving corporation, certain fundamental changes in the capital stock of MFC occur or MFC sells all or substantially all of its or certain subsidiary's assets, the agreement governing such transaction shall provide for the issuance of a substitute option, with similar terms as the Option, to purchase capital stock of the entity that is the effective successor to MFC.

    The Stock Option Agreement provides that neither FBS nor MFC may assign any of its rights or obligations thereunder or under the Option without the written consent of the other party, except that if a Subsequent Triggering Event occurs prior to an Exercise Termination Event, FBS may, subject to limitations contained in the Stock Option Agreement, assign its rights and obligations under the Stock Option Agreement in whole or in part within 12 months following such Subsequent Triggering Event (subject to extension as described in the Stock Option Agreement); provided, that until 30 days after the Federal Reserve Board and OTS approve applications by FBS to acquire shares subject to the Option, FBS may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase more than two percent of the voting shares of MFC, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on FBS' behalf or
(iv) any other manner approved by the Federal Reserve Board or the OTS.


    The Stock Option Agreement also provides that FBS shall be obligated to reimburse MFC for all or a portion of the termination fee paid by MFC in an amount generally equal to the cash value received by FBS (net of commissions, fees, underwriting discounts, costs and expenses) upon the disposition (including an MFC repurchase) of the Option or the Option Shares.



    The foregoing provisions of the Stock Option Agreement may have the effect of discouraging competing offers to acquire or merge with MFC. To the best knowledge of MFC and FBS, no event giving rise to the right to exercise the Option has occurred as of the date of this Proxy Statement/Prospectus.


CONDUCT OF MFC BUSINESS PENDING THE MERGER

    The Merger Agreement provides that from the date of the Merger Agreement to the time the Merger becomes effective, except as otherwise permitted by the Merger Agreement or agreed to by FBS, the business of MFC (including its subsidiaries) will be conducted only in the ordinary course, on an arms'-length basis and in accordance in all material respects with past practices and applicable laws, rules and regulations. In addition, the Merger Agreement provides that during such period, except as otherwise permitted by the Merger Agreement or agreed to by FBS:

         (i) neither MFC nor any of its subsidiaries shall, directly or indirectly, (a) amend or propose to amend its charter or bylaws; (b) issue or sell any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except (1) deposit and other bank obligations in the ordinary course of business and
    (2) pursuant to the exercise of the options, warrants, conversion privileges and other rights set forth on a schedule to the Merger Agreement; (c) redeem, purchase, acquire or offer to acquire, directly or indirectly, any shares of capital stock of MFC or any of its subsidiaries or other securities of MFC or of any of its subsidiaries, except pursuant to the agreements, arrangements or commitments identified in a schedule to the Merger Agreement; (d) split, combine or reclassify any outstanding shares of capital stock of MFC or any of its subsidiaries, or declare, set aside or pay any dividend or other distribution payable in cash, property or otherwise with respect to shares of capital stock of MFC or any of its subsidiaries except (1) dividends paid in cash by MFC's subsidiaries which are wholly owned by MFC to MFC, or another wholly owned subsidiary of MFC,
    (2) the regular quarterly cash dividends paid on the MFC Common Stock in an amount not to exceed $.20 per share, and (3) the regular dividends paid in accordance with the terms of the MFC Preferred Stock; (e) borrow any amount or incur or become subject to any material liability, except liabilities incurred in the ordinary course of business, but in no event will MFC or any of its subsidiaries enter into any long-term borrowings with a term of greater than one year, other than
    (1) as set forth in a schedule to the Merger Agreement and (2) borrowings for the purpose of interest rate risk management with maturities of less than three years in an aggregate amount not exceeding $150,000,000 and any related derivative transactions, without prior consultation with FBS; (f) discharge or satisfy any material lien or encumbrance on the properties or assets of MFC or any of its subsidiaries or pay any material liability, except in the ordinary course of business, other than reverse repurchase agreements or Federal Home Loan Bank borrowings; (g) sell, assign, transfer, mortgage, pledge or subject to any lien or other encumbrance any of its assets with an aggregate market value in excess of $50,000, except (1) in the ordinary course of business, including real estate owned ("REO"), (2) liens and encumbrances for current property taxes not yet due and payable and (3) liens and encumbrances which do not materially affect the value of, or interfere with the past or future use or ability to convey, the property subject thereto or affected thereby; (h) cancel any material debt or claims or waive any rights of material value, except in the ordinary course of business; (i) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or assets or deposits that are material to MFC, except in exchange for debt previously contracted, including REO; (j) other than as set forth in a schedule to the Merger Agreement, make any single or group of related capital expenditures or commitments therefor in excess of $50,000 or enter into any lease or group of related leases with the same party which involves aggregate lease payments payable of more than $100,000 for any individual lease or involves more than $100,000 for any group of related leases in the aggregate; or (k) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this clause (i);

        (ii) neither MFC nor any of its subsidiaries shall, directly or indirectly, enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, wage, salary or compensation increases, or severance or termination pay to, or promote, any director, officer, employee, group of employees or consultant or hire any employee with an employee classification above a specified level, other than
    (a) bonuses, increases, promotions or new hires in the ordinary course and in a manner consistent with past practices as disclosed to FBS prior to entering into the Merger Agreement, (b) bonuses payable on the effective date of the Merger as a result of the Merger under MFC's change in control severance pay plans and (c) retention bonuses in an aggregate amount not to exceed $300,000 and as to which the identity of the recipient and amount of each such bonus will be previously agreed upon by FBS and MFC;

        (iii) neither MFC nor any of its subsidiaries shall adopt or amend any bonus, profit sharing, stock option, pension, retirement, deferred compensation, or other employee benefit plan, trust, fund, contract or arrangement for the benefit or welfare of any employees, except as required by law;

        (iv) each of MFC and its subsidiaries shall use reasonable efforts to cause its current insurance policies not to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage substantially equal to the coverage under the canceled, terminated or lapsed policies are in full force and effect;

        (v) neither MFC nor any of its subsidiaries shall enter into any settlement or similar agreement with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation which is set forth in a schedule to the Merger Agreement or to which MFC or any of such subsidiaries becomes a party after the date of the Merger Agreement, without prior consultation with FBS, provided that neither MFC nor any of such subsidiaries shall take any such action with respect to certain litigation matters relating to Edina Realty without the prior written consent of FBS;

        (vi) each of MFC and its subsidiaries shall use commercially reasonable efforts to preserve intact in all material respects the business organization and the goodwill of each of MFC and such subsidiaries and to keep available the services of its officers and employees as a group and preserve intact material agreements, and MFC shall confer on a regular and frequent basis with representatives of FBS, as reasonably requested by FBS, to report on operational matters and the general status of ongoing operations;

       (vii) neither MFC nor any of its subsidiaries shall take any action with respect to investment securities held or controlled by any of them inconsistent with past practices, alter its investment portfolio duration policy as in effect prior to the date of the Merger Agreement or, without prior consultation with FBS, take any action that would have or could reasonably be expected to have a material effect on the Bank's asset/liability position;

       (viii) the Bank shall not make any agreements or commitments binding it to extend credit in the amount per borrower in excess of $1,000,000 nor will it purchase any portfolio of loans with an aggregate principal balance in excess of $100,000,000 without prior consultation with FBS;

        (ix) with respect to properties leased by MFC or any of its subsidiaries, neither MFC nor any of such subsidiaries shall renew, exercise an option to extend, cancel or surrender any lease of real property nor allow any such lease to lapse, without prior consultation with FBS (other than leases with remaining terms of six months or less); and

         (x) neither MFC nor any of its subsidiaries shall agree to do any of the foregoing;

provided, however, that in the event MFC and its subsidiaries would be prohibited from taking any action by reason of the foregoing without the prior written consent of FBS, such action may nevertheless be taken if MFC or any of such subsidiaries is expressly required to do so by law or by the OTS and MFC informs FBS of such prohibition or restriction.


    Pursuant to the Merger Agreement, MFC also is required to take certain affirmative actions at or before the time the Merger becomes effective. These include certain specified actions with respect to its employee benefit and stock option plans, see "--Effect on MFC Employee Benefit Plans and Stock Option Plans." The Merger Agreement also prevents MFC from negotiating for an acquisition of MFC by any other party, subject to specified exceptions, see "--Limitations on Negotiations," and from taking any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" that would be tax-free to shareholders of MFC pursuant to
Section 368(a) of the Code, see "--Accounting Treatment" and "--Certain Federal Income Tax Consequences to MFC Shareholders." The Merger Agreement provides that, subject to certain conditions, MFC will, consistent with generally accepted accounting principles, establish such additional accruals and reserves as may be necessary to conform MFC's credit loss reserve practices and methods to those of FBS, to reflect the plans of FBS with respect to the conduct of MFC's business following the Merger and to provide for certain costs and expenses relating to the Merger. See Unaudited Pro Forma Combined Financial Information.


MANAGEMENT AND OPERATIONS OF MFC FOLLOWING THE MERGER


    After the Merger of MFC into FBS, it is expected that MFC's Minnesota, South Dakota and Wisconsin branch operations will be merged into FBS' banking subsidiaries located in those states. In addition, the banking subsidiary of FBS located in North Dakota is expected to be merged into Metropolitan Federal Savings Bank, fsb. FBS anticipates that MFC will continue to operate as a thrift institution in the States of North Dakota, Arizona, Iowa, Kansas, Nebraska and Wyoming following the Merger; provided, however, that FBS expects that it may establish a state or national bank in Wyoming, which in turn would acquire the Wyoming branches of MFC. FBS anticipates that significant cost savings will result from MFC's inclusion in the FBS enterprise. These cost savings are expected to result from personnel reductions, branch and operational consolidations, and general reductions in corporate and administrative support functions. FBS estimates that the potential cost savings will be 35% of MFC's annual expense base. The operating cost savings are expected to be achieved in various amounts during the two twelve-month periods following the Merger and not ratably over, or at the beginning or end of, such periods. Based on current expectations, approximately 80% of the aggregate cost savings would be realized in 1995, with the full cost savings achieved in 1996. Using consensus earnings estimates for FBS and MFC published by various financial services and assuming that the timing of the aggregate cost savings occurs as expected, the merger with MFC could be accretive to FBS earnings per share in the range of $.08 to $.10 in 1996. There can be no assurance that the expected cost savings or effect on earnings will be realized or that they will be realized in the periods discussed.

    FBS anticipates converting MFC's data processing systems and product application systems to its systems soon after the effective date of the Merger. After conversion of the data processing and product systems, FBS plans to rapidly introduce its standardized products into the MFC branch network. In addition, all back office administrative and support functions will also be centralized shortly after the systems conversion.


INTERESTS OF CERTAIN PERSONS IN THE MERGER


    SEVERANCE PLANS. Under the Merger Agreement, FBS has agreed to assume and perform or cause to be performed all of the obligations of "successors" under the terms of the MFC Broad-Based Change in Control Severance Pay Plan, as amended, the MFC Senior Management Change in Control Severance Pay Plan, as amended, and the MFC Executive Management Change in Control Severance Pay Plan, as amended (the "Change in Control Plans"), each of which was adopted in 1993. Further, pursuant to the Merger Agreement, MFC and FBS have agreed to certain amendments to the Change in Control Plans to be effected by MFC prior to the effectiveness of the Merger. Under such plans, the total severance payments, including the cash value of benefits, expected to be made in connection with the Merger are approximately $30 million. See "-- Effect on MFC Employee Benefit Plans and Stock Option Plans -- Change in Control Plans."



    Under MFC's Executive Management Change in Control Severance Pay Plan, as amended (the "Executive Change in Control Plan"), executive officers of MFC are entitled to receive certain benefits if their employment is terminated before a "change in control" (as defined in such plan and which would include the Merger) (as a condition to the change in control transaction) or within two years after the "change in control" by MFC or its successors without "cause" (as defined in such plan) or by the executive for "good reason" (as defined in such plan) (including adverse changes in status or position, reduction in base salary, termination of, or certain other adverse changes to, benefit plans, relocation or termination for any reason other than death during the 24th month after the change in control). In such a case, MFC (or its successor) will make a lump-sum cash payment to the executive in an amount equal to three times the sum of the executive's annual base salary plus annual cash bonus. Based on current base salaries and target bonuses, assuming termination of employment qualifying for payments under the applicable plan, the five most highly compensated executive officers of MFC for the year ended December 31, 1993 would receive lump-sum cash payments as follows: Norman M. Jones, $1,914,000; Ronald Peltier, $1,154,250; Jerry L. Record, $891,000; William P. Bartkowski, $830,250; J. Michael Nilles, $667,644. All executive officers as a group would receive such payments in the aggregate amount of approximately $9.9 million. The executive will also be entitled to (a) continued coverage under MFC's welfare benefit plans and certain perquisite policies for up to three years ("grossed-up" for any additional taxes payable by the executive relative to taxes payable by an active employee), (b) receive outplacement counseling (for which MFC (or its successor) will pay up to 30% of the executive's base salary), and (c) credit for three additional years of service under any pension plan of MFC (or the value of such service credit if the credit would cause the plan to lose its tax-qualified status). The executive will also receive a "gross-up" payment which, net of all tax, is sufficient to pay any excise tax on "excess parachute" payments.



    AGREEMENTS WITH NORMAN M. JONES. Under the Merger Agreement, FBS has agreed to use its best efforts following the effective date of the Merger to (i) secure the election of Norman M. Jones to the FBS Board of Directors for a term of at least three years and (ii) appoint Mr. Jones as Chairman of the Board of Directors of the Bank or its successor following the Merger, for at least three years, subject to any applicable regulatory requirements. FBS has also agreed, following the Merger, to enter into a consulting agreement with Mr. Jones, containing customary terms and conditions, engaging Mr. Jones for a three-year period following the effective date of the Merger as an independent consultant to assist FBS in identifying and contacting, on behalf of FBS, potential financial institution acquisition candidates as requested from time to time by FBS. FBS shall pay Mr. Jones, for all of such services, total compensation equal to $200,000 annually. The Merger Agreement specifies that, on the effective date of the Merger, there shall exist a "termination" of Mr. Jones' employment with MFC under the terms of the Executive Change in Control Plan and FBS shall pay all benefits payable to Mr. Jones pursuant to the terms of such plan upon such termination. Based on his current base salary and target bonus, the total lump-sum cash payment to Mr. Jones upon such termination pursuant to such plan would be $1,914,000 (assuming no tax "gross-up" payment).

    EMPLOYMENT AGREEMENT WITH J. MICHAEL NILLES. By their terms, the Change in Control Plans supersede other severance pay plans sponsored or maintained by MFC or its affiliates. J. Michael Nilles has an employment agreement with MFC expiring on December 31, 1995, which FBS has agreed does not constitute a severance plan for purposes of the Change in Control Plans. Therefore, if Mr. Nilles' employment were terminated and he became eligible for payments and benefits under the Executive Change in Control Plan, he may also have claims for payments under his employment agreement. The employment agreement provides that it may only be terminated for breach of MFC's rules and regulations, dishonesty or failure to perform duties at the required level of industry and competence. Mr. Nilles annual base salary under the employment agreement is currently $164,850.


    INDEMNIFICATION AND INSURANCE. The Merger Agreement requires FBS to indemnify, defend and hold harmless each present and former officer, director or employee of MFC (including its subsidiaries) against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities, judgments or amounts paid in settlement (which settlement shall require the prior written consent of FBS, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation (each a "Claim") which arises out of such person's serving in such capacity and pertains to any matter or fact arising, existing or occurring before the Merger becomes effective (including, without limitation, the Merger and related transactions) to the full extent permitted under applicable Delaware or federal law as in effect at the time of the Merger, and the certificate of incorporation and bylaws of MFC as in effect on the date of the Merger Agreement. The Merger Agreement also provides that FBS will advance expenses incurred by such persons in connection with Claims to the full extent permitted by such laws, certificate of incorporation and bylaws. These indemnification obligations of FBS will continue in force for at least five years after the Merger becomes effective and will apply to any Claim asserted or made within such period.

    The Merger Agreement also requires FBS to use its best efforts to maintain in effect, for three years after the Merger becomes effective, officers' and directors' liability insurance with respect to claims arising from facts or events which occurred before the Merger became effective of at least the same coverage and amounts, and containing terms and conditions no less advantageous, as the coverage currently provided by MFC, subject to a stated maximum annual premium.


    In addition, MFC has entered into agreements with each of its directors and executive officers, which have been ratified by MFC's stockholders ("Indemnification Agreements"). The Indemnification Agreements provide MFC's executive officers and directors with a right to prompt indemnification and the prompt advancement of expenses (as defined therein) "to the fullest extent permitted by law" for obligations paid or incurred by such person in connection with a proceeding (as defined therein), in the event that the executive officer or director has incurred such obligations by reason of his corporate status (defined in the Indemnification Agreements as the status of a person "who is or was or has agreed to become a director of MFC, or is or was an executive officer or fiduciary of MFC or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the request of MFC"). The Indemnification Agreements define a "proceeding" to include "any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, administrative or investigative," other than proceedings instituted by the indemnitee. The Indemnification Agreements also provide that a director or executive officer automatically is entitled to indemnification for expenses to the extent he or she is successful in defending any indemnification claim, whether on the merits or otherwise, and to partial indemnification even though complete indemnification might not be in order. The Indemnification Agreements provide that in the event of a change in control of MFC, such as the Merger, it will seek legal advice from special, independent counsel with respect to the matters thereafter arising concerning rights of the director or executive officer under the Indemnification Agreements. In addition, the Indemnification Agreements provide that in the event of a change in control, the independent counsel will presume that the director or executive officer is entitled to indemnification. As a result of the Merger, FBS will assume MFC's obligations under the Indemnification Agreements, which are generally broader than the indemnification obligations of FBS to directors and executive officers of MFC under the Merger Agreement.



    DIRECTORS' RETIREMENT PLAN. The Merger Agreement provides that MFC shall calculate and pay in cash on the effective date of the Merger all amounts reasonably estimated to be owing to any MFC director pursuant to the

MFC Directors' Retirement Plan, including any estimated "gross up" payment payable as provided therein. To the extent that any such gross up payment remains payable after the effective date of the Merger, FBS has agreed to promptly pay such amounts in full in accordance with the terms of such plan.


    Under this plan upon the occurrence of a "change in control" (as defined in the plan and which would include the Merger) an eligible director (each member of MFC's Board other than Mr. Jones) will receive a lump sum cash payment equal to the present value of a monthly benefit in an amount equal to one-twelfth of the annual retainer for outside directors at the rate in effect immediately prior to the change in control for a number of months equal to the number of the director's complete months of service on the Board. Based on the current annual retainers and assuming closing of the Merger occurs on December 31, 1994, the following MFC directors would be entitled to receive the aggregate amounts indicated upon closing: William O. Nilles, $405,868; Charles D. Kalil, $306,531; Trueman E. Tryhus, $416,992; R. Douglas Larsen, $431,046; William Marcil, $206,474; Lawrence Davis, $145,862; Karol D. Emmerich, $59,605; and Steven D. Rothmeier, $38,185. The aggregate of all such payments, assuming consummation of the Merger occurs on December 31, 1994, is $2,010,563. The director will also receive a "gross up" payment which, net of all tax, is sufficient to pay any excise tax on "excess parachute" payments. In determining a director's service for purposes of the plan, service prior to March 1, 1985 as director of Metropolitan Federal Bank, fsb, or its predecessors is taken into account.


    In addition to the foregoing, certain MFC employee benefit plans and stock option plans, in which executive officers of MFC also participate, will be affected by the Merger. See "--Effect on MFC Employee Benefit Plans and Stock Option Plans" below.

    The foregoing interests of members of management of MFC in the Merger may mean that such persons have personal interests in the Merger which may not be identical to the interests of nonaffiliated shareholders.

EFFECT ON MFC EMPLOYEE BENEFIT PLANS AND STOCK OPTION PLANS

    After the Merger becomes effective, the current employee benefit plans of MFC will continue in force until amended or terminated in accordance with their terms. Subject to the foregoing, FBS will have the right, after the Merger becomes effective, to continue, amend or terminate any such plans.

    STOCK OPTIONS. Upon effectiveness of the Merger, with the consent of the holders of each outstanding option to purchase shares of MFC Common Stock issued pursuant to the MFC 1984 Stock Option and Incentive Plan, the MFC 1990 Stock Option Plan, the MFC 1993 Non-Employee Director Stock Option Plan and the MFC 1993 Stock Incentive Plan (the "Stock Options"), each of the Stock Options will be converted into a right to receive, in lieu of all other rights under such options (which will be terminated and canceled), shares of FBS Common Stock with a value as of the effective date of the Merger equal to the "fair value" of such option as determined by an independent third party expert to be mutually selected by FBS and MFC. In such event, as of the effective date of the Merger FBS will issue, in respect of each of the Stock Options, the aggregate number of shares of FBS Common Stock equal to such "fair value" based on the Average Price. In the event that each of the Stock Options is not so converted, then, as of the effective date of the Merger, the Stock Options shall be assumed by FBS and shall thereafter be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such option, the same number of shares of FBS Common Stock as the holder of such option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the effective date of the Merger, at a price per share equal to (x) the aggregate exercise price for the shares of MFC Common Stock otherwise purchasable pursuant to such option divided by (y) the number of full shares of FBS Common Stock deemed purchasable pursuant to such option; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such options shall be determined in order to comply with Section 424(a) of the Code. In addition, MFC will use its best efforts to cause all of the options outstanding and vested under the MFC Stock Option Plans as of December 31, 1994 to be exercised in full on or prior to such date.

    Also upon effectiveness of the Merger, each outstanding option issued pursuant to the MFC Employee Stock Purchase Plan or the Edina Realty Sales Associate Stock Purchase Plan shall be deemed to constitute an option to acquire FBS Common Stock with appropriate adjustments.

    401(K) PLANS. The Merger Agreement provides that no more than two years after the Merger becomes effective, FBS will terminate the accrual of benefits under the MFC 401(k) plans and will take such actions as may be necessary to cause the assets and liabilities of the MFC 401(k) plans to be merged with and into the FBS 401(k) plan (the "Capital Accumulation Plan"). FBS is required to take such actions as may be necessary to amend the MFC 401(k) plans to provide that MFC employees (including employees of subsidiaries of MFC) who are participants in the MFC 401(k) plans and who are employees of MFC when the Merger becomes effective will be fully vested as of such date, and such MFC employees will be fully vested on any additions to their accounts through the time of the merger of the MFC 401(k) plans into the Capital Accumulation Plan. Distributions will not be permitted from the MFC 401(k) plans merely because of the discontinuance of accruals thereunder or the transfer of assets and liabilities to the Capital Accumulation Plan. FBS is required to take such actions as may be necessary to cause eligible MFC employees to be qualified to participate in the Capital Accumulation Plan concurrent with the date FBS causes accruals to cease under the MFC 401(k) plans. All service with MFC (whether before or after the Merger becomes effective) will be recognized under the Capital Accumulation Plan for eligibility and vesting purposes but not for contribution and allocation purposes. FBS is required to take such action as may be necessary to cause the Capital Accumulation Plan to accept transfers of assets and liabilities from the MFC 401(k) plans.


    CHANGE  IN CONTROL  PLANS.   Under the Merger  Agreement, FBS  has agreed to
assume and perform or cause to be performed all of the obligations of "successors" under the terms of the Change in Control Plans. These plans generally provide that, after the Merger is effective, certain employees of MFC, including all executive officers, will become entitled to specified severance payments and employee benefit continuations if their employment is terminated under specified circumstances. See "The Merger--Interests of Certain Persons in the Merger-- Severance Plans." Further, pursuant to the Merger Agreement, FBS and MFC have agreed to certain amendments to the Change in Control Plans relating to the continuation of certain welfare benefits or, in the case of executive officers and senior management, certain perquisites. These amendments, which were adopted by MFC's Board of Directors on July 26, 1994, eliminate the continuation of certain welfare benefits and reduce the continuation period for such benefits under the Broad-Based Change in Control Severance Pay Plan and provide for the continuation of certain automobile allowance and health and country club reimbursement policies maintained by MFC under the other Change in Control Plans.


    PENSION PLAN. The Merger Agreement provides that no more than two years after the Merger becomes effective, FBS will terminate the accrual of benefits under the MFC qualified defined benefit pension plan (the "MFC Pension Plan") and will take such actions as may be necessary to cause the assets and liabilities of the MFC Pension Plan to be merged with and into the FBS qualified defined benefit pension plan (the "Personal Retirement Account"). FBS is required to take such actions as may be necessary to amend the MFC Pension Plan to provide that MFC employees (including employees of subsidiaries of MFC) who are participants in the MFC Pension Plan and who are employees of MFC when the Merger becomes effective will be fully vested as of such date. FBS is required to take such actions as may be necessary to cause eligible MFC employees to be qualified to participate in the Personal Retirement Account (or any qualified defined benefit plan generally available at the time to similarly situated employees of FBS or its affiliates) concurrent with the date FBS causes accruals to cease under the MFC Pension Plan. All service with MFC (to the extent taken into account for purposes of the MFC Pension Plan and whether before or after effectiveness of the Merger) shall be recognized under the FBS plan for eligibility and vesting purposes but shall not be required to be recognized for any other purpose.

    OTHER BENEFITS. FBS shall use its best efforts to cause any transition by MFC employees from the other generally applicable benefit plans and practices of MFC or its affiliates to FBS plans and practices to be effected in a manner that does not result in a significant financial detriment to such MFC employees, other than any such financial detriment as a result of higher premium costs in the FBS plan which are generally applicable to other similarly situated employees of FBS and its affiliates or to the absence of any FBS counterpart for a particular MFC plan or practice.

MFC WARRANTS


    MFC had, as of July 31, 1994, outstanding warrants to purchase an aggregate of 177,060 shares of MFC Common Stock (the "MFC Warrants") which were issued in a November 1991 public offering of units consisting of one share of MFC Preferred Stock and one MFC Warrant. Each MFC Warrant entitles the holder thereof to purchase 1.32 shares of MFC Common Stock. Pursuant to the Merger Agreement, FBS has agreed that it shall execute a supplemental warrant agreement to the Warrant Agreement dated as of November 20, 1990 (the "MFC Warrant Agreement") between MFC and American Stock Transfer and Trust Company, as warrant agent, and all the MFC Warrants issued pursuant to such Warrant
Agreement shall be assumed by FBS. Each MFC Warrant shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such MFC Warrant, the same number of shares of FBS Common Stock as the holder of such MFC Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the effective date of the Merger, at a price per share equal to (x) the aggregate exercise price for the shares of MFC Common Stock otherwise purchasable pursuant to such MFC Warrant divided by (y) the number of full shares of FBS Common Stock deemed purchasable pursuant to such MFC Warrant. FBS has agreed to take all corporate action necessary to reserve for issuance a sufficient number of shares of FBS Common Stock for delivery upon exercise of MFC Warrants assumed by it, and to use its best efforts to register the MFC Warrants and the underlying FBS Common Stock under the Securities Act as of the effective date of the Merger and to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such MFC Warrants remain outstanding.


RIGHTS OF MFC DISSENTING SHAREHOLDERS


    Pursuant to Section 262(b)(1) of the Delaware General Corporation Law, MFC shareholders will not have any dissenters' rights of appraisal with respect to shares of MFC Common Stock as a result of the matters to be voted upon at the MFC Special Meeting. Pursuant to Section 262 of the Delaware General Corporation Law, holders of MFC Preferred Stock may elect to have the "fair value" of their shares of MFC Preferred Stock (determined in accordance with Delaware law) individually appraised and paid to them, if the Merger is consummated and if they comply with Section 262 of the Delaware General Corporation Law.


NO DISSENTERS' RIGHTS OF FBS SHAREHOLDERS

    Under the Delaware General Corporation Law, FBS shareholders will not have any dissenters' rights of appraisal as a result of the matters to be voted upon at the FBS Special Meeting.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO MFC SHAREHOLDERS


    The following is a summary description of the material federal income tax consequences of the Merger to holders of MFC Common Stock; it is not intended to be a complete description of the federal income tax consequences of the Merger. The following discussion does not cover all aspects of federal income taxation that may be relevant to a particular MFC shareholder in light of his or her individual circumstances or to certain MFC shareholders subject to special treatment under the federal income tax laws (for example, life insurance companies, tax-exempt organizations and foreign corporations and individuals who are not citizens or residents of the United States) and does not discuss any aspects of state, local or foreign taxation. This discussion is based upon laws, regulations, rulings and decisions now in effect and on proposed regulations, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision. No ruling has been or will be requested from the Internal Revenue Service (the "Service") on any tax matters relating to the tax consequences of the Merger. EACH MFC SHAREHOLDER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER.


    MFC will rely upon the opinion of Oppenheimer Wolff & Donnelly, its counsel, as to the following federal income tax consequences of the Merger to MFC shareholders. The opinion of Oppenheimer Wolff & Donnelly is based on current law, assuming the Merger takes place as described in the Merger Agreement. Unlike a ruling from the Service, an opinion of counsel is not binding on the Service and there can be no assurance that the Service will not take a position contrary to one or more of the positions reflected herein or that the positions herein will be upheld by the courts if challenged by the Service.

    Based upon the opinion of Oppenheimer Wolff & Donnelly, which is based upon various representations and subject to various assumptions and qualifications, the following federal income tax consequences to the MFC shareholders will result from the Merger: (i) the Merger will qualify as a "reorganization" under
Section 368(a) of the Code, (ii) no gain or loss will be recognized by any MFC shareholder (except in connection with the receipt of cash) upon the exchange of MFC Common Stock for FBS Common Stock in the Merger, (iii) the basis of the FBS Common Stock received by an MFC shareholder who exchanges MFC Common Stock for FBS Common Stock will be the same as the basis of the MFC Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of the receipt of cash in lieu of a fractional share of FBS Common Stock), (iv) the holding period of the FBS Common Stock received by an MFC shareholder receiving FBS Common Stock will include the period during which the MFC Common Stock surrendered in exchange therefor was held (provided that the MFC Common Stock of such MFC shareholder was held as a capital asset as of the effective date of the Merger), and (v) cash received by an MFC shareholder in lieu of a fractional share interest of FBS Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of FBS Common Stock which such MFC shareholder would otherwise be entitled to receive, and will qualify as capital gain or loss (assuming the MFC Common Stock was a capital asset in such MFC shareholder's hands at the effective date of the Merger).


STOCK EXCHANGE LISTING OF FBS COMMON STOCK

    It is anticipated that FBS will file a listing application with the NYSE covering the shares of FBS Common Stock which are issuable upon consummation of the Merger and that such application will be approved subject to notice of issuance at or before the time the Merger becomes effective. It is a condition to the obligations of MFC and FBS to consummate the Merger that such shares have been approved for listing on the NYSE on official notice of issuance.

RESALE OF FBS COMMON STOCK RECEIVED BY MFC SHAREHOLDERS

    The shares of FBS Common Stock issuable to shareholders of MFC upon consummation of the Merger have been registered under the Securities Act. Such shares may be traded freely without restriction by those shareholders who are not deemed to be "affiliates" of MFC or FBS, as that term is defined in the rules under the Securities Act.

    Shares of FBS Common Stock received by those shareholders of MFC who are deemed to be "affiliates" of MFC at the time of the MFC Special Meeting may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. MFC has agreed in the Merger Agreement to use its best efforts to obtain and deliver to FBS at least 31 days prior to the time the Merger becomes effective signed representations by each shareholder of MFC who may reasonably be deemed to be an "affiliate" of MFC to the effect that such persons will not offer to sell, transfer or otherwise dispose of any of the shares of FBS Common Stock distributed to them pursuant to the Merger except in compliance with Rule 145, or in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or in an offering which is registered under the Securities Act. This Proxy Statement/Prospectus does not cover any resales of FBS Common Stock received by persons who are deemed to be "affiliates" of MFC.

FBS DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN

    FBS provides eligible shareholders with a simple and convenient method of investing cash dividends and optional cash payments at 100% of the average price (as defined) in additional shares of FBS Common Stock without payment of any brokerage commission or service charge pursuant to its Automatic Dividend Reinvestment and Common Stock Purchase Plan. The plan includes certain dollar limitations on participation and provides for eligible shareholders to elect dividend reinvestment on only a part of the shares registered in the name of a participant (while continuing to receive cash dividends on remaining shares). It is anticipated that the plan will continue after the Merger becomes effective and that shareholders of MFC who receive FBS Common Stock in the Merger will have the right to participate therein.

ACCOUNTING TREATMENT

    The obligation of FBS to consummate the Merger is conditioned on, among other things, no event having occurred which, in the reasonable opinion of FBS and concurred in by Ernst & Young LLP, would prevent the Merger from being accounted for as a pooling of interests, and the receipt by FBS from Ernst & Young LLP of an opinion that the Merger shall qualify as a pooling of interests for accounting purposes. See "--Conditions to Consummation of the Merger." In order for the Merger to qualify for pooling of interests accounting treatment, FBS Common Stock must be issued in exchange for at least 90 percent of the outstanding MFC Common Stock and several additional conditions must be satisfied. MFC Common Stock as to which cash is paid in lieu of the issuance of fractional shares of FBS Common Stock, and MFC Common Stock owned by FBS, does not count toward this 90 percent. See "--Terms of the Merger; Consideration to be Received by MFC Shareholders" and "Information Concerning the MFC Special Meeting--Solicitation, Voting and Revocability of Proxies." If an event occurred which precluded pooling of interests accounting treatment (which is not anticipated) and the condition to consummation of the Merger requiring such treatment were proposed to be waived, proxies would be resolicited from MFC and FBS shareholders with updated revised pro forma financial statements. FBS and MFC have agreed in the Merger Agreement not to take any action which would disqualify the Merger as a pooling of interests for accounting purposes. In addition, MFC has agreed in the Merger Agreement to use its best efforts to obtain and deliver to FBS at least 31 days prior to the time the Merger becomes effective signed representations by each shareholder of MFC who may reasonably be deemed to be an "affiliate" of MFC to the effect that such persons will not sell, transfer or otherwise dispose of any shares of FBS Common Stock received by them in the Merger or otherwise reduce their risk relative to such shares until such time as financial results covering at least 30 days of post-Merger combined operations of FBS and MFC have been published by FBS.

    Under the pooling of interests method of accounting, the historical basis of the assets and liabilities of FBS and MFC will be combined when the Merger becomes effective and carried forward at their previously recorded amounts, the shareholders' equity accounts of FBS and MFC will be combined on FBS' consolidated balance sheet, and no goodwill or other intangible assets will be created. Financial statements of FBS issued after consummation of the Merger will be restated retroactively to reflect the consolidated operations of FBS and MFC as if the Merger had been in effect for the periods presented therein.

    The pro forma financial information presented in this Proxy Statement/Prospectus has been prepared using the pooling of interests accounting method to account for the Merger. See "Summary--Selected Historical and Unaudited Pro Forma Financial Data" and Unaudited Pro Forma Combined Financial Information.

EXPENSES

    The Merger Agreement provides that all costs and expenses incurred in connection with such agreement and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses.

CERTAIN DIFFERENCES IN RIGHTS OF MFC SHAREHOLDERS


    The rights of holders of MFC Common Stock are governed by the Restated Certificate of Incorporation of MFC, as amended (the "MFC Certificate of Incorporation"), the bylaws of MFC (the "MFC Bylaws") and the laws of the State of Delaware. The rights of FBS shareholders are governed by the Restated Certificate of Incorporation of FBS, as amended (the "FBS Certificate of Incorporation"), the bylaws of FBS (the "FBS Bylaws") and the laws of the State of Delaware. After the Merger becomes effective, the rights of holders of MFC Common Stock who become FBS shareholders will be governed by the FBS Certificate of Incorporation, the FBS Bylaws and the laws of the State of Delaware. In many respects, the rights of MFC shareholders and FBS shareholders are similar. See "Description of FBS Capital Stock" and "Description of MFC Capital Stock." While it is not practical to describe all changes in the rights of MFC shareholders that will result from the differences between the MFC Certificate of Incorporation and the MFC Bylaws and the FBS Certificate of Incorporation and the FBS Bylaws, the following is a summary of material differences.


    AMENDMENTS TO CERTIFICATE OF INCORPORATION. The MFC Certificate of Incorporation provides that an amendment, addition, alteration, change or repeal of any provision of the MFC Certificate of Incorporation can be enacted only if it is first proposed by the MFC Board of Directors upon the affirmative vote of at least two-thirds of the directors then in office at a duly-constituted meeting of the Board of Directors called expressly for that purpose and then approved by a majority of the votes eligible to be cast at a duly-constituted shareholder meeting called expressly for that purpose. The FBS Certificate of Incorporation contains no similar requirement, and an amendment, addition, alteration, change or repeal of any provision of the FBS Certificate of Incorporation can be enacted if it is proposed in a resolution adopted by a majority of the directors present at a meeting of the Board of Directors where there is a quorum and approved by a majority of the outstanding shares entitled to vote.

    SUPERMAJORITY VOTING. Both the MFC and the FBS Certificates of Incorporation contain provisions that provide for supermajority voting requirements in connection with certain "Business Combinations" or "Business Transactions" (as defined), respectively, involving a "Related Person" (as defined). Similar provisions for each of MFC and FBS are designed primarily to address fair price considerations, and the required supermajority shareholder vote is not required under certain fair price circumstances or if 75% (for MFC) or a majority (for FBS) of the "Continuing Directors" (as defined) approve the transaction. The affirmative vote of at least 75% of the outstanding shares entitled to vote generally in the election of directors is required to approve such a transaction under the MFC Certificate of Incorporation, while the affirmative vote of at least 80% of the outstanding shares entitled to vote generally in the election of directors is required to approve such a transaction under the FBS Certificate of Incorporation.

    The MFC Certificate of Incorporation also requires supermajority voting at the 75% level (following proposal by the affirmative vote of at least two-thirds of the directors then in office at a duly-constituted meeting called expressly for that purpose) to amend, add to, alter, change or repeal those articles thereof relating to director numbers, director classification, filling vacancies on the board of directors, amendment of bylaws, removal of directors, the calling of special meetings of shareholders, "Business Combinations," indemnification and amendment of the MFC Certificate of Incorporation. The FBS Certificate of Incorporation also requires supermajority voting at the 80% level to amend, add to, alter, change or repeal those articles thereof relating to director numbers, filling vacancies on the board of directors, director classification and "Business Transactions."

    AMENDMENT OF BYLAWS. The MFC Certificate of Incorporation and the MFC Bylaws provide that the MFC Bylaws may be altered, amended or repealed, in whole or in part, or new bylaws may be adopted only by the affirmative vote of at least two-thirds of the directors then in office at a duly-constituted meeting called expressly for that purpose or by the affirmative vote of at least 75% of the shareholders at a duly-constituted meeting called expressly for that purpose. The FBS Certificate of Incorporation provides that the FBS Bylaws may be amended or repealed by the Board of Directors of FBS, subject to the power of the shareholders to amend or repeal the FBS Bylaws.

    REMOVAL OF DIRECTORS. The MFC Certificate of Incorporation provides that the MFC shareholders may remove a director only for cause and then only upon the affirmative vote of at least 75% of the total votes eligible to be cast at a duly-constituted meeting called expressly for that purpose; written notice must be sent to the director or directors whose removal will be considered at the meeting. Under the FBS Certificate of Incorporation, FBS shareholders may remove a director only for cause upon a majority vote of the shareholders.

    SPECIAL MEETINGS OF SHAREHOLDERS. The MFC Certificate of Incorporation provides that special meetings of MFC shareholders for any purpose or purposes may be called at any time by the chairman of the board of directors, the president or a majority of the directors then in office. The FBS Bylaws provide that special meetings may be called by the board of directors or the chief executive officer.

    INDEMNIFICATION. The MFC Certificate of Incorporation provides that MFC shall indemnify MFC's directors, officers, employees or agents and those serving at MFC's request as directors, officers, employees or agents of other entities against certain expenses under certain circumstances. The FBS Bylaws provide that FBS shall indemnify FBS' directors, advisory directors and officers and those serving at FBS' request as directors, advisory directors and officers of other entities against certain expenses under certain circumstances; the indemnification of FBS' employees shall be at the discretion of the FBS Board of Directors, and the FBS Bylaws do not contemplate the indemnification of any other persons.

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    The MFC Certificate of Incorporation also specifically provides that MFC, on behalf of any of the persons that MFC is required to indemnify, may purchase and maintain insurance against any liability asserted against such person, whether or not MFC would have the power or the obligation to indemnify that person against such liability under the MFC Certificate of Incorporation. The FBS Bylaws contain no similar provision.

    RIGHTS PLAN. FBS has adopted a shareholder rights plan, which may have certain anti-takeover effects. The terms of the FBS rights plan are summarized and described herein under "Description of FBS Capital Stock-- Common Stock--Preferred Stock Purchase Rights." MFC has no such plan.

    QUORUM AT SHAREHOLDERS' MEETINGS. The MFC Bylaws provide that the holders of a majority of the issued and outstanding capital stock entitled to vote at a meeting, present in person or by proxy, shall constitute a quorum for purposes of such a meeting. The FBS Bylaws require only that the holders of not less than one-third of the shares entitled to vote at the meeting be present, in person or by proxy, to constitute a quorum.

    NOTICE OF SHAREHOLDER NOMINATIONS FOR DIRECTOR. The FBS Bylaws require that any shareholder nominating a person for election as a director must give written notice to the secretary of the corporation not less than 90 days prior to an annual meeting of shareholders or not less than seven days after the date on which notice of a special meeting of shareholders for the election of directors is given. Under the MFC Bylaws, if the nominating committee has made a nomination 20 days prior to the date of an annual meeting, shareholders may only nominate a candidate for director by delivering written notice to the secretary of the corporation at least 15 days prior to the date of the annual meeting; there is no provision in either the MFC Certificate of Incorporation or the MFC Bylaws regarding shareholder nomination of directors for election at a special meeting of shareholders.

    GENERAL. The foregoing discussion of certain similarities and material differences between the rights of holders of MFC Common Stock and the rights of FBS shareholders under their respective Certificates of Incorporation and Bylaws is only a summary of certain provisions and does not purport to be a complete description of such similarities and differences. The foregoing discussion is qualified in its entirety by reference to the Delaware Corporation Law, the common law thereunder and the full texts of the Certificates of Incorporation and Bylaws of MFC and FBS. Such Certificates of Incorporation and Bylaws are filed or incorporated by reference as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part.

                                BUSINESS OF FBS


    FBS is a regional bank holding company headquartered in Minneapolis, Minnesota. FBS is comprised of 9 banks, and several trust and nonbank subsidiaries with 225 offices primarily in Minnesota, Colorado, Illinois, Montana, North Dakota, South Dakota and Wisconsin. Through its subsidiaries, FBS provides commercial and agricultural finance, consumer banking, trust, capital markets, cash management, investment management, data processing, leasing, mortgage banking and brokerage services. At September 30, 1994, FBS and its consolidated subsidiaries had consolidated assets of $26.3 billion, consolidated deposits of $18.8 billion and shareholders' equity of $2.3 billion.



    The subsidiary banks of FBS engage in general commercial banking business, principally in domestic markets, and provide banking and ancillary services to individuals, businesses, institutional organizations, governmental entities and other financial institutions. The largest subsidiary bank, First Bank National Association ("FBNA"), had assets of $14.3 billion at September 30, 1994.


    FBS is a legal entity separate and distinct from its banking and non-banking affiliates. The principal sources of FBS' income are dividends, interest and fees from FBNA and the other banking and non-banking affiliates. The bank subsidiaries of FBS, including FBNA (the "Banks"), are subject to certain restrictions imposed by federal law on any extensions of credit to, and certain other transactions with, FBS and certain other affiliates from borrowing from the Banks unless the loans are secured by various types of collateral. Further, such secured loans, other transactions and investments by any of the Banks are generally limited in amount as to FBS and as to each of such other affiliates to 10% of such Bank's capital and surplus and as to FBS and all of such other affiliates to an

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aggregate of 20%  of such Bank's  capital and surplus.  In addition, payment  of dividends to FBS by the subsidiary banks is subject to ongoing review by banking regulators and is subject to various statutory limitations and in certain circumstances requires approval by banking regulatory authorities.

    FBS was incorporated under Delaware law in 1929 and has functioned as a multi-bank holding company since that time. Its principal executive offices are located at First Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302 (telephone (612) 973-1111). For further information concerning FBS, see the FBS documents incorporated by reference herein as described under "Incorporation of Certain Documents by Reference."

                                BUSINESS OF MFC


    MFC, a regional financial services holding company, was organized under the laws of the State of Delaware in February 1984. MFC's mission is to be the premier provider of community financial and home ownership services throughout its markets by offering exceptional value to its customers, resulting in profitable growth, fulfilling careers and community enhancement. The primary operations of MFC are in North Dakota, Minnesota, Nebraska, Iowa, Kansas, South Dakota, Wisconsin, Arizona and Wyoming. At September 30, 1994, MFC and its consolidated subsidiaries had assets of $8.1 billion, deposits of $5.5 billion and shareholders' equity of $497.7 million.


    MFC operates an FDIC insured consumer savings bank, Metropolitan Federal Bank, fsb (the "Bank"), which concentrates on the traditional thrift business of soliciting deposits and making residential mortgage and other secured consumer loans. The Bank solicits deposits and makes residential mortgage and other secured consumer loans through more than 212 full service branches. Through its mortgage loan production offices in Minnesota and Arizona, as well as its branch offices, the Bank originates and services first mortgage loans for the purchase of one to four family residential properties. The Bank's residential real estate brokerage subsidiary, Edina Realty, Inc. ("Edina Realty"), and title company subsidiary, Equity Title Services ("Equity Title"), are among Minnesota's largest providers of their respective services. Edina Realty and Equity Title conduct their business in Minnesota and western Wisconsin and, in the case of Edina Realty, in North Dakota. Certain financial services products like annuities, uninsured investments, such as mutual funds, and insurance are provided to customers through a subsidiary operating as Metropolitan Financial Services.

    MFC is a legal entity separate and distinct from its banking and nonbanking subsidiaries. Dividends and management fees received from the subsidiaries are MFC's principal source of income. Dividends payable from the Bank are subject to regulation by the OTS and may also be limited by tax law considerations. Edina Realty's ability to pay dividends is limited by Minnesota corporate law.

    The principal executive offices of MFC are located at 1000 Metropolitan Centre, 333 South Seventh Street, Minneapolis, Minnesota 55402, telephone (612) 399-6000. For further information concerning MFC, see the MFC documents incorporated by reference herein as described under "Incorporation of Certain Documents by Reference."

                        DESCRIPTION OF FBS CAPITAL STOCK

    The following description of the capital stock of FBS does not purport to be complete and is subject, in all respects, to applicable Delaware law and to the provisions of the certificate of incorporation of FBS. The following description is qualified by reference to the FBS Certificate of Incorporation, the certificate of designation for each series of preferred stock of FBS, and the agreements and documents referred to below under "--Common Stock--Preferred Stock Purchase Rights" and "--Periodic Stock Purchase Rights and Risk Event Warrants," copies of which are incorporated by reference as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part.

GENERAL

    The authorized capital stock of FBS consists of 200,000,000 shares of FBS Common Stock, par value $1.25 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share ("preferred stock of FBS"). Under the FBS Certificate of Incorporation, the Board of Directors of FBS or a duly authorized committee thereof has

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

the power, without further action by the shareholders unless action is required by applicable laws or regulations or by the terms of outstanding preferred stock of FBS, to provide for the issuance of preferred stock in one or more series and to fix the voting rights, designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, by adopting a resolution or resolutions creating and designating such series. As of September 30, 1994, there were 2,118,500 shares of preferred stock of FBS outstanding, having an aggregate liquidation preference of $110.5 million, and 1,412,750 shares of preferred stock of FBS reserved for issuance. At September 30, 1994, 114,803,786 shares of FBS Common Stock were issued and outstanding, 10,630,428 shares were reserved for issuance under the FBS employee plans and dividend reinvestment plan, 3,952,000 shares were reserved for issuance upon conversion of the Series 1991A Convertible
Preferred Stock described below, and 15,000,000 shares were reserved for issuance upon exercise of the Periodic Stock Purchase Rights and Risk Event Warrants described below.


PREFERRED STOCK


    GENERAL. FBS presently has one series of preferred stock issued and outstanding and two series of preferred stock authorized for future issuance. The Series 1991A Convertible Preferred Stock, which is issued and outstanding, and the Series 1990A Preferred Stock, which is authorized for future issuance as described below, rank on a parity with one another. The Series A Junior Participating Preferred Stock (the "Junior Preferred Stock"), which is authorized for future issuance as described below, ranks junior to the other two series of preferred stock.


    SERIES 1990A PREFERRED STOCK. In connection with the sale by FBS of 12,600,000 shares of FBS Common Stock and accompanying periodic stock purchase rights and risk event warrants in a private placement in July 1990, FBS may under certain circumstances be obligated to issue up to 12,750 shares of Series 1990A Preferred Stock. See "--Common Stock--Periodic Stock Purchase Rights and Risk Event Warrants" below. The shares of Series 1990A Preferred Stock would, if issued, provide for a liquidation preference of $100,000 per share, and the dividend rate would be adjusted quarterly and would be determined at the time of issuance. If, at the time of any annual meeting of shareholders for the election of directors, the amount of accrued but unpaid dividends on the Series 1990A Preferred Stock were equal to at least six quarterly dividends on such series, then the number of directors of FBS would be increased by one and the holders of such series, voting separately as a series, would be entitled to elect one additional director who would continue to serve the full term for which he or she would have been elected, notwithstanding the declaration or payment of any dividends on such series of preferred stock. Holders of Series 1990A Preferred Stock would not have any other voting rights, except as described under "--Preferred Stock Voting Rights" below.


    SERIES 1991A CONVERTIBLE PREFERRED STOCK. In November 1991, FBS issued in a public offering 2,290,000 shares of its Series 1991A Convertible Preferred Stock. 2,118,500 of such shares remained outstanding at September 30, 1994. Such shares bear a dividend rate of 7.125% per annum of the liquidation preference per share. The shares of Series 1991A Convertible Preferred Stock are convertible at the option of the holder at any time at the rate of 1.7256 shares of FBS Common Stock for each such share, which is equivalent to a conversion price of $28.975 per share of FBS Common Stock. The conversion rate is subject to adjustment upon the occurrence of specified events. The shares of Series 1991A Convertible Preferred Stock are not subject to any sinking fund provisions and have no preemptive rights. Such shares provide for a liquidation preference of $50 per share plus accrued and unpaid dividends, and are subject to redemption upon at least 30 days' notice, at the option of FBS at any time on or after January 1, 1996 at a redemption price equal to $52.1375 per share, declining to $50 per share on or after January 1, 2002, plus in each case accrued and unpaid dividends; provided, however, that the shares of Series 1991A Convertible Preferred Stock are not redeemable in part in the event that full cumulative dividends have not been paid. Holders of Series 1991A Convertible Preferred Stock do not have any voting rights, except as described under "--Preferred Stock Voting Rights" below.


    JUNIOR PREFERRED STOCK. FBS has issued preferred stock purchase rights to holders of FBS Common Stock entitling such holders, under specified conditions, to purchase Junior Preferred Stock of FBS. See "--Common Stock--Preferred Stock Purchase Rights" below. If issued, each share of Junior Preferred Stock would have a minimum liquidation preference of $100 per share plus accrued and unpaid dividends and would be entitled to an aggregate payment equal to the liquidation payment made on 100 shares of FBS Common Stock. In addition, each

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share of  Junior Preferred  Stock would  have a  minimum preferential  quarterly dividend payment of $1.00 per share but would be entitled to an aggregate payment equal to the dividends declared on 100 shares of FBS Common Stock. The shares of Junior Preferred Stock would not be entitled to the benefit of any sinking fund and would not be redeemable. Each share of Junior Preferred Stock would have 100 votes, voting together with the FBS Common Stock.

    PREFERRED STOCK VOTING RIGHTS. The following voting provisions apply to all series of the preferred stock at FBS other than the Junior Preferred Stock. The voting rights of the Junior Preferred Stock, and certain additional voting rights of the Series 1990A Preferred Stock, are described above under "--Series 1990A Preferred Stock" and "--Junior Preferred Stock."

    If, at the time of any annual meeting of shareholders for the election of directors, the amount of accrued but unpaid dividends on any preferred stock of FBS is equal to at least six quarterly dividends on such series of preferred stock of FBS, the number of the directors of FBS will be increased by two and the holders of all outstanding series of preferred stock of FBS (excluding the Series 1990A Preferred Stock), voting as a single class without regard to series, will be entitled to elect such additional two directors until all dividends in default on all preferred stock of FBS have been paid or declared and set apart for payment.

    The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of any series of the preferred stock of FBS, voting as a class, will be required for any amendment of the FBS Certificate of Incorporation (including any certificate of designation or any similar document relating to any series of preferred stock of FBS) which will adversely affect the powers, preferences, privileges or rights of such series of preferred stock. The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of any series of preferred stock of FBS, voting as a single class without regard to series, will be required to issue, authorize, or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to such series of preferred stock as to dividends or upon liquidation.

    ADDITIONAL PROVISIONS. The rights of holders of FBS Common Stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Any such issuance may adversely affect the interests of holders of the FBS Common Stock by limiting the control which such holders may exert by exercise of their voting rights, by subordinating their rights in liquidation to the rights of the holders of the preferred stock of FBS, and otherwise. In addition, the issuance of preferred stock of FBS may, in some circumstances, deter or discourage takeover attempts and other changes in control of FBS, including takeovers and changes in control which some holders of the FBS Common Stock may deem to be in their best interests and in the best interests of FBS, by making it more difficult for a person who has gained a substantial equity interest in FBS to obtain voting control or to exercise control effectively. FBS has no current plans or agreements with respect to the issuance of any shares of preferred stock except as described above with respect to the Series 1990A Preferred Stock.

    The FBS Certificate of Incorporation requires the affirmative vote of the holders of 80% of the Voting Stock (as defined therein) of FBS to approve certain mergers, consolidations, reclassifications, dispositions of assets or liquidation, involving or proposed by certain significant shareholders, unless certain price and procedural requirements are met or unless the transaction is approved by the Continuing Directors as defined therein. In addition, the FBS Certificate of Incorporation provides for classification of the Board of Directors into three separate classes and authorizes action by the shareholders of FBS only pursuant to a meeting and not by a written consent. The Bylaws of FBS provide that special meetings of shareholders may be called only by the Board of Directors or the chief executive officer. The overall effect of these provisions may be to delay or prevent attempts by other corporations or groups to acquire control of FBS without negotiation with the Board of Directors.

COMMON STOCK

    GENERAL. Each share of FBS Common Stock is entitled to such dividends as may from time to time be declared by the Board of Directors from any funds legally available for dividends. FBS may not declare any cash dividends on, or make any payment on account of the purchase, redemption or other retirement of, FBS Common

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Stock unless  full dividends  (including accumulated  dividends, if  applicable)
have been paid or declared or set apart for payment upon all outstanding shares of the preferred stock of FBS and FBS is not in default or in arrears with respect to any sinking or other analogous fund or other agreement for the purchase, redemption or other retirement of any shares of preferred stock of FBS. Holders of FBS Common Stock are entitled to one vote per share. Shareholders do not have the right to cumulate their votes in the election of directors. FBS Common Stock has no conversion rights and the holders of FBS Common Stock have no preemptive or other rights to subscribe for additional securities of FBS. In the event of liquidation of FBS, after the payment or provision for payment of all debts and liabilities and subject to the rights of the holders of preferred stock of FBS which may be outstanding, the holders of FBS Common Stock will be entitled to share ratably in the remaining assets of FBS. Shares of FBS Common Stock are fully paid and nonassessable. The shares of FBS Common Stock are listed on the NYSE.

    PREFERRED STOCK PURCHASE RIGHTS. On December 21, 1988, the Board of Directors of FBS declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of FBS Common Stock. The dividend was paid on January 4, 1989 (the "Record Date") to the FBS shareholders of record on that date. Each holder of shares of FBS Common Stock issued upon consummation of the Merger will receive one Right for each share of FBS Common Stock.

    Each Right initially entitles the registered holder to purchase from FBS one one-hundredth of a share of Junior Preferred Stock of FBS at a price of $80.00, subject to adjustment (the "Purchase Price"). The Rights are not and will not be exercisable or represented by separate certificates until 10 days following the earlier of a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 20% or more of the outstanding shares of FBS Common Stock or have commenced or announced an intention to make a tender offer or exchange offer for 20% or more of such outstanding shares of FBS Common Stock (the earlier of such dates being called the "Distribution Date"). In the event that any person or group of affiliated or associated persons becomes the beneficial owner of 20% or more of the outstanding shares of FBS Common Stock, each Right (other than any Right held by a person or group of affiliated or associated persons beneficially owning 20% or more of the outstanding shares of FBS Common Stock, which Rights will thereafter be void) will thereafter entitle the holder to receive upon exercise that number of shares of FBS Common Stock having a market value of twice the Purchase Price. In addition, in such event, the Board of Directors of FBS will thereafter be entitled to exchange the outstanding Rights (other than any Right held by an Acquiring Person, which Right shall thereafter be void), in whole or in part, for shares of FBS Common Stock or Junior Preferred Stock at an exchange ratio of one share of FBS Common Stock, or one one-hundredth share of Junior Preferred Stock, per Right.

    In the event that FBS is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, each Right will thereafter entitle the holder to receive upon exercise that number of shares of common stock of the acquiring company having a market value of twice the Purchase Price.

    Prior to the Distribution Date, the Rights cannot be transferred apart from FBS Common Stock and are represented solely by the FBS Common Stock certificates. As soon as practicable following the Distribution Date, separate certificates representing the Rights will be mailed to holders of record of shares of FBS Common Stock as of such date, and the Rights could then begin to trade separately from FBS Common Stock.

    The Rights do not have any voting rights and are not entitled to dividends. The terms of the Rights may be amended without the consent of the holders, provided that, after a person becomes an Acquiring Person, such amendment may not adversely affect the interests of the holders.

    The terms of the Junior Preferred Stock issuable upon exercise of Rights are described above under "--Preferred Stock--Junior Preferred Stock."


    The Rights are not exercisable until the Distribution Date. The Rights will expire on the earlier of (a) the date which is 24 months after the first date upon which FBS can generally be acquired by bank holding companies, and FBS is generally permitted to acquire banks, principally located in at least fifteen of the twenty states which as of September 30, 1992 had the largest amount of bank deposits, or (b) January 4, 1999, unless, before that date, all of


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the Rights are either redeemed by FBS at a price of $.01 per Right prior to  the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding shares of FBS Common Stock, or are exchanged by FBS for shares of FBS Common Stock or Junior Preferred Stock as described above. It is currently anticipated that the first date upon which FBS can generally be acquired by bank holding companies, and FBS is generally permitted to acquire banks, principally located in at least fifteen of the twenty states which as of September 30, 1992 had the largest amount of bank deposits will be in July 1996.


    The Rights may have certain anti-takeover effects. The Rights may cause substantial dilution to an Acquiring Person if it attempts to merge with, or engage in certain other transactions with, FBS. The Rights should not, however, interfere with any merger or other business combination approved by the Board of Directors of FBS prior to the occurrence of the Distribution Date because the Rights may be redeemed prior to such time.

    The complete terms of the Rights are set forth in a Rights Agreement, dated as of December 21, 1988, as amended, between FBS and First Chicago Trust Company of New York (formerly Morgan Shareholder Services Trust Company), as Rights Agent (the "Rights Agreement"). The description of the Rights set forth herein does not purport to be complete and is qualified in its entirety by reference to the complete Rights Agreement, a copy of which is incorporated by reference as an exhibit to the Registration Statement of which this Proxy Statement/ Prospectus is a part.

    PERIODIC STOCK PURCHASE RIGHTS AND RISK EVENT WARRANTS. On May 30, 1990, FBS entered into (i) a Stock Purchase Agreement, dated as of May 30, 1990 (the "Stock Purchase Agreement"), by and among Corporate Partners, L.P. ("Corporate Partners"), Corporate Offshore Partners, L.P. ("Offshore" and, together with Corporate Partners, the "Partnerships"), The State Board of Administration of Florida ("State Board") solely in its capacity as a managed account and not in its individual capacity (State Board and the Partnerships being referred to herein collectively as the "Purchasers"), Corporate Advisors, L.P. and FBS and
(ii) a Stock Purchase Agreement, dated as of May 30, 1990 (the "Florida Stock Purchase Agreement"), by and between State Board in its individual capacity and FBS. Pursuant to the Stock Purchase Agreement, FBS sold (a) to Corporate
Partners 8,856,241 shares of FBS Common Stock, ten Periodic Stock Purchase Rights (each a "PSPR") and one Risk Event Warrant, (b) to Offshore 643,976 shares of FBS Common Stock, ten PSPRs and one Risk Event Warrant, and (c) to State Board 939,783 shares of FBS Common Stock, ten PSPRs and one Risk Event Warrant. Pursuant to the Florida Stock Purchase Agreement, FBS sold to State Board 2,160,000 shares of FBS Common Stock, ten PSPRs and one Risk Event Warrant. Effective as of May 30, 1990, FBS and First Chicago Trust Company of New York entered into Amendment No. 1 to the Rights Agreement to exclude the acquisition of shares of FBS Common Stock by the Purchasers and State Board pursuant to the Stock Purchase Agreement and the Florida Stock Purchase Agreement, respectively, and the transactions contemplated thereby and certain other transactions from the operation of the Rights Agreement. See "--Preferred Stock Purchase Rights" above.

    The Stock Purchase Agreement and the Florida Stock Purchase Agreement contain transfer restrictions with respect to the shares of FBS Common Stock acquired thereunder and standstill provisions limiting further acquisitions of FBS Common Stock by the Purchasers and State Board. The Stock Purchase Agreement and the Florida Stock Purchase Agreement also grant each of the Purchasers and State Board the right to purchase its pro rata share of any Voting Securities (as defined) sold by FBS for cash, subject to certain exceptions. Pursuant to the Stock Purchase Agreement, the Purchasers have designated one person to act as a non-voting observer of the Board of Directors of FBS.

    Each PSPR issued to the Purchasers and State Board relates to a specific twelve-month period commencing with the twelve-month period following closing of the transactions contemplated under the Stock Purchase Agreement and the Florida Stock Purchase Agreement. Each PSPR shall become exercisable in the event that a Dividend Shortfall (as defined) exists for the specific twelve-month period to which such PSPR relates. A Dividend Shortfall will be deemed to exist to the extent that FBS has not paid a cash dividend equal to $0.205 per share of FBS Common Stock for each quarter within such twelve-month period. The PSPRs will be exercisable for that number of shares of FBS Common Stock or (subject to the prior approval of the Federal Reserve Board) depositary shares representing one one-thousandth of a share of Series 1990A Preferred Stock ("Depositary Shares") such that the holders of PSPRs will receive value equal to the Dividend Shortfall. Once a PSPR has become exercisable, it will remain exercisable for a one-year period at an exercise price of $1.25 per share of FBS Common Stock or $1.00 per Depositary Share. If a PSPR were to become exercisable and were not redeemed by FBS as described below, the issuance of Depositary Shares or FBS Common Stock upon exercise of a PSPR could adversely affect the market price of the FBS Common Stock. If the PSPRs were to be exercised for FBS Common Stock, there could be substantial dilution of the FBS Common Stock.

    Each Risk Event Warrant shall become exercisable in the event of certain defined change of control events with respect to FBS where the value received by holders of the FBS Common Stock is less than $13.875 per share, or in certain circumstances in the event the FBS Common Stock is valued at less than $13.875 per share on the tenth anniversary of the closing of the transactions contemplated under the Stock Purchase Agreement. The Risk Event Warrants will be exercisable for that number of shares of FBS Common Stock at an exercise price of $1.25 per share or, in certain circumstances (subject to the prior approval of the Federal Reserve Board), Depositary Shares such that the holders of Risk Event Warrants will receive value equal to such shortfall. If the Risk Event Warrants were to become exercisable and were not redeemed by FBS as described below, the issuance of Depositary Shares or FBS Common Stock upon exercise of a Risk Event Warrant could adversely affect the market price of the FBS Common Stock. If the Risk Event Warrants were to be exercised for FBS Common Stock, there could be substantial dilution of the FBS Common Stock. In the event of a change in control at a time when the market price of the FBS Common Stock is less than $13.875 per share, the Risk Event Warrants may have the effect of reducing the price per share to be received by the holders of the FBS Common Stock.

    In the event of the exercise of a Risk Event Warrant upon the occurrence of certain change of control events, FBS may, at its option (subject to the prior approval of the Federal Reserve Board), elect to have such Risk Event Warrant become exercisable for other securities of FBS acceptable to the holder of such Risk Event Warrant in lieu of the shares of FBS Common Stock for which such Risk Event Warrant would otherwise become exercisable. In addition, FBS has the right (subject to the prior approval of the Federal Reserve Board) to redeem any PSPR at a price equal to the Dividend Shortfall and any Risk Event Warrant at a price equal to the Value Shortfall (as defined) or the Termination Shortfall Amount (as defined), as applicable, after such PSPR or Risk Event Warrant, as the case may be, shall have become exercisable. FBS also has entered into a registration rights agreement with the Purchasers and with State Board pursuant to which the Purchasers and State Board, respectively, are granted certain rights to cause FBS to register with the Commission the FBS Common Stock acquired pursuant to the Stock Purchase Agreement and the Florida Stock Purchase Agreement and the securities acquired upon exercise of the PSPRs and the Risk Event Warrants.

    The foregoing is a summary of the transactions contemplated by the Stock Purchase Agreement and the Florida Stock Purchase Agreement and related documents and is qualified in its entirety by the more detailed information contained in such agreements and documents, copies of which are incorporated by reference as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part.

                        DESCRIPTION OF MFC CAPITAL STOCK


    The authorized capital stock of MFC consists of 60,000,000 shares of Common Stock, $.01 par value, and 10,000,000 shares of Preferred Stock, $.01 par value. Under MFC's Restated Certificate of Incorporation, as amended, the Board of Directors of MFC may, without further shareholder action, authorize from time to time the issuance of up to 10,000,000 shares of preferred stock of MFC, in one or more series, with such powers, preferences and rights, and qualifications, limitations and restrictions, as shall be determined by the Board of Directors of MFC. As of September 30, 1994, there were 31,404,052 shares of MFC Common Stock outstanding, and 488,750 shares of MFC Preferred Stock designated and outstanding. The MFC Common Stock is described in MFC's Registration Statement on Form 8-A, dated November 4, 1985, including any amendment or report filed for the purpose of updating such description filed subsequent to the date of this Proxy Statement/Prospectus and prior to the termination of the offering described herein. The MFC Preferred Stock is described in MFC's Registration Statement on Form 8-A, dated October 4, 1990, as amended by that Form 8 Amendment, dated November 19, 1990, including any amendment or report filed for the purpose of updating such description filed subsequent to the date of this Proxy Statement/Prospectus and prior to the termination of the offering described herein.

                        ADJOURNMENT OF SPECIAL MEETINGS

    ADJOURNMENT OF FBS SPECIAL MEETING. In the event that there are not sufficient votes to approve and adopt the Merger Agreement at the time of the FBS Special Meeting, such proposal could not be approved unless the FBS Special Meeting were adjourned in order to permit further solicitation of proxies from FBS shareholders. In order to allow proxies that have been received by FBS at the time of the FBS Special Meeting to be voted for such adjournment, if necessary, FBS is submitting the question of adjournment under such circumstances to its shareholders as a separate matter for their consideration. If it is necessary to adjourn the FBS Special Meeting and the adjournment is for a period of less than 30 days, no notice of the time and place of the adjourned meeting is required to be given to shareholders other than an announcement of such time and place at the FBS Special Meeting. A majority of the shares represented and voting at the Special Meeting is required to approve any such adjournment, provided that a quorum is present. THE BOARD OF DIRECTORS OF FBS RECOMMENDS THAT FBS SHAREHOLDERS VOTE FOR THE PROPOSAL TO ADJOURN THE SPECIAL MEETING IF NECESSARY TO PERMIT FURTHER SOLICITATION OF PROXIES.

   ADJOURNMENT OF MFC SPECIAL MEETING. In the event that there are not sufficient votes to approve and adopt the Merger Agreement at the time of the MFC Special Meeting, such proposal could not be approved unless the MFC Special Meeting were adjourned in order to permit further solicitation of proxies from MFC shareholders. In order to allow proxies that have been received by MFC at the time of the MFC Special Meeting to be voted for such adjournment, if necessary, MFC is submitting the question of adjournment under such circumstances to its shareholders as a separate matter for their consideration. If it is necessary to adjourn the MFC Special Meeting and the adjournment is for a period of less than 30 days, no notice of the time and place of the adjourned meeting is required to be given to shareholders other than an announcement of such time and place at the MFC Special Meeting. A majority of the shares represented and voting at the Special Meeting is required to approve any such adjournment, provided that a quorum is present. THE BOARD OF DIRECTORS OF MFC RECOMMENDS THAT MFC SHAREHOLDERS VOTE FOR THE PROPOSAL TO ADJOURN THE SPECIAL MEETING IF NECESSARY TO PERMIT FURTHER SOLICITATION OF PROXIES.

                                 LEGAL OPINIONS

    The validity of the securities offered hereby has been passed upon for FBS by Dorsey & Whitney, Minneapolis, Minnesota. The Dorsey & Whitney firm and certain of its members are indebted to and have other banking and trust relationships with certain banking subsidiaries of FBS.

    The opinion of counsel described under "The Merger--Certain Federal Income Tax Consequences To MFC Shareholders" has been rendered by Oppenheimer Wolff & Donnelly, counsel to MFC.

                                    EXPERTS

    The consolidated financial statements of FBS appearing in the Annual Report on Form 10-K of FBS for the year ended December 31, 1993 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of MFC appearing in the Annual Report on Form 10-K of MFC for the year ended December 31, 1993 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given the authority of such firm as experts in accounting and auditing.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Representatives of Ernst & Young LLP, MFC's and FBS' independent auditors, are expected to be present at the MFC Special Meeting and the FBS Special Meeting. They may be afforded the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

    FBS SHAREHOLDER PROPOSALS. In order to be eligible for inclusion in FBS' proxy solicitation materials for its 1995 annual meeting of shareholders, any shareholder proposal to be considered at such meeting must be received by FBS' Corporate Secretary, Michael J. O'Rourke, or his successor, at FBS' main office, First Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302, no later than November 21, 1994. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

    MFC SHAREHOLDER PROPOSALS. If the Merger is not consummated, MFC is expected to retain its December 31 fiscal year end. In such event, in order to be eligible for inclusion in MFC's proxy solicitation materials for its 1995 annual meeting of shareholders, any shareholder proposal to be considered at such meeting must be received by MFC's Corporate Secretary, Charles D. Kalil, or his successor, at MFC's main office, 1000 Metropolitan Centre, 333 South Seventh Street, Minneapolis, Minnesota 55402, no later than November 30, 1994. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

                     MANAGEMENT AND ADDITIONAL INFORMATION

    Certain information relating to the management, executive compensation, various benefit plans (including stock plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to FBS and MFC is set forth in or incorporated by reference in the respective Annual Reports on Form 10-K for the year ended December 31, 1993 of FBS and MFC, which are incorporated by reference in this Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference." FBS and MFC shareholders who wish to obtain copies of these documents may contact FBS or MFC, as applicable, at its address or telephone number set forth under "Incorporation of Certain Documents by Reference."

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

    The following unaudited Pro Forma Combined Balance Sheet as of June 30, 1994, combines the historical consolidated balance sheets of FBS and MFC as if the Merger had been effective on June 30, 1994, after giving effect to certain adjustments described in the attached Notes to Pro Forma Combined Financial Statements. The unaudited Pro Forma Combined Statements of Income for the six months ended June 30, 1994 and 1993, and the years ended December 31, 1993, 1992 and 1991, present the combined results of operations of FBS and MFC as if the Merger had been effective at the beginning of each period, after giving effect to certain adjustments described in the attached Notes to Pro Forma Combined Financial Statements.

    The unaudited pro forma combined financial statements and accompanying notes reflect the application of the pooling-of-interests method of accounting for the MFC transaction. Under this method of accounting, the recorded assets, liabilities, shareholders' equity, income and expenses of FBS and MFC are combined and recorded at their historical amounts.

    The pro forma combined financial information included within is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have been achieved had the acquisition been consummated prior to the periods indicated.

                                     INDEX

                                                                                                      PAGE
                                                                                                    ---------
Pro Forma Combined Balance Sheet at June 30, 1994.................................................  F-2
Pro Forma Combined Statements of Income:
    Six months Ended June 30, 1994................................................................  F-3
    Six months Ended June 30, 1993................................................................  F-4
    Year ended December 31, 1993..................................................................  F-5
    Year ended December 31, 1992..................................................................  F-6
    Year ended December 31, 1991..................................................................  F-7
Notes to Pro Forma Combined Financial Statements..................................................  F-8

                            FIRST BANK SYSTEM, INC.
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
               ACQUISITION OF METROPOLITAN FINANCIAL CORPORATION
                                 JUNE 30, 1994
                             (DOLLARS IN MILLIONS)


                                                                                               MERGER
                                                                       FBS          MFC      ADJUSTMENTS   PRO FORMA
                                                                   HISTORICAL   HISTORICAL   (SEE NOTES)   COMBINED
                                                                   -----------  -----------  -----------  -----------
ASSETS
Cash and due from banks..........................................   $   1,488    $      74    $    (917)   $     645
Federal funds sold and other short-term deposits.................         119           44                       163
  Securities purchased under agreements to resell................         293       --                           293
  Trading account securities.....................................          58       --                            58
  Available-for-sale securities..................................       3,863          617        1,549        6,029
Investment securities............................................      --            1,603       (1,603 )     --
Loans............................................................      18,704        5,241                    23,945
  Less allowance for credit losses...............................         440           40           14          494
                                                                   -----------  -----------  -----------  -----------
  Net loans......................................................      18,264        5,201          (14 )     23,451
Bank premises and equipment......................................         391          102          (22 )        471
Interest receivable..............................................         140           45                       185
Customers' liability on acceptances..............................         144       --                           144
Other assets.....................................................       1,172          329           35        1,536
                                                                   -----------  -----------  -----------  -----------
      Total assets...............................................  $   25,932   $    8,015   $     (972 ) $   32,975
                                                                   -----------  -----------  -----------  -----------
                                                                   -----------  -----------  -----------  -----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
    Noninterest-bearing..........................................  $    5,829   $      210   $      (36 ) $    6,003
    Interest-bearing.............................................      13,088        5,421         (916 )     17,593
                                                                   -----------  -----------  -----------  -----------
      Total deposits.............................................      18,917        5,631         (952 )     23,596
Federal funds purchased..........................................       1,602       --                         1,602
Securities sold under agreements to repurchase...................         780          162                       942
Other short-term funds borrowed..................................         379          488                       867
Long-term debt...................................................       1,312        1,110                     2,422
Acceptances outstanding..........................................         144       --                           144
Other liabilities................................................         553          121           61          735
                                                                   -----------  -----------  -----------  -----------
      Total liabilities..........................................      23,687        7,512         (891 )     30,308
Shareholders' Equity
  Preferred stock................................................         106            0            0          106
  Common stock...................................................         145            1           26          172
  Capital surplus................................................         729          237          (38 )        928
  Retained earnings..............................................       1,340          286          (69 )      1,557
  Treasury stock.................................................         (75 )        (21 )                     (96 )
                                                                   -----------  -----------  -----------  -----------
      Total shareholders' equity.................................       2,245          503          (81 )      2,667
                                                                   -----------  -----------  -----------  -----------
        Total liabilities and shareholders' equity...............  $   25,932   $    8,015   $     (972 ) $   32,975
                                                                   -----------  -----------  -----------  -----------
                                                                   -----------  -----------  -----------  -----------


       See Notes to the unaudited Pro Forma Combined Financial Statements

                            FIRST BANK SYSTEM, INC.
               ACQUISITION OF METROPOLITAN FINANCIAL CORPORATION
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1994

                                                                      FBS          MFC        SALE OF    PRO FORMA
(IN MILLIONS, EXCEPT SHARE DATA)                                   HISTORICAL  HISTORICAL   SUBSIDIARY    COMBINED
- -----------------------------------------------------------------  ----------  -----------  -----------  ----------
INTEREST INCOME
Loans............................................................      $700.4   $   201.3                   $ 901.7
Securities:
  Taxable........................................................       100.2        53.2                     153.4
  Exempt from federal income taxes...............................         6.1      --                           6.1
Other interest income............................................        11.7         2.9                      14.6
                                                                        -----  -----------                  -------
    Total interest income........................................       818.4       257.4                   1,075.8
INTEREST EXPENSE
Deposits.........................................................       174.4       110.6                     285.0
Federal funds purchased and repurchase agreements................        29.7         2.3                      32.0
Other short-term funds borrowed..................................         6.8         0.8                       7.6
Long-term debt...................................................        29.9        35.0                      64.9
                                                                        -----  -----------                  -------
    Total interest expense.......................................       240.8       148.7                     389.5
                                                                        -----  -----------                  -------
Net interest income..............................................       577.6       108.7                     686.3
Provision for credit losses......................................        47.0         5.6                      52.6
                                                                        -----  -----------                  -------
Net interest income after provision for credit losses............       530.6       103.1                     633.7
NONINTEREST INCOME
Trust fees.......................................................        78.6      --                          78.6
Credit card fees.................................................        79.5      --                          79.5
Service charges on deposit accounts..............................        58.5         6.5                      65.0
Edina Realty commission income...................................          --        17.5   $    (17.5)         0.0
Insurance commissions............................................        11.1         4.0                      15.1
Securities gains.................................................          --         0.1                       0.1
Other............................................................        77.8        13.0         (0.3 )       90.5
                                                                        -----  -----------  -----------     -------
    Total noninterest income.....................................       305.5        41.1        (17.8 )      328.8
NONINTEREST EXPENSE
Salaries.........................................................       192.7        33.6         (5.2 )      221.1
Employee benefits................................................        47.0         8.8         (0.9 )       54.9
Net occupancy....................................................        43.7        12.0         (3.7 )       52.0
Furniture and equipment..........................................        39.3         3.0         (0.7 )       41.6
FDIC insurance...................................................        23.8         6.4                      30.2
Professional services............................................        15.0         2.6         (0.6 )       17.0
Amortization of goodwill and other intangibles...................        17.9         2.4                      20.3
Other............................................................       136.1        32.5         (6.7 )      161.9
                                                                        -----  -----------  -----------     -------
    Total noninterest expense....................................       515.5       101.3        (17.8 )      599.0
                                                                        -----  -----------  -----------     -------
Income before income taxes.......................................       320.6        42.9         (0.0 )      363.5
Applicable income taxes..........................................       119.4        16.3         (0.1 )      135.6
                                                                        -----  -----------  -----------     -------
Net income.......................................................      $201.2  $     26.6   $      0.1      $ 227.9
                                                                        -----  -----------  -----------     -------
                                                                        -----  -----------  -----------     -------
Net income applicable to common equity...........................      $193.8                               $ 220.5
                                                                        -----                               -------
                                                                        -----                               -------
EARNINGS PER COMMON SHARE
Average common and common equivalent shares......................  113,487,845                           135,296,222
Primary and fully diluted net income.............................       $1.71                                 $1.63

         See Notes to unaudited Pro Forma Combined Financial Statements

                            FIRST BANK SYSTEM, INC.
               ACQUISITION OF METROPOLITAN FINANCIAL CORPORATION
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1993

                                                                      FBS          MFC         SALE OF     PRO FORMA
(IN MILLIONS, EXCEPT SHARE DATA)                                   HISTORICAL  HISTORICAL    SUBSIDIARY     COMBINED
- -----------------------------------------------------------------  ----------  -----------  -------------  ----------
INTEREST INCOME
Loans............................................................      $692.1   $   153.9                      $846.0
Securities:
  Taxable........................................................       118.4        71.4                       189.8
  Exempt from federal income taxes...............................         6.7      --                             6.7
Other interest income............................................        18.7         2.4                        21.1
                                                                        -----  -----------                    -------
    Total interest income........................................       835.9       227.7                     1,063.6
INTEREST EXPENSE
Deposits.........................................................       227.6       116.5                       344.1
Federal funds purchased and repurchase agreements................        15.2      --                            15.2
Other short-term funds borrowed..................................         9.0         0.7                         9.7
Long-term debt...................................................        26.1        16.0                        42.1
                                                                        -----  -----------                    -------
    Total interest expense.......................................       277.9       133.2                       411.1
                                                                        -----  -----------                    -------
Net interest income..............................................       558.0        94.5                       652.5
Provision for credit losses......................................        71.2         3.9                        75.1
                                                                        -----  -----------                    -------
Net interest income after provision for credit losses............       486.8        90.6                       577.4
NONINTEREST INCOME
Trust fees.......................................................        72.0      --                            72.0
Credit card fees.................................................        63.0      --                            63.0
Service charges on deposit accounts..............................        58.3         4.8                        63.1
Edina Realty commission income...................................          --        16.3   $     (16.3  )        0.0
Insurance commissions............................................         9.8         1.5                        11.3
Securities gains.................................................         0.3      --                             0.3
Other............................................................        78.3        14.1          (0.6  )       91.8
                                                                        -----  -----------       ------       -------
    Total noninterest income.....................................       281.7        36.7         (16.9  )      301.5
NONINTEREST EXPENSE
Salaries.........................................................       196.8        31.6          (4.5  )      223.9
Employee benefits................................................        46.7         7.0          (0.8  )       52.9
Net occupancy....................................................        47.8        11.0          (3.2  )       55.6
Furniture and equipment..........................................        35.7         2.5          (0.7  )       37.5
FDIC insurance...................................................        23.5         4.8                        28.3
Professional services............................................        16.9         2.3          (0.1  )       19.1
Amortization of goodwill and other intangibles...................        15.2         2.0                        17.2
Merger, integration and restructuring............................        72.2         3.5                        75.7
Other............................................................       134.7        29.1          (6.0  )      157.8
                                                                        -----  -----------       ------       -------
    Total noninterest expense....................................       589.5        93.8         (15.3  )      668.0
                                                                        -----  -----------       ------       -------
Income before income taxes.......................................       179.0        33.5          (1.6  )      210.9
Applicable income taxes..........................................        68.0         3.1          (0.7  )       70.4
                                                                        -----  -----------       ------       -------
Net income.......................................................      $111.0  $     30.4   $      (0.9  )     $140.5
                                                                        -----  -----------       ------       -------
                                                                        -----  -----------       ------       -------
Net income applicable to common equity...........................      $ 96.1                                  $125.6
                                                                        -----                                 -------
                                                                        -----                                 -------
EARNINGS PER COMMON SHARE
Average common and common equivalent shares......................  113,689,543                             134,924,427
Primary and fully diluted net income.............................       $0.85                                   $0.93

         See Notes to unaudited Pro Forma Combined Financial Statements

                            FIRST BANK SYSTEM, INC.
               ACQUISITION OF METROPOLITAN FINANCIAL CORPORATION
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1993

                                                                     FBS           MFC         SALE OF     PRO FORMA
(IN MILLIONS, EXCEPT SHARE DATA)                                  HISTORICAL   HISTORICAL    SUBSIDIARY     COMBINED
- ---------------------------------------------------------------  ------------  -----------  -------------  ----------
INTEREST INCOME
Loans..........................................................      $1,398.6   $   331.9                    $1,730.5
Securities:
  Taxable......................................................         218.2       136.0                       354.2
  Exempt from federal income taxes.............................          14.6      --                            14.6
Other interest income..........................................          30.4         4.8                        35.2
                                                                        -----  -----------                    -------
    Total interest income......................................       1,661.8       472.7                     2,134.5
INTEREST EXPENSE
Deposits.......................................................         423.7       231.8                       655.5
Federal funds purchased and repurchase agreements..............          31.8      --                            31.8
Other short-term funds borrowed................................          19.0         1.2                        20.2
Long-term debt.................................................          54.4        41.6                        96.0
                                                                        -----  -----------                    -------
    Total interest expense.....................................         528.9       274.6                       803.5
                                                                        -----  -----------                    -------
Net interest income............................................       1,132.9       198.1                     1,331.0
Provision for credit losses....................................         125.2         7.8                       133.0
                                                                        -----  -----------                    -------
Net interest income after provision for credit losses..........       1,007.7       190.3                     1,198.0
NONINTEREST INCOME
Trust fees.....................................................         146.1      --                           146.1
Credit card fees...............................................         137.1      --                           137.1
Service charges on deposit accounts............................         115.3        11.5                       126.8
Edina Realty commission income.................................            --        35.3   $     (35.3  )        0.0
Insurance commissions..........................................          20.9         4.6                        25.5
Securities gains...............................................           0.3      --                             0.3
Other..........................................................         149.9        37.1          (0.9  )      186.1
                                                                        -----  -----------       ------       -------
    Total noninterest income...................................         569.6        88.5         (36.2  )      621.9
NONINTEREST EXPENSE
Salaries.......................................................         389.1        63.1          (9.4  )      442.8
Employee benefits..............................................          86.3        14.8          (1.5  )       99.6
Net occupancy..................................................          93.4        23.2          (6.4  )      110.2
Furniture and equipment........................................          72.7         5.3          (1.4  )       76.6
FDIC insurance.................................................          46.4        11.1                        57.5
Professional services..........................................          36.7         4.9          (1.1  )       40.5
Amortization of goodwill and other intangibles.................          30.6         4.1                        34.7
Merger, integration and restructuring..........................          72.2         3.5                        75.7
Other..........................................................         273.1        62.3         (13.3  )      322.1
                                                                        -----  -----------       ------       -------
    Total noninterest expense..................................       1,100.5       192.3         (33.1  )    1,259.7
                                                                        -----  -----------       ------       -------
Income before income taxes.....................................         476.8        86.5          (3.1  )      560.2
Applicable income taxes........................................         178.8        21.3          (1.5  )      198.6
                                                                        -----  -----------       ------       -------
Net income.....................................................       $ 298.0  $     65.2   $      (1.6  )    $ 361.6
                                                                      -------  -----------       ------       -------
                                                                      -------  -----------       ------       -------
Net income applicable to common equity.........................       $ 270.2                                 $ 333.8
                                                                      -------                                 -------
                                                                      -------                                 -------
EARNINGS PER COMMON SHARE
Average common and common equivalent shares....................   113,075,429                              134,615,088
Primary and fully diluted net income...........................         $2.39                                   $2.48

         See Notes to unaudited Pro Forma Combined Financial Statements

                            FIRST BANK SYSTEM, INC.
               ACQUISITION OF METROPOLITAN FINANCIAL CORPORATION
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1992


                                                                     FBS           MFC         SALE OF     PRO FORMA
(IN MILLIONS, EXCEPT SHARE DATA)                                  HISTORICAL   HISTORICAL    SUBSIDIARY     COMBINED
- ---------------------------------------------------------------  ------------  -----------  -------------  ----------
INTEREST INCOME
Loans..........................................................      $1,418.8   $   268.2                    $1,687.0
Securities:
  Taxable......................................................         186.4       151.8                       338.2
  Exempt from federal income taxes.............................          12.0      --                            12.0
Other interest income..........................................          64.1         4.8                        68.9
                                                                      -------  -----------                    -------
    Total interest income......................................       1,681.3       424.8                     2,106.1
INTEREST EXPENSE
Deposits.......................................................         568.7       234.3                       803.0
Federal funds purchased and repurchase agreements..............          37.1      --                            37.1
Other short-term funds borrowed................................          14.3         2.8                        17.1
Long-term debt.................................................          66.1        35.1                       101.2
                                                                      -------  -----------                    -------
    Total interest expense.....................................         686.2       272.2                       958.4
                                                                      -------  -----------                    -------
Net interest income............................................         995.1       152.6                     1,147.7
Provision for credit losses....................................         183.4         8.3                       191.7
                                                                      -------  -----------                    -------
Net interest income after provision for credit losses..........         811.7       144.3                       956.0
NONINTEREST INCOME
Trust fees.....................................................         127.8      --                           127.8
Credit card fees...............................................         116.9      --                           116.9
Service charges on deposit accounts............................         108.4         6.9                       115.3
Edina Realty commission income.................................            --        32.1   $     (32.1  )        0.0
Insurance commissions..........................................          27.3         0.9                        28.2
Securities gains...............................................           1.9        44.3                        46.2
Other..........................................................         153.4        29.5          (1.8  )      181.1
                                                                      -------  -----------       ------       -------
    Total noninterest income...................................         535.7       113.7         (33.9  )      615.5
NONINTEREST EXPENSE
Salaries.......................................................         388.7        48.8          (8.8  )      428.7
Employee benefits..............................................          85.5        11.5          (1.4  )       95.6
Net occupancy..................................................          87.9        16.0          (6.2  )       97.7
Furniture and equipment........................................          67.2         3.9          (1.3  )       69.8
FDIC insurance.................................................          42.2         9.3                        51.5
Professional services..........................................          38.7         4.8          (0.3  )       43.2
Amortization of goodwill and other intangibles.................          25.2         4.0                        29.2
Merger, integration and restructuring..........................          84.0      --                            84.0
Other..........................................................         294.9        49.6         (12.8  )      331.7
                                                                      -------  -----------       ------       -------
    Total noninterest expense..................................       1,114.3       147.9         (30.8  )    1,231.4
                                                                      -------  -----------       ------       -------
Income before income taxes.....................................         233.1       110.1          (3.1  )      340.1
Applicable income taxes........................................          78.6        42.6          (1.4  )      119.8
                                                                      -------  -----------       ------       -------
Income before extraordinary item and cumulative effect of
 changes in accounting principles..............................         154.5        67.5          (1.7  )      220.3
Extraordinary item.............................................            --        (6.3 )                     (6.3)
Cumulative effect of changes in accounting principles..........         157.3        75.9                       233.2
                                                                      -------  -----------       ------       -------
Net income.....................................................       $ 311.8  $    137.1   ($      1.7  )    $ 447.2
                                                                      -------  -----------       ------       -------
                                                                      -------  -----------       ------       -------
Net income applicable to common equity.........................       $ 281.6                                 $ 417.0
                                                                      -------                                 -------
                                                                      -------                                 -------
EARNINGS PER COMMON SHARE
Average common and common equivalent shares....................   105,361,022                              124,670,657
Primary and fully diluted income before extraordinary item and
 cumulative effect of changes in accounting principles.........         $1.18                                   $1.52
Primary and fully diluted net income...........................          2.67                                    3.34

         See Notes to unaudited Pro Forma Combined Financial Statements

                            FIRST BANK SYSTEM, INC.
               ACQUISITION OF METROPOLITAN FINANCIAL CORPORATION
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1991

                                                                     FBS           MFC        SALE OF    PRO FORMA
(IN MILLIONS, EXCEPT SHARE DATA)                                  HISTORICAL   HISTORICAL   SUBSIDIARY    COMBINED
- ---------------------------------------------------------------  ------------  -----------  -----------  ----------
INTEREST INCOME
Loans..........................................................      $1,624.3   $   217.0                  $1,841.3
Securities:
  Taxable......................................................         221.1       159.9                     381.0
  Exempt from federal income taxes.............................          19.1      --                          19.1
Other interest income..........................................          97.5        30.1                     127.6
                                                                      -------  -----------                  -------
    Total interest income......................................       1,962.0       407.0                   2,369.0
INTEREST EXPENSE
Deposits.......................................................         872.8       256.0                   1,128.8
Federal funds purchased and repurchase agreements..............          57.9      --                          57.9
Other short-term funds borrowed................................          24.2         5.6                      29.8
Long-term debt.................................................         100.3        40.3                     140.6
                                                                      -------  -----------                  -------
    Total interest expense.....................................       1,055.2       301.9                   1,357.1
                                                                      -------  -----------                  -------
Net interest income............................................         906.8       105.1                   1,011.9
Provision for credit losses....................................         202.2         8.0                     210.2
                                                                      -------  -----------                  -------
Net interest income after provision for credit losses..........         704.6        97.1                     801.7
NONINTEREST INCOME
Trust fees.....................................................         115.5      --                         115.5
Credit card fees...............................................          94.4      --                          94.4
Service charges on deposit accounts............................          97.2         5.4                     102.6
Edina Realty commission income.................................            --        26.2   $    (26.2 )        0.0
Insurance commissions..........................................          27.2      --                          27.2
Securities gains...............................................           8.9        33.4                      42.3
Other..........................................................         154.5        23.8         (1.9 )      176.4
                                                                      -------  -----------  -----------     -------
    Total noninterest income...................................         497.7        88.8        (28.1 )      558.4
NONINTEREST EXPENSE
Salaries.......................................................         371.7        39.5         (9.1 )      402.1
Employee benefits..............................................          79.3         8.5                      87.8
Net occupancy..................................................          84.0        14.6         (5.9 )       92.7
Furniture and equipment........................................          64.8         3.0         (1.4 )       66.4
FDIC insurance.................................................          38.5         8.0                      46.5
Professional services..........................................          37.8         2.3         (0.4 )       39.7
Amortization of goodwill and other intangibles.................          21.6         5.4                      27.0
Other..........................................................         271.6        42.8        (11.2 )      303.2
                                                                      -------  -----------  -----------     -------
    Total noninterest expense..................................         969.3       124.1        (28.0 )    1,065.4
                                                                      -------  -----------  -----------     -------
Income before income taxes.....................................         233.0        61.8         (0.1 )      294.7
Applicable income taxes........................................          25.9         4.4                      30.3
                                                                      -------  -----------  -----------     -------
Net income.....................................................       $ 207.1  $     57.4   $     (0.1 )    $ 264.4
                                                                      -------  -----------  -----------     -------
                                                                      -------  -----------  -----------     -------
Net income applicable to common equity.........................       $ 183.4                               $ 240.7
                                                                      -------                               -------
                                                                      -------                               -------
EARNINGS PER COMMON SHARE
Average common and common equivalent shares....................   102,533,284                            117,259,058
Primary net income.............................................         $1.79                                 $2.05
Fully diluted net income.......................................          1.78                                  1.97

         See Notes to unaudited Pro Forma Combined Financial Statements

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE A: BASIS OF PRESENTATION
    On July 21, 1994, First Bank System, Inc. ("FBS") signed a definitive agreement to acquire Metropolitan Financial Corporation ("MFC"), a regional financial services holding company headquartered in Minneapolis, Minnesota, with $8.0 billion in assets, $5.6 billion in deposits and $503 million in shareholders' equity. The agreement calls for the tax-free exchange of .6803 share of the common stock of FBS for each common share of MFC, or approximately
21.2 million FBS shares.


    The merger with MFC will be accounted for by FBS under the pooling of interests method of accounting in accordance with APB No. 16 and, accordingly, this method has been applied in the unaudited pro forma combined financial statements. Under this method of accounting, the recorded assets, liabilities, shareholders' equity, income, and expenses of FBS and MFC are combined and recorded at their historical amounts. FBS expects that certain adjustments will be recorded by MFC, primarily to accrue for specific, identified costs related to the merger that are expected to be incurred within one year of the closing and to establish additional credit loss reserves that may be necessary to reflect FBS' plans with respect to the anticipated timing of and strategies related to the disposition of problem assets. The amounts of merger-related costs included or disclosed in these unaudited pro forma combined financial statements may change as additional information becomes available.



    The Unaudited Pro Forma Combined Balance Sheet is based on the unaudited consolidated balance sheets of FBS and MFC as of June 30, 1994. The Unaudited Pro Forma Combined Statements of Income are based on the unaudited consolidated statements of income of FBS and MFC.



    FBS expects to achieve operating cost savings primarily through reductions in staff, the consolidation and elimination of certain duplicate or excess office facilities, and the consolidation of certain data processing and other back office operations. The operating cost savings are expected to be achieved in various amounts at various times during the year subsequent to the closing and not ratably over, or at the beginning or end of, such period. No adjustment has been included in the unaudited pro forma combined financial statements for the anticipated operating cost savings.


    Certain amounts in the historical financial statements of MFC have been reclassified in the unaudited pro forma combined financial statements to conform to FBS' historical financial statement presentation.


    FBS completed the acquisition of Boulevard Bancorp, Inc. ("BBI") on March 25, 1994, and used the purchase method of accounting for the transaction. BBI, a holding company for four banks located in Chicago, Illinois, had $1.6 billion in assets and $1.2 billion in deposits. The unaudited statement of income for FBS for the six months ended June 30, 1994, included the results of operations of BBI since its acquisition date of March 25, 1994. The unaudited pro forma combined statements of income do not include the results of operations of BBI prior to March 25, 1994 as they are immaterial.


    The FBS results of operations for the year ended December 31, 1993, included merger-related charges of $72.2 million ($50.0 million after tax) associated with the acquisition of Colorado National Bankshares, Inc. These charges include a $29.7 million provision for anticipated reorganization and restructuring costs, system conversions, and customer communication costs and a $14.3 million write-down of premises and equipment related to redundant main office and branch facilities. Other charges, totaling $28.2 million, primarily involved severance.

    The FBS results of operations for the year ended December 31, 1992, included the effect of adopting two new accounting standards: Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." Income from continuing operations before cumulative effect of changes in accounting principles for the year ended December 31, 1992, was reduced by $56.6 million as a result of increased income tax expense under SFAS No. 109 and $1.0 million for increased employee benefit expenses under SFAS No. 106. In addition, the net cumulative effect for prior years of adopting SFAS No. 109 and SFAS No. 106 resulted in a $157.3 million increase in net income in 1992.

    Also included in FBS results of operations for 1992 are merger-related charges of $124.0 million ($81.8 million after tax) associated with the acquisitions of Western Capital Investment Corporation and Bank Shares Incorporated. These charges included a $13.6 million provision for credit losses, a $26.4 million provision for losses on other real estate, and $84.0 million in merger, integration and restructuring provisions. These provisions were made to reflect FBS' intentions with respect to the disposition of problem assets and to provide for anticipated merger-related costs.



    MFC's earnings in 1992 include $75,941,000 resulting from the cumulative effect of an accounting change related to the adoption of Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" (SFAS 109). The prospective adoption of SFAS 109 resulted in an effective tax rate of nearly 39 percent in 1992 compared with 7 percent in 1991 and a tax benefit in 1990. The net effect of the adoption of SFAS 109 on current year net income was an increase of $41.5 million.


NOTE B: SALE OF BRANCHES


    Subsequent to the Merger, FBS proposes to sell the deposit relationships associated with approximately 60 excess branch locations. In addition, certain fixed assets which are used to service those deposit relationships will be sold. Earning assets will not be sold.


NOTE C: CLASSIFICATION OF INVESTMENT SECURITIES

    Effective December 31, 1993, FBS adopted the provisions of Statement of Financial Accounting Standards ("SFAS") 115, "Accounting for Certain Investments in Debt and Equity Securities" and reported its entire $3.3 billion investment portfolio as available for sale. Based upon the preliminary analysis performed by FBS on the held to maturity investment securities of MFC, FBS anticipates reclassifying this entire portfolio as available for sale. The MFC investment securities reflected in the unaudited Pro Forma Combined Balance Sheet have been reclassified as available for sale securities and a mark to market adjustment of $54 million has been recorded, based on the reported market value at June 30, 1994. In addition, deferred taxes of $20 million and a reduction in shareholders' equity of $34 million were also recorded.

NOTE D: SALE OF REAL ESTATE BROKERAGE SUBSIDIARY


    Because of regulatory restrictions on nonbanking activities, FBS expects that within two years of the closing of the Merger, it will sell Edina Realty, Inc., MFC's real estate brokerage subsidiary.


NOTE E: REORGANIZATION AND RESTRUCTURING ACCRUALS


    The pro forma statements assume that in 1994 MFC will, consistent with generally accepted accounting principles, establish such additional accruals and reserves as may be necessary to reflect the plans of FBS with respect to the conduct of MFC's business following the Merger, including the anticipated timing of and strategies for the disposition of problem assets, and to provide for certain costs and expenses relating to the Merger. Accordingly it is expected that additional credit-related reserves of approximately $14 million will be established, principally related to FBS' plan and policies with respect to certain commercial loans and the consumer loan portfolios, and accruals aggregating approximately $67 million will be recorded to reflect specific expenses and identified restructuring charges, expected to be incurred within one year of closing. Accordingly, for purposes of the unaudited Pro Forma Combined Balance Sheet, the following accruals have been recorded: $12 million reserve for the expense of closing duplicate facilities, $30 million accrual for the estimated costs related to severance, $16 million accrual for systems and operations conversion costs, and $9 million for other specific merger-related costs. In addition, deferred tax benefits of $30 million and deferred tax liabilities of $6 million related to the pro forma adjustments have been recorded.


    The amount of the adjustments discussed and reflected in the unaudited pro forma consolidated balance sheet are preliminary estimates. The actual amount of the adjustments to be made by MFC will be based on information available at that time and could be different from the estimates. These adjustments have not been included in the Pro Forma Combined Statements of Income, as they are not expected to have a continuing impact on FBS.

    NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION--(CONCLUDED)

NOTE F: SHAREHOLDERS' EQUITY

    In conjunction with the Merger, each of the 488,750 outstanding shares of MFC preferred stock will be converted into a right to receive $27.00 cash, plus any accumulated and unpaid dividends on such shares, and as a result, MFC's shareholders' equity in the unaudited Pro Forma Combined Balance Sheet has been reduced by $13.2 million.


    Common stock in the unaudited Pro Forma Combined Balance Sheet has been adjusted to reflect the par value of the FBS stock to be issued, with a related adjustment to capital surplus. Investment securities and capital surplus have been adjusted to reflect the retirement of MFC shares held by FBS prior to the merger. MFC's retained earnings reflect the adjustments for anticipated merger-related costs as discussed above.


NOTE G: INCOME TAX PROVISIONS

    The income tax provision for adjustments related to the MFC acquisition reflected in the unaudited Pro Forma Combined Statements of Income have been computed at FBS' effective combined federal and state marginal tax rate.

                                                                      APPENDIX A

                     AGREEMENT OF MERGER AND CONSOLIDATION

    AGREEMENT OF MERGER AND CONSOLIDATION dated July 21, 1994, by and between FIRST BANK SYSTEM, INC., a Delaware corporation ("FBS"), and METROPOLITAN FINANCIAL CORPORATION, a Delaware corporation ("MFC").

    WHEREAS, the Boards of Directors of FBS and MFC have determined that it is in the best interests of FBS and MFC and their respective shareholders to consummate the merger of MFC with and into FBS as described in Article 1 ("the Merger");

    WHEREAS, as a result of the Merger, all of the outstanding common stock, $0.01 par value, of MFC ("MFC Common Stock") will be converted into common stock, $1.25 par value, of FBS ("FBS Common Stock") and all of the outstanding preferred stock, $0.01 par value, of MFC ("MFC Preferred Stock") will be converted into the right to receive cash, all on the terms and subject to the conditions set forth in this Agreement;

    WHEREAS, (a) MFC (i) owns all of the issued and outstanding capital stock of Metropolitan Federal Bank, fsb (the "Bank") and (ii) owns all of the issued and outstanding capital stock of LMN Management Corp. and Edina Realty, Inc. (collectively, the "Direct Nonbanking Subsidiaries"); (b) the Bank owns, directly or indirectly, all of the issued and outstanding capital stock of the entities listed on Schedule A hereto (collectively, the "Indirect Nonbanking Subsidiaries"); and (c) Edina Realty, Inc. owns all of the issued and outstanding capital stock of the entities listed on Schedule B hereto (collectively, the "Edina Realty Subsidiaries" and together with the Bank, the Direct Nonbanking Subsidiaries and the Indirect Nonbanking Subsidiaries, the "Subsidiaries");

    WHEREAS, as a condition and inducement to FBS's willingness to enter into this Agreement, FBS and MFC are entering into immediately after the execution and delivery hereof a Stock Option Agreement dated as of the date hereof (the "Stock Option Agreement") pursuant to which MFC shall grant to FBS an option to purchase shares of MFC Common Stock; and

    WHEREAS, FBS and MFC desire that the Merger be made on the terms and subject to the conditions set forth in this Agreement and qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

    NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:

                                   ARTICLE 1
                                     MERGER

    Subject to the satisfaction or waiver of the conditions set forth in Article 6, on a date mutually satisfactory to the parties as soon as practicable following receipt of all necessary regulatory approvals of the Board of Governors of the Federal Reserve System ("FRB") and the Office of Thrift Supervision (the "OTS"), MFC will merge with and into FBS. FBS, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the "Surviving Corporation." The Merger will be effected pursuant to the provisions of, and with the effect provided in, Section 251 of the Delaware General Corporation Law (the "DGCL").

    1.1.  EFFECT OF MERGER.

        (a) On the Effective Date (as defined in Section 1.1(d)), MFC shall be merged with and into FBS, and the separate existence of MFC shall cease. The Charter (as defined Section 2.2) and Bylaws of FBS, as in effect immediately prior to the Effective Date, shall be the Charter and the Bylaws of the Surviving

    Corporation until further amended as provided therein and in accordance with law. The directors of FBS immediately prior to the Effective Date will be the directors of the Surviving Corporation until their successors are elected and qualify.

        (b)  The  Surviving  Corporation  shall  thereupon  and  thereafter   be
    responsible and liable for all the liabilities, debts, obligations and penalties of each of FBS and MFC.

        (c) The Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of FBS and MFC; all property, real, personal and mixed, and all debts due on whatever account, and all and every other interest, of or belonging to or due to each of FBS and MFC, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein, vested in FBS and MFC, shall not revert or be in any way impaired by reason of the Merger.

        (d) To effect the Merger, the parties hereto will cause a certificate of merger relating to the Merger to be filed with the Secretary of State of Delaware. The Merger shall be effective upon the filing of such certificate of merger. As used herein, the term "Effective Date" shall mean the date on which the certificate of merger is filed with the Secretary of State of Delaware.

    1.2. EFFECT ON OUTSTANDING SHARES OF MFC CAPITAL STOCK. To effectuate the Merger and subject to the terms and conditions of this Agreement:

        (a) each issued and outstanding share of MFC Common Stock (other than shares held as treasury stock of MFC or shares held directly or indirectly by FBS, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be converted into .6803 shares of FBS Common Stock, and FBS shall issue to holders of MFC Common Stock .6803 shares of FBS Common Stock (the "Exchange Ratio"), subject to adjustment as provided in Section 1.3, in exchange for each such share of MFC Common Stock;

        (b) all outstanding options and warrants to purchase shares of MFC Common Stock shall be exchanged for options and warrants to purchase FBS Common Stock, or shares of FBS Common Stock, as provided in Section 5.14;

        (c) each issued and outstanding share of MFC Preferred Stock (other than shares as to which the holders thereof have asserted and not effectively withdrawn or otherwise lost their appraisal rights pursuant to Section 262 of the DGCL ("Dissenters' Shares")) shall be converted into the right to receive $27.00 in cash, plus any accumulated and unpaid dividends on such shares of MFC Preferred Stock to, but excluding, the Effective Date calculated as set forth in the terms of such MFC Preferred Stock, without interest, from FBS (the "Preferred Consideration"), and FBS shall pay to holders of such MFC Preferred Stock the Preferred Consideration in exchange for each such share of MFC Preferred Stock;

        (d) Dissenters' Shares shall be purchased and paid for in accordance with Section 262 of the DGCL; and

        (e) each share of MFC Common Stock held as treasury stock of MFC or held directly or indirectly by FBS, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled, retired and cease to exist, and no exchange or payment shall be made with respect thereof.

    1.3.  FBS COMMON STOCK ADJUSTMENTS.

        (a) If the average of the closing prices of FBS Common Stock as quoted on the New York Stock Exchange (the "NYSE") for the 20 trading days ending three business days prior to the last date of the meetings of shareholders scheduled to obtain the shareholder approvals referred to in Section 5.20 (the "Average Price") is less than $33.00, then, subject to Section 7.1(e), the Exchange Ratio will be adjusted by multiplying the Exchange Ratio by the quotient of (i) $33.00 divided by (ii) the Average Price.

        (b) If the Average Price is greater than $40.50, then the Exchange Ratio will be adjusted by multiplying the Exchange Ratio by the quotient of (i) $40.50 divided by (ii) the Average Price.

        (c) If, between the date hereof and the Effective Date, shares of FBS Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of FBS Common Stock issued to holders of MFC Common Stock pursuant to this Agreement will be appropriately and proportionately adjusted so that the number of such shares of FBS Common Stock (or such class of shares into which shares of FBS Common Stock have been changed) that will be issued to holders of MFC Common Stock will equal the number of such shares that holders of MFC Common Stock would have received pursuant to such classification, recapitalization, split-up, combination, exchange of shares or readjustment had the record date therefor been immediately following the Effective Date.

    1.4.  RIGHTS OF HOLDERS OF MFC CAPITAL STOCK; CAPITAL STOCK OF FBS.

        (a) On and after the Effective Date and until surrendered for exchange, each outstanding stock certificate which immediately prior to the Effective Date represented shares of MFC Common Stock shall be deemed for all purposes, except as provided in Section 1.6(c), to evidence ownership of and to represent the number of whole shares of FBS Common Stock into which such shares of MFC Common Stock shall have been converted, and the record holder of such outstanding certificate shall, after the Effective Date, be entitled to vote the shares of FBS Common Stock into which such shares of MFC Common Stock shall have been converted on any matters on which the holders of record of FBS Common Stock, as of any date subsequent to the Effective Date, shall be entitled to vote. In any matters relating to such certificates, FBS may rely conclusively upon the record of shareholders maintained by MFC containing the names and addresses of the holders of record of MFC Common Stock on the Effective Date.

        (b) On and after the Effective Date and until surrendered for exchange, each outstanding stock certificate which immediately prior to the Effective Date represented shares of MFC Preferred Stock (other than Dissenters' Shares) shall be deemed for all purposes to represent the right to receive the Preferred Consideration from FBS. In any matters relating to such certificates, FBS may rely conclusively upon the record of shareholders maintained by MFC containing the names and address of the holders of record of MFC Preferred Stock on the Effective Date.

        (c) On and after the Effective Date, each share of FBS Common Stock issued and outstanding immediately prior to the Effective Date shall remain an issued and existing share of common stock of the Surviving Corporation and shall not be affected by the Merger.

        (d) On and after the Effective Date, FBS shall reserve a sufficient number of authorized but unissued shares of FBS Common Stock for issuance in connection with the conversion of MFC Common Stock into FBS Common Stock as provided herein.

    1.5. NO FRACTIONAL SHARES. No fractional shares of FBS Common Stock, and no certificates representing such fractional shares, shall be issued upon the surrender for exchange of certificates representing MFC Common Stock. In lieu of any fractional share, FBS shall pay to each holder of MFC Common Stock who otherwise would be entitled to receive a fractional share of FBS Common Stock an amount of cash (without interest) determined by multiplying (a) the closing price per share of FBS Common Stock on the Effective Date times (b) the fractional share interest to which such holder would otherwise be entitled.

    1.6.  PROCEDURE FOR EXCHANGE OF STOCK.

        (a) After the Effective Date, holders of certificates theretofore evidencing outstanding shares of MFC Common Stock or MFC Preferred Stock, upon surrender of such certificates to an exchange agent appointed by FBS (the "Exchange Agent"), shall be entitled to receive, (i) in the case of MFC Common Stock, (A) certificates representing the number of whole shares of FBS Common Stock into which shares of MFC Common Stock theretofore represented by the certificates so surrendered shall have been converted as provided in Section 1.2(a) and (B) cash payments in lieu of fractional shares, if any, as provided in Section 1.5, and (ii) in the case of MFC Preferred Stock, the Preferred Consideration. As soon as practicable after the Effective Date, FBS shall cause the Exchange Agent to mail appropriate and customary transmittal materials

    (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of MFC Common Stock or MFC Preferred Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent) to each holder of MFC Common Stock and MFC Preferred Stock of record as of the Effective Date advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent outstanding certificates formerly evidencing MFC Common Stock in exchange for new certificates for FBS Common Stock and outstanding certificates formerly evidencing MFC Preferred Stock in exchange for the Preferred Consideration. FBS shall not be obligated to deliver the consideration to which any former holder of shares of MFC Common Stock or MFC Preferred Stock is entitled as a result of the Merger until such holder surrenders the certificate or certificates representing such shares for exchange as provided in such transmittal materials and this Section 1.6(a). In addition, certificates surrendered for exchange by any person deemed an "affiliate" of MFC (as defined in Section 5.10), shall not be exchanged for such consideration until FBS has received a written agreement from such person as provided in Section 5.10. Upon surrender, each certificate evidencing MFC Common Stock or MFC Preferred Stock shall be canceled.

        (b) On the Effective Date, FBS shall deposit, or shall cause to be deposited, with the Exchange Agent, for exchange in accordance with this
    Section 1.6, certificates representing the shares of FBS Common Stock and the cash in lieu of fractional shares and cash for payment of the Preferred Consideration (such certificates and cash, hereinafter referred to as the "Exchange Fund") to be issued or paid by FBS pursuant to this Article 1 in connection with the Merger.

        (c) Until outstanding certificates formerly representing MFC Common Stock are surrendered as provided in Section 1.6(a), no dividend or distribution payable to holders of record of FBS Common Stock shall be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder there shall be paid to such holder the amount of any dividends or distributions (without interest) theretofore paid with respect to such whole shares of FBS Common Stock, but not paid to such holder, and which dividends or distributions had a record date occurring on or subsequent to the Effective Date.

        (d) After the Effective Date, there shall be no further registration of transfers on the records of MFC of outstanding certificates formerly representing shares of MFC Common Stock or MFC Preferred Stock and, if a certificate formerly representing such shares is presented to MFC or FBS, it shall be forwarded to the Exchange Agent for cancellation and exchange for certificates representing shares of FBS Common Stock or the Preferred Consideration, as applicable, as herein provided.

        (e) All shares of FBS Common Stock and cash for any fractional shares issued and paid upon the surrender for exchange of MFC Common Stock and all Preferred Consideration paid upon the surrender for exchange of MFC Preferred Stock in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of MFC Common Stock and MFC Preferred Stock, respectively.

        (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any FBS Common Stock or any dividends or distributions thereon) that remains unclaimed by the holders of MFC Common Stock or MFC Preferred Stock for six months after the Effective Date shall be repaid to FBS. Any holders of MFC Common Stock or MFC Preferred Stock who have not theretofore complied with this Section 1.6 shall thereafter look only to FBS for payment of their shares of FBS Common Stock, cash in lieu of fractional shares and any unpaid dividends and distributions on the FBS Common Stock deliverable in respect of each share of MFC Common Stock or cash in an amount equal to the Preferred Consideration payable in respect of each share of MFC Preferred Stock, as the case may be, that such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. If outstanding certificates for shares of MFC Common Stock or MFC Preferred Stock are not surrendered or the payment for them not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of FBS (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of FBS, the Exchange Agent or any other person shall be liable to any former holder of MFC Common Stock or MFC Preferred Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (g) In the event any certificate for MFC Common Stock or MFC Preferred Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, (i) in the case of MFC Common Stock, such shares of FBS Common Stock and cash for fractional shares, if any, and (ii) in the case of MFC Preferred Stock, such Preferred Consideration, each as may be required pursuant to this Agreement; provided, however, that FBS may, in its discretion and as a condition precedent to the issuance and payment thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against FBS, MFC, the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

        (h) Any Dissenters' Shares shall not be converted into the Preferred Consideration or the right to receive the Preferred Consideration unless and until the holder of such Dissenters' Shares shall have effectively withdrawn or otherwise lost the right to appraisal of and payment for such shares under the DGCL, at which time such shares shall be converted into the Preferred Consideration, and the right to receive the Preferred Consideration, as provided in Section 1.2(c). MFC shall give prompt notice to FBS of any demands received from holders of MFC Preferred Stock for appraisal of and payment for their shares. MFC shall not, except with the prior written consent of FBS, voluntarily make any payment with respect to, or settle or offer to settle, any such demands for appraisal.

                                   ARTICLE 2
                     REPRESENTATIONS AND WARRANTIES OF FBS

    FBS hereby represents and warrants to MFC as follows:

    2.1. ORGANIZATION AND QUALIFICATION. FBS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted. FBS is registered as a bank holding company under Section 1841 ET SEQ. of Title 12, United States Code (the "Bank Holding Company Act"). FBS is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have or would not reasonably be expected to have a material adverse effect on the business, operations or financial condition of FBS and its subsidiaries, taken as a whole.

    2.2. AUTHORITY RELATIVE TO THIS AGREEMENT; NON-CONTRAVENTION. FBS has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by FBS and the consummation by FBS of the transactions contemplated hereby have been duly authorized by the Board of Directors of FBS, and, except for approval of this Agreement and the Merger by the shareholders of FBS, no other corporate proceedings on the part of FBS are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by FBS and constitutes a valid and binding obligation of FBS, enforceable in accordance with its terms. FBS is not subject to, or obligated under, any provision of (a) its Charter (as hereinafter defined) or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its or any of its subsidiaries' assets would be created, by its execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby, other than any such breaches or violations which will not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of FBS and its subsidiaries, taken as a whole, or the consummation of the transactions contemplated hereby. Other than in connection with obtaining any approvals required by the Bank Holding Company Act, Section 1730a of Title 12, United States Code (the "Savings and Loan Holding Company
Act"),    the    Home   Owners    Loan   Act    (the   "HOLA"),    the   Federal

Deposit Insurance Act (the "FDIA"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "1933 Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "1934 Act"), rules of the NYSE, state securities or blue sky laws, and the rules and regulations thereunder ("Blue Sky Laws"), rules and regulations of any applicable state insurance regulatory authority ("Applicable Insurance Regulations") and the filing of a certificate of merger with the Secretary of State of Delaware, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of FBS for the consummation by it of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of FBS and its subsidiaries, taken as a whole, or the consummation of the transactions contemplated hereby. As used in this Agreement, the term "Charter" with respect to any corporation or banking association shall mean those instruments that at that time constitute its charter as filed or recorded under the general corporation or other applicable law of the jurisdiction of incorporation or association, including the articles or certificate of incorporation or association, any amendments thereto and any articles or certificate of merger or consolidation.

    2.3. VALIDITY OF FBS COMMON STOCK. The shares of FBS Common Stock to be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

    2.4. CAPITAL STOCK. The authorized capital stock of FBS consists of 200,000,000 shares of FBS Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share (the "FBS Preferred Stock"). As of June 30, 1994, (a) 116,300,311 shares of FBS Common Stock were issued and outstanding (including 2,144,277 shares of FBS Common Stock, par value $1.25 per share, held in treasury), 10,982,385 shares of FBS Common Stock were reserved for issuance pursuant to FBS's 1987 Stock Option Plan, 1991 Stock Incentive Plan, 1994 Stock Incentive Plan, Restated Employee Stock Purchase Plan and Dividend Reinvestment Plan, the Western Capital Investment Corp. 1984 Stock Option and Incentive Plan and the 1988 Equity Participation Plan and 3,655,684 shares of FBS Common Stock were reserved for issuance upon conversion of FBS's $3.5625 Cumulative Preferred Stock, Series 1991A (the "Series 1991A Preferred"); (b) 2,118,500 shares of Series 1991A Preferred were outstanding; (c) 12,750 shares of Adjustable Rate Cumulative Preferred Stock, Series 1990A were reserved for issuance pursuant to certain periodic stock purchase rights and risk event warrants issued by FBS; and (d) 1,400,000 shares of Series A Junior Participating Preferred Stock were reserved for issuance upon exercise of rights to purchase shares of Junior Participating Preferred Stock of FBS pursuant to the Rights Agreement dated as of December 21, 1988, between FBS and First Chicago Trust Company of New York, as Rights Agent.

    2.5.  1934 ACT REPORTS.

        (a) Prior to the execution of this Agreement, FBS has delivered to MFC complete and accurate copies of (a) FBSs Annual Reports on Form 10-K for the years ended December 31, 1991, 1992 and 1993, as amended (the "FBS 10-K Reports"), as filed under the 1934 Act with the Securities and Exchange Commission (the "SEC"), (b) all FBS proxy statements and annual reports to shareholders used in connection with meetings of FBS shareholders held since January 1, 1992, and (c) FBS's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 (the "FBS 10-Q Report"), as filed under the 1934 Act with the SEC. As of their respective dates, such documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable laws and rules and regulations of the SEC. Since January 1, 1991, FBS has filed in a timely manner all reports that it was required to file with the SEC pursuant to the 1934 Act.

        (b) The FBS financial statements (including any footnotes thereto) contained in the FBS 10-K Reports and the FBS 10-Q Report were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present the consolidated financial position of FBS and its subsidiaries as of the dates thereof and the consolidated results of operations, changes in shareholders' equity and cash flows for the periods then ended.

    2.6. NO MATERIAL ADVERSE CHANGES. Since March 31, 1994, there has been no material adverse change in, and no event, occurrence or development in the business of FBS or its subsidiaries that, taken together with other events, occurrences and developments with respect to such business, has had or would reasonably be expected to have a material adverse effect on, the business operations or financial condition of FBS and its subsidiaries, taken as a whole, or the ability of FBS to consummate the transactions contemplated hereby.

    2.7. PROSPECTUS/PROXY STATEMENT. At the time the Registration Statement (as defined in Section 5.9(a)) becomes effective and at the time the Prospectus/Proxy Statement (as defined in Section 5.9(a)) is mailed to the shareholders of FBS and MFC for purposes of obtaining the approvals referred to in Section 5.9(a) and at all times subsequent to such mailing up to and including the times of such approvals, the Registration Statement and the Prospectus/Proxy Statement (including any amendments or supplements thereto), with respect to all information set forth therein relating to FBS, the FBS Common Stock, this Agreement, the Merger and all other transactions contemplated hereby, will (a) comply in all material respects with applicable provisions of the 1933 Act and the 1934 Act and (b) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

    2.8. LITIGATION. There are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of FBS threatened, against FBS or any of its subsidiaries which if determined adversely to FBS or its subsidiaries could reasonably be expected to have a material adverse effect on the financial condition, business or operations of FBS and its subsidiaries, taken as a whole, or would have a material adverse effect on the ability of FBS to consummate the transactions contemplated hereby.

    2.9. REPORTS AND FILINGS. Since January 1, 1991, each of FBS and its subsidiaries has filed each report or other filing it was required to file with any federal or state banking or bank holding company or other regulatory authority having jurisdiction over it (together with all exhibits thereto, the "FBS Regulatory Reports"), except for such reports and filings which the failure to so file would not have a material adverse effect on the business, operations or financial condition of FBS and its subsidiaries, taken as a whole, or the ability of FBS to consummate the transactions contemplated hereby. As of their respective dates or as subsequently amended prior to the date hereof, each of the FBS Regulatory Reports was true and correct in all material respects and complied in all material respects with applicable laws, rules and regulations.

    2.10. COMPLIANCE WITH LAWS. Each of FBS and its subsidiaries has complied in all material respects with applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof which affect the business or any owned or leased properties of FBS or any of its subsidiaries and to which FBS or any of its subsidiaries may be subject, except where the failure to so comply would not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of FBS and its subsidiaries, taken as a whole, or the ability of FBS to consummate the transactions contemplated hereby.

    2.11. REGULATORY APPROVALS. As of the date hereof, FBS is not aware of any reason that the regulatory approvals specified in Section 5.1 and required to be obtained by FBS would not be obtained.

    2.12. DISCLOSURE. The representations and warranties contained in this Agreement are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to FBS which has not been disclosed to MFC pursuant to this Agreement, the FBS 10-K Reports and the FBS 10-Q Report, all taken together as a whole, which would have or would reasonably be expected to have a material adverse effect on the business, operations or financial condition of FBS and its subsidiaries, taken as a whole, or the ability of FBS to consummate the transactions contemplated hereby.

                                   ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF MFC

    MFC hereby represents and warrants to FBS as follows:
    3.1. ORGANIZATION AND QUALIFICATION. MFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. MFC is registered as a savings and loan holding company under the Savings and Loan Holding Company Act. The Bank is a federally chartered savings bank duly organized, validly existing and in good standing under the laws of the United States and has the requisite corporate power to carry on its business as now conducted. Each of the Subsidiaries (other than the Bank) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The copies of the Charter and Bylaws of each of MFC and the Subsidiaries which have been made available to FBS prior to the date of this Agreement are correct and complete and reflect all amendments made thereto through such date. Each of MFC and the Subsidiaries is licensed or qualified to do business in every jurisdiction in which the nature of its respective business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have or would not reasonably be expected to have a material adverse effect on the business, operations or financial condition of MFC and the Subsidiaries, taken as a whole.

    3.2. AUTHORITY RELATIVE TO THIS AGREEMENT; NON-CONTRAVENTION. MFC has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by MFC and the consummation by MFC of the transactions contemplated hereby have been duly authorized by the Board of Directors of MFC and, except for approval of this Agreement and the Merger by the affirmative vote of the holders of a majority of the outstanding MFC Common Stock, no other corporate proceedings on the part of MFC are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by MFC and constitutes a valid and binding obligation of MFC, enforceable in accordance with its terms. None of MFC or the Subsidiaries is subject to, or obligated under, any provision of (a) its Charter or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, the Stock Option Agreement or the consummation of the transactions contemplated hereby or thereby, other than any such breaches or violations which will not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of MFC and the Subsidiaries, taken as a whole, or the consummation of the transactions contemplated hereby or thereby. Other than in connection with obtaining any approvals required by the Bank Holding Company Act, the Savings and Loan Holding Company Act, the HOLA, the FDIA, the HSR Act, the 1933 Act, the 1934 Act, the rules of the NYSE, Blue Sky Laws, Applicable Insurance Regulations and the filing of a certificate of merger with the Secretary of State of Delaware, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of MFC or any of the Subsidiaries for the consummation by MFC of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of MFC and the Subsidiaries, taken as a whole, or the consummation of the transactions contemplated hereby.

    3.3. CAPITALIZATION. The authorized and issued and outstanding capital stock of each of MFC and the Subsidiaries as of the date hereof is correctly set forth on Schedule 3.3. The issued and outstanding shares of capital stock of each of MFC and the Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. Except as disclosed on Schedule 3.3 and as permitted in Section 4.1, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating MFC or any Subsidiary to issue, sell, purchase or redeem any shares of its capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock or of any of its subsidiaries or affiliates, nor are there any stock appreciation, phantom or similar rights outstanding based upon the book value or any other attribute of any of the capital stock of MFC or any of the

Subsidiaries, or the earnings or other attributes of MFC or any of the Subsidiaries. MFC has heretofore delivered to FBS true and correct copies of all such agreements, arrangements (including all stock option plans) or commitments identified on Schedule 3.3.

    3.4. 1934 ACT REPORTS. Prior to the execution of this Agreement, MFC has delivered or made available to FBS complete and accurate copies of (a) MFC's Annual Reports on Form 10-K for the years ended December 31, 1991, 1992 and 1993 (the "MFC 10-K Reports") as filed under the 1934 Act with the SEC, (b) all MFC proxy statements and annual reports to shareholders used in connection with meetings of MFC shareholders held since January 1, 1992 and (c) MFC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 (the "MFC 10-Q Report") as filed under the 1934 Act with the SEC. As of their respective dates, such documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable laws and rules and regulations of the SEC. Since January 1, 1991, MFC has filed in a timely manner all reports that it was required to file with the SEC pursuant to the 1934 Act.

    3.5.  FINANCIAL STATEMENTS.

        (a) The MFC financial statements (including any footnotes thereto) contained in the MFC 10-K Reports and the MFC 10-Q Report have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present the consolidated financial position of MFC and the Subsidiaries as of the dates thereof and the results of operations, changes in shareholders' equity and cash flows for the periods then ended. MFC has furnished FBS with copies of the consolidated balance sheet of MFC as of June 30, 1994 (the "Latest MFC Balance Sheet") and the related statements of income and changes in shareholders equity for the six months ended June 30, 1994 (the "Related MFC Statements"). The Latest MFC Balance Sheet and the Related MFC Statements have been prepared in accordance with generally accepted accounting principles and fairly present the consolidated financial position of MFC and the Subsidiaries, subject to normal recurring year-end adjustments, as of the date thereof and the results of operations and changes in shareholders' equity for the six-month period then ended.

        (b) MFC has furnished FBS with copies of the balance sheets of the Bank as of December 31, 1991, 1992 and 1993 and as of June 30, 1993 and 1994 and the related statements of income, changes in shareholder's equity and cash flows for the years and six-month periods then ended (except that no statement of cash flows for the six months ended June 30, 1994 have been so furnished), respectively (collectively, together with any footnotes thereto, the "Bank Financial Statements"). The balance sheet of the Bank as of June 30, 1994 are referred to herein as the "Latest Bank Balance Sheet," and the related statements of income and changes in shareholder's equity for the six-month period then ended are referred to herein as the "Related Bank Financial Statements." The Bank Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present the financial position of the Bank, subject in the case of the Latest Bank Balance Sheet and the Related Bank Financial Statements to normal recurring year-end adjustments, as of the dates thereof and the results of operations, changes in shareholder's equity and cash flows for the periods then ended.

        (c) MFC has furnished FBS with copies of the balance sheets of each of Edina Realty, Inc., MFC Insurance Corporation and Equity Title Services, Inc. (collectively, the "Principal Nonbanking Subsidiaries") as of December 31, 1991, 1992 and 1993 and as of June 30, 1993 and 1994 and the related statements of income for the years and six-month periods then ended (except that no statement of cash flows for the six months ended June 30, 1994 have been so furnished), respectively (collectively, together with any footnotes thereto, the "Principal Nonbanking Subsidiaries Financial Statements"). The balance sheets of each of the Principal Nonbanking Subsidiaries as of June 30, 1994 are herein referred to as the "Latest Principal Nonbanking
    Subsidiaries Balance Sheets," and the related statement of income and changes in shareholder's equity for the six-month period then ended are herein referred to as the "Related Principal Nonbanking Subsidiaries Financial Statements." The Principal Nonbanking Subsidiaries Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present the financial position of each of the Principal Nonbanking Subsidiaries covered thereby, subject in the case of the Latest Principal Nonbanking Subsidiaries Balance Sheet and the Related Principal Nonbanking Subsidiaries Financial Statements to normal recurring year-end adjustments, as of the dates thereof and the results of operations, changes in shareholder's equity and cash flows for the periods then ended. The Latest MFC Balance Sheet, the Latest Bank Balance Sheet and the Latest Principal Nonbanking Subsidiaries Balance Sheets are collectively referred to herein as the "Latest Balance Sheets," and the Related MFC Financial Statements, the Related Bank Financial Statements and the Related Principal Nonbanking Subsidiaries Financial Statements are collectively referred to herein as the "Related Statements."

    3.6.  LOANS.

        (a) The documentation relating to each loan made by the Bank and relating to all security interests, mortgages and other liens with respect to all collateral for each such loan, taken as a whole, are adequate for the enforcement of the material terms of each such loan and of the related security interests, mortgages and other liens. The terms of each such loan and of the related security interests, mortgages and other liens comply in all material respects with all applicable laws, rules and regulations (including, without limitation, laws, rules and regulations relating to the extension of credit).

        (b) Except as set forth in Schedule 3.6, (i) as of June 30, 1994, there are no loans, leases, other extensions of credit or commitments to extend credit of the Bank that have been or, to MFCs knowledge, should have been classified by the Bank as non-accrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification, (ii) MFC has provided to FBS true, correct and complete in all material respects written information concerning the loan portfolios of the Bank, and (iii) no material information with respect to the loan portfolios of the Bank has been withheld from FBS.

    3.7. REPORTS AND FILINGS. Since January 1, 1991, each of MFC and the Subsidiaries has filed each report or other filing that it was required to file with any federal or state savings and loan, banking, savings and loan holding company, bank holding company or other applicable regulatory authorities having jurisdiction over it (together with all exhibits thereto, the "MFC Regulatory Reports"). As of their respective dates or as subsequently amended prior to the date hereof, each of the MFC Regulatory Reports was true and correct in all material respects and complied in all material respects with applicable laws, rules and regulations.

    3.8. SUBSIDIARIES. Schedule 3.8 correctly sets forth the jurisdiction of incorporation of each Subsidiary. All of the issued and outstanding shares of capital stock of each Subsidiary are owned by MFC free and clear of any lien, pledge, security interest, encumbrance or charge of any kind, other than encumbrances arising as a result of requisite regulatory approvals for transfer. Except for the stock of the Subsidiaries owned by MFC and as otherwise disclosed on Schedule 3.8, neither MFC nor any of the Subsidiaries owns any stock, partnership interest, joint venture interest or any other security issued by any other corporation, organization or entity, except securities owned by the Bank in the ordinary course of its business.

    3.9. ABSENCE OF UNDISCLOSED LIABILITIES. All of the obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, including Taxes (as defined in Section 3.13) with respect to or based upon transactions or events heretofore occurring ("Liabilities"), required to be reflected on the Latest Balance Sheets in accordance with generally accepted accounting principles have been so reflected. MFC and the Subsidiaries have no Liabilities except (a) as reflected on the Latest Balance Sheets, (b) Liabilities which have arisen after the date of the Latest Balance Sheets in the ordinary course of business and (c) as otherwise disclosed on Schedule 3.9. As of June 30, 1994, there are no agreements or commitments binding the Bank to extend credit, in the amount per one borrower (as defined in 12 C.F.R. Section 563.93), of $1,000,000 or more, except as set forth on Schedule 3.9.

    3.10. NO MATERIAL ADVERSE CHANGES. Since the date of the Latest Balance Sheets, there has been no material adverse change in, and no event, occurrence or development in the business of MFC or the Subsidiaries that, taken together with other events, occurrences and developments with respect to such business, has had or would reasonably be expected to have a material adverse effect on the business, operations or financial condition of MFC and the Subsidiaries, taken as a whole, or the ability of MFC to consummate the transactions contemplated hereby.

    3.11. ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth in the Latest Balance Sheets and the Related Statements or on Schedule 3.11, unless otherwise expressly contemplated or permitted by this Agreement, since May 31, 1994, neither MFC nor any of the Subsidiaries has:

        (a) issued or sold any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except (i) deposit and other bank obligations in the ordinary course of business and (ii) pursuant to the exercise of stock options and warrants issued under, or otherwise pursuant to, the agreements, arrangements or commitments identified on Schedule 3.3;

        (b) redeemed, purchased, acquired or offered to acquire, directly or indirectly, any shares of capital stock of MFC or any of the Subsidiaries or other securities of MFC or any of the Subsidiaries, except pursuant to the exercise of stock options and warrants issued under, or otherwise pursuant to, the agreements, arrangements or commitments identified on Schedule 3.3;

        (c) split, combined or reclassified any outstanding shares of capital stock of MFC or any of the Subsidiaries, or declared, set aside or paid any dividends or other distribution payable in cash, property or otherwise with respect to any shares of capital stock of MFC or any of the Subsidiaries or other securities, except (i) dividends paid in cash by the Subsidiaries which are wholly owned by MFC to MFC, or to another wholly owned Subsidiary of MFC, (ii) the regular quarterly cash dividends paid on the MFC Common Stock in an amount not to exceed $.20 per share and (iii) the regular dividends paid in accordance with the terms of the MFC Preferred Stock;

        (d) borrowed any amount or incurred or become subject to any material liability, except liabilities incurred in the ordinary course of business, but in no event has MFC or any of the Subsidiaries entered into any long-term borrowings with terms of greater than one year, other than (i) as set forth in Schedule 3.27 and (ii) borrowings for the purpose of interest rate risk management with maturities of less than three years in an aggregate amount not exceeding $150,000,000 and any related derivative transactions, without prior consultation with FBS;

        (e) discharged or satisfied any material lien or encumbrance on the properties or assets of MFC or any of the Subsidiaries or paid any material liability other than in the ordinary course of business, other than reverse repurchase agreements or Federal Home Loan Bank borrowings;

        (f) sold, assigned, transferred, mortgaged, pledged or subjected to any lien or other encumbrance any of its assets with an aggregate market value in excess of $50,000 except (A) in the ordinary course of business, including real estate acquired through foreclosure or deed in lieu of foreclosure ("REO"), (B) liens and encumbrances for current property taxes not yet due and payable and (C) liens and encumbrances which do not materially affect the value of, or interfere with the past or future use or ability to convey, the property subject thereto or affected thereby;

        (g) canceled any material debts or claims or waived any rights of material value, except in the ordinary course of business or upon payment in full;

        (h) suffered any theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance, which would, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of MFC and the Subsidiaries, taken as a whole;

        (i) made or granted any bonus or any wage, salary or compensation increase or severance or termination payment to, or promoted, any director, officer, employee, group of employees or consultant, entered into any employment contract or hired any employee with an employee classification above grade "G" (as such classifications have been described by MFC to FBS) other than (A) bonuses, compensation increases, promotions or new hires in the ordinary course and in a manner consistent with past practices as previously disclosed to FBS and (B) bonuses payable on the Effective Date as a result of the Merger under the Change in Control Plans (as defined in Section 5.12(d));

        (j) made or granted any increase in the benefits payable under any employee benefit plan or arrangement, amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement (except as required by law and, with respect to any such action taken prior to the date hereof, disclosed on Schedule 3.11);

        (k) made any single or group of related capital expenditures or commitment therefor in excess of $50,000 or entered into any lease or group of related leases with the same party which involves aggregate lease payments payable of more than $100,000 for any individual lease or involves more than $100,000 for any group of related leases in the aggregate;

        (l) acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or assets or deposits that are material to MFC, except in exchange for debt previously contracted, including REO;

        (m) taken any other action or entered into any other transaction other than in the ordinary course of business; or

        (n) agreed to do any of the foregoing.

    3.12.  PROPERTIES.

        (a) Each of MFC and the Subsidiaries owns good and marketable title to all of the real property and all of the personal property, fixtures, furniture and equipment reflected on the Latest Balance Sheets or acquired since the date thereof (other than real property reflected on the Latest Balance Sheets as REO), free and clear of all liens and encumbrances, except for (i) mortgages on real property set forth on Schedule 3.12(a), (ii) encumbrances which do not materially affect the value of, or interfere with the past or future use or ability to convey, the property subject thereto or affected thereby, (iii) liens for current taxes and special assessments not yet due and payable, (iv) leasehold estates with respect to multi-tenant buildings owned by MFC or any of the Subsidiaries, which leases are identified on Schedule 3.12(a), and (v) property disposed of since the date of the Latest Balance Sheets in the ordinary course of business.

        (b) Schedule 3.12(b) correctly sets forth a brief description, including the term, of each lease for real or personal property to which MFC or any of the Subsidiaries is a party as lessee with respect to (i) each individual lease which involves a remaining aggregate balance of lease payments payable of more than $100,000 or any group of related leases which involves a remaining aggregate balance of lease payments payable of more than $100,000,
    (ii) each lease which is a material contract within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC or (iii) each lease which was not entered into in the ordinary course of business. MFC has delivered or made available to FBS complete and accurate copies of each of the leases described on Schedules 3.12(a) and 3.12(b), and none of such leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered to FBS. The leases described on Schedules 3.12(a) and 3.12(b) are in full force and effect. MFC or one of the Subsidiaries (if lessee under such lease) has a valid and existing leasehold interest under each lease described on Schedule 3.12(b) for the term set forth therein. With respect to the leases described on
    Schedule 3.12(b), neither MFC nor any of the Subsidiaries is in default, nor, to the best knowledge of MFC and the Subsidiaries, are any of the other parties to any of such leases in default, and, to the best knowledge of MFC and the Subsidiaries, no circumstances (not in the control of MFC and the Subsidiaries) exist which could result in such a default under any of such leases. To the best knowledge of MFC and the Subsidiaries, there has been no cancellation, breach or anticipated breach by any other party to any lease described on Schedule 3.12(a) or 3.12(b). The rent rolls set forth on Schedules 3.12(a) and 3.12(b) are true and complete in all material respects and describe all occupancies and the material terms of each occupancy.

        (c) Except as set forth in Schedule 3.12(c), all of the buildings, fixtures, furniture and equipment necessary for the conduct of the business of MFC and each of the Subsidiaries are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. Each of MFC and the Subsidiaries owns, or leases under valid leases, all buildings, fixtures, furniture, personal property, land improvements and equipment necessary for the conduct of its business as it is presently being conducted.

        (d) Except as set forth in Schedules 3.12(d) and 3.12(e), neither MFC nor any of the Subsidiaries nor any of the buildings owned or leased by MFC or any of the Subsidiaries is in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in the operation of its business, including, without limitation, applicable environmental protection laws and regulations, which violations would, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of MFC and the Subsidiaries taken as a whole; and neither MFC nor any of the Subsidiaries has received any notice of any such violation, or of the existence of any condemnation proceeding with respect to any properties owned or leased by MFC or any of the Subsidiaries. Except as set forth in Schedule 3.12(d), no hazardous substances, hazardous wastes, pollutants or contaminants have been deposited or disposed of in, on or under MFC's or any of the Subsidiaries owned or leased properties (including properties owned, managed or controlled by the Bank in connection with its lending or fiduciary operations) during the period in which MFC or any of the Subsidiaries has owned, occupied, managed, controlled or operated such properties, except to the extent not material to the business, operations or financial conditions of MFC and the Subsidiaries, taken as a whole. To the best knowledge of MFC and the Subsidiaries, no prior owners, occupants or operators of all or any part of MFC's or any of the Subsidiaries' owned or leased properties (including properties owned, managed or controlled by the Bank in connection with its lending or fiduciary operations) ever used such properties as a dump or gasoline service station, or deposited, disposed of or allowed to be deposited or disposed of in, on or under such properties any hazardous substances, hazardous wastes, pollutants or contaminants, except to the extent not material to the business, operations or financial conditions of MFC and the Subsidiaries, taken as a whole. No asbestos or any material amount of ureaformaldehyde materials exists in or on any of MFCs or the Subsidiaries owned or leased properties (including properties owned, managed or controlled by the Bank in connection with its lending or fiduciary operations), and no electrical transformers or capacitors, other than those owned by public utility companies, on such properties contain any PCBs. The representations contained in this Section 3.12(d) are not applicable to properties securing loans made by the Bank where the loans were made in the ordinary course of business and are fully performing in accordance with their terms.

        (e) Except as set forth in Schedule 3.12(e), there are no aboveground or underground tanks (excluding hot water storage or propane tanks) located under, in or about, nor, to the best knowledge of MFC and the Subsidiaries, have there ever been any such tanks located under, in or about, any of MFCs or any of the Subsidiaries owned or leased properties (including properties owned, managed or controlled by the Bank in connection with its lending or fiduciary operations).

    3.13. TAX MATTERS. Each of MFC, the Subsidiaries and all members of any consolidated, affiliated, combined or unitary group of which MFC or any of the Subsidiaries is a member have filed or will file all Tax (as hereinafter defined) and Tax information returns or reports required to be filed (taking into account permissible extensions) by them on or prior to the Effective Date, and have paid (or have accrued or will accrue, prior to the Effective Date, amounts for the payment of) all Taxes relating to the time periods covered by such returns and reports. The accrued taxes payable accounts for Taxes and provision for deferred income taxes, specifically identified as such, on the Latest Balance Sheets are sufficient for the payment of all unpaid Taxes of MFC and the Subsidiaries accrued for or applicable to all periods ended on or prior to the date of the Latest Balance Sheet or which may subsequently be determined to be owing with respect to any such period. Except as disclosed on Schedule 3.13, neither MFC nor any of the Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes. Each of MFC and the Subsidiaries has paid or will pay in a timely manner and as required by law all Taxes due and payable by it or which it is obligated to withhold from amounts owing to any employee or third party. All Taxes which will be due and payable, whether now or hereafter, for any period ending on, prior to or including the Effective Date shall have been paid by or on behalf of MFC and the Subsidiaries or shall be reflected on the books of MFC and the Subsidiaries as an accrued Tax liability determined in a manner which is consistent with past practices and the Latest Balance Sheets. No Tax returns of MFC or the Subsidiaries have been audited by any governmental authority other than as disclosed on Schedule 3.13; and, except as set forth on
Schedule 3.13, there are no unresolved questions, claims or disputes asserted by any relevant taxing authority concerning the liability for Taxes of MFC or any of the Subsidiaries. Neither MFC nor any of the Subsidiaries has made an election under Section 341(f) of the Code for any taxable years not yet closed for statute of limitations purposes. No demand or claim has been made against MFC or any of the Subsidiaries with respect to any Taxes arising out of membership or participation in any consolidated, affiliated, combined or unitary group of which MFC or any of its Subsidiaries was at any time a member. For purposes of this Agreement, the term "Tax" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits tax, environmental tax, customs duty, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, workers' compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other tax, fee, assessment or charge of any kind whatsoever, including any interest, penalties or additions to, or additional amounts in respect of the foregoing, for each of MFC, the Subsidiaries and all members of any consolidated, affiliated, combined or unitary group of which MFC or any of the Subsidiaries is a member.

    3.14.  CONTRACTS AND COMMITMENTS.

        (a) Except as set forth on Schedule 3.14, neither MFC nor any of the Subsidiaries (i) is a party to any collective bargaining agreement or contract with any labor union, (ii) is a party to any written or oral contract for the employment of any officer, individual employee or other person on a full-time or consulting basis, or relating to severance pay for any such person, (iii) is a party to any written or oral agreement or understanding to repurchase assets previously sold (or to indemnify or otherwise compensate the purchaser in respect of such assets), except for securities sold under a repurchase agreement providing for a repurchase date 30 days or less after the purchase date, (iv) is a party to any (A) contract or group of related contracts with the same party for the purchase or sale of products or services, under which the undelivered balance of such products and services has a purchase price in excess of $100,000 for any individual contract or $100,000 for any group of related contracts in the aggregate, (B) other contract which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC, or (C) other agreement which is not entered into in the ordinary course of business and which is not disclosed on Schedules 3.12(a) or 3.12(b), or (v) has any commitments for capital expenditures in excess of $50,000.

        (b) Except as disclosed on Schedule 3.14, (i) to the best knowledge of MFC and the Subsidiaries, since the date of the Latest Balance Sheets, no customer has indicated that it will stop or decrease the rate of business done with MFC or any of the Subsidiaries (except for changes in the ordinary course of such business) that would, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of MFC and the Subsidiaries, taken as a whole; (ii) each of MFC and the Subsidiaries have performed all obligations required to be performed by it prior to the date hereof in connection with the contracts or commitments set forth on Schedule 3.14, and none of MFC or any of the Subsidiaries is in receipt of any claim of default under any contract or commitment set forth on Schedule 3.14, except for any failures to perform, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of MFC and the Subsidiaries taken as a whole; (iii) none of MFC or any of the Subsidiaries has any present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment set forth on
    Schedule 3.14; and (iv) to the best knowledge of MFC and the Subsidiaries, there has been no cancellation, breach or anticipated breach by any other party to any contract or commitment set forth on Schedule 3.14, except for any cancellation, breach or anticipated breach which would not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of MFC and the Subsidiaries, taken as a whole.

    3.15. LITIGATION. Except as set forth on Schedule 3.15, there are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of MFC and the Subsidiaries, threatened against MFC or any of the Subsidiaries, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, except for such actions, suits, proceedings, orders or investigations which are not reasonably likely to result in losses or expenses in excess of $50,000. Except as set forth on Schedule 3.15, none of the matters set forth on such Schedule, individually or in the aggregate, will have or could reasonably be expected to have a material adverse effect on the business, operations or financial condition of MFC and the Subsidiaries, taken as a whole.

    3.16. NO BROKERS OR FINDERS. Except as disclosed on Schedule 3.16, there are no claims for brokerage commissions, finder's fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of MFC or any of the Subsidiaries.

    3.17. EMPLOYEES. Except as set forth on Schedule 3.17, none of MFC's Chairman, Chief Administrative Officer, Chief Financial Officer or Senior Vice President, Human Resources, has any knowledge (without inquiry) of the announced or anticipated resignation of (i) any officer of MFC or any of the Subsidiaries or (ii) other employees at a rate substantially higher than the historical resignation rate for such employees of MFC or the Subsidiaries. Except as set forth on Schedule 3.17, MFC and each of the Subsidiaries has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, non-discrimination and the payment of social security and other taxes, except where failure to so comply would not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of MFC and the Subsidiaries, taken as a whole.

    3.18.  EMPLOYEE BENEFIT PLANS.

    (a) DEFINITIONS. For the purposes of this Section 3.18, unless the context clearly requires otherwise, the term "Plan" or "Plans" includes all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other benefit arrangements (including, without limitation, any employment agreement or any program, agreement, policy or commitment providing for insurance coverage of employees, workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accidental benefits) applicable to the employees of MFC or any of the Subsidiaries, to which MFC or any of the Subsidiaries contribute, or which MFC or any of the Subsidiaries have committed to implement for their employees prior to the date of this Agreement. Unless the context clearly requires otherwise, "Plan" or "Plans" shall also include any similar program or arrangement maintained by any organization affiliated by ownership with MFC or any of the Subsidiaries for which MFC or any of the Subsidiaries are or could be completely or partially liable for the funding or the administration either as a matter of law or by agreement but excluding customers of the trust departments of affiliates of MFC where there is no ownership affiliation between such customers and MFC.

    (b)  Except as disclosed on Schedule 3.18:

           (i) FULL DISCLOSURE OF ALL PLANS. With respect to all employees and former employees of MFC and the Subsidiaries (and all dependents and beneficiaries of such employees and former employees):

              (A) Neither MFC nor any of the Subsidiaries maintain or contribute
          to   any  nonqualified  deferred  compensation  or  retirement  plans, contracts or arrangements;

              (B) Neither MFC nor any of the Subsidiaries maintain or contribute to any qualified defined contribution plans (as defined in Section 3(34) of ERISA or Section 414(i) of the Code);

              (C) Neither MFC nor any of the Subsidiaries maintain or contribute to any qualified defined benefit plans (as defined in Section 3(35) of ERISA or Section 414(j) of the Code) ("Defined Benefit Plans"); and

              (D) Neither MFC nor any of the Subsidiaries maintain or contribute to any employee welfare benefit plans (as defined in Section 3(1) of ERISA).

           (ii) FUNDING. With respect to the Plans, (A) all required contributions which are due have either been made or properly accrued and
       (B) neither MFC nor any of the Subsidiaries is liable for any "accumulated funding deficiency" as that term is defined in Section 412 of the Code or any penalty or excise tax in connection therewith.

           (iii) PLAN DOCUMENTS. With respect to all Plans sponsored or administered by MFC or any Subsidiary and with respect to any other Plan if available to MFC or any Subsidiary, MFC has furnished FBS with true and complete copies of (A) the most recent determination letter, if any, received by MFC or any of the Subsidiaries from the Internal Revenue Service regarding each qualified Plan, (B) the Form 5500 and all Schedules and accompanying financial statements, if any, for each Plan for which such form is required to be filed for the three most recent fiscal Plan years, (C) the most recently prepared actuarial valuation report, if any, for each Plan, and (D) copies of the current Plan documents, trust agreements, insurance contracts and all related contracts and documents (including any material employee communications) with respect to each Plan.

           (iv) DEFINED BENEFIT PLANS. Neither MFC nor any of the Subsidiaries nor any affiliate of MFC or any of the Subsidiaries maintains or has
       maintained   any  Defined  Benefit  Plans  for  which  MFC,  any  of  the
       Subsidiaries or FBS have or will have any liability or, which if terminated, could result in any liability to MFC, the Subsidiaries or FBS under Title IV of ERISA. There are no unfunded vested liabilities (determined using the assumptions used by the Plan for funding and without regard to future salary increases) with respect to Defined Benefit Plans sponsored by MFC or any Subsidiary. There have been no reportable events under Section 4043 of ERISA (with respect to which the 30-day notice requirement has not been waived by regulation) with respect to any Defined Benefit Plan maintained by MFC or any of the Subsidiaries. No Defined Benefit Plan has been terminated that will result in a material liability by MFC or any of the Subsidiaries to the Pension Benefit Guaranty Corporation.

           (v) MULTIEMPLOYER PLANS. Neither MFC nor any of the Subsidiaries has any actual or potential liabilities under Sections 4201 or 4205 of ERISA for any complete or partial withdrawal from any multiemployer plan.

           (vi) FIDUCIARY BREACH; CLAIMS. Neither MFC nor any of the Subsidiaries nor any of its directors, officers, employees or other "fiduciaries" (as such term is defined in Section 3(21) of ERISA) has committed any breach of fiduciary duty imposed by ERISA or any other applicable law with respect to the Plans which would subject MFC or any of the Subsidiaries, directly or indirectly, to any liability under ERISA or any applicable law. There are no actions, suits or claims pending against MFC or any Subsidiary relating to benefits other than routine, uncontested claims for benefits.

           (vii) PROHIBITED TRANSACTION. Neither MFC nor any of the Subsidiaries nor any officer, director, employee, agent or fiduciary of any Plan has incurred any liability for any civil penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA.

           (viii) MATERIAL COMPLIANCE WITH LAW. All Plans have been consistently administered in accordance with their terms in all material respects. To the extent required either as a matter of law or to obtain the intended tax treatment and tax benefits, all Plans comply in all material respects with the requirements of ERISA and the Code. All Tax information returns or reports and all other required filings, disclosures and contributions have been made with respect to all Plans. No condition exists that limits the right of MFC or any of the Subsidiaries to amend or terminate any such Plan (except as provided in such Plans or limited under ERISA or the Code).

           (ix) VEBA FUNDING. No Plan is funded in whole or in part through a voluntary employees' beneficiary association exempt from tax under
       Section 501(c)(9) of the Code. The limitations under Sections 419 and 419A of the Code have been computed, all unrelated business income tax returns have been filed and appropriate adjustments have been made on all other Tax returns.

           (x) RETIREMENT AND COBRA BENEFITS. Neither MFC nor any of the Subsidiaries have actual or potential liability under current law for benefits after separation from employment other than (i) benefits under Plans described in clauses (A), (B) or (C) of Section 3.18(b)(i), and (ii) health care continuation benefits described in Section 4980B of the Code or Part G of Subtitle B of Title I of ERISA or any comparable provisions under the laws of any state.

           (xi) COLLECTIVE BARGAINING. No Plan is maintained in whole or in part pursuant to collective bargaining.

           (xii) EMPLOYEE STATUS. No employee of MFC or any of the Subsidiaries is absent due to (A) a disability that currently entitles the employee to benefits under any long-term disability plan sponsored by MFC or any of the Subsidiaries or (B) military service leave of absence. All employees of MFC or any of the Subsidiaries are "at will" employees.

           (xiii) PARACHUTE PAYMENTS. No Plan requires or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor in causing payments to be made by FBS, MFC or any of the Subsidiaries that are not deductible (in whole or in part) under Section 280G of the Code.

    3.19. INSURANCE. Schedule 3.19 hereto lists each insurance policy maintained by MFC or any of the Subsidiaries with respect to its properties and assets. Prior to the date hereof, MFC has delivered to FBS complete and accurate copies of each of the insurance policies described on Schedule 3.19. All such insurance policies are in full force and effect, and neither MFC nor any of the Subsidiaries is in default with respect to its obligations under any of such insurance policies.

    3.20. AFFILIATE TRANSACTIONS. Except as set forth on Schedule 3.20, neither MFC nor any of the Subsidiaries, nor any executive officer or director of MFC or any of the Subsidiaries, nor any member of the immediate family of any such officer or director (which for the purposes hereof shall mean a spouse, minor child or adult child living at the home of any such officer or director), nor any entity which any of such persons "controls" (within the meaning of Regulation O of the FRB), has any loan agreement, note or borrowing arrangement or any other agreement with MFC or any of the Subsidiaries (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of MFC or any of the Subsidiaries.

    3.21. COMPLIANCE WITH LAWS; PERMITS. Each of MFC and the Subsidiaries has complied in all respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof which affect the business or any owned or leased properties of MFC or any of the Subsidiaries and to which MFC or any of the Subsidiaries may be subject (including, without limitation, the Occupational Safety and Health Act of 1970, the HOLA, the FDIA, the Real Estate Settlement Procedures Act, the Home Mortgage Disclosure Act of 1975, the Fair Housing Act, the Equal Credit Opportunity Act and the Federal Reserve Act, each as amended, and any other state or federal acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety or the environment), except where failure to so comply would not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of MFC and the Subsidiaries, taken as a whole, or MFCs ability to consummate the transactions contemplated hereby; and no claims have been filed by any such governments or agencies against MFC or any of the Subsidiaries alleging such a violation of any such law or regulation which have not been resolved to the satisfaction of such governments or agencies. Each of MFC and the Subsidiaries holds all of the permits, licenses, certificates and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of its business, except where failure to obtain such authorizations would not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of MFC and the Subsidiaries, taken as whole, or the ability of MFC to consummate the transactions contemplated hereby. Except as disclosed in Schedule 3.21, neither MFC nor any of the Subsidiaries is subject to any cease and desist order, written agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory agreement letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of savings banks, banks, savings and loan holding companies or bank holding companies or engaged in the insurance of bank deposits (collectively, the "Bank Regulators"), nor have any of MFC or any of the Subsidiaries been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking. Neither MFC nor any Subsidiary is subject to
Section 32 of the Federal Deposit Insurance Act.

    3.22. ADMINISTRATION OF FIDUCIARY ACCOUNTS. Each Subsidiary has properly administered, in all respects material and which could reasonably be expected to be material to the business, operations or financial condition of MFC and the Subsidiaries, taken as a whole, all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither MFC, any Subsidiary, nor any director, officer or employee of MFC or any Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations or financial condition of MFC and the Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

    3.23. DISCLOSURE. The representations and warranties of MFC contained in this Agreement are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to MFC and the Subsidiaries which has not been disclosed to FBS pursuant to this Agreement, the Schedules hereto and the MFC 10-K Reports and the MFC 10-Q Report, all taken together as a whole, which would have or would reasonably be expected to have a material adverse effect on the business, operations or financial condition of MFC and the Subsidiaries, taken as a whole, or the ability of MFC to consummate the transactions contemplated hereby.

    3.24. PROSPECTUS/PROXY STATEMENT. At the time the Prospectus/Proxy Statement is mailed to the shareholders of FBS and MFC in order to obtain approvals referred to in Section 5.9(a) and at all times subsequent to such mailing up to and including the times of such approvals, such Prospectus/Proxy Statement (including any supplements thereto), with respect to all information set forth therein relating to MFC (including the Subsidiaries) and its shareholders, MFC Common Stock, this Agreement, the Merger and all other transactions contemplated hereby, will (a) comply in all material respects with applicable provisions of the 1933 Act and the 1934 Act, and (b) not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

    3.25.  POOLING OF INTERESTS.   Neither MFC nor  any of the Subsidiaries  has
taken or agreed to take any action which would disqualify the Merger as a "pooling of interests" for accounting purposes.

    3.26. REGULATORY APPROVALS. As of the date hereof, MFC is not aware of any reason that the regulatory approvals specified in Section 5.1 would not be obtained.

    3.27.  INTEREST RATE RISK MANAGEMENT INSTRUMENTS.

        (a) Schedule 3.27 sets forth a true, correct and complete list of all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which MFC or any of the Subsidiaries is a party or by which any of their properties or assets may be bound. MFC has delivered or made available to FBS true, correct and complete copies of all such interest rate risk management agreements and arrangements.

        (b) All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which MFC or any of the Subsidiaries is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and, to MFC's knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of the Bank Regulators and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. MFC and each of the Subsidiaries has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued; and to MFC's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

                                   ARTICLE 4
                     CONDUCT OF BUSINESS PENDING THE MERGER

    4.1. CONDUCT OF BUSINESS. From the date of this Agreement to the Effective Date, unless FBS shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including this
Section 4.1:

        (a) the business of MFC and each of the Subsidiaries shall be conducted only in, and neither MFC nor any of the Subsidiaries shall take any action except in, the ordinary course, on an arms-length basis and in accordance, in all material respects, with all applicable laws, rules and regulations and past practices;

        (b) neither MFC nor any of the Subsidiaries shall, directly or indirectly, (i) amend or propose to amend its Charter or Bylaws; (ii) issue or sell any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except (A) deposit and other bank obligations in the ordinary course of business and
    (B) pursuant to the exercise of the options, warrants, conversion privileges and other rights set forth on Schedule 3.3 on the date of this Agreement;
    (iii) redeem, purchase, acquire or offer to acquire, directly or indirectly, any shares of capital stock of MFC or any of the Subsidiaries or other securities of MFC or of any of the Subsidiaries, except pursuant to the agreements, arrangements or commitments identified on Schedule 3.3; (iv) split, combine or reclassify any outstanding shares of capital stock of MFC or any of the Subsidiaries, or declare, set aside or pay any dividend or other distribution payable in cash, property or otherwise with respect to shares of capital stock of MFC or any of the Subsidiaries except (A) dividends paid in cash by the Subsidiaries which are wholly owned by MFC to MFC, or another wholly owned Subsidiary of MFC, (B) the regular quarterly cash dividends paid on the MFC Common Stock in an amount not to exceed $.20 per share, and (C) the regular dividends paid in accordance with the terms of the MFC Preferred Stock; (v) borrow any amount or incur or become subject to any material liability, except liabilities incurred in the ordinary course of business, but in no event will MFC or any of the Subsidiaries enter into any long-term borrowings with a term of greater than one year, other than (i) as set forth on Schedule 3.27 and (ii) borrowings for the purpose of interest rate risk management with maturities of less than three years in an aggregate amount not exceeding $150,000,000 and any related derivative transactions, without prior consultation with FBS; (vi) discharge or satisfy any material lien or encumbrance on the properties or assets of MFC or any of the Subsidiaries or pay any material liability, except in the ordinary course of business, other than reverse repurchase agreements or Federal Home Loan Bank borrowings; (vii) sell, assign, transfer, mortgage, pledge or subject to any lien or other encumberance any of its assets with an aggregate market value in excess of $50,000, except (x) in the ordinary course of business, including REO, (y) liens and encumbrances for current property taxes not yet due and payable and (z) liens and encumbrances which do not materially affect the value of, or interfere with the past or future use or ability to convey, the property subject thereto or affected thereby;
    (viii) cancel any material debt or claims or waive any rights of material value, except in the ordinary course of business; (ix) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or assets or deposits that are material to MFC, except in exchange for debt previously contracted, including REO;
    (x) other than as set forth on Schedule 3.11 on the date of this Agreement, make any single or group of related capital expenditures or commitments therefor in excess of $50,000 or enter into any lease or group of related leases with the same party which involves aggregate lease payments payable of more than $100,000 for any individual lease or involves more than $100,000 for any group of related leases in the aggregate; or (xi) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 4.l(b);

        (c) neither MFC nor any of the Subsidiaries shall, directly or indirectly, enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, wage, salary or compensation increases, or severance or termination pay to, or promote, any director, officer, employee, group of employees or consultant or hire any employee with an employee classification above grade "G" (as such classifications have been described by MFC to FBS), other than (i) bonuses, increases, promotions or new hires in the ordinary course and in a manner consistent with past practices as previously disclosed to FBS, (ii) bonuses payable on the Effective Date as a result of the Merger under the Change in Control Plans and (iii) retention bonuses in an aggregate amount not to exceed $300,000 and as to which the identity of the recipient and amount of each such bonus will be previously agreed upon by FBS and MFC;

        (d) neither MFC nor any of the Subsidiaries shall adopt or amend any bonus, profit sharing, stock option, pension, retirement, deferred compensation, or other employee benefit plan, trust, fund, contract or arrangement for the benefit or welfare of any employees, except as required by law;

        (e) each of MFC and the Subsidiaries shall use reasonable efforts to cause its current insurance policies not to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage substantially equal to the coverage under the canceled, terminated or lapsed policies are in full force and effect;

        (f) neither MFC nor any of the Subsidiaries shall enter into any settlement or similar agreement with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation which is set forth on Schedule 3.15 or to which MFC or any of the Subsidiaries becomes a party after the date of this Agreement, without prior consultation with FBS, provided that neither MFC nor any of the Subsidiaries shall take any such action with respect to the litigation matters identified as "Edina Realty Litigation Matters" on
    Schedule 3.15 (the "Edina Realty Litigation Matters"), without the prior written consent of FBS;

        (g) each of MFC and the Subsidiaries shall use commercially reasonable efforts to preserve intact in all material respects the business organization and the goodwill of each of MFC and the Subsidiaries and to keep available the services of its officers and employees as a group and preserve intact material agreements, and MFC shall confer on a regular and frequent basis with representatives of FBS, as reasonably requested by FBS, to report on operational matters and the general status of ongoing operations;

        (h) neither MFC nor any of the Subsidiaries shall take any action with respect to investment securities held or controlled by any of them inconsistent with past practices, alter its investment portfolio duration policy as heretofore in effect or, without prior consultation with FBS, take any action that would have or could reasonably be expected to have a material effect on the Bank's asset/liability position;

        (i) the Bank shall not make any agreements or commitments binding it to extend credit in the amount per "one borrower" (as previously defined) in excess of $1,000,000 nor will it purchase any portfolio of loans with an aggregate principal balance in excess of $100,000,000 without prior consultation with FBS;

        (j) with respect to properties leased by MFC or any of the Subsidiaries, neither MFC nor any of the Subsidiaries shall renew, exercise an option to extend, cancel or surrender any lease of real property nor allow any such lease to lapse, without prior consultation with FBS (other than leases with remaining terms of six months or less); and

        (k) neither MFC nor any of the Subsidiaries shall agree to do any of the foregoing;

    provided, however, that in the event MFC and the Subsidiaries would be prohibited from taking any action by reason of this Section 4.1 without the prior written consent of FBS, such action may nevertheless be taken if MFC or any of the Subsidiaries is expressly required to do so by law or by the OTS and MFC informs FBS of such prohibition or restriction. For purposes of this Agreement, the words "prior consultation" with respect to any action means advance notice of such proposed action and a reasonable opportunity to discuss such action in good faith prior to taking such action.

                                   ARTICLE 5
                      ADDITIONAL COVENANTS AND AGREEMENTS

    5.1. FILINGS AND APPROVALS. Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, as soon as practicable, of all applications or other documents required to obtain regulatory approvals and consents from the FRB and the OTS, filings under the HSR Act and any other applicable regulatory authorities (including any applications with the OTS or the Office of the Comptroller of the Currency deemed by FBS to be necessary to allow it to consolidate the operations of the Bank with the operations of FBS) and provide copies of such applications, filings and related correspondence to the other party. Prior to filing each application, registration statement or other document with the applicable regulatory authority, each party will provide the other party with an opportunity to review and comment on the nonconfidential portions of each such application, registration statement or other document. Each party will use all reasonable efforts and will cooperate with the other parties in taking any other actions necessary to obtain such regulatory or other approvals and consents, including participating in any required hearings or proceedings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

    5.2. CERTAIN LOANS AND RELATED MATTERS. MFC will furnish to FBS a complete and accurate list as of the end of each calendar month after May 1994, within 15 business days after the end of each such calendar month, of (a) all of the Bank's periodic internal credit quality reports prepared during such calendar month (which reports will be prepared in a manner consistent with past practices), (b) all loans of the Bank classified as non-accrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification, (c) all REO, including in-substance foreclosures and real estate in judgment, (d) any current repurchase obligations of the Bank with respect to any loans, loan participations or state or municipal obligations or revenue bonds and (e) any standby letters of credit issued by the Bank.

    5.3. MONTHLY FINANCIAL STATEMENTS. MFC shall furnish FBS with MFC's and each of the Subsidiaries' balance sheets as of the end of each calendar month after June 1994 and the related statements of income, within 15 business days after the end of each such calendar month. Such financial statements shall be prepared on a basis consistent with the Latest Balance Sheets and the Related Statements and on a consistent basis during the periods involved and shall fairly present the financial positions of MFC and each of the Subsidiaries as of the dates thereof and the results of operations of MFC and each of the Subsidiaries for the periods then ended.

    5.4.   EXPENSES.   All costs and  expenses incurred in  connection with this
Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

    5.5. NO NEGOTIATIONS, ETC. MFC will not, and will cause the Subsidiaries and MFC's and the Subsidiaries' respective officers, directors, employees, agents and affiliates, not to, directly or indirectly, solicit, authorize, initiate or encourage submission of, any proposal, offer, tender offer or exchange offer from any person or entity (including any of its or their officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets or deposits of, or any equity interest in, MFC or any of the Subsidiaries or other similar transaction or business combination involving MFC or any of the Subsidiaries, or, unless MFC shall have determined, after receipt of a written opinion of counsel to MFC (a copy of which opinion shall be delivered to FBS), that the Board of Directors of MFC has a fiduciary duty to do so, (a) participate in any negotiations in connection with or in furtherance of any of the foregoing or (b) permit any person other than FBS and its representatives to have any access to the facilities of, or furnish to any person other than FBS and its representatives any non-public information with respect to, MFC or any of the Subsidiaries in connection with or in furtherance of any of the foregoing. MFC shall promptly notify FBS if any such proposal or offer, or any inquiry from or contact with any person with respect thereto, is made, and shall promptly provide FBS with such information regarding such proposal, offer, inquiry or contact as FBS may request.

    5.6. NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt notice to the other party of (a) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be materially untrue or inaccurate when made at the Effective Date or at any time prior to the Effective Date and (b) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

    5.7.  ACCESS TO INFORMATION; CONFIDENTIALITY.

        (a) MFC shall permit and shall cause each of the Subsidiaries to permit FBS full access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy) to FBS and to the internal auditors, loan review officers, employees, attorneys, accountants and other representatives of FBS all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of MFC and the Subsidiaries, including, without limitation, all books of account (including, without limitation, the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files (including, without limitation, legal research memoranda), documents relating to assets and title thereto (including, without limitation, abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), plans affecting employees, securities transfer records and shareholder lists, and any books, papers and records relating to other assets, business activities or prospects in which FBS may have a reasonable interest, including, without limitation, its interest in planning for integration and transition with respect to the business of MFC and the Subsidiaries; provided, however, that the foregoing rights granted to FBS shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of MFC set forth herein. In addition, MFC shall cause each of the Subsidiaries to instruct its officers, employees, counsel and accountants to be available for, and respond to any questions of, such FBS representatives at reasonable hours and with reasonable notice by FBS to such individuals, and to cooperate fully with FBS in planning for the integration of the business of MFC and the Subsidiaries with the business of FBS and its subsidiaries.

        (b) FBS shall permit reasonable access to its properties and shall disclose and make available (together with the right to copy) to MFC and to its representatives FBS's financial books and records, minute books of directors' and shareholders' meetings, organizational documents, bylaws, and filings with any regulatory authority; provided, however, that the foregoing rights granted to MFC shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of FBS set forth herein. In addition, FBS shall instruct its officers, employees, counsel and accountants to be available for, and respond to reasonable questions of, representatives of MFC at reasonable hours and with reasonable notice by MFC to such individuals.

        (c) All information furnished by MFC or FBS pursuant hereto shall be treated as the sole property of the party furnishing the information until the Effective Date, and, if the Effective Date shall not occur, the receiving party shall return to the party which furnished such information, or destroy, all documents or other materials (including copies thereof) containing, reflecting or referring to such information. In addition, the receiving party shall keep confidential all such information and shall not directly or indirectly use such information for any competitive or other commercial purpose. In the event that this Agreement shall terminate, neither party shall disclose, except as required by law or pursuant to the request of an administrative agency or other regulatory body, the basis or reason for such termination, without the consent of the other party. The obligation to keep such information confidential shall not apply to (i) any information which (A) was already in the receiving party's possession prior to the disclosure thereof to the receiving party by the party furnishing the information, (B) was then generally known to the public, (C) became known to the public through no fault of the receiving party or its representatives or (D) was disclosed to the receiving party by a third party not bound by an obligation of confidentiality or (ii) disclosures required by law, governmental or regulatory authority.

    5.8.  FILING OF TAX RETURNS AND ADJUSTMENTS.

        (a) MFC, on behalf of MFC and each of the Subsidiaries, shall file (or cause to be filed) at their own expense, on or prior to the due date, all Tax returns, including all Plan returns and reports, for all Tax periods ending on or before the Effective Date where the due date for such returns or reports (taking into account valid extensions of the respective due dates) falls on or before the Effective Date; provided, however, that neither MFC nor any of the Subsidiaries shall file any such Tax returns, or other returns, elections or information statements with respect to any liabilities for Taxes (other than federal, state or local sales, use, withholding or employment tax returns or statements), or consent to any adjustment or otherwise compromise or settle any matters with respect to Taxes, without prior consultation with FBS; provided, further, that neither MFC nor any of the Subsidiaries shall make any election or take any other discretionary position with respect to Taxes, in a manner inconsistent with past practices, without the prior written approval of FBS, which approval shall not be unreasonably withheld. In the event the granting or withholding of such approval by FBS results in additional Taxes owing for any Tax period ending on or before the Effective Date, liability for such additional Taxes shall not cause any representation of MFC relating to Taxes to be untrue. MFC shall provide FBS with a copy of appropriate workpapers, schedules, drafts and final copies of each federal and state income Tax return or election of MFC and each of the Subsidiaries (including returns of all Plans) at least seven days before filing such return or election and shall reasonably cooperate with any request by FBS in connection therewith.

        (b) FBS, in its sole and absolute discretion, will file (or cause to be filed) all Tax returns of MFC and each of the Subsidiaries due after the Effective Date. After the Effective Date, FBS, in its sole and absolute discretion and to the extent permitted by law, shall have the right to amend, modify or otherwise change all Tax returns of MFC and each of the Subsidiaries for all Tax periods.

    5.9.  REGISTRATION STATEMENT.

        (a) For the purposes (i) of holding meetings of the shareholders of FBS and MFC to approve this Agreement and the Merger and (ii) of registering the FBS Common Stock to be issued to holders of MFC Common Stock and of options under the MFC Stock Option Plans (as defined in Section 5.14(a)) in connection with the Merger with the SEC and with applicable state securities authorities, the parties hereto shall cooperate in the preparation of an appropriate registration statement (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the "Registration Statement"), which shall include a prospectus/joint proxy statement satisfying all applicable requirements of the 1933 Act, the 1934 Act, applicable state securities laws and the rules and regulations thereunder (such prospectus/joint proxy statement, together with any and all amendments or supplements thereto, being herein referred to as the "Prospectus/Proxy Statement").

        (b) FBS shall furnish such information concerning FBS as is necessary in order to cause the Prospectus/ Proxy Statement, insofar as it relates to FBS, to be prepared in accordance with Section 5.9(a). FBS agrees promptly to advise MFC if at any time prior to the FBS or MFC shareholders' meetings any information provided by FBS in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy or omission.

        (c) MFC shall furnish FBS with such information concerning MFC and the Subsidiaries as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to MFC and the Subsidiaries, to be prepared in accordance with Section 5.9(a). MFC agrees promptly to advise FBS if at any time prior to the FBS or MFC shareholders' meetings any information provided by MFC in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect, and to provide FBS with the information needed to correct such inaccuracy or omission.

        (d) FBS shall promptly file the Registration Statement with the SEC and applicable state securities agencies. FBS shall use reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and applicable state securities laws at the earliest practicable date. MFC authorizes FBS to utilize in the Registration Statement the information concerning MFC and the Subsidiaries provided to FBS for the purpose of inclusion in the Prospectus/Proxy Statement. MFC shall have the right to review and comment on the form of proxy statement included in the Registration Statement. FBS shall advise MFC promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and FBS shall furnish MFC with copies of all such documents. Prior to the Effective Date or the termination of this Agreement, each party shall consult with the other with respect to any material (other than the Prospectus/ Proxy Statement) that might constitute a "prospectus" relating to the Merger within the meaning of the 1933 Act.

        (e) FBS shall use reasonable efforts to cause to be delivered to MFC a letter relating to the Registration Statement from Ernst & Young, FBS's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to MFC, in form and substance reasonably satisfactory to MFC and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

        (f) MFC shall use reasonable efforts to cause to be delivered to FBS a letter relating to the Registration Statement from Ernst & Young, MFC's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to FBS, in form and substance reasonably satisfactory to FBS and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

        (g) FBS shall bear (i) the costs of all SEC filing fees with respect to the Registration Statement and the costs of qualifying the shares of FBS Common Stock under state blue sky laws to the extent necessary and (ii) all printing and mailing costs in connection with the preparation and mailing of the Prospectus/Proxy Statement to FBS shareholders. MFC shall bear all printing and mailing costs in connection with the preparation and mailing of the Prospectus/Proxy Statement to MFC shareholders. FBS and MFC shall each bear their own legal and accounting expenses in connection with the Registration Statement.

    5.10. AFFILIATE LETTERS. MFC shall use its best efforts to obtain and deliver to FBS at least 31 days prior to the Effective Date a signed representation letter substantially in the form of Exhibit A hereto from each shareholder of MFC who may reasonably be deemed an "affiliate" of MFC within the meaning of such term as used in Rule 145 under the 1933 Act and for purposes of qualifying for pooling of interests accounting treatment for the Merger. FBS may place appropriate legends on the stock certificates of affiliates of MFC.

    5.11. ESTABLISHMENT OF ACCRUALS. If requested by FBS prior to March 1, 1995, prior to the public release of financial results for MFC's 1994 fiscal year (or, if earlier, the business day immediately prior to the Effective Date), MFC shall, consistent with generally accepted accounting principles, establish for such fiscal year such additional accruals and reserves as may be necessary to conform MFC's accounting and credit loss reserve practices and methods to those of FBS (as such practices and methods are to be applied to MFC from and after the Effective Date) and reflect FBS's plans with respect to the conduct of MFC's business following the Merger and to provide for the costs and expenses relating to the consummation by MFC of the transactions contemplated by this Agreement; provided, however, that MFC shall not be required to take such action unless (A) FBS certifies in writing that it has no reason to believe that all conditions to FBS's obligation to consummate the transactions contemplated by this Agreement set forth in Article 6 hereof will not be satisfied or waived; and (B) MFC shall have no reasonable basis for believing that all the conditions to MFC's obligation to consummate the transactions contemplated by this Agreement will not be satisfied. In the event that MFC shall not be obligated to establish the additional accruals and reserves referred to in the preceding sentence prior to March 1, 1995, and thereafter FBS shall request that MFC establish such accruals and reserves and the conditions set forth in clauses (A) and (B) of the preceding sentence are satisfied, MFC shall establish such accruals and reserves for a period subsequent to the

1994 fiscal year. Notwithstanding anything to the contrary contained in this Agreement, no accrual or reserve made by MFC or the Bank pursuant to this
Section 5.11, or any litigation or regulatory proceeding arising out of any such accrual or reserve, or any other effect on MFC or the Bank resulting from MFC's compliance with this Section 5.11, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provisions of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

    5.12.  EMPLOYEE MATTERS.

        (a) GENERAL. Subject to the following agreements, FBS shall have the right to continue, amend or terminate any of the Plans (as defined in Section 3.18) in accordance with the terms thereof and subject to any limitation arising under applicable law. Until FBS shall take such action, however, such Plans shall continue in force for the benefit of present and former employees of MFC or the Subsidiaries who have any present or future entitlement to benefits under any of the Plans ("MFC Employees").

        (b)  MFC PLANS.

          (i) MFC 401(K) PLAN. After the Effective Date, FBS will terminate the accrual of benefits under the MFC 401(k) plans listed on Schedule
       3.18(b)(i)(B) and sponsored by MFC or any Subsidiary not more than two years after the Effective Date and will take such actions as may be necessary to cause the assets and liabilities of the MFC 401(k) plans to be merged with and into the FBS 401(k) plan. As of the Effective Date, FBS shall take such action as may be necessary to amend the MFC 401(k) plans to provide that with respect to MFC Employees who are participants in the MFC 401(k) plans and who are employees of MFC as of the Effective Date, their accounts under such plans as of the Effective Date shall be fully vested as of the Effective Date. Benefits accruing between the Effective Date and the date on which the accrual of benefits is terminated shall be fully and immediately vested as of that time. Distributions shall not be permitted from the MFC 401(k) plans merely because of the discontinuance of accruals or the transfer of assets and liabilities.

          (ii) MFC DIRECTORS' RETIREMENT PLAN. MFC shall calculate and pay in cash on the Effective Date all amounts reasonably estimated to be owing to any MFC director pursuant to the MFC Directors' Retirement Plan, including any estimated "gross up" payment payable as provided therein. To the extent that any such gross up payment remains payable after the Effective Date, FBS hereby acknowledges that it will promptly pay such amounts in full in accordance with the terms of such plan.

          (iii) CHANGE IN CONTROL PLANS. Prior to the Effective Date, MFC shall amend the Change in Control Plans as set forth in Exhibit B hereto, and FBS hereby agrees to such amendments. FBS acknowledges that any employment agreement with an executive officer previously disclosed to it does not constitute a "severance plan" for purposes of such plans.

          (iv)   MFC BONUS PLANS.   On or prior to  December 31, 1994, MFC shall
          pay all bonuses accrued in 1994 by MFC Employees under the MFC bonus plans disclosed to FBS.

          (v) MFC DEFINED BENEFIT PLAN. Not more than two (2) years after the Effective Date, FBS will terminate the accrual of benefits under the
       MFC qualified defined benefit pension plan and will take such actions as may be necessary to cause the assets and liabilities of the MFC qualified defined benefit pension plan to be merged with and into the FBS Personal Retirement Account. As of the Effective Date, FBS shall take such action as may be necessary to amend the MFC qualified defined benefit pension plan to provide that with respect to MFC Employees who are participants in the MFC qualified defined benefit pension plan and who are employees of MFC as of the Effective Date, their accrued benefits under such plan as of the Effective Date shall be fully vested as of the Effective Date.

        (c)  FBS PLANS.

          (i) FBS CAP (401(K)) PLAN. After the Effective Date, FBS shall take such actions as may be necessary to cause eligible MFC Employees to become qualified  to participate  in the  FBS Capital  Accumulation  Plan
       (CAP) concurrent with the date that FBS causes accruals to cease under the MFC

       401(k) plan. All service with MFC and any of the Subsidiaries (whether before or after the Effective Date) shall be recognized under the CAP for eligibility and vesting purposes but shall not be recognized for contribution and allocation purposes. FBS shall take such actions as may be necessary to cause the CAP to accept transfers of assets and liabilities from the MFC 401(k) plan.

          (ii) FBS DEFINED BENEFIT PLAN. Upon the cessation of accruals under any MFC Defined Benefit Plan, FBS shall take such actions as may be necessary to cause eligible MFC Employees to be qualified to participate in any qualified defined benefit plan generally available at the time to similarly situated employees of FBS or an affiliate of FBS. All service with MFC or any of the Subsidiaries and their predecessors, to such extent taken into account for purposes of the MFC Defined Benefit Plan
       (whether before or after the Effective Date) shall be recognized under the FBS plan for eligibility and vesting purposes but shall not be required to be recognized for any other purpose.

          (iii) WELFARE AND OTHER BENEFITS. FBS shall use its best efforts to cause any transition by MFC Employees from the welfare and other generally applicable benefit plans and practices of MFC or its affiliates not otherwise expressly dealt with in this Section 5.12 to FBS plans and practices to be effected in a manner that does not result in a significant financial detriment to the MFC Employees other than any such financial detriment as a result of higher premium costs in the FBS plan which are generally applicable to other similarly situated employees of FBS and its affiliates or to the absence of any FBS counterpart for a particular MFC plan or practice.

        (d) SUCCESSOR STATUS; FURTHER ASSURANCES. FBS hereby expressly assumes and agrees to perform or cause to be performed all of the obligations of "successors" under the terms of the MFC Broad-Based Change in Control Severance Pay Plan, as amended, the MFC Senior Management Change in Control Severance Pay Plan, as amended, and the MFC Executive Management Change in Control Severance Pay Plan, as amended (the "Change in Control Plans"), and the MFC Directors' Retirement Plan.

        (e) LIMITATION ON ENFORCEMENT. This Section 5.12 is an agreement solely between MFC and the Subsidiaries and FBS. Nothing in this Section 5.12, whether express or implied, confers upon any employee of MFC, any of the Subsidiaries or FBS or any other person, any rights or remedies, including, but not limited to: (i) any right to employment or recall, (ii) any right to continued employment for any specified period, or (iii) any right to claim any particular compensation, benefit or aggregate of benefits, of any kind or nature whatsoever, as a result of this Section 5.12.


    5.13. POOLING OF INTERESTS; TAX TREATMENT. Neither MFC nor any of the Subsidiaries nor FBS shall take any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" that would be tax free to the shareholders of MFC pursuant to Section 368(a) of the Code.


    5.14.  STOCK OPTIONS AND WARRANTS.

        (a) STOCK OPTION PLANS. In the event that each option outstanding or to be outstanding on the Effective Date under the MFC 1982 Stock Option and Incentive Plan, the MFC 1990 Stock Option Plan, the MFC 1993 Non-Employee Director Stock Option Plan and the MFC 1993 Stock Incentive Plan (collectively, the "MFC Stock Option Plans") is converted into a right to receive in lieu of all other rights under such option (and each such option thereafter is terminated and canceled), shares of FBS Common Stock with a value as of the Effective Date equal to the "fair value" of such option as determined by an independent third party expert to be mutually selected by FBS and MFC, FBS will, as of the Effective Date, issue in respect of such option shares of FBS Common Stock having an Average Price equal to such "fair value." In the event that each such option is not so converted, then, at the Effective Date, such option shall be assumed by FBS and shall thereafter be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such option, the same number of shares of FBS Common Stock as the holder of such option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Date, at a price per share equal to (x) the aggregate exercise price for the shares of MFC Common Stock otherwise purchasable pursuant to such option divided by (y) the number of full shares of FBS Common Stock deemed purchasable pursuant to such option; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such options shall be determined in order to comply with Section 424(a) of the Code. In addition, MFC will use its best efforts to cause all of the options outstanding and vested under the MFC Stock Option Plans as of December 31, 1994 to be exercised in full on or prior to such date.

        (b) EMPLOYEE STOCK PURCHASE PLANS. At the Effective Date, each outstanding option issued pursuant to the MFC Employee Stock Purchase Plan or the Edina Realty Sales Associate Stock Purchase Plan shall be deemed to constitute an option to acquire FBS Common Stock on the same terms and conditions as theretofore applicable, except that the exercise price per share and the number of shares of stock for which such option is exercisable shall be adjusted as appropriate in light of the Merger and the Exchange Ratio in order to prevent any diminution of the value of such options or the rights of the participants.

        (c) MFC WARRANTS. On the Effective Date, FBS shall execute a supplemental warrant agreement to the Warrant Agreement dated as of November 20, 1990 (the "MFC Warrant Agreement") between MFC and American Stock Transfer and Trust Company, as Warrant Agent, as provided in Section 10(I) of the Warrant Agreement, and all outstanding warrants of MFC (the "MFC Warrants") issued pursuant to such Warrant Agreement shall be assumed by FBS. Each MFC Warrant shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such MFC Warrant, the same number of shares of FBS Common Stock as the holder of such MFC Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Date, at a price per share equal to (x) the aggregate exercise price for the shares of MFC Common Stock otherwise purchasable pursuant to such MFC Warrant divided by (y) the number of full shares of FBS Common Stock deemed purchasable pursuant to such MFC Warrant. FBS shall take all corporate action necessary to reserve for issuance a sufficient number of shares of FBS Common Stock for delivery upon exercise of MFC Warrants assumed by it in accordance with this Section 5.14. FBS shall use its best efforts to register the MFC Warrants and the underlying FBS Common Stock under the 1933 Act as of the Effective Date and to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such MFC Warrants remain outstanding.

    5.15.  INDEMNIFICATION AND INSURANCE.

        (a) From and after the Effective Date, FBS shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Date, an officer, director or employee of MFC or any of the Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of FBS, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of MFC or any of the Subsidiaries if such Claim pertains to any matter or fact arising, existing or occurring prior to the Effective Date (including, without limitation, the Merger and other transactions contemplated by this Agreement), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Date (the "Indemnified Liabilities") to the full extent permitted under applicable Delaware or federal law as of the date hereof or as amended prior to the Effective Date and under MFC's Charter and Bylaws as in effect on the date hereof (and FBS shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law and under such Charter or Bylaws, upon receipt of any undertaking required by such Charter, Bylaws or applicable law). Any Indemnified Party wishing to claim indemnification under this Section 5.15(a), upon learning of any Claim, shall notify FBS (but the failure so to notify FBS shall not relieve it from any liability which FBS may have under this Section 5.15(a) except to the extent such failure prejudices FBS) and shall deliver to FBS any undertaking required by such Charter, Bylaws or applicable law. FBS shall use its best efforts to assure, to the extent permitted under applicable law, that all limitations of liability existing in favor of the Indemnified Parties as provided in the MFC Charter and Bylaws, as in effect as of the date hereof, with respect to claims or liabilities arising from facts or events existing or occurring prior to the Effective Date (including, without limitation, the transactions contemplated by this Agreement), shall survive the Merger. The obligations of FBS described in this Section 5.15(a) shall continue in full force and effect, without any amendment thereto, for a period of not less than five years from the Effective Date; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; and provided further that nothing in this Section 5.15(a) shall be deemed to modify applicable Delaware law regarding indemnification of former officers and directors. Nothing in this
    Section 5.15(a) shall affect the obligations to be assumed in the Merger by FBS to indemnify former directors and officers of MFC or the Bank pursuant to the terms of the indemnification agreements in effect as of the date hereof and as disclosed to FBS in Schedule 3.14.

       (b) From and after the Effective Date, the directors, officers and employees of MFC and the Subsidiaries who become directors, officers or employees of FBS or any of its subsidiaries, except for the indemnification rights set forth in Section 5.15(a), shall have indemnification rights with prospective application only. The prospective indemnification rights shall consist of such rights to which directors, officers and employees of FBS are entitled under the provisions of the Charter or similar governing documents of FBS and its subsidiaries, as in effect from time to time after the Effective Date, as applicable, and provisions of applicable law as in effect from time to time after the Effective Date.

       (c) The obligations of FBS provided under Sections 5.15(a) and 5.15(b) are intended to benefit, and be enforceable against FBS directly by, the
    Indemnified Parties, and shall be binding on all respective successors of FBS.

       (d) For a period of three years after the Effective Date, FBS shall use its best efforts to provide that portion of directors' and officers'
    liability insurance that serves to reimburse officers and directors of MFC or any of the Subsidiaries (as opposed to FBS or MFC) with respect to claims against such officers and directors arising from facts or events which occurred before the Effective Date of at least the same coverage and amounts, and containing terms and conditions no less advantageous, as that coverage currently provided by MFC; provided, however, that the annual premiums for such coverage will not exceed 200% of the annual premiums currently paid by MFC for such coverage; provided, further, that officers and directors of MFC or any Subsidiary may be required to make application and provide customary representations and warranties to FBS's insurance carrier for the purpose of obtaining such insurance; and provided, further, that such coverage will have a single aggregate for such three-year period in an amount not less than the annual aggregate of such coverage currently provided by MFC.

    5.16. EDINA REALTY LITIGATION MATTERS. MFC shall provide FBS regular updates on the status of the Edina Realty Litigation Matters, shall notify FBS of any developments with respect to such matters, and shall allow FBS to attend all settlement negotiations or other meetings relating to the settlement or other disposition of such matters.

    5.17. FBS SEC REPORTS. FBS shall continue to file all reports with the SEC necessary to permit the shareholders of MFC who are "affiliates" of MFC (within the meaning of such term as used in Rule 145 under the 1933 Act) to sell the FBS Common Stock received by them in connection with the Merger pursuant to Rules 144 and 145(d) under the 1933 Act if they would otherwise be so permitted. After the Effective Date, FBS will file with the SEC reports and other materials required by the federal securities laws on a timely basis.

    5.18. SEC REPORTS. Each of FBS and MFC agree to provide to the other party copies of all reports and other documents filed with the SEC by it between the date hereof and the Effective Date within five days after the date such reports or other documents are filed with the SEC.

    5.19. STOCK EXCHANGE LISTING. FBS shall use its best efforts to list on the New York Stock Exchange, subject to official notice of issuance, the shares of FBS Common Stock to be issued to the holders of MFC Common Stock in the Merger.

    5.20. SHAREHOLDER APPROVALS. Each of FBS and MFC shall call a meeting of its shareholders for the purpose of voting upon this Agreement and the Merger, and shall schedule such meeting based on consultation with the other party. The Board of Directors of each of FBS and MFC shall recommend approval of this Agreement and the Merger, and use its best efforts (including, without limitation, soliciting proxies for such approvals) to obtain such shareholder approvals, unless the Board of Directors of either party determines, after receipt of a written opinion of counsel to such party (a copy of which shall be delivered to the other party), that recommending such approvals or using its best efforts to obtain such shareholder approvals would be a breach of its fiduciary duties.

    5.21.  FBS BOARD OF DIRECTORS; CONSULTING AGREEMENT.

        (a) Following the Effective Date, FBS shall use its best efforts to (i) secure the election of Norman M. Jones to the FBS Board of Directors for a term of at least three years and (ii) appoint Mr. Jones as Chairman of the Board of Directors of the Bank, or its successor following the Merger, for at least three years, subject to any applicable regulatory requirements.

        (b) Prior to the Effective Date, FBS shall enter into a consulting agreement with Mr. Jones, containing customary terms and conditions, engaging Mr. Jones for a three-year period following the Effective Date as an independent consultant to assist FBS in identifying and contacting, on behalf of FBS, potential financial institution acquisition candidates as requested from time to time by FBS.

        (c) FBS shall pay Mr. Jones, for all of the services rendered by Mr. Jones pursuant to this Section 5.21, total compensation equal to $200,000 annually.

        (d) FBS acknowledges that, on the Effective Date, there shall exist a "termination" of Mr. Jones employment with MFC under the terms of the MFC Executive Management Change in Control Severance Pay Plan and FBS shall pay all benefits payable to Mr. Jones pursuant to the terms of such plan upon such termination.

                                   ARTICLE 6
                                   CONDITIONS

    6.1. CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

        (a) REGULATORY APPROVAL. Regulatory approval for the consummation of the transactions contemplated hereby shall have been obtained from the FRB, the OTS and any other governmental authority from whom approval is required, the applicable waiting periods, if any, under the HSR Act shall have expired or been terminated, and all other statutory or regulatory waiting periods shall have lapsed. None of such approvals shall contain any conditions or restrictions that FBS reasonably believes will materially restrict or limit the business or activities of FBS, MFC or the Subsidiaries or have a material adverse effect on, or would be reasonably likely to have a material adverse effect on, the business, operations or financial condition of FBS and its subsidiaries, taken as a whole, on the one hand, or MFC and the Subsidiaries, taken as a whole, on the other hand. FBS acknowledges that a requirement to divest control of Edina Realty, Inc. following the Merger would not, in and of itself, constitute a failure of the condition in this
    Section 6.1(a).

        (b) NO INJUNCTION. No injunction or other order entered by a state or federal court of competent jurisdiction shall have been issued and remain in effect which would impair the consummation of the transactions contemplated hereby.

        (c) NO PROHIBITIVE CHANGE OF LAW. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would materially impair the consummation of the transactions contemplated hereby.

        (d)   NO  TERMINATION.   No  party  hereto shall  have  terminated  this
    Agreement as permitted herein.

        (e) REGISTRATION STATEMENT. The Registration Statement shall have been declared effective and shall not be subject to a stop order of the SEC, and, if the offer and sale of FBS Common Stock in the Merger pursuant to this Agreement is required to be registered under the securities laws of any state, the Registration Statement shall not be subject to a stop order of securities commission in such state.

        (f) FEDERAL TAX OPINION. An opinion of Oppenheimer Wolff & Donnelly shall have been obtained with respect to the Merger, based on customary reliance and subject to customary qualifications, to the effect that for federal income tax purposes:

           (i) The Merger will qualify as a "reorganization" under Section 368(a) of the Code;

           (ii) No gain or loss will be recognized by any MFC shareholder (except in connection with the receipt of cash) upon the exchange of MFC Common Stock for FBS Common Stock in the Merger;

           (iii) The basis of the FBS Common Stock received by a MFC shareholder who exchanges MFC Common Stock for FBS Common Stock will be the same as the basis of the MFC Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of FBS Common Stock);

           (iv) The holding period of the FBS Common Stock received by a MFC shareholder receiving FBS Common Stock will include the period during which the MFC Common Stock surrendered in exchange therefor was held (provided that the MFC Common Stock of such MFC shareholder was held as a capital asset at the Effective Date); and

           (v) Cash received by a MFC shareholder in lieu of a fractional share interest of FBS Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of FBS Common Stock which he would otherwise be entitled to receive, and will qualify as capital gain or loss (assuming the MFC Common Stock was a capital asset in his hands at the Effective Date).

        Such opinion shall be delivered on and dated as of the Effective Date and on and as of such earlier date as may be required by the SEC in connection with the Registration Statement.

        (g) The FBS Common Stock to be issued to holders of MFC Common Stock in the Merger shall have been approved for listing on the NYSE on official notice of issuance.

    6.2. ADDITIONAL CONDITIONS TO OBLIGATION OF MFC. The obligation of MFC to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

        (a) REPRESENTATIONS AND COMPLIANCE. The representations and warranties of FBS set forth in Article 2 shall have been true and correct as of the date hereof, and shall be true and correct as of the Effective Date as if made at and as of the Effective Date, except where the failure to be true and correct would not have, or would not reasonably be expected to have, a material adverse effect on the business, operations or financial condition of FBS and its subsidiaries, taken as a whole; and FBS shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Date.

        (b) OFFICER'S CERTIFICATE. FBS shall have furnished to MFC a certificate of the Vice Chairman and Chief Financial Officer of FBS, dated as of the Effective Date, in which such officer shall certify that he has no reason to believe that the conditions set forth in Section 6.2(a) have not been fulfilled.

        (c) FBS SECRETARY'S CERTIFICATE. FBS shall have furnished to MFC (i) copies of the text of the resolutions by which the corporate action on the part of FBS necessary to approve this Agreement and the transactions contemplated hereby were taken, (ii) a certificate dated as of the Effective Date executed on behalf of FBS by its corporate secretary or one of its assistant corporate secretaries certifying to MFC that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded and (iii) an incumbency certificate dated as of the Effective

    Date executed on behalf of FBS by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of FBS executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto.

        (d)  OPINION  OF COUNSEL TO  FBS.   MFC shall have  received an  opinion
    letter dated as of the Effective Date addressed to MFC from Michael J. O'Rourke, Esq., Executive Vice President and General Counsel of FBS, based on customary reliance and subject to customary qualifications, to the effect that:

           (i) FBS is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. FBS is registered as a bank holding company under the Bank Holding Company Act.

           (ii) FBS has the corporate power to consummate the transactions on its part contemplated by this Agreement. FBS has taken all requisite corporate action to authorize this Agreement, and this Agreement has been duly executed and delivered by FBS and constitutes the valid and binding obligation of FBS enforceable in accordance with its terms, subject as to the enforcement of remedies to applicable bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and to judicial limitations on the enforcement of the remedy of specific performance.

           (iii) The execution and delivery of this Agreement by FBS and the consummation of the transactions contemplated hereby will not constitute a breach, default or violation under its Charter or Bylaws or, to his knowledge, (A) any agreement, arrangement or understanding to which FBS is a party, (B) any license, franchise or permit or (C) any law, regulation, order, judgment or decree.

           (iv) No authorization, consent or approval of, or filing with, any public body, court or authority is necessary for the consummation by FBS of the transactions contemplated hereby which has not been obtained or made.

           (v) The shares of FBS Common Stock to be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

        (e) SHAREHOLDER APPROVAL. This Agreement and the Merger shall have been approved by the affirmative vote of the holders of the percentage of MFC capital stock required for such approval under the provisions of MFC's Charter and Bylaws, the DGCL and the rules of the NYSE.

        (f) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there has been no material adverse change in, and no event, occurrence or development in the business of FBS or its subsidiaries that, taken together with other events, occurrences and developments with respect to such business, would have or would reasonably be expected to have a material adverse effect on, the business, operations or financial condition of FBS and its subsidiaries, taken as a whole.

        (g) FAIRNESS OPINION. Prior to mailing the Prospectus/Proxy Statement and immediately prior to the Effective Date, MFC shall have received a written opinion in a form reasonably acceptable to MFC from Dain Bosworth Incorporated (or another investment banking firm reasonably acceptable to MFC) to the effect that the consideration to be delivered in the Merger is fair from a financial point of view to the holders of MFC Common Stock.

    6.3. ADDITIONAL CONDITIONS TO OBLIGATION OF FBS. The obligation of FBS to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

        (a) REPRESENTATIONS AND COMPLIANCE. The representations and warranties of MFC in this Agreement shall have been true and correct as of the date hereof, and such representations and warranties shall be true and correct as of the Effective Date as if made at and as of the Effective Date, except where the failure to be true and correct would not have, or would not reasonably be expected to have, a material adverse effect on the business, operations or financial condition of MFC and the Subsidiaries taken as a whole; and MFC shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Date.

        (b) OFFICER'S CERTIFICATE OF MFC. MFC shall have furnished to FBS a certificate of the Chief Executive Officer and Chief Financial Officer of MFC, dated as of the Effective Date, in which such officers shall certify that they have no reason to believe that the conditions set forth in Section 6.3(a) have not been fulfilled.

        (c) SECRETARY'S CERTIFICATES. MFC shall have furnished to FBS (i) copies of the text of the resolutions by which the corporate action on the part of MFC necessary to approve this Agreement and the transactions contemplated hereby were taken, (ii) certificates dated as of the Effective Date executed on behalf of MFC by its corporate secretary or one of its assistant corporate secretaries certifying to FBS that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded and (iii) an incumbency certificate dated as of the Effective Date executed on behalf of MFC by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto.

        (d)  OPINION  OF COUNSEL TO  MFC.   FBS shall have  received an  opinion
    letter dated as of the Effective Date addressed to FBS from Oppenheimer Wolff & Donnelly, counsel to MFC (provided that the opinions contained in subparagraphs (iv), (vi) and (viii) of this Section 6.3(d) may be provided by J. Michael Nilles, Esq., Executive Vice President and General Counsel of
    MFC), based on customary reliance and subject to customary qualifications, to the effect that:

           (i) MFC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. MFC is registered as a savings and loan holding company under the Savings and Loan Holding Company Act.

           (ii) The Bank is a federally chartered savings bank duly organized, validly existing and in good standing under the laws of the United States.

           (iii)  Each of the Principal  Nonbanking Subsidiaries (other than the
       Bank) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.

           (iv) Each of MFC, the Bank and the Principal Nonbanking Subsidiaries has the requisite corporate and other power and authority (including all licenses, permits and authorizations) to own and operate its properties and to carry on its business as now conducted. Each of MFC, the Bank and the Principal Nonbanking Subsidiaries is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have or would not be reasonably expected to have a material adverse effect on the business, operations, financial condition or operating results of MFC, the Bank or any of the Principal Nonbanking Subsidiaries.

           (v) The execution and delivery of this Agreement by MFC and the consummation of the transactions contemplated hereby and thereby will not constitute a breach, default or violation under the respective Charter or Bylaws of MFC, the Bank or any of the Principal Nonbanking Subsidiaries or, to such counsel's knowledge, (A) any material agreement, arrangement or understanding to which MFC, the Bank or any of the Principal Nonbanking Subsidiaries is a party, (B) any material license, franchise or permit or (C) any material law, regulation, order, judgment or decree.

           (vi) The authorized capital of MFC consists of 60,000,000 shares of MFC Common Stock and 10,000,000 shares of preferred stock; all of the issued and outstanding shares of the capital stock of MFC are duly authorized, validly issued, fully paid and nonassessable. No holder of the capital stock of MFC is entitled to any preemptive or other similar rights with respect to the capital stock of MFC.

           (vii) All of the issued and outstanding shares of each of the Bank and the Principal Nonbanking Subsidiaries are duly authorized, validly issued, fully paid and nonassessable.

           (viii) Except as set forth in Schedule 3.15, to the knowledge of such counsel, there are no actions, suits, proceedings, orders or investigations pending or threatened against MFC, the Bank or any of the Principal Nonbanking Subsidiaries, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality.

           (ix) MFC has the corporate power to consummate the transactions on its part contemplated by this Agreement. MFC has duly taken all requisite corporate action to authorize this Agreement and this Agreement has been duly executed and delivered by MFC and constitutes the valid and binding obligation of MFC enforceable in accordance with its terms, subject as to the enforcement of remedies to applicable bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and to judicial limitations on the enforcement of the remedy of specific performance.

           (x) No authorization, consent or approval of, or filing with any public body, court or public authority, is necessary for the consummation by MFC of the transactions contemplated hereby which has not been obtained or made.

        (e) SHAREHOLDER APPROVAL. This Agreement and the Merger shall have been approved by the affirmative vote of holders of the percentage of FBS capital stock required for such approval under the Charter and Bylaws of FBS, the DGCL and the rules of the NYSE.

        (f)   AFFILIATE LETTERS.   MFC shall  have delivered to  FBS the letters
    required to be delivered pursuant to Section 5.10.

        (g) POOLING OF INTERESTS ACCOUNTING. No event shall have occurred which, in the reasonable opinion of FBS and concurred in by Ernst & Young, would prevent the Merger from being accounted for as a pooling of interests, and FBS shall have received from Ernst & Young an opinion that the Merger shall qualify as a pooling of interests for accounting purposes.

        (h) ADVERSE PROCEEDINGS. There shall not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with the transactions contemplated hereby,
    (ii) seeking to prohibit direct or indirect ownership or operation by FBS of all or a material portion of the business or assets of MFC or any of the Subsidiaries or of FBS or any of its subsidiaries, or to compel FBS or any of its subsidiaries or MFC or any of the Subsidiaries to dispose of or to hold separately all or a material portion of the business or assets of FBS or any of its subsidiaries or of MFC or any of the Subsidiaries, as a result of the transactions contemplated hereby, or (iii) seeking to require direct or indirect divestiture by FBS of any material portion of its business or assets or of MFC's or the Subsidiaries' business or assets. FBS acknowledges that an action or proceeding seeking to divest control of Edina Realty, Inc. following the Merger would not, in and of itself, constitute a failure of the condition in this Section 6.3(h).

        (i) GOVERNMENTAL ACTION. There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or other court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 6.3(h).

        (j) FAILURE TO DISCLOSE. FBS shall not have discovered any fact or circumstance existing as of the date of this Agreement which has not been disclosed to FBS, as of the date of this Agreement, in this Agreement, any Schedule hereto, or any document specifically required to be furnished to FBS hereunder, regarding MFC or any of the Subsidiaries which would, individually or in the aggregate with other such facts and circumstances,
    (i) materially impair the consummation of the transactions contemplated by this Agreement, or (ii) have a material adverse effect on the business, operations or financial condition of MFC and the Subsidiaries, taken as a whole.

        (k) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there has been no material adverse change in, and no event, occurrence or development in the business of MFC or the Subsidiaries that, taken together with other events, occurrences and developments with respect to such business, would have or would reasonably be expected to have a material adverse effect on, the business, operations or financial condition of MFC and the Subsidiaries, taken as a whole.

        (l) STOCK OPTION AGREEMENT. Immediately following the execution and delivery of this Agreement, FBS and MFC shall have executed and delivered the Stock Option Agreement.

                                   ARTICLE 7
                       TERMINATION, AMENDMENT AND WAIVER

    7.1.  TERMINATION.  This Agreement may be terminated prior to the  Effective
Date:

        (a) by mutual consent of FBS and MFC;

        (b) by either FBS or MFC, if any of the conditions to such party's obligation to consummate the transactions contemplated in this Agreement shall have become impossible to satisfy;

        (c) by either FBS or MFC, if this Agreement and the Merger are not duly approved by the shareholders of each of MFC and FBS, in each case at a meeting of shareholders (or any adjournment thereof) duly called and held for such purpose;

        (d) by FBS or MFC if the Effective Date is not on or before September 30, 1995 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party's obligations under this Agreement);

        (e) by FBS or MFC if the Average Price is less than $29.50;

        (f) by MFC if (1) any corporation, partnership, person, other entity or group, as defined in the 1934 Act (other than FBS or any affiliate of FBS) (a "Person"), shall have commenced (as such term is used in Rule 14d-2(b) under the 1934 Act) a bona fide tender offer for all outstanding shares of MFC Common Stock or any Person shall have made a bona fide written offer involving a merger or consolidation of MFC or the acquisition of all or substantially all of its assets, and (2) MFC's Board of Directors shall determine, based on advice of MFC's independent financial advisors that such offer is a material economic improvement to the Company's shareholders when compared to the Merger, and (3) MFC's Board of Directors determines upon the advice of its legal counsel that if they failed to recommend such offer or accept such proposal then such failure would be likely to result in a breach of the directors' fiduciary duties; provided, however, that MFC may not terminate the Agreement pursuant to this Section 7.1(f) until the expiration of five business days after written notice of any such offer or proposal referenced in this Section 7.1(f) has been delivered to FBS, together with a summary of the terms of any such offer or proposal;

        (g) by FBS if, after the date hereof, any Person shall have commenced (as such term is used in Rule 14d-2(b) under the 1934 Act) a bona fide tender offer or exchange offer to acquire at least 20% of the then outstanding shares of MFC Common Stock, or if the Board of Directors of MFC shall have withdrawn, modified or changed its recommendation of this Agreement or the Merger; or

        (h) by FBS if after the date hereof, there shall have occurred a "Subsequent Triggering Event" as defined in the Stock Option Agreement.

           Any party desiring to terminate this Agreement shall give written notice of such termination and the reasons therefor to the other party.

    7.2. EFFECT OF TERMINATION. If this Agreement is terminated as permitted by Section 7.1, such termination shall be without liability or obligation of any party (or any shareholder, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement, except (a) that if such termination is (i) by MFC pursuant to (A) Section 7.1(b) as a result of a failure of the condition contained in Section 6.2(g), or

(B) Section 7.1(f) or (ii) by FBS pursuant to (A) Section 7.1(g), (B) Section 7.1(h), or (C) Section 7.1(b) as a result of the failure of the condition contained in Section 6.3(a) because of the willful and material breach by MFC of any obligation, agreement or covenant referred to therein (a "willful and material" breach for the purposes of this Section 7.2 shall be deemed to have occurred if MFC has intentionally and knowingly taken, or intentionally and knowingly failed to take, any action which causes such breach), then MFC shall pay to FBS within three business days of such termination, a termination fee of $35,000,000 by wire transfer in immediately available funds to an account designated by FBS, (b) as may be otherwise provided in law or in equity, and (c) except as provided in Section 8.6.

    7.3. AMENDMENT. This Agreement may not be amended except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

    7.4.  WAIVER.  At any time prior to the Effective Date, any party hereto may
(a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

                                   ARTICLE 8
                               GENERAL PROVISIONS

    8.1. PUBLIC STATEMENTS. Neither MFC nor FBS shall make any public announcement or statement with respect to the Merger, this Agreement or any related transactions without the approval of the other party; provided, however, that either FBS or MFC may, upon reasonable notice to the other party, make any public announcement or statement that it believes is required by federal securities law. To the extent practicable, each of FBS and MFC will consult with the other with respect to any such public announcement or statement.

    8.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by fax, by telecopier, by overnight delivery service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

       if to FBS:

          First Bank System, Inc.
          First Bank Place
          601 Second Avenue South
          Minneapolis, Minnesota 55402-4302
          Attention: Richard A. Zona, Vice Chairman
                   and Chief Financial Officer
          Fax: (612) 973-0410

       with a copy to:

          Dorsey & Whitney
          220 South Sixth Street
          Minneapolis, Minnesota 55402
          Attention: Lee R. Mitau, Esq.
          Fax: (612) 340-8738

       if to MFC:

          Metropolitan Financial Corporation
          1000 South Seventh Street
          Minneapolis, Minnesota 55402
          Attention: Norman M. Jones, Chairman
          Fax: (612) 339-6011
       with a copy to:

          Oppenheimer Wolff & Donnelly
          3400 Plaza VII Building
          45 South Seventh Street
          Minneapolis, Minnesota 55402
          Attention: Bruce A. Machmeier, Esq.
          Fax: (612) 344-9376

    All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if delivered by mail; when receipt acknowledged, if faxed or telecopied; and the next day after being delivered to an overnight delivery service.

    8.3. INTERPRETATION. When a reference is made in this Agreement to subsidiaries of FBS, the word "subsidiary" means any "majority-owned subsidiary" (as defined in Rule 12b-2 under the 1934 Act) of FBS, as the context requires; provided, however, that neither MFC nor any of the Subsidiaries shall at any time be considered a subsidiary of FBS for purposes of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," and words of like import, unless the context requires otherwise, refer to this Agreement (including the Exhibits and Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

    8.4. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each partys anticipated benefits under this Agreement.

    8.5. MISCELLANEOUS. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; (b) is not intended to confer upon any person other than each party hereto any rights or remedies hereunder, except as provided in Section 5.15; (c) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Minnesota, without giving effect to the principles of conflict of laws thereof; (d) shall not be assigned by operation of law or otherwise. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

    8.6. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the parties set forth herein shall not survive the consummation of the Merger, but covenants that specifically relate to periods, activities or obligations subsequent to the Merger shall survive the Merger. In addition, if this Agreement is terminated pursuant to Section 7.1, the covenants contained in Sections 5.4, 5.7(c) and 7.2 shall survive such termination.

    8.7.   SCHEDULES.   The  Schedules referred  to in  this Agreement  shall be
delivered as of the date hereof under cover of a letter from the Chief Executive Officer of MFC.

    IN WITNESS WHEREOF, FBS and MFC have caused this Agreement to be executed on the date first written above by their respective officers.

                                          FIRST BANK SYSTEM, INC.

                                          By_______/s/_JOHN F. GRUNDHOFER_______
                                            Its Chairman, President and Chief
                                            Executive Officer

                                          METROPOLITAN FINANCIAL CORPORATION

                                          By_________/s/_NORMAN M. JONES________
                                            Its Chairman of the Board and Chief
                                            Executive Officer

                                                                      APPENDIX B

                           [DAIN BOSWORTH LETTERHEAD]

                                                                   July 21, 1994

The Board of Directors
Metropolitan Financial Corporation
1000 South Seventh Street
Minneapolis, MN 55402

Ladies and Gentlemen:

    You have requested our opinion, as of the date hereof, as to the fairness, from a financial point of view to the common stock shareholders of Metropolitan Financial Corporation, a Delaware corporation ("MFC" or the "Company"), of the terms of the proposed merger (the "Merger") of the Company with and into First Bank System, Inc. ("FBS"). The terms of the Merger are set forth in the Agreement of Merger and Consolidation dated July 21, 1994, (the "Agreement") and include the approval of the Agreement by shareholders representing a majority of the outstanding shares of MFC common stock and subsequent conversion of each share of MFC common stock, and each right to acquire a share of MFC common stock, into .6803 shares of fully registered and tradable FBS common stock, subject to adjustment as provided in the Agreement (the "Exchange Ratio"). Based upon the closing price indicated for FBS common stock as of July 20, 1994, $36.25 per share, and an Exchange Ratio of .6803 shares, each shareholder of MFC common stock would receive $24.66 in FBS common stock for each share of MFC common stock held. The Agreement provides that if the Average Price of FBS common stock is less than $33.00, then, the Exchange Ratio will be increased by multiplying the Exchange Ratio by the quotient of (i) $33.00 divided by (ii) the Average Price. The Agreement also provides if the Average Price of FBS common stock is greater than $40.50, then the Exchange Ratio will be decreased by multiplying the Exchange Ratio by the quotient of (i) $40.50 divided by (ii) the Average Price. The Board of Directors of FBS or MFC may terminate the Merger if the Average Price of FBS common stock is less than $29.50 per share or under certain other provisions contained in the Agreement. Average Price is based on the average closing market price per share of FBS common stock during the twenty consecutive trading days ending on the third trading day prior to the last date of the meetings of shareholders scheduled to obtain the shareholder approvals referred to in the Agreement.

    Dain Bosworth Incorporated ("Dain Bosworth"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. Dain Bosworth is familiar with the Company having provided certain investment banking services to the Company from time to time including acting as underwriter of the public offering of (i) convertible preferred stock in July 1989, (ii) preferred stock and warrants in November 1990 and (iii) subordinated notes in September 1992. We have also provided investment banking services to the Company in connection with three financial advisory assignments commencing in March 1992, September 1993 and June 1994. In connection with the Merger, Dain Bosworth has also issued an opinion to the Board of Directors of MFC related to the consideration to be paid by FBS to the holders of the $2.875 Cumulative Perpetual Preferred Stock Series B, of MFC for all such outstanding shares. We also have provided certain investment banking services to FBS or its subsidiaries from time to time, and may provide certain investment banking services to FBS in the future. Dain Bosworth, and its parent company, Inter-Regional Financial Group, Inc., maintain significant banking relationships with FBS. Also, Dain Bosworth has from time to time issued research reports and investment recommendations regarding the common stock of both MFC and FBS and, in the ordinary course of business, Dain Bosworth may periodically have positions in the publicly traded securities of the Company and FBS.

    In connection with this opinion, we have, among other things, reviewed certain publicly available information regarding the Company and FBS and other financial and operating information supplied to us by the Company, including certain historical audited financial statements, certain interim unaudited financial statements, and certain financial projections relating to the Company. We have visited the corporate offices of the Company and FBS and have held discussions with members of the senior management of both companies. In addition, we made inquiries of the management of MFC regarding the past and current business operations, financial condition, and future prospects for the Company. We have reviewed the Agreement and selected other documents connected with the Merger. In addition, we have held discussions with senior management of MFC and FBS to understand the companies' reasons for wanting to complete the Merger, however, FBS has not provided us with pro-forma historical or projected operating results or balance sheet information relating to the combination of MFC and FBS.

    We have analyzed the historical reported market prices and trading activity of the common stock of MFC, as well as the Company's historical and projected revenue, earnings, and capitalization. We have also analyzed the historical reported market prices and trading activity of the common stock of FBS. We have compared financial and stock market information on MFC and FBS to similar information for certain publicly traded companies. We have also reviewed, to the extent publicly available, the terms of selected relevant mergers and acquisitions, analyzed the general economic outlook of companies in the bank and thrift industries, and performed other studies and analyses as we considered appropriate.

    Dain Bosworth was instructed not to solicit, and did not solicit, proposals from other parties regarding the acquisition of MFC. In preparing our opinion we have relied upon the accuracy and completeness of all information provided or otherwise made available to us by the Company and FBS, and we have not independently verified such information. Also, we have not made an independent appraisal of the assets of the Company or FBS, and we do not express an opinion regarding the liquidation value of MFC.

    Based upon the foregoing, and other matters that we considered relevant, it is our opinion that, as of the date hereof, the consideration to be received pursuant to the terms of the Merger is fair to the common stock shareholders of Metropolitan Financial Corporation from a financial point of view.

                                            Very truly yours,

                                            DAIN BOSWORTH INCORPORATED

                                                                      APPENDIX C

                     [Letterhead of Montgomery Securities]

                                                                   July 20, 1994

Members of the Board of Directors
Metropolitan Financial Corporation
1000 Metropolitan Centre
333 South Seventh Street
Minneapolis, Minnesota 55402

Gentlemen:

    We understand that Metropolitan Financial Corporation, a Delaware corporation (the "Company"), and First Bank System, Inc., a Delaware corporation ("FBS"), proposes to enter into an Agreement of Merger and Consolidation, dated July 21, 1994 (the "Agreement"), pursuant to which the Company will be merged with and into FBS, which will be the surviving entity (the "Merger"). Pursuant to the Merger, as more fully described in the Agreement, we understand that each share of outstanding common stock, $0.01 par value, of the Company will be converted into .6803 shares of common stock, $1.25 par value, of FBS, which equates to a price of $24.66 per share of common stock of the Company based on the closing price of the common stock of FBS on July 20, 1994 of $36.25 (the "Consideration"). The Consideration is subject to adjustment as provided in the Agreement if, among other things, the Average Price (as defined in the Agreement) of a share of the common stock of FBS is less than $33.00 or greater than $40.50.

    You have asked for our opinion as to whether the Consideration to be received by the common stockholders of the Company pursuant to the Merger is fair to such common stockholders from a financial point of view, as of the date hereof. As you are aware, we were not retained to nor did we advise the Company with respect to alternatives to the Merger or the Company's decision to proceed with or effect the Merger. Further, you have not asked us to nor do we express any opinion as to the fairness of the consideration to be received by the preferred stockholders of the Company pursuant to the Merger.

    In connection with our opinion, we have, among other things:

         (i) reviewed certain publicly available financial and other data with respect to the Company and FBS including the consolidated financial statements for recent years and interim periods to date and certain other relevant financial and operating data relating to the Company and FBS made available to us from published sources and from the internal records of the Company;

        (ii) reviewed the form of the Merger Agreement;

        (iii) reviewed certain historical market prices and trading volumes of the common stock of the Company and the common stock of FBS as reported by the New York Stock Exchange;

        (iv) compared the Company and FBS from a financial point of view with certain other companies in the financial services industry that we deemed to be relevant;

        (v) considered the financial terms, to the extent publicly available, of selected recent acquisitions of financial institutions that we deemed to be comparable, in whole or in part, to the Merger;

        (vi) reviewed and discussed with representatives of the management of the Company and FBS certain information of a business and financial nature regarding the Company and FBS, furnished to us by the Company and FBS, including financial forecasts and related assumptions of the Company;

       (vii) made inquiries regarding and discussed the Merger and the Agreement and other matters related thereto with the Company's counsel; and

       (viii) performed such other analyses and examinations as we have deemed appropriate.

    In connection with our review, we have not independently verified any of the foregoing information, have relied on all such information and assumed that all such information is complete and accurate in all material respects. With respect to the financial forecasts for the Company provided to us by the Company's management, we have assumed for purposes of our opinion that they have been reasonably prepared on bases reflecting the best available estimates and judgments of the Company's management at the time of preparation as to the future financial performance of the Company and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in the Company's or FBS's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us. We have relied on advice of counsel to the Company as to all legal matters with respect to the Company, the Merger and the Agreement. In addition, we have not made an independent evaluation, appraisal or physical inspection of the assets or individual properties of the Company or FBS, nor have we been furnished with any such appraisals. Further, our opinion is based on economic, monetary and market conditions existing as of the date hereof.

    In the ordinary course of our business, we actively trade the equity securities of the Company and FBS for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Certain partners of Montgomery Securities also own shares of the common stock of the Company and FBS.

    Based upon the foregoing and in reliance thereon, it is our opinion that the Consideration to be received by the common stockholders of the Company pursuant to the Merger is fair to such common stockholders from a financial point of view, as of the date hereof.

    This opinion is furnished pursuant to our engagement letter, dated July 7, 1994, and is solely for the benefit of the Board of Directors of the Company. Except as provided in such engagement letter, this opinion may not be used or referred to be the Company or quoted or disclosed to any person in any manner without our prior written consent. This opinion is not intended to be and shall not be deemed to be a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger.

                                          Very truly yours,

                                          MONTGOMERY SECURITIES

                                                                      APPENDIX D

                            [J.P. Morgan Letterhead]

                                                                   July 25, 1994

Board of Directors
First Bank System, Inc.
First Bank Place
601 Second Avenue South
Minneapolis, MN 55402-4302

Ladies and Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, to the common shareholders of First Bank System, Inc. (the "Company") of the consideration to be paid by the Company in connection with the proposed merger (the "Merger") of the Company and Metropolitan Financial Corporation ("Metropolitan"), pursuant to the Agreement of Merger and Consolidation dated July 21, 1994 by and between Metropolitan and the Company (the "Agreement"). All capitalized terms used but not otherwise defined herein shall have the meanings provided in the Agreement.

    We understand that in the Merger:

        (a) The holders of MFC Common Stock shall be entitled to receive .6803 shares of FBS Common Stock (the "Exchange Ratio") in exchange for each share of MFC Common Stock. The Exchange Ratio shall be subject to adjustment as described in paragraph (c) below.

        (b) The holders of MFC Preferred Stock shall be entitled to receive in exchange for each share of MFC Preferred Stock $27.00 in cash, plus the amount of any accumulated and unpaid dividends on each such share of MFC Preferred Stock to but excluding the Effective Date, calculated in accordance with the terms of such MFC Preferred Stock.

        (c) If the Average Price of FBS Common Stock is less than $33.00, the Exchange Ratio shall be adjusted by multiplying the Exchange Ratio by the ratio of $33.00 to such Average Price. If the Average Price of FBS Common Stock is greater than $40.50, the Exchange Ratio shall be adjusted by multiplying the Exchange Ratio by the ratio of $40.50 to such Average Price.

        (d) The term "Average Price" means the average of the closing prices of FBS Common Stock as quoted on the New York Stock Exchange for the 20 trading days ending three business days prior to the last date of the meetings of shareholders of the Company and Metropolitan held for the purpose of approving the Agreement and the Merger.

    Please be advised that while certain provisions of the Merger are summarized above, the terms of the Merger are more fully described in the Agreement. As a result, the description of the Merger and certain other information contained herein is qualified in its entirety by reference to the more detailed information appearing or incorporated by reference in the Agreement.

    In arriving at our opinion, we have reviewed (1) the Agreement and (2) certain financial and other publicly available information with respect to Metropolitan and the Company, including among other things (i) with respect to Metropolitan, Annual Reports on Form 10-K for each of the five years ending December 31, 1989 through December 31, 1993, the Quarterly Report on Form 10-Q for the quarter ending March 31, 1994, unaudited financial results for the five month period ending May 31, 1994, and certain other financial information and (ii) with respect to the Company, Annual Reports on Form 10-K for each of the five years ending December 31, 1989 through December 31, 1993, the Quarterly Report on Form 10-Q for the quarter ending March 31, 1994, and certain other financial information. In addition, we have reviewed the financial and other terms of certain other acquisitions involving thrifts and thrift holding companies we deemed to be comparable to the Merger, and the reported price and trading activity for the securities of certain companies we deemed comparable to the Company and Metropolitan, current and historical market prices of the Preferred Stock and Common Stock of Metropolitan and the common stock of the Company, and certain internal financial analyses and forecasts prepared by the Company and Metropolitan, and have performed such other studies and analyses as we deemed necessary or appropriate.

    We also have held discussions with certain members of the senior management of the Company and Metropolitan regarding the Merger and certain aspects of the past and current business operations, financial condition and future prospects of their respective companies, the effects of the Merger on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

    In arriving at our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company or Metropolitan or otherwise reviewed by us. We have not acted as experts in considering the loan portfolios of the Company or Metropolitan or the allowances for loan losses with respect thereto. In addition, in arriving at our opinion, we have not made an independent evaluation or appraisal of any assets or liabilities of the Company or Metropolitan or any of their subsidiaries. We have also assumed that the Agreement accurately reflects all of the terms relevant to our opinion upon which the parties will consummate the Merger.

    In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and Metropolitan to which such analyses or forecasts relate. We have also assumed that the Merger will have the tax consequences described in the Agreement, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relating to the Merger and the Agreement upon the advice of your counsel.


    Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.


    We are expressing no opinion herein as to the price at which the common shares of the Company will trade if and when issued or at any further time. Other factors after the date hereof may affect the value of the businesses of the Company and Metropolitan after consummation of the Merger, including but not limited to (i) the total or partial disposition of the common stock of the Company by shareholders of the Company or Metropolitan within a short period of time after the effective date of the Merger, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in capital markets, (iv) the occurrence of unanticipated adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or of Metropolitan, (v) any actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and
(vi) timely execution of all necessary agreements to complete the Merger on terms and conditions that are acceptable to all parties at interest.

    In the ordinary course of their businesses, J.P. Morgan & Co. Incorporated and its affiliates may actively trade the debt and equity securities of the Company or Metropolitan, for their own accounts, or for the accounts of customers, and accordingly, may at any time hold a long or short position in such securities. J.P. Morgan Securities Inc. ("J.P. Morgan") is regularly engaged in a full range of investment banking activities, including mergers and acquisitions and the underwriting and placement of debt and equity securities. From time to time, we have offered and provided traditional investment banking services to the Company. Please be advised that pursuant to an agreement with Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan, the Company has agreed to acquire the corporate trust business of J.P. Morgan for an undisclosed sum.

    On the basis of the foregoing, it is our opinion that the consideration to be paid by the Company in the Merger is fair, from a financial point of view, to the common stockholders of the Company.

    This letter is provided solely for the benefit of the Board of Directors of the Company and is not on behalf of, and shall not confer rights or remedies upon, any shareholder of the Company or Metropolitan, or any other person other than the Board of Directors of the Company. This opinion may not be used or relied upon by, or disclosed, referred to or communicated by you (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.

                                            Very truly yours,

                                            J.P. Morgan Securities Inc.


                                            By /s/__NICHOLAS B. PAUMGARTEN
                                              Name: Nicholas B. Paumgarten
                                              Title: Managing Director

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Delaware law, the directors and officers of First Bank System, Inc. (the "Company") are entitled, under certain circumstances, to be indemnified by the Company against all expenses and liabilities incurred or imposed upon them as a result of suits brought against them as such directors and officers, if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful, except that no indemnification shall be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to be indemnified for such expenses which such court shall deem proper. Any such indemnification may be made by the Company only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable statutory standard of conduct.

     Article Ninth of the Company's Restated Certificate of Incorporation, as amended, provides that a director shall not be liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provisions making directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

     The Bylaws of the Company provide that the officers and directors of the Company and certain others shall be indemnified substantially to the same extent permitted by Delaware law.

     The Company maintains a standard policy of officers' and directors' liability insurance.



ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  EXHIBITS.

          2.1 Agreement of Merger and Consolidation dated July 21, 1994, by and between First Bank System, Inc. and Metropolitan Financial Corporation. (Included in Proxy Statement/Prospectus as Appendix A.) The registrant agrees to furnish supplementally a copy of omitted schedules to the Commission upon request.

          4.1 Restated Certificate of Incorporation, as amended, of First Bank System, Inc. (Incorporated by reference to Exhibit 2.1 to the registrant's Form 8-A/A-2 dated October 6, 1994, File No. 1-6880.)

          4.2 Certificate of Designation for First Bank System, Inc. Series 1990A Preferred Stock. (Incorporated by reference to Exhibit
                 4.4 to Amendment No. 1 to the registrant's Registration Statement on Form S-3, File No. 33-42650.)

          4.3 Certificate of Designation for First Bank System, Inc. Series 1991A Convertible Preferred Stock. (Incorporated by reference to Exhibit 4.3 to the registrant's Registration Statement on Form S-4, File No. 33-50700.)

          4.4 Certificate of Designation for First Bank System, Inc. Series A Junior Participating Preferred Stock, as amended. (Incorporated by reference to Exhibit 2.4 to the registrant's Form 8-A/A-2 dated October 6, 1994, File No. 1-6880.)

          4.5    Bylaws of First Bank System, Inc. (Incorporated by reference to
                 Exhibit 3B to the registrant's Annual Report on Form 10-K for the year ended December 31, 1993, File No. 1-6880.)

          4.6 Rights Agreement dated as of December 21, 1988, between First Bank System, Inc. and Morgan Shareholder Services Trust Company (now known as First Chicago Trust Company of New York). (Incorporated by reference to Exhibit 1 to the registrant's Current Report on Form 8-K dated January 5, 1989, File No. 1-6880.)

          4.7 Amendment No. 1 dated as of May 30, 1990, to Rights Agreement. (Incorporated by reference to Exhibit 4(a) to the registrant's Current Report on Form 8-K dated June 5, 1990, File No. 1-6880.)

          4.8 Amendment No. 2 dated as of February 17, 1993, to Rights Agreement. (Incorporated by reference to Exhibit 4(a) to the registrant's Current Report on Form 8-K filed March 1, 1993, File No. 1-6880.)

          4.9 Stock Purchase Agreement, dated as of May 30, 1990, among Corporate Partners, L.P., Corporate Offshore Partners, L.P., The State Board of Administration of Florida and First Bank System, Inc. (without exhibits). (Incorporated by reference to Exhibit 4.8 to Amendment No. 1 to the registrant's Registration Statement on Form S-3, File No. 33-42650.)

          4.10 First Amendment, dated as of June 30, 1990, to Stock Purchase Agreement among Corporate Partners, L.P., Corporate Offshore Partners, L.P., The State Board of Administration of Florida and First Bank System, Inc. (Incorporated by reference to
                 Exhibit 4.9 to Amendment No. 1 to the registrant's Registration Statement on Form S-3, File No. 33-42650.)

          4.11 Second Amendment, dated July 18, 1990, to Stock Purchase Agreement among Corporate Partners, L.P., Corporate Offshore Partners, L.P., The State Board of Administration of Florida and First Bank System, Inc. (Incorporated by reference to
                 Exhibit 4.10 to Amendment No. 1 to the registrant's Registration Statement on Form S-3, File No. 33-42650.)

          4.12 Stock Purchase Agreement, dated as of May 30, 1990, between The State Board of Administration of Florida and First Bank System, Inc. (without exhibits). (Incorporated by reference to Exhibit 4.11 to Amendment No. 1 to the registrant's Registration Statement on Form S-3, File No. 33-42650.)

          4.13 Form of Periodic Stock Purchase Right. (Incorporated by reference to Exhibit 4.12 to Amendment No. 1 to the registrant's Registration Statement on Form S-3, File No. 33-42650.)

          4.14   Form of Risk Event Warrant.  (Incorporated by reference to
                 Exhibit 4.13 to Amendment No. 1 to the registrant's Registration Statement on Form S-3, File No. 33-42650.)

          4.15 Registration Rights Agreement, dated as of July 18, 1990, among Corporate Partners, L.P., Corporate Offshore Partners, L.P., The State Board of Administration of Florida and First Bank System, Inc. (Incorporated by reference to Exhibit 4.14 to Amendment No. 1 to the registrant's Registration Statement on Form S-3, File No. 33-42650.)

          4.16 Registration Rights Agreement, dated as of July 18, 1990, between The State Board of Administration of Florida and First Bank System, Inc. (Incorporated by reference to Exhibit 4.14 to Amendment No. 1 to the registrant's Registration Statement on Form S-3, File No. 33-42650.)

          *5.1 Opinion and consent of Dorsey & Whitney as to legality of the securities being registered.

          *8.1 Opinion and consent of Oppenheimer Wolff & Donnelly as to certain federal income tax consequences described in the Proxy Statement/Prospectus.

          23.1   Consent of Dorsey & Whitney. (Included in Exhibit 5.1.)

          23.2   Consent of Oppenheimer Wolff & Donnelly. (Included in Exhibit
                 8.1.)

          23.3 Consent of Ernst & Young LLP (relating to financial statements of First Bank System, Inc.).

          23.4 Consent of Ernst & Young LLP (relating to financial statements of Metropolitan Financial Corporation).

         *23.5   Consent of Dain Bosworth Incorporated.

         *23.6   Consent of Montgomery Securities.

         *23.7   Consent of J.P. Morgan Securities Inc.

        **24.1   Powers of Attorney.

          99.1 Opinion of Dain Bosworth Incorporated. (Included in Proxy Statement/Prospectus as Appendix B.)

          99.2 Opinion of Montgomery Securities. (Included in Proxy Statement/Prospectus as Appendix C.)

          99.3 Opinion of J.P. Morgan Securities Inc.. (Included in Proxy Statement/Prospectus as Appendix D.)

          99.4 Stock Option Agreement dated July 21, 1994, between First Bank System, Inc. and Metropolitan Financial Corporation. (Incorporated by reference to Exhibit 2.2 to the registrant's Current Report on Form 8-K dated August 5, 1994, File No. 1-6880.)

        **99.5 Form of proxy for Special Meeting of shareholders of First Bank System, Inc.

        **99.6 Form of proxy for Special Meeting of shareholders of Metropolitan Financial Corporation.

          99.7 Certificate of Incorporation of Metropolitan Financial Corporation, as amended. (Incorporated by reference to Exhibit 4.2 to Metropolitan Financial Corporation's Registration Statement on Form S-8 (File No. 33-35207)).

          99.8 Bylaws of Metropolitan Financial Corporation, as amended. (Incorporaated by reference to Exhibit 3.2 to Metropolitan Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 1993 (File No. 1-9018)).

          99.9 Employment Agreement, dated May 29, 1990, between J. Michael Nilles and Metropolitan Financial Corporation. (Incorporated by reference to Exhibit 10.17 to Metropolitan Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 1993 (File No. 1-9018).)

- -------------------------

*  Filed herewith.
** Previously filed.

     (b)  FINANCIAL STATEMENT SCHEDULES.

          None.

     (c)  REPORTS, OPINIONS AND APPRAISALS.

          The opinions of Dain Bosworth Incorporated, Montgomery Securities and J.P. Morgan Securities Inc. are included in the Proxy Statement/Prospectus as Appendices B, C and D, respectively, and referred to above as Exhibits 99.1,
99.2 and 99.3, respectively.

ITEM 22.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i) To include any prospectus required by section 10(a)(3)
               of the Securities Act of 1933;

                     (ii) To reflect in the prospectus any facts or events
               arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                    (iii) To include any material information with respect to
               the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to its articles, bylaws or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on October 21, 1994.

                                        FIRST BANK SYSTEM, INC.



                                        By  /s/ JOHN F. GRUNDHOFER
                                           -------------------------------------
                                                  John F. Grundhofer
                                           Chairman, President and
                                           Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE AND TITLE                              DATE
             -------------------                              ----


           /s/ JOHN F. GRUNDHOFER                            October 21, 1994
- --------------------------------------------
             John F. Grundhofer,
Chairman, President, Chief Executive Officer
 and Director (principal executive officer)


             /s/ RICHARD A. ZONA                             October 21, 1994
- --------------------------------------------
              Richard A. Zona,
      Vice Chairman and Chief Financial
    Officer (principal financial officer)


             /s/ DAVID J. PARRIN                             October 21, 1994
- --------------------------------------------
              David J. Parrin,
    Senior Vice President and Controller
       (principal accounting officer)


                      *                                      October 21, 1994
- --------------------------------------------
        Coleman Bloomfield, Director


                      *                                      October 21, 1994
- --------------------------------------------
           Roger L. Hale, Director


                      *                                      October 21, 1994
- --------------------------------------------
        Delbert W. Johnson, Director

                      *                                      October 21, 1994
- --------------------------------------------
          John H. Kareken, Director


                      *                                      October 21, 1994
- --------------------------------------------
        Richard L. Knowlton, Director


                      *                                      October 21, 1994
- --------------------------------------------
         Kenneth A. Macke, Director


                      *                                      October 21, 1994
- --------------------------------------------
         Marilyn C. Nelson, Director


                      *                                      October 21, 1994
- --------------------------------------------
      Will F. Nicholson, Jr., Director


                      *                                      October 21, 1994
- --------------------------------------------
         Nicholas R. Petry, Director


                      *                                      October 21, 1994
- --------------------------------------------
        Edward J. Phillips, Director


                      *                                      October 21, 1994
- --------------------------------------------
          James J. Renier, Director


                      *                                      October 21, 1994
- --------------------------------------------
         S. Walter Richey, Director


                      *                                      October 21, 1994
- --------------------------------------------
        Richard L. Robinson, Director


                      *                                      October 21, 1994
- --------------------------------------------
         Richard L. Schall, Director


                      *                                      October 21, 1994
- --------------------------------------------
         Lyle E. Schroeder, Director


* By   /s/ DAVID J. PARRIN
- --------------------------------------------
              David J. Parrin,
       Pro se and as Attorney-in-Fact